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As filed with the Securities and Exchange Commission on September 16, 2009

Registration No. 333-150514

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
under the
Securities Act of 1933

ECHO GLOBAL LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4731 (Primary Standard Industrial Classification Code Number)	20-5001120 (I.R.S. Employer Identification Number)
600 West Chicago Avenue Suite 725 Chicago, Illinois 60654 Phone: (800) 354-7993 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Douglas R. Waggoner
Chief Executive Officer
Echo Global Logistics, Inc.
600 West Chicago Avenue
Suite 725
Chicago, Illinois 60654
Phone: (312) 676-2700
Fax: (847) 574-0882
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Steven J. Gavin, Esq. Matthew F. Bergmann, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Phone: (312) 558-5600 Fax: (312) 558-5700		Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Phone: (212) 558-4000 Fax: (212) 558-3588

          Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

          If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering: ☐

          If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued September 16, 2009

5,700,000 Shares

ECHO GLOBAL LOGISTICS, INC.

Common Stock

        Echo Global Logistics, Inc. is offering 5,700,000 shares of its common stock. This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 11 to read about factors you should consider before buying shares of our common stock.

        We intend to list our common stock on The Nasdaq Global Market under the symbol "ECHO."

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Echo (before expenses)
Per Share	$	$	$
Total	$	$	$

        The underwriters may also purchase up to an additional 855,000 shares of common stock from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over allotments, if any. The selling stockholders are not offering any shares other than those contemplated by the overallotment option, and we will not receive any of the proceeds from any sale of shares of common stock by the selling stockholders pursuant to that option.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about                        , 2009.

Morgan Stanley	Credit Suisse
William Blair & Company	Thomas Weisel Partners LLC
Barrington Research	Craig-Hallum Capital Group

                        , 2009.

ECHO™

ETM
New Shipment » Please Select a Mode
DOMESTIC
INTERNATIONAL
Between and Within US, Canada and Mexico
Worldwide
LTL
PARTIAL LOAD
INTERNATIONAL AIR
TRUCKLOAD
INTERMODAL
INTERNATIONAL OCEAN
EXPEDITED
Executive Dashboard
Mode Summary Section
Freight Spend Report
FY 2008 Freight Analysis
Zone and Service Type Summary

TABLE OF CONTENTS

	Page		Page
Prospectus Summary	1	Compensation Discussion and Analysis	74
Risk Factors	11	Certain Relationships and Related Party
Forward-Looking Statements	24	Transactions	95
Use of Proceeds	25	Principal and Selling Stockholders	101
Dividend Policy	25	Description of Capital Stock	104
Capitalization	26	Shares Eligible for Future Sale	108
Dilution	27	Certain Material U.S. Federal Income Tax
Selected Consolidated Financial and		Consequences to Non-U.S. Holders	109
Other Data	29	Underwriting	113
Management's Discussion and Analysis of		Validity of Common Stock	117
Financial Condition and Results of		Experts	117
Operations	31	Where You Can Find Additional
Business	52	Information	117
Management	69	Index to Consolidated Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of the date of delivery of this prospectus or of any sale of our common stock.

        Until and including                    , 2009, 25 days after the commencement of this offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes and schedules, included elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors" beginning on page 11, and the consolidated financial statements and notes to those consolidated financial statements before making an investment decision.

ECHO GLOBAL LOGISTICS, INC.

Overview

        We are a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of our clients. Our web-based technology platform compiles and analyzes data from our network of over 22,000 transportation providers to serve our clients' shipping and freight management needs. Our technology platform, composed of web-based software applications and a proprietary database, enables us to identify excess transportation capacity, obtain competitive rates, and execute thousands of shipments every day while providing high levels of service and reliability. Transportation involves the physical movement of goods, and logistics relates to the management and flow of those goods from origin to destination. We focus primarily on arranging transportation across the major modes, including truckload (TL), less than truck load (LTL) and small parcel, and we also offer inter-modal (which involves moving a shipment by rail and truck), domestic air, expedited and international transportation services.

        The ability of our technology platform to identify excess capacity solves a longstanding transportation industry problem of failing to match demand with available supply. As a result, we believe we provide tangible benefits to both our clients and to the carriers in our network. As a technology enabled supply chain services provider, our operating platform is centralized, proprietary and scalable, which enables us to support a significant increase in the number of clients we serve and shipments we execute without significant additional capital investment. Additionally, we are unencumbered by physical assets, meaning we do not own the transportation equipment used to transport our clients' freight or warehouse our clients' inventory.

        Our proprietary web-based technology platform, Evolved Transportation Manager (ETM), allows us to analyze our clients' transportation requirements and provide recommendations that can result in cost savings for our enterprise clients of approximately 5% to 15%. Using pricing, service and available capacity data derived from our carrier network, historical transaction information and external market sources, ETM analyzes the capabilities and pricing options of our carrier network and recommends cost-effective shipping alternatives. The prices we quote to our clients for their shipping needs include the market cost of fuel, which we pass through to our clients. After the carrier is selected, either by the client or us, we use our ETM technology platform to manage all aspects of the shipping process.

        Our clients gain access to our carrier network through our proprietary web-based technology platform, which enables them to capitalize on our logistics knowledge, pricing intelligence and purchasing leverage. In some instances, our clients have eliminated their internal logistics departments altogether, allowing them to reduce overhead costs, redeploy internal resources and focus on their core businesses. Using our web-based software applications also provides our clients with the ability to track individual shipments, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis.

        We procure transportation and provide logistics services for more than 11,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. Our clients fall into two categories, enterprise and transactional. We typically enter into multi-year contracts with our enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients, including the management of both freight expenditures and logistical issues surrounding freight to be transported. We provide transportation and logistics services to our transactional clients on a shipment-by-shipment basis, typically with individual pricing. For the year ended December 31, 2008, enterprise and transactional clients accounted for 43% and 57% of our revenue, respectively.

        We were formed in January 2005. During the six months ended June 30, 2009, we served over 11,600 clients using approximately 4,500 different carriers. The number of our enterprise clients increased from 12 in 2005 to 92 in 2008, and we entered into contracts with 15 new enterprise clients during the six months ended June 30, 2009. For the years ended December 31, 2005, 2006, 2007 and 2008, we generated revenue of $7.3 million, $33.2 million, $95.5 million and $202.8 million, respectively. In the same periods, we had income from continuing operations of ($0.5) million, ($0.5) million, $1.6 million, and $4.9 million and net income of ($0.5) million, ($0.2) million, $1.1 million and $2.9 million, respectively. We generate revenue by procuring transportation services on behalf of our clients through our carrier network. Typically, we generate profits on the difference between what we charge to our clients for these services and what we pay to our carriers. Our fee structure is primarily variable, although we have entered into a limited number of fixed fee arrangements that represent an insignificant amount of our revenue.

Industry Background

        The worldwide transportation and logistics market is an integral part of the global economy. According to the Council of Supply Chain Management Professionals, total transportation and logistics spend for the United States in 2008 was approximately $1.3 trillion. According to Armstrong & Associates, an independent research firm, gross revenue for third-party logistics in the United States in 2008 was approximately $127.0 billion.

        We believe that a significant portion of available transportation capacity in the United States remains unused as a result of the inefficiencies in the transportation and logistics market relating to the absence of an established and automated marketplace. Without this marketplace, demand is not always matched with available supply due to constant fluctuations in transportation capacity and imperfect information, resulting in underutilized assets. Unused transportation capacity occurs, for example, when a transportation provider delivers its primary load, or headhaul, to a destination and does not have an adequate backhaul shipment back to its point of origin.

        Third-party logistics providers for the transportation industry offer services such as transportation, distribution, supply chain management, customs brokerage, warehousing and freight management. Third-party logistics providers may also provide a range of ancillary services such as packaging and labeling, freight tracking and integration with client-specific planning systems to facilitate supply chain management. Although many large third-party logistics providers are asset-based providers, there is also a significant number of non-asset-based providers, which typically operate as small freight brokers with limited resources, limited carrier networks and modest or outdated information technology systems. We believe very few non-asset-based providers have more than 100 personnel and the small providers, comprising the vast majority, lack the scale to support the increasing requirements for national and global coverage across multiple modes of transportation, the ability to offer complete outsourcing and the ability to provide their clients with technology-driven logistics services.

        According to Armstrong & Associates, from 1996 to 2008, the United States outsourced logistics market grew at a 12.5% compounded annual rate, from $30.8 billion to $127.0 billion in gross revenue. In addition, according to Armstrong & Associates, less than 10% of logistics expenditures for the United States were outsourced in 2008. We believe that the market penetration of outsourced logistics in the United States will continue to expand over the next several years and that many companies will look to outsource their entire shipping department to third-party logistics providers rather than contracting with providers on a shipment-by-shipment basis.

Our Competitive Advantage

        We believe a number of important competitive strengths will continue to drive our success in the future, including:

        Innovative business model with compelling value proposition for clients.    We believe our technology-driven, transportation and logistics services improve on traditional transportation outsourcing models because we aggregate fragmented supply and demand information across all major modes of transportation from our network of clients and carriers. By using our proprietary technology platform and the market information (including current pricing, service and available capacity data as well as historical information) stored in our database, we are able to recommend a carrier for each shipment regardless of mode, at any given moment, typically at a highly competitive price. Our clients benefit from our aggregated buying power, and as a result, we are typically able to reduce many of our enterprise clients' total annual transportation and logistics costs by approximately 5% to 15%, while providing high-quality service.

        Scalable, proprietary technology platform.    Our proprietary ETM technology platform is a web-based software application that provides competitive pricing, supply chain visibility and shipment execution across all major modes of transportation. Our proprietary technology platform can support a significant increase in the number of clients we serve and shipments we execute without significant additional capital investment. Our ETM database expands and becomes more difficult to replicate as we increase the number of shipments and the amount of pricing, service and available capacity data increases. We use our ETM technology platform to analyze the capabilities of our network of over 22,000 carriers and recommend cost-effective shipping alternatives. We also use our ETM technology platform to track individual shipments and provide customized reports throughout the lifecycle of each shipment. ETM provides client-specific information by giving them self-service access to carrier pricing information derived from data stored within ETM. We believe that the ability to provide these integrated transportation and supply chain management services furthers our competitive advantage.

        End-to-end technology enabled services embedded in clients' business processes.    Our proprietary technology platform provides a central, scalable and configurable portal interface that enables our clients to manage their transportation and logistics costs. Our web-based software provides our clients with access to transportation market analytics and business information capabilities, including the ability to obtain real-time information on individual shipments and available capacity, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. Enterprise clients also benefit from dedicated teams of account executives and on-site support. We believe our proprietary technology and logistics expertise provide us with the ability to effectively serve the increasingly complex global supply chain needs of our client base and have enabled some of our clients to eliminate their internal logistics departments.

        High levels of user satisfaction.    Our web-based software applications enable our clients to manage the complexities in their transportation and supply chain functions. Our supply chain management services allow our clients to capitalize on our logistics expertise, pricing information and purchasing leverage in a user-friendly interface. We typically have received ratings indicating high levels of satisfaction from a wide range of our clients based on data collected from our periodic client surveys.

        Multi-faceted sales strategy leveraging deep logistics expertise.    We have built a multi-faceted sales strategy that effectively utilizes our enterprise sales representatives, transactional sales representatives and agent network. Our enterprise sales representatives typically have significant sales expertise and are focused on building relationships with our clients' senior management teams to execute multi-year enterprise contracts, typically with terms of one to three years. Our transactional sales representatives, with support from our account executives, are focused on building new transactional client relationships and migrating transactional accounts to enterprise accounts. Our agents are typically experienced industry sales professionals focused on building relationships with department level transportation managers with both existing and prospective clients. Our multi-faceted sales strategy enables us to engage clients on a shipment-by-shipment basis (transactional) or a fully or partially outsourced basis (enterprise), which we believe enhances our ability to attract new clients and increase our revenue from existing clients.

        Proven track record of success with large enterprise clients.    We believe that our record of success in serving large enterprises is a key competitive advantage. As of June 30, 2009, we had contracts with 107 enterprise clients, and the total number of enterprise clients increased by 30 and 15 in 2008 and the first six months of 2009, respectively. We believe the size and diversity of these clients, combined with our track record of successful renewals, demonstrates our ability to handle complex client and industry-specific transportation needs.

        Access to our carrier network.    Our carrier network consists of over 22,000 carriers, which we select based on their ability to effectively serve our clients on the basis of price, capabilities, geographic coverage and quality of service. We regularly monitor our carriers' pricing, shipment track record, capacity and financial stability using a system in which carriers are graded based on their performance against other carriers, giving our clients an enhanced level of quality control. By using our visibility into carrier capacity, we are also able to negotiate favorable rates, manage our clients' transportation spend and identify cost-effective shipping alternatives.

        Experienced management team.    We have a highly experienced management team with extensive industry knowledge. Our Chief Executive Officer, Douglas R. Waggoner, is the former President and CEO of USF Bestway, a regional carrier based in Scottsdale, Arizona, and Daylight Transport, an LTL carrier based in Long Beach, California. Our non-executive Chairman, Samuel K. Skinner, is the former Chairman, President and Chief Executive Officer of USF Corporation and the former Secretary of Transportation of the United States of America.

Our Strategy

        Our objective is to become the premier provider of transportation and logistics services to corporate clients in the United States. Our business model and technological advantage have been the main drivers of our historical results and have positioned us for continued growth. The key elements of our strategy include:

        Expand our client base.    We intend to develop new long-term client relationships by using our industry experience and expanding our sales and marketing activities. As of June 30, 2009, we had contracts with 107 enterprise clients, and the total number of enterprise clients increased by 30 and 15 in 2008 and the first six months of 2009, respectively. We seek to attract new enterprise clients by targeting companies with substantial transportation needs and demonstrating our ability to reduce their transportation costs by using our ETM technology platform. In addition, we plan to continue to hire additional sales representatives to build our transactional business across all major modes. We believe our business model provides us with a competitive advantage in recruiting sales representatives as it enables our representatives to leverage our proprietary technology and carrier network to market a broader range of services to their clients at competitive prices.

        Further penetrate our established client base.    As we demonstrate our ability to execute shipments with high levels of service and favorable pricing, we are able to strengthen our relationships with our clients, penetrate incremental modes and geographic areas and generate more shipments. In addition, as we become more fully integrated into the businesses of our transactional clients and are able to identify additional opportunities for efficiencies, we seek to further penetrate our client base by selling our enterprise services to those clients. Of our 107 enterprise clients as of June 30, 2009, 26 began as transactional clients.

        Further invest in our proprietary technology platform.    We intend to continue to improve and develop Internet and software-based information technologies that are compatible with our ETM platform. In order to continue to meet our clients' transportation requirements, we intend to invest in specific technology applications and personnel in order to improve and expand our offering.

        Selectively pursue strategic acquisitions.    We intend to selectively pursue strategic acquisitions that complement our relationships and logistics expertise and expand our business into new geographic markets. Our objective is to increase our presence and capabilities in major commercial freight markets in the United States. We may also evaluate opportunities to access attractive markets outside the United States from time to time, or selectively consider strategic relationships that add new long-term client relationships, enhance our services or complement our business strategy.

Recent Development

        RayTrans Distribution Services Acquisition.    On June 2, 2009, we acquired substantially all of the assets of RayTrans Distribution Services, Inc., a third-party provider of brokerage services in the commercial trucking market based in Matteson, Illinois. We believe that this acquisition provides important strategic benefits for our company. RayTrans Distribution Services sales representatives and carriers specialize in flatbed, over-sized, auto-haul and other specific services as well as traditional unrefrigerated, or dry van, brokerage. This transaction adds approximately 400 transactional clients, which expands our pipeline of clients to which we can market our transportation and supply chain management services. In addition, we gained approximately 1,500 new carriers that can provide specialized transportation services to our existing clients. The purchase price for RayTrans Distribution Services consisted of approximately $5.5 million in cash paid in June 2009 and up to an additional $6.5 million in cash contingent upon the achievement of adjusted EBITDA targets by RayTrans Distribution Services on or prior to May 31, 2012.

Risk Factors

        Our business is subject to numerous risks, as discussed more fully in the section entitled "Risk Factors" beginning on page 11. In particular, the following risks, among others, may have an adverse effect on our strategy, which could cause a decrease in the price of our common stock and result in a loss of all or a portion of your investment:

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  If our carriers do not meet our needs or expectations, or those of our clients, our business would suffer.

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  Competition could substantially impair our business and our operating results.

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  A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in sales to, these clients could harm our results of operations.

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  If we are unable to expand the number of our sales representatives and agents, or if a significant number of our sales representatives and agents leave us, our ability to increase our revenues could be negatively impacted.

Benefits to Affiliates

        Approximately $7.2 million of our net proceeds from this offering will be used to repay all outstanding principal and accrued interest owed under our term loan payable to EGL Mezzanine LLC, members of which include certain of our directors, officers and stockholders, and which we incurred in connection with our acquisition of RayTrans Distribution Services. Blue Media, LLC, an entity controlled by Eric P. Lefkofsky, one of our directors, will receive approximately $4.9 million of the $7.2 million. See "Certain

Relationships and Related Party Transactions—Relationship with our Founders—Term Loan with EGL Mezzanine LLC."

        In addition, we intend to use approximately $3.4 million of our net proceeds from this offering to make required accrued dividend payments to the holders of our Series B and D preferred shares, which holders include certain of our directors or entities controlled or owned by them. Entities affiliated with New Enterprise Associates, of which Peter J. Barris, one of our directors, is a general partner, will receive approximately $3.3 million of the $3.4 million, and affiliates of the Nazarian family will receive approximately $0.1 million of the $3.4 million. See "Certain Relationships and Related Party Transactions—Reverse Stock Split and Recapitalization."

        Except where the context requires otherwise, in this prospectus the terms "Company," "Echo," "we," "us" and "our" refer to Echo Global Logistics, Inc., a Delaware corporation, and, where appropriate, its subsidiaries.

        Our principal executive offices are located at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, and our telephone number at this address is (800) 354-7993. Our website is www.echo.com. Information contained on our website is not a part of this prospectus.

        "Echo Global Logistics," "Evolved Transportation Manager," "ETM," "Echo Trak," "eConnect," "EchoPak," "RateIQ," "LaneIQ," "EchoIQ," and the Echo Global Logistics logo are trademarks of Echo. All other trademarks appearing in this prospectus are the property of their respective owners.

        We operate in an industry in which it is difficult to obtain precise industry and market information. Although we have obtained some industry data from third-party sources that we believe to be reliable, in certain cases we have based certain statements contained in this prospectus regarding our industry and our position in the industry on our estimates concerning our clients and competitors. These estimates are based on our experience in the industry, conversations with our principal carriers and our own investigation of market conditions. Unless otherwise noted, the statistical data contained in this prospectus regarding the third-party logistics industry is based on data we obtained from Armstrong & Associates, an independent research firm.

THE OFFERING

Common Stock offered by Echo	5,700,000 shares
Common Stock to be outstanding after this offering	21,493,655 shares
Underwriters' option to purchase additional shares from the selling stockholders (the selling stockholders are not offering any shares other than those contemplated by this overallotment option)	855,000 shares
Use of proceeds
We expect our net proceeds from this offering will be approximately $70.8 million (assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus, and after deduction of underwriting discounts and estimated expenses payable by us). We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to the underwriters' option to purchase additional shares of common stock within 30 days from the date of this prospectus. We intend to use our net proceeds from this offering primarily to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. We also intend to use a portion of our net proceeds from this offering to repay all outstanding principal and accrued interest under our line of credit with JPMorgan Chase Bank, N.A. (approximately $7.9 million outstanding as of June 30, 2009), and approximately $7.2 million of our net proceeds from this offering to repay all outstanding principal and accrued interest owed under our term loan payable to EGL Mezzanine LLC, members of which include certain of our directors, officers and stockholders, and which we incurred in connection with our acquisition of RayTrans Distribution Services. See "Certain Relationships and Related Party Transactions—Relationship with our Founders—Term Loan with EGL Mezzanine LLC." In addition, we intend to use approximately $3.4 million of our net proceeds from this offering to make required accrued dividend payments to the holders of our Series B and D preferred shares, which holders include certain of our directors or entities controlled or owned by them. See "Use of Proceeds."
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Proposed Nasdaq Global Market symbol	"ECHO"

        Prior to the completion of this offering, we intend to effectuate a one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock. Immediately following the reverse stock split, and prior to the completion of this offering, we intend to recapitalize all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis. The purpose of the recapitalization is to exchange all of our outstanding shares of capital stock for shares of the same class of common stock that will be sold in this offering. See "Certain Relationships and Related Party Transactions—Reverse Stock Split and Recapitalization." Unless otherwise indicated, all share amounts:

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  assume the underwriters' option to purchase additional shares from the selling stockholders is not exercised;

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  give effect to a one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering; and

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  give effect to our recapitalization that will occur immediately following the stock split and prior to the completion of this offering.

        The share amounts and per share dollar amounts included in the consolidated financial statements and the accompanying notes have also been adjusted to reflect the one-for-two reverse stock split retroactively.

        Unless otherwise indicated, the number of shares of common stock to be outstanding after this offering excludes:

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  275,000 shares of issued unvested common stock;

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  1,626,300 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.60 per share; and

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  750,000 shares of common stock available for additional grants under our 2008 Stock Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents summary consolidated financial and other data as of and for the periods indicated. Financial information for periods prior to 2005 has not been presented because we were formed in January 2005. You should read the following information together with the more detailed information contained in "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes. The share amounts and per share dollar amounts below give effect to the one-for-two reverse stock split retroactively. The pro forma consolidated statement of operations data for the year ended December 31, 2008 and for the six months ended June 30, 2009 gives effect to the June 2, 2009 acquisition of RayTrans Distribution Services, Inc. as if this acquisition had occurred on January 1, 2008, and reflects (i) the elimination of preferred dividends accrued during the periods presented as a result of the recapitalization of all outstanding shares of our Series B preferred stock and Series D preferred stock into shares of our common stock as if the recapitalization had occurred on January 1, 2008, (ii) the elimination of interest expense incurred during the periods presented as a result of the repayment of all outstanding indebtedness under our term loan payable to EGL Mezzanine LLC as if the repayment had occurred on January 1, 2008, less the related income tax effect, and (iii) the elimination of interest expense incurred during the periods presented as a result of the repayment of all outstanding indebtedness under our line of credit with JPMorgan Chase Bank, N.A. as if the repayment occurred on January 1, 2008, less the related income tax effect. The pro forma consolidated statements of operations data do not necessarily indicate the results that would have actually occurred if the acquisition of RayTrans Distribution Services, Inc. had occurred on January 1, 2008 or that may occur in the future. You should read the pro forma consolidated statements of operations data together with the more detailed information contained in Unaudited Pro Forma Condensed Consolidated Financial Statements and the accompanying notes.

	Years ended December 31,				Pro forma year ended December 31,	Six months ended June 30,		Pro forma six months ended June 30,
	2005	2006	2007	2008	2008	2008	2009	2009
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Consolidated statements of operations data:
Revenue	$7,322	$33,195	$95,461	$202,807	$245,537	$89,866	$109,354	$121,439
Transportation costs	6,152	27,704	75,535	159,717	194,726	70,932	85,100	94,735

Gross profit	1,170	5,491	19,926	43,090	50,811	18,934	24,254	26,704
Operating expenses:
Commissions	156	866	4,433	11,799	14,159	4,762	6,938	7,903
General and administrative	1,472	4,387	12,037	23,115	28,740	10,117	13,726	15,170
Depreciation and amortization	67	691	1,845	3,231	3,825	1,477	2,139	2,384

Total operating expenses	1,695	5,944	18,315	38,145	46,724	16,356	22,803	25,457

Income (loss) from continuing operations	(525)	(453)	1,611	4,945	4,087	2,578	1,451	1,247
Other income (expense)	12	201	191	(144)	(34)	(14)	(265)	(121)

Income (loss) before income taxes and discontinued operations	(513)	(252)	1,802	4,801	4,053	2,564	1,186	1,126
Income tax benefit (expense)	—	220	(749)	(1,926)	(1,627)	(1,041)	(467)	(443)

Income (loss) before discontinued operations	(513)	(32)	1,053	2,875	2,426	1,523	719	683
Loss from discontinued operations	—	(214)	—	—	—	—	—	—

Net income (loss)	(513)	(246)	1,053	2,875	2,426	1,523	719	683
Dividends on preferred shares	(154)	(749)	(1,054)	(1,054)	—	(524)	(527)	—

Net income (loss) applicable to common stockholders	$(667)	$(995)	$(1)	$1,821	$2,426	$999	$192	$683

Net income (loss) per share of common stock:
Basic	$(0.06)	$(0.09)	$—	$0.15		$0.08	$0.02
Diluted	$(0.06)	$(0.09)	$—	$0.14		$0.08	$0.02
Shares used in per share calculations:
Basic	10,774	11,194	11,713	12,173		12,062	12,465
Diluted	10,774	11,194	11,713	12,817		12,745	12,737

	Years ended December 31,				Pro forma year ended December 31,	Six months ended June 30,		Pro forma six months ended June 30,
	2005	2006	2007	2008	2008	2008	2009	2009
	(unaudited)	(unaudited)	(unaudited)		(unaudited)	(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Pro forma income tax benefit (expense)(1)	$205	$(34)
Pro forma net loss(1)	$(308)	$(280)
Pro forma net income (loss) per share of common stock(2):
Basic					$0.12			$0.03
Diluted					$0.11			$0.03
Shares used in unaudited pro forma per share calculations:
Basic					21,065			21,357
Diluted					21,709			21,629
Other data:
Enterprise clients(3)	12	27	62	92		81	107
Transactional clients served in period(4)	202	650	4,566	11,952		6,580	11,537
Total clients(5)	214	677	4,628	12,044		6,661	11,644
Employees, agents and independent contractors(6)	44	105	344	664		589	709

(1)
Unaudited pro forma data presented gives effect to our conversion on June 7, 2006 into a corporation as if it occurred at the beginning of the period presented. Unaudited pro forma income tax benefit (expense) represents a combined federal and state effective tax rate of 40% and does not consider potential tax loss carrybacks, carryforwards or realizability of deferred tax assets. Unaudited pro forma net loss represents our net loss for the periods presented as adjusted to give effect to the pro forma income tax benefit (expense) prior to our conversion to a C corporation, as we were not subject to income tax due to our treatment as a partnership for tax purposes.

(2)
Unaudited pro forma net income (loss) per share of common stock (i) reflects the one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock to be effectuated prior to the completion of this offering, (ii) reflects the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock on approximately a one-for-one basis to be effectuated immediately following the reverse stock split and prior to the completion of this offering, (iii) reflects approximately $3.4 million of required accrued dividend payments to the holders of our Series B preferred stock and Series D preferred stock to be paid after the completion of this offering, (iv) assumes the issuance of 5,700,000 shares of our common stock to be sold by us in this offering assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus, (v) gives effect to the elimination of interest expense to be repaid on the outstanding indebtedness under the term loan payable to EGL Mezzanine LLC, less the related income tax effect, and (vi) gives effect to the elimination of interest expense to be repaid on the outstanding indebtedness under our line of credit with JPMorgan Chase Bank, N.A., less the related income tax effect.

(3)
Reflects number of enterprise clients on the last day of the applicable period.

(4)
Reflects number of transactional clients served in the applicable period.

(5)
Reflects total number of enterprise clients determined on the last day of the applicable period and number of transactional clients served in the applicable period.

(6)
Reflects number of employees, agents and independent contractors on the last day of the applicable period.

        The pro forma as adjusted balance sheet data in the table below reflects (i) the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis, (ii) approximately $3.4 million of required accrued dividend payments to the holders of our Series B preferred stock and Series D preferred stock, (iii) the repayment of approximately $7.2 million of outstanding principal and accrued interest under our term loan with EGL Mezzanine LLC, (iv) the repayment of outstanding principal and accrued interest under our line of credit with JPMorgan Chase Bank, N.A. (approximately $7.9 million as of June 30, 2009), and (v) the sale of 5,700,000 shares of our common stock offered by us in this offering assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2009
	Actual	Pro forma as adjusted
	(unaudited) (in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$1,855	$54,278
Working capital	2,764	65,236
Total assets	71,695	124,118
Total liabilities	51,651	36,293
Series D convertible preferred shares	20,265	—
Cash dividends per common share	—	—
Total stockholders' equity (deficit)	(221)	87,825

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and other information in this prospectus before you decide to buy our common stock. Our business, financial condition and operating results may suffer if any of the following risks are realized. If any of these risks or uncertainties occurs, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

        If our carriers do not meet our needs or expectations, or those of our clients, our business could suffer.

        The success of our business depends to a large extent on our relationships with clients and our reputation for providing high-quality technology enabled transportation and logistics services. We do not own or control the transportation assets that deliver our clients' freight, and we do not employ the people directly involved in delivering the freight. We rely on independent third-parties to provide TL, LTL, small parcel, inter-modal, domestic air, expedited and international services and to report certain information to us, including information relating to delivery status and freight claims. This reliance could cause delays in providing our clients with important service data and in the financial reporting of certain events, including recognizing revenue and recording claims. If we are unable to secure sufficient transportation services to meet our commitments to our clients, our operating results could be adversely affected, and our clients could switch to our competitors temporarily or permanently. Many of these risks are beyond our control and difficult to anticipate, including:

  •
  changes in rates charged by transportation providers;

  •
  supply shortages in the transportation industry, particularly among truckload carriers;

  •
  interruptions in service or stoppages in transportation as a result of labor disputes; and

  •
  changes in regulations impacting transportation.

        If any of the third-parties we rely on do not meet our needs or expectations, or those of our clients, our professional reputation may be damaged and our business could be harmed. For international shipments, we currently rely on one carrier to provide substantially all of our transportation. If this carrier fails to meet our needs or expectations, our ability to offer international shipping services could be delayed or disrupted, and our costs may increase. In 2007 and 2008, international shipments accounted for 3% and 4% of our revenue, respectively.

        Competition could substantially impair our business and our operating results.

        Competition in the transportation services industry is intense. We compete against other non-asset-based logistics companies as well as asset-based logistics companies; freight forwarders that dispatch shipments via asset-based carriers; carriers offering logistics services; internal shipping departments at companies that have substantial transportation requirements; large business process outsourcing (BPO) service providers; and smaller, niche service providers that provide services in a specific geographic market, industry segment or service area. We also compete against carriers' internal sales forces and shippers' transportation departments. At times, we buy transportation services from our competitors. Historically, competition has created a downward pressure on freight rates, and continuation of this rate pressure may adversely affect the Company's revenue and income from operations.

        In addition, a software platform and database similar to ETM could be created over time by a competitor with sufficient financial resources and comparable experience in the transportation services industry. If our competitors are able to offer comparable services, we could lose clients, and our market share and profit margin could decline. Our competitors may also establish cooperative relationships to increase their ability to address client needs. Increased competition may lead to revenue reductions, reduced profit margins or a loss of market share, any one of which could harm our business.

        A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in sales to, these clients could harm our results of operations.

        A significant portion of our revenue is derived from a relatively limited number of large clients. Revenue from our five largest clients, collectively, accounted for 27% of our revenue in 2008, and revenue from our 10 largest clients, collectively, accounted for 35% of our revenue in 2008. We are likely to continue to experience ongoing customer concentration, particularly if we are successful in attracting large enterprise clients. It is possible that revenue from these clients, either individually or as a group, may not reach or exceed historical levels in any future period. The loss or significant reduction of business from one or more of our major clients would adversely affect our results of operations.

        If we are unable to expand the number of our sales representatives and agents, or if a significant number of our sales representatives and agents leaves us, our ability to increase our revenue could be negatively impacted.

        Our ability to expand our business will depend, in part, on our ability to attract additional sales representatives and agents with established client relationships. Competition for qualified sales representatives and agents can be intense, and we may be unable to hire such persons. Any difficulties we experience in expanding the number of our sales representatives and agents could have a negative impact on our ability to expand our client base, increase our revenue and continue our growth.

        In addition, we must retain our current sales representatives and agents and properly incentivize them to obtain new clients and maintain existing client relationships. If a significant number of our sales representatives and agents leaves us, our revenue could be negatively impacted. We have entered into agreements with our sales representatives and agents that contain non-compete provisions to mitigate this risk, but we may need to litigate to enforce our rights under these agreements, which could be time-consuming, expensive and ineffective. A significant increase in the turnover rate among our current sales representatives and agents could also increase our recruiting costs and decrease our operating efficiency, which could lead to a decline in the demand for our services.

        If our services do not achieve widespread commercial acceptance, our business will suffer.

        Many companies coordinate the procurement and management of their logistics needs with their own employees using a combination of telephone, facsimile, e-mail and the Internet. Growth in the demand for our services depends on the adoption of our technology enabled transportation and logistics services. We may not be able to persuade prospective clients to change their traditional transportation management processes. Our business could suffer if our services are not accepted by the marketplace.

        We may not be able to develop or implement new systems, procedures and controls that are required to support the anticipated growth in our operations.

        Our revenue increased to $202.8 million in 2008 from $7.3 million in 2005, representing an annual growth rate of 353% from 2005 to 2006, 188% from 2006 to 2007 and 112% from 2007 to 2008. Between January 1, 2005 and December 31, 2008, the number of our employees, agents and independent contractors increased from 44 to 664. Continued growth could place a significant strain on our ability to:

  •
  recruit, motivate and retain qualified sales representatives and agents, carrier representatives and management personnel;

  •
  develop and improve our internal administrative infrastructure and execution standards; and

  •
  expand and maintain the operation of our technology infrastructure in a manner that preserves a quality customer experience.

        To manage our growth, we must implement and maintain proper operational and financial controls and systems. Further, we will need to manage our relationships with various clients and carriers. We cannot give any assurance that we will be able to develop and implement, on a timely basis, the systems, procedures and controls required to support the growth in our operations or effectively manage our relationships with various clients and carriers. If we are unable to manage our growth, our business, operating results and financial condition could be adversely affected.

        If we are unable to maintain ETM, our proprietary software, demand for our services and our revenue could decrease.

        We rely heavily on ETM, our proprietary software, to track and store externally and internally generated market data, analyze the capabilities of our carrier network and recommend cost-effective carriers in the appropriate transportation mode. To keep pace with changing technologies and client demands, we must correctly interpret and address market trends and enhance the features and functionality of our proprietary technology platform in response to these trends, which may lead to significant ongoing research and development costs. We may be unable to accurately determine the needs of our clients and the trends in the transportation services industry or to design and implement the appropriate features and functionality of our technology platform in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenue. Despite testing, we may be unable to detect defects in existing or new versions of our proprietary software, or errors may arise in our software. Any failure to identify and address such defects or errors could result in loss of revenue or market share, liability to clients or others, diversion of resources, injury to our reputation, and increased service and maintenance costs. Correction of such errors could prove to be impossible or very costly, and responding to resulting claims or liability could similarly involve substantial cost.

        We have not registered any patents nor trademarks to date, and our inability to protect our intellectual property rights may impair our competitive position.

        Our failure to adequately protect our intellectual property and other proprietary rights could harm our competitive position. We rely on a combination of copyright, trademark, and trade secret laws, as well as license agreements and other contractual provisions to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring all of our employees and independent contractors to enter into confidentiality and invention assignment agreements. To date we have not pursued patent protection for our technology. We also have not registered trademarks to protect our brands. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or will prevent third-parties from infringing or misappropriating our rights; imitating or duplicating our technology, services or methodologies, including ETM; or using trademarks similar to ours. Should we need to resort to litigation to enforce our intellectual property rights or to determine the validity and scope of the rights of others, such litigation could be time-consuming and costly, and the result of any litigation is subject to uncertainty. In addition, ETM incorporates open source software components that are licensed to us under various public domain licenses. Although we believe that we have complied with our obligations under the various applicable licenses for the open source software that we use, there is little or no legal precedent governing the interpretation of many of the terms of these licenses, and the potential impact of such terms on our business is, therefore, difficult to predict.

        We may be sued by third-parties for alleged infringement of their intellectual or proprietary rights.

        Our use of ETM or other technologies could be challenged by claims that such use infringes, misappropriates or otherwise violates the intellectual property rights of third-parties. Any intellectual property claims, with or without merit, could be time-consuming and costly to resolve, could divert management's attention from our business and could require us to pay substantial monetary damages. Any settlement or adverse judgment resulting from such a claim could require us to enter into a licensing agreement to continue using the technology that is the subject of the claim, or could otherwise restrict or prohibit our use of such technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all, from the party asserting an infringement claim, or that we would be able to develop or license a suitable alternative technology to permit us to continue offering the affected services to our clients. Our insurance coverage for claims of infringement, misappropriation, or other violation of the intellectual property rights of third-parties may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims against us, and our insurers may disclaim coverage as to any future claims. An uninsured or underinsured claim could result in unanticipated costs thereby reducing operating results.

        We have a long selling cycle to secure a new enterprise contract and a long implementation cycle, which require significant investments of resources.

        We typically face a long selling cycle to secure a new enterprise contract, which requires significant investment of resources and time by both our clients and us. Before committing to use our services, potential clients require us to spend time and resources educating them on the value of our services and assessing the feasibility of integrating our systems and processes with theirs. Our clients then evaluate our services before deciding whether to use them. Therefore, our enterprise selling cycle, which can take up to six months, is subject to many risks and delays over which we have little control, including our clients' decisions to choose alternatives to our services (such as other providers or in-house resources) and the timing of our clients' budget cycles and approval processes.

        Implementing our enterprise services, which can take from one to six months, involves a significant commitment of resources over an extended period of time from both our clients and us. Depending on the scope and complexity of the processes being implemented, these time periods may be significantly longer. Our clients and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows, as we do not recognize significant revenue until after we have completed the implementation phase.

        Our clients may terminate their relationships with us on short notice with limited or no penalties, and our clients are not obligated to spend a minimum amount with us.

        Our transactional clients, which accounted for approximately 44% and 57% of our revenue in 2007 and 2008, respectively, use our services on a shipment-by-shipment basis rather than under long-term contracts. These clients have no obligation to continue using our services and may stop using them at any time without penalty or with only limited penalties. Our contracts with enterprise clients typically have terms of one to three years and are subject to termination provisions negotiated on a contract-by-contract basis. These termination provisions typically provide the client with the ability to terminate upon 30 or 60 days' advance written notice in the event of a material breach. Included as a material breach is the Company's failure to provide the negotiated level of cost savings. In some cases, the enterprise contracts may be terminated by providing written notice within 60 days of execution or may be terminated upon 60 to 90 days' advanced written notice for any reason. Enterprise contracts accounting for 4.7% and 11.3% of our revenue in 2008 are scheduled to expire (subject to possible renewal) in 2009 and 2010, respectively.

        The volume and type of services we provide each client may vary from year to year and could be reduced if the client were to change its outsourcing or shipping strategy. Our enterprise clients generally are not obligated to spend any particular amount with us, although our enterprise contracts are typically exclusive with respect to point of origin or one or more modes of transportation, meaning that the client is obligated to use us if it ships from the point of origin or uses those modes. These contractual exclusivity provisions help ensure, but do not guarantee, that we receive a significant portion of the amount that our enterprise clients spend on transportation in the applicable mode or modes or from the applicable point of origin. In our experience, compliance with such provisions varies from client to client and over time. Failure to comply with these exclusivity provisions may adversely affect our revenue.

        If a significant number of our transactional or enterprise clients elect to terminate or not to renew their engagements with us, or if the volume of their shipping orders decreases, our business, operating results and financial condition could suffer. If we are unable to renew our enterprise contracts at favorable rates, our revenue may decline.

        If we are unable to deliver agreed upon cost savings to our enterprise clients, we could lose those clients and our results could suffer.

        Our contracts with enterprise clients typically commit us to deliver a negotiated level of cost savings compared to our clients' historical shipping expenditures over a fixed period of time. We then estimate cost savings periodically during the term of our engagement and if the negotiated amount is not achieved, the client has the right to terminate the contract. Any number of factors, including a downturn in the economy, increases in costs, or decreases in the availability of transportation capacity, could impair our ability to provide the agreed cost savings. Even if our enterprise clients do not terminate their contracts with us as a result, our results of operations will suffer, and it may become more difficult to attract new enterprise clients.

        The current economic conditions of the global and domestic economy, or a substantial or prolonged downturn in our clients' business cycle, may have a material adverse affect on our business, results of operations and financial condition.

        Our business, results of operations and financial condition are materially affected by the conditions in the global and domestic economy. The stress experienced by the global capital markets that began in the second half of 2007, substantially increased during the second half of 2008 and continued during the first half of 2009. Concerns over unemployment, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the United States have contributed to increased volatility and diminished expectations for the economy and the financial markets going forward. These factors, combined with volatile oil prices and low business and consumer confidence, have precipitated a recession.

        These events and the continuing market upheavals may have an adverse affect on us, our carriers and our clients. Carriers may charge higher prices to cover higher operating expenses such as higher fuel prices, costs associated with regulatory compliance and other factors beyond our control. Our gross profits and income from operations may decrease if we are unable to pass through to our clients the full amount of these higher transportation costs. In addition, our business, results of operations and financial condition may be negatively impacted by decreases in the volume of freight shipped by our clients due to decreases in their business volume or price increases by our carriers. If we are not able to timely and appropriately adapt to changes resulting from the difficult economic environment, our business, results of operations and financial condition may be materially and adversely affected.

        High fuel prices may increase carrier prices and volatility in fuel prices may make it more difficult to pass through this cost to our clients, which may impair our operating results.

        Fuel prices recently reached historically high levels in 2008 and continue to be volatile and difficult to predict. In the event fuel prices rise, carriers can be expected to charge higher prices to cover higher operating expenses, and our gross profits and income from operations may decrease if we are unable to continue to pass through to our clients the full amount of these higher costs. Higher fuel costs could also cause material shifts in the percentage of our revenue by transportation mode, as our clients may elect to utilize alternative transportation modes, such as inter-modal. In addition, increased volatility in fuel prices may affect our gross profits and income from operations if we are not able to pass through to our clients any higher costs associated with such volatility. Any material shifts to transportation modes with respect to which we realize lower gross profit margins could impair our operating results.

        A decrease in levels of excess capacity in the U.S. transportation services industry could have an adverse impact on our business.

        We believe that, historically, the U.S. transportation services industry has experienced significant levels of excess capacity. Our business seeks to capitalize on imbalances between supply and demand in the transportation services industry by obtaining favorable pricing terms from carriers in our network through a competitive bid process. Reduced excess capacity in the transportation services industry generally, and in our carrier network specifically, could have an adverse impact on our ability to execute our business strategy and on our business results and growth prospects.

        A decrease in the number of carriers participating in our network could adversely affect our business.

        We use our proprietary technology platform to compile freight and logistics data from our network of over 22,000 carriers. In 2008, we used approximately 4,400 TL carriers, 100 LTL carriers, 14 small parcel carriers, 46 inter-modal carriers, 12 domestic air carriers and 65 international carriers. We expect to continue to rely on these carriers to fulfill our shipping orders in the future. However, these carriers are not contractually required to continue to accept orders from us. If shipping capacity at a significant number of these carriers becomes unavailable, we will be required to use fewer carriers, which could significantly limit our ability to serve our clients on competitive terms. The transportation industry has also experienced consolidation among carriers in recent years and further consolidations could result in a decrease in the number of carriers, which may impact our ability to serve our clients on competitive terms. In addition, we rely on price bids provided by our carriers to populate our database. If the number of our carriers decreases significantly, we may not be able to obtain sufficient pricing information for ETM, which could affect our ability to obtain favorable pricing for our clients.

        Our obligation to pay our carriers is not contingent upon receipt of payment from our clients, and we extend credit to certain clients as part of our business model.

        In most cases, we take full risk of credit loss for the transportation services we procure from carriers. Our obligation to pay our carriers is not contingent upon receipt of payment from our clients. In 2007 and 2008, our revenue was $95.5 million and $202.8 million, respectively, and our top 10 clients accounted for 48% and 35% of our revenue, respectively. If any of our key clients fail to pay for our services, our profitability would be negatively impacted.

        We extend credit to certain clients in the ordinary course of business as part of our business model. By extending credit, we increase our exposure to uncollected receivables. The current economic conditions of the global and domestic economy have resulted in an increasing trend of business failures, downsizing and delinquencies, which may cause an increase in our credit risk. If we fail to monitor and manage effectively any increased credit risk, our immediate and long-term liquidity may be adversely affected. In addition, if one of our key clients defaults in paying us, our profitability would be negatively impacted.

        A prolonged outage of our ETM database could result in reduced revenue and the loss of clients.

        The success of our business depends upon our ability to deliver time-sensitive, up-to-date data and information. We rely on our internet access, computer equipment, software applications, database storage facilities and other office equipment, which are mainly located in our Chicago headquarters. Our operations and those of our carriers and clients are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, computer viruses, hacker attacks, equipment failure, physical break-ins and other events beyond our control, including disasters affecting Chicago. We attempt to mitigate these risks through various means, including system backup and security measures, but our precautions will not protect against all potential problems. We maintain fully redundant off-site backup facilities for our internet access, computer equipment, software applications, database storage and network equipment, but these facilities could be subject to the same interruptions that could affect our headquarters. If we suffer a database or network facility outage, our business could experience disruption, and we could suffer reduced revenue and the loss of clients.

        Our ETM technology platform relies heavily on our telecommunication service providers, our electronic delivery systems and the Internet, which exposes us to a number of risks over which we have no control, including risks with respect to increased prices, termination, failures and disruptions of essential services.

        Our ability to deliver our services depends upon the capacity, reliability and security of services provided to us by our telecommunication service providers, our electronic delivery systems and the Internet. We have no control over the operation, quality or maintenance of these services or whether the vendors will improve their services or continue to provide services that are essential to our business. In addition, our telecommunication service providers may increase their prices at which they provide services, which would increase our costs. If our telecommunication service providers were to cease to provide essential services or to significantly increase their prices, we could be required to find alternative vendors for these services. With a limited number of vendors, we could experience significant delays in obtaining new or replacement services, which could significantly harm our reputation and could cause us to lose clients and revenue. Moreover, our ability to deliver information using the Internet may be impaired because of infrastructure failures, service outages at third-party Internet providers or increased government regulation. If disruptions, failures or slowdowns of our electronic delivery systems or the Internet occur, our ability to effectively provide technology enabled transportation and supply chain management services and to serve our clients may be impaired.

        We are subject to claims arising from our transportation operations.

        We use the services of thousands of transportation companies and their drivers in connection with our transportation operations. From time to time, these drivers are involved in accidents or goods carried by these drivers are lost or damaged and the carriers may not have adequate insurance coverage. Although these drivers are not our employees and all of these drivers are employees or independent contractors working for carriers or are owner-operators, from time to time, claims may be asserted against us for their actions, or for our actions in retaining them. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. If a shipment is lost or damaged during the delivery process, a client may file a claim for the damaged shipment with us and we will bear the risk of recovering the claim amount from the carrier. If we are unable to recover all or any portion of the claim amount from the carrier, and to the extent each claim exceeds the amount which may be recovered from the Company's own insurance, we may bear the financial loss. A material increase in the frequency or severity of accidents, claims for lost or damaged goods, liability claims or workers' compensation claims, or unfavorable resolutions of claims, could materially adversely affect our operating results. Significant increases in insurance costs or the inability to purchase insurance as a result of these claims could also reduce our profitability.

        Our industry is subject to seasonal sales fluctuations. If our business experiences seasonality, it could have an adverse effect on our operating results and financial condition.

        Our industry is subject to some degree of seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season because many of our retail clients ship goods and stock inventories prior to the winter holiday season. If we were to experience lower-than-expected revenue during any such period, whether from a general decline in economic conditions or other factors beyond our control, our expenses may not be offset, which would have a disproportionately adverse impact on our operating results and financial condition for that period.

        Our limited operating history makes it difficult to evaluate our business, prospects and future financial performance.

        We formed our business in January 2005 and have a limited operating history, which makes evaluating our current business and prospects difficult. The revenue and income potential of our business is uncertain, which makes it difficult to accurately predict our future financial performance. We incurred net losses of $0.5 million in 2005 and $0.2 million in 2006, and we may incur net losses in the future. We may also face periods where our financial performance falls below investor expectations. As a result, the price of our common stock may decline.

        Because many of the members of our management team have been employed with us for a short period of time, we cannot be certain that they will be able to manage our business successfully.

        We are dependent on our management team for our business to be successful. Because of our limited operating history, many of our key management personnel have been employed by us for less than three years. Therefore, we cannot be certain that we will be able to allocate responsibilities appropriately and that the new members of our management team will succeed in their roles. Our inability to integrate recent additions to our current management team with our business model would make it difficult for us to manage our business successfully and to pursue our growth strategy.

        We may not be able to identify suitable acquisition candidates, effectively integrate newly acquired businesses or achieve expected profitability from acquisitions.

        Part of our growth strategy is to increase our revenue and the market regions that we serve through the acquisition of complementary businesses. There can be no assurance that suitable candidates for acquisitions can be identified or, if suitable candidates are identified, that acquisitions can be completed on acceptable terms, if at all. Even if suitable candidates are identified, any future acquisitions may entail a number of risks that could adversely affect our business and the market price of our common stock, including the integration of the acquired operations, diversion of management's attention, risks of entering new market regions in which we have limited experience, adverse short-term effects on our reported operating results, the potential loss of key employees of acquired businesses and risks associated with unanticipated liabilities.

        We may use our common stock to pay for acquisitions. If the owners of potential acquisition candidates are not willing to receive our common stock in exchange for their businesses, our acquisition prospects could be limited. Future acquisitions could also result in accounting charges, potentially dilutive issuances of equity securities and increased debt and contingent liabilities, including liabilities related to unknown or undisclosed circumstances, any of which could have a material adverse effect on our business and the market price of our common stock.

        We may face difficulties as we expand our operations into countries in which we have limited operating experience.

        We provide transportation services within and between continents on an increasing basis. In 2007 and 2008, international transportation accounted for 3% and 4% of revenue, respectively. We intend to continue expanding our global footprint, specifically in international-air and ocean modes, in order to maintain an appropriate cost structure and meet our clients' delivery needs. This may involve expanding into countries other than those in which we currently operate. Our business outside of the United States is subject to various risks, including:

  •
  changes in economic and political conditions in the United States and abroad;

  •
  changes in compliance with international and domestic laws and regulations;

  •
  wars, civil unrest, acts of terrorism and other conflicts;

  •
  natural disasters;

  •
  changes in tariffs, trade restrictions, trade agreements and taxations;

  •
  difficulties in managing or overseeing foreign operations;

  •
  limitations on the repatriation of funds because of foreign exchange controls;

  •
  less developed and less predictable legal systems than those in the United States; and

  •
  intellectual property laws of countries which do not protect our intellectual property rights to the same extent as the laws of the United States.

        The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

        As we expand our business in foreign countries, we will become exposed to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have limited control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

        If we are unable to manage the risks and challenges associated with our operations in India, the growth of our business could be impacted.

        In 2005, we expanded our business operations to include facilities in Kolkata and Pune, India. These facilities, which provide customer support and administrative services, accounted for approximately 5.9% of our workforce as of June 30, 2009. We are subject to a number of risks and challenges that specifically relate to our operations in India, including the following:

  •
  wages in India are increasing at a faster rate than in the North America, which may result in increased costs for our Indian workforce;

  •
  the exchange rate between the Indian rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. An appreciation of the Indian rupee against the U.S. dollar or a fluctuation in interest rates in India may have an adverse effect on our cost of revenue, gross profit margin and net income, which may in turn have a negative impact on our business, operating results and financial condition; and

  •
  we do not currently employ our Indian workforce directly but rather contract with an independent third-party to provide and train workers through our build, operate, transfer (BOT) arrangements. Although additional hiring may be necessary, we are able to provide all of the services performed by our Indian workforce through our domestic operations. In addition, we believe that we could replace our BOT arrangement over time with other arrangements in India or in another low cost foreign labor market. However, a significant failure by our independent contractor to provide and train Indian workers under our existing BOT arrangement could result in increased costs and disruptions or delays in the provision of our services and could distract our management from operating and growing our business.

        Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

        From time to time, we arrange for the movement of hazardous materials at the request of our clients. As a result, we are subject to various environmental laws and regulations relating to the handling, transport and disposal of hazardous materials. If our clients or carriers are involved in a spill or other accident involving hazardous materials, or if we are found to be in violation of applicable laws or regulations, we could be subject to substantial fines or penalties, response or remediation costs, and civil and criminal liability, any of which could have an adverse effect on our business and results of operations. In addition, current and future national laws and multilateral agreements relating to carbon emissions and the effects of global warming can be expected to have a significant impact on the transportation sector generally and the operations and profitability of some of our carriers in particular, which could adversely affect our business and results of operations.

        Our business depends on compliance with many government regulations.

        International and domestic transportation of goods is subject to a number of governmental regulations, including licensing and financial security requirements, import and export regulations, security requirements, packaging regulations and notification requirements. These regulations and requirements are subject to change based on new legislation and regulatory initiatives, which could affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services.

        We are licensed by the U.S. Department of Transportation as a broker authorized to arrange for the transportation of general commodities by motor vehicle. We must comply with certain insurance and surety bond requirements to act in this capacity. Prior to the completion of this offering, we expect to obtain an ocean transportation intermediary license from the Federal Maritime Commission to act as an ocean freight forwarder and as a non-vessel operating common carrier. The application for our ocean transportation intermediary license has been submitted, and we expect to be issued the license upon the completion of certain compliance requirements.

        We are currently providing customs broker services through contacts with licensed customs brokers. We are in the process of obtaining a license as a customs broker, and as a licensed customs broker we will be required to comply with applicable customs and customs broker regulations. We intend to register as an indirect air carrier with the Transportation Security Administration, and as a registered indirect air carrier we will be required to comply with air security regulations imposed by the Transportation Security Administration.

        We may experience an increase in operating costs, such as security costs, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. No assurances can be given that we will be able to pass these increased costs on to our clients in the form of rate increases or surcharges.

        If the key members of our management team do not remain with us in the future, our business, operating results and financial condition could be adversely affected.

        Our future success may depend to a significant extent on the continued services of Douglas R. Waggoner, our Chief Executive Officer; David B. Menzel, our Chief Financial Officer; and Samuel K. Skinner, our non-executive Chairman. The loss of the services of any of these or other individuals could adversely affect our business, operating results and financial condition and could divert other senior management time in searching for their replacements.

        Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

        The individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our senior management and divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

        We will incur increased costs as a result of being a public company.

        We will face increased legal, accounting, administrative and other costs and expenses as a public company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission (the SEC), the Public Company Accounting Oversight Board and The Nasdaq Global Market, imposes additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements. For example, under Section 404 of the Sarbanes-Oxley Act, for our annual report on Form 10-K for our fiscal year ending December 31, 2010, we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent accountants will need to issue an opinion on the effectiveness of those controls. Furthermore, if we identify any issues in complying with those requirements

(for example, if we or our accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it will be difficult and expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Advocacy efforts by stockholders and third-parties may also prompt even more changes in governance and reporting requirements. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities by approximately $1.4 million per year. These increased costs will require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

        Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

        We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing may dilute the interests of our common stockholders, and debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Risks Related to this Offering and Ownership of Our Common Stock

        Because a limited number of stockholders will control the majority of the voting power of our common stock, investors in this offering will not be able to determine the outcome of stockholder votes.

        Upon the completion of this offering, Eric P. Lefkofsky, Richard A. Heise, Jr., Bradley A. Keywell, affiliates of the Nazarian family and affiliates of New Enterprise Associates will, directly or indirectly, beneficially own and have the ability to exercise voting control over, in the aggregate, 58.2% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors, any amendments to our certificate of incorporation and significant corporate transactions. These stockholders may exercise this control even if they are opposed by our other stockholders. Without the consent of these stockholders, we could be delayed or prevented from entering into transactions (including the acquisition of our company by third-parties) that may be viewed as beneficial to us or our other stockholders. In addition, this significant concentration of stock ownership may adversely affect the trading price of our common stock if investors perceive disadvantages in owning stock in a company with controlling stockholders.

        The future sale of our common stock could negatively affect our stock price after this offering.

        After this offering, we will have 21,493,655 shares of common stock outstanding, 5,700,000 of which will be available for immediate public sale. The remaining 15,793,655 shares of common stock outstanding after this offering, including an aggregate of 12,518,456 shares beneficially owned, directly or indirectly, by Eric P. Lefkofsky, Richard A. Heise, Jr., Bradley A. Keywell, affiliates of the Nazarian family and affiliates of New Enterprise Associates, will be available for sale 180 days after the date of this prospectus, subject (in the case of shares held by our affiliates) to volume, manner of sale and other limitations under Rule 144. Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline.

        Our directors, officers and stockholders have agreed to enter into "lock-up" agreements with the underwriters, in which they will agree to refrain from selling their shares for a period of 180 days after the date of this prospectus. Approximately 15,793,655 of our shares will become available for sale 180 days after such date upon the expiration of these agreements. Increased sales of our common stock in the market could exert significant downward pressure on our stock price. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

        In addition, 5,312,337 of our shares of common stock, including shares beneficially owned, directly or indirectly, by affiliates of the Nazarian family and affiliates of New Enterprise Associates, will be entitled to registration rights with respect to these shares after this offering. Such holders may require us to register the resale of all or substantially all of these shares upon demand.

        We will have broad discretion in using our net proceeds from this offering, and the benefits from our use of the proceeds may not meet investors' expectations.

        Our management will have broad discretion over the allocation of our net proceeds from this offering as well as over the timing of their use without stockholder approval. We have not yet determined specifically how we will deploy our net proceeds to be used to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. As a result, investors will be relying upon management's judgment with only limited information about our specific intentions for the use of the balance of our net proceeds from this offering. Our failure to apply these proceeds effectively could cause our business to suffer.

        Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

        Prior to this offering, there has been no public market for shares of our common stock. An active public trading market for our common stock may not develop or, if it develops, may not be maintained after this offering, and the market price could fall below the initial public offering price. If no trading market develops, securities analysts may not initiate or maintain research coverage of our company, which could further depress the market for our common stock. Some of the factors that may cause the market price of our common stock to fluctuate include:

  •
  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

  •
  changes in market valuations of similar companies;

  •
  success of competitive products or services;

  •
  changes in our capital structure, such as future issuances of debt or equity securities;

  •
  announcements by us, our competitors, our clients or our carriers of significant products or services, contracts, acquisitions or strategic alliances;

  •
  regulatory developments in the United States or foreign countries;

  •
  litigation involving our company, our general industry or both;

  •
  additions or departures of key personnel;

  •
  investors' general perception of us; and

  •
  changes in general economic, industry and market conditions.

        In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management. As a result, you could lose all or part of your investment. Our company, the selling stockholders and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following this offering.

        Our quarterly results are difficult to predict and may vary from quarter to quarter, which may result in our failure to meet the expectations of investors and increased volatility of our stock price.

        The continued use of our services by our clients depends, in part, on the business activity of our clients and our ability to meet their cost saving needs, as well as their own changing business conditions. In addition, a significant percentage of our revenue is subject to the discretion of our transactional clients, who may stop using our services at any time, and the transportation industry in which we operate is subject to some degree of seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season because many of our retail clients ship goods and stock inventories prior to the winter holiday season. Therefore, the number, size and profitability of shipments may vary significantly from quarter to quarter. As a result, our quarterly operating results are difficult to predict and may fall below the expectations of current or potential investors in some future quarters, which could lead to a significant decline in the market price of our stock and volatility in our stock price.

        If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

        Because our existing investors paid substantially less than the initial public offering price when they purchased their shares, new investors will incur immediate and substantial dilution in their investment.

        Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that new investors pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution is due in large part to the fact that our existing investors paid substantially less than the initial public offering price when they purchased their shares. In addition, there will be options to purchase 1,626,300 shares of our common stock outstanding upon the completion of this offering. To the extent such options are exercised in the future, there will be further dilution to new investors.

        The initial public offering price for the shares sold in this offering will be determined by negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the determination of the initial public offering price.

        We do not currently intend to pay dividends, which may limit the return on your investment in us.

        We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

        If our board of directors authorizes the issuance of preferred stock, holders of our common stock could be diluted and harmed.

        Our board of directors has the authority to issue up to 2,500,000 shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power and dividend liquidation rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is possible that we may need, or find it advantageous, to raise capital through the sale of preferred stock in the future.

FORWARD-LOOKING STATEMENTS

        Many of the statements included in this prospectus contain forward-looking statements and information relating to our company. We generally identify forward-looking statements by the use of terminology such as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Such statements are subject to risks, uncertainties and assumptions, including those identified in "Risk Factors," as well as other matters not yet known to us or not currently considered material by us. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements do not guarantee future performance and should not be considered as statements of fact.

        Factors that may cause actual results to differ from expected results include, among others:

  •
  general economic conditions, including an increase in fuel prices and a downturn in the transportation services and business process outsourcing industry;

  •
  competition in our industry and innovation by our competitors;

  •
  our failure to anticipate and adapt to future changes in our industry;

  •
  uncertainty regarding our product and service innovations;

  •
  our inability to successfully identify and manage our acquisitions or hire qualified account executives;

  •
  adverse developments concerning our relationships with certain key clients or carriers;

  •
  our inability to adequately protect our intellectual property and litigation regarding intellectual property;

  •
  the increased expenses and administrative workload associated with being a public company; and

  •
  failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        See the section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us.

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the 5,700,000 shares of our common stock we are offering will be approximately $70.8 million, assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus, and after deducting the underwriting discounts and estimated expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to the underwriters' option to purchase additional shares of common stock within 30 days from the date of this prospectus, and the selling stockholders are not offering any shares other than those contemplated by this overallotment option.

        We intend to use our net proceeds from this offering primarily to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. As of the date of this prospectus, we have no binding commitment or agreement relating to any acquisition or investment. We have not yet determined the amount of our net proceeds to be used specifically for any of the foregoing purposes. Accordingly, management will have significant flexibility in applying our net proceeds of this offering. We also intend to use a portion of our net proceeds from this offering to repay all outstanding principal and accrued interest under our line of credit with JPMorgan Chase Bank, N.A., which bears interest at a rate of either the prime rate or LIBOR plus 2.25% and matures on July 31, 2010 (approximately $7.9 million outstanding as of June 30, 2009), and approximately $7.2 million of our net proceeds from this offering to repay all outstanding principal and accrued interest under our term loan payable to EGL Mezzanine LLC, which bears interest at a rate of 13.0% and matures on June 2, 2012, members of which include certain of our directors, officers and stockholders, and which we incurred in connection with our acquisition of RayTrans Distribution Services. See "Certain Relationships and Related Party Transactions—Relationship with our Founders—Term Loan with EGL Mezzanine LLC." In addition to the foregoing purposes, we intend to use approximately $3.4 million of our net proceeds from this offering to make required accrued dividend payments to the holders of our Series B and D preferred shares, which holders include certain of our directors or entities owned or controlled by them. Pending their use, we intend to invest the balance of our net proceeds from this offering in short-term, investment grade interest-bearing instruments.

DIVIDEND POLICY

        Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Any determination in the future to pay dividends will depend upon our financial condition, capital requirements, operating results and other factors deemed relevant by our board of directors, including any contractual or statutory restrictions on our ability to pay dividends. The terms of our credit agreement with JPMorgan Chase Bank, N.A. restrict our ability to pay cash dividends to our stockholders except for payments to be made to holders of our Series B preferred stock and Series D preferred stock using the proceeds received from this offering.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to (i) the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis, (ii) approximately $3.4 million of required accrued dividend payments to the holders of our Series B preferred stock and Series D preferred stock to be paid after the completion of this offering, (iii) the repayment of approximately $7.2 million of outstanding principal and accrued interest under our term loan with EGL Mezzanine LLC, (iv) the repayment of outstanding principal and accrued interest under our line of credit with JPMorgan Chase Bank, N.A. (approximately $7.9 million as of June 30, 2009), and (v) the sale of 5,700,000 shares of our common stock offered by us in this offering assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        The share amounts below give effect to the one-for-two reverse stock split retroactively.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock," and our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

	As of June 30, 2009
	Actual	Pro forma as adjusted
	(unaudited) (dollars in thousands)
Cash and cash equivalents	$1,855	$54,278

Short-term debt	$11,425 (1)	$1,377
Long-term debt	10,208 (2)	4,898
Series D Preferred Stock, par value $0.0002 per share, 3,129,496 shares authorized, 3,129,496 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma as adjusted	20,265	—
Stockholders' equity:
Series B Preferred Stock, par value $0.0002 per share, 62,500 shares authorized, 62,500 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma as adjusted	31	—
Series A Common Stock, par value $0.0002 per share, 17,500,000 shares authorized, 12,517,102 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma as adjusted	3	—
Common Stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; 100,000,000 shares authorized, 21,493,655 shares issued and outstanding, pro forma as adjusted	—	88,080
Preferred Stock, par value $0.0001 per share, no shares authorized, no shares issued and outstanding, actual; 2,500,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	—	—
Stockholder receivable	(100)	(100)
Additional paid-in capital	(1,376)	(1,376)
Retained earnings	1,221	1,221

Total stockholders' equity (deficit)	(221)	87,825

Total capitalization	$41,677	$94,100

(1)
Reflects (i) $7,857,767 of outstanding principal and accrued interest under our line of credit with JPMorgan Chase Bank, N.A., (ii) $2,189,759 of the outstanding principal and accrued interest under our term loan with EGL Mezzanine LLC, (iii) $1,142,857 of contingent earnout payments in connection with the acquisition of RayTrans Distribution Services and (iv) $234,574 of capital lease obligations.

(2)
Reflects (i) $5,310,241 of the outstanding principal and accrued interest under our term loan with EGL Mezzanine LLC, (ii) $4,459,256 of contingent earnout payments in connection with the acquisition of RayTrans Distribution Services and (iii) $438,472 of capital lease obligations.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

        Our pro forma net tangible book value as of June 30, 2009 was approximately $1.5 million, or $0.09 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of our common stock outstanding, on a pro forma basis after giving effect to the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock approximately on a one-for-one basis to be effectuated prior to the completion of this offering, a one-for-two reverse stock split of such shares that will occur immediately prior to the recapitalization and approximately $3.4 million of required accrued dividend payments to the holders of our Series B preferred stock and Series D preferred stock.

        After giving effect to the sale of the 5,700,000  shares of common stock offered by us assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2009 would have been approximately $72.3 million, or $3.36 per share. This represents an immediate increase in pro forma net tangible book value of $3.27 per share to existing stockholders and an immediate dilution of $10.64 per share to new investors. The following table illustrates this dilution:

Assumed initial public offering price per share	$14.00
Pro forma net tangible book value per share as of June 30, 2009	$0.09
Increase in pro forma net tangible book value per share attributable to this offering	$3.27
Pro forma as adjusted net tangible book value per share as of June 30, 2009, as adjusted for this offering	$3.36

Dilution per share to new investors	$10.64

        After this offering and assuming the exercise in full of all options outstanding and exercisable as of June 30, 2009, pro forma as adjusted net tangible book value per share as of June 30, 2009 would have been $3.41, representing an immediate increase in pro forma net tangible book value of $3.32 per share to existing stockholders and an immediate dilution of $10.59 per share to new investors.

        We will not receive any proceeds from the sale of up to 855,000 shares that may be sold by the selling stockholders pursuant to the underwriters' option to purchase additional shares from the selling stockholders, and such selling stockholders are not offering any shares other than those contemplated by this overallotment option.

        The following table sets forth on a pro forma as adjusted basis as of June 30, 2009:

  •
  the number of shares of our common stock purchased by existing stockholders and the total consideration and the average price per share paid for those shares; and

  •
  the number of shares of our common stock purchased by new investors and the total consideration and the average price per share paid for those shares (assuming an initial public offering price of $14.00 per share, the midpoint of the filing range set forth on the cover of this prospectus).

        These pro forma numbers give effect to a one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock to be effectuated prior to the completion of this offering and the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of our common stock on approximately a one-for-one basis to be effectuated immediately after the reverse stock split and prior to the completion of this offering.

	Number of shares purchased	Total consideration	Average price per share
Existing stockholders	15,356,415	$22,699,009	$1.48
New investors	5,700,000	$79,800,000	$14.00

        As of August 31, 2009, we had 15,793,655 shares of capital stock outstanding. The share amount for existing stockholders reflected in the table above excludes:

  •
  247,679 shares of common stock issued to certain of our employees as partial consideration for their employment with us;

  •
  50,000 shares of common stock issued to one of our stockholders as partial consideration for the service of one of its affiliates on our board of directors;

  •
  100,000 shares of common stock issued as partial consideration for our acquisitions of SelecTrans LLC and Bestway Solutions, LLC; and

  •
  39,561 shares of common stock issuable to certain holders of our Series D preferred stock in connection with the recapitalization to be effectuated prior to the completion of this offering.

        Of the 15,356,415 shares of our capital stock purchased, 15,245,165 were purchased by our directors, officers and 5% or greater stockholders, and their respective affiliates, in private transactions for $22,645,409, and 111,250 were purchased upon the exercise of stock options by certain of our employees for $53,600.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents selected consolidated financial and other data as of and for the periods indicated. Financial information for periods prior to 2005 has not been presented because we were formed in January 2005. The share amounts and per share dollar amounts below give effect to the one-for-two reverse stock split retroactively. You should read the following information together with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes.

	Years ended December 31,				Six months ended June 30,
	2005	2006	2007	2008	2008	2009
					(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Consolidated statements of operations data:
Revenue	$7,322	$33,195	$95,461	$202,807	$89,866	$109,354
Transportation costs	6,152	27,704	75,535	159,717	70,932	85,100

Gross profit	1,170	5,491	19,926	43,090	18,934	24,254
Operating expenses:
Commissions	156	866	4,433	11,799	4,762	6,938
General and administrative	1,472	4,387	12,037	23,115	10,117	13,726
Depreciation and amortization	67	691	1,845	3,231	1,477	2,139

Total operating expenses	1,695	5,944	18,315	38,145	16,356	22,803

Income (loss) from continuing operations	(525)	(453)	1,611	4,945	2,578	1,451
Other income (expense)	12	201	191	(144)	(14)	(265)

Income (loss) before income taxes and discontinued operations	(513)	(252)	1,802	4,801	2,564	1,186
Income tax benefit (expense)	—	220	(749)	(1,926)	(1,041)	(467)

Income (loss) before discontinued operations	(513)	(32)	1,053	2,875	1,523	719
Loss from discontinued operations	—	(214)	—	—	—	—

Net income (loss)	(513)	(246)	1,053	2,875	1,523	719
Dividends on preferred shares	(154)	(749)	(1,054)	(1,054)	(524)	(527)

Net income (loss) applicable to common stockholders	$(667)	$(995)	$(1)	$1,821	$999	$192

Net income (loss) per share of common stock:
Basic	$(0.06)	$(0.09)	$—	$0.15	$0.08	$0.02
Diluted	$(0.06)	$(0.09)	$—	$0.14	$0.08	$0.02
Shares used in per share calculations:
Basic	10,774	11,194	11,713	12,173	12,062	12,465
Diluted	10,774	11,194	11,713	12,817	12,745	12,737
Unaudited pro forma income tax benefit (expense)(1)	$205	$(34)
Unaudited pro forma net loss(1)	$(308)	$(280)
Other data:
Enterprise clients(2)	12	27	62	92	81	107
Transactional clients served in period(3)	202	650	4,566	11,952	6,580	11,537
Total clients(4)	214	677	4,628	12,044	6,661	11,644
Employees, agents and independent contractors(5)	44	105	344	664	589	709

(1)
Unaudited pro forma data presented gives effect to our conversion on June 7, 2006 into a corporation as if it occurred at the beginning of the period presented. Unaudited pro forma income tax benefit (expense) represents a combined federal and state effective tax rate of 40% and does not consider potential tax loss carrybacks, carryforwards or realizability of deferred tax assets. Unaudited pro forma net loss represents our net loss for the periods presented as adjusted to give effect to the pro forma income tax benefit (expense) prior to our conversion to a C corporation, as we were not subject to income tax due to our treatment as a partnership for tax purposes.

(2)
Reflects number of enterprise clients on the last day of the applicable period.

(3)
Reflects number of transactional clients served in the applicable period.

(4)
Reflects total number of enterprise clients determined on the last day of the applicable period and number of transactional clients served in the applicable period.

(5)
Reflects number of employees, agents and independent contractors on the last day of the applicable period.
	As of December 31,		As of June 30,
	2007	2008	2009
			(unaudited)
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$1,569	$1,873	$1,855
Working capital	3,556	3,209	2,764
Total assets	27,106	45,909	71,695
Total liabilities	12,540	27,082	51,651
Series D convertible preferred shares	18,695	19,742	20,265
Cash dividends per common share	—	—	—
Total stockholders' deficit	$(4,129)	$(915)	$(221)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings "Risk Factors," "Selected Consolidated Financial and Other Data" and "Business." It contains forward-looking statements that involve risks and uncertainties, and is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Our actual results could differ materially from those anticipated by our management in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

        We are a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform serving the transportation and logistics needs of our clients. Our proprietary web-based technology platform compiles and analyzes data from our network of over 22,000 transportation providers to serve our clients' shipping and freight management needs. Our technology platform, composed of web-based software applications and a proprietary database, enables us to identify excess transportation capacity, obtain competitive rates, and execute thousands of shipments every day while providing high levels of service and reliability. We focus primarily on arranging transportation across the major modes, including truckload (TL), less than truck load (LTL) and small parcel, and we also offer inter-modal (which involves moving a shipment by rail and truck), domestic air, expedited and international transportation services.

        We procure transportation and provide logistics services for more than 11,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. Our clients fall into two categories, enterprise and transactional. We typically enter into multi-year contracts with our enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients. We provide transportation and logistics services to our transactional clients on a shipment-by-shipment basis, typically with individual, or spot market, pricing.

Acquisition of Mountain Logistics, Inc.

        On May 17, 2007, we acquired Mountain Logistics, Inc. (which was doing business as Transportation Management Group but now operates under the Echo name), a third-party logistics provider with offices in Park City, Utah and Los Angeles, California. As a result of the acquisition, we believe we have established a significant presence in the West Coast market by gaining over 200 West Coast clients and 43 sales agents. The purchase price was $4.9 million, consisting of approximately $4.3 million in cash paid in May 2007 and expenses incurred directly related to the acquisition as well as the payment of contingent consideration of $250,000 in 2008 and $350,000 during first six months of 2009.

        In addition, the former owners of Mountain Logistics will receive up to an additional aggregate amount of $5.9 million in cash, and 275,000 (after giving effect to the one-for-two reverse stock split) unvested shares of our common stock issued to Mountain Logistics that will vest, as follows:

  •
  $350,000 if the adjusted gross profit generated by Mountain Logistics from June 1, 2009 to May 31, 2010 equals or exceeds $2.6 million;

  •
  $1.0 million or $2.0 million if the cumulative adjusted gross profit generated by Mountain Logistics from May 17, 2007 to May 31, 2010 equals or exceeds $10.0 million or $12 million, respectively, and an additional $1.5 million if the cumulative adjusted gross profit generated by Mountain Logistics from May 17, 2007 to October 31, 2010 equals or exceeds $15.0 million;

  •
  $1.0 million if the adjusted gross profit generated by Mountain Logistics from June 1, 2010 to May 31, 2011 equals or exceeds $8.3 million;

  •
  $1.0 million if the adjusted gross profit generated by Mountain Logistics from June 1, 2011 to May 31, 2012 equals or exceeds $8.3 million; and

  •
  275,000 shares of common stock will vest if the adjusted gross profit generated by Mountain Logistics from June 1, 2007 to May 31, 2010 equals or exceeds $8.3 million, subject to certain conditions relating to profit margins.

        Our 2007 results of operations include the results of operations of Mountain Logistics beginning May 1, 2007. In 2006, Mountain Logistics generated revenues of $12.0 million.

Acquisition of Bestway Solutions LLC

        On October 15, 2007, we acquired Bestway Solutions LLC, a third-party logistics provider located in Vancouver, Washington. As a result of the acquisition, we believe we have established a Pacific Northwest presence. The purchase price was $1.2 million, consisting of $834,000 in cash, 25,000 shares of restricted common stock (after giving effect to the one-for-two reverse stock split) with a fair value of $214,500 and expenses incurred directly related to the acquisition, as well as the payment of contingent consideration of approximately $101,100 in 2008.

        In addition, the former owners of Bestway will, subject to certain exceptions, receive up to an additional aggregate amount of $202,200 in cash as follows:

  •
  up to $101,100 if the gross profit generated by Bestway from October 1, 2008 to September 30, 2009 equals or exceeds $1.98 million; and

  •
  up to $101,100 if the gross profit generated by Bestway from October 1, 2009 to September 30, 2010 equals or exceeds $2.25 million.

        Our 2007 results of operations include the results of operations of Bestway beginning October 1, 2007. In 2006, Bestway generated revenues of approximately $6.0 million.

Acquisition of RayTrans Distribution Services, Inc.

        On June 2, 2009, we acquired substantially all of the assets of RayTrans Distribution Services, Inc., a third-party provider of brokerage services in the commercial trucking market based in Matteson, Illinois. At the time of the acquisition, RayTrans Distribution Services was the primary beneficiary of three variable interest entities, RayTrans Trucking, LLC, Universal Trans, LLC and Wheel-e, LLC. We did not acquire these entities and we did not assume any of their liabilities in connection with our acquisition of RayTrans Distribution Services. These three entities are not considered variable interest entities of ours subsequent to the acquisition. The acquisition consideration for RayTrans Distribution Services consisted of approximately $5.5 million in cash paid in June 2009 and up to an additional $6.5 million in cash as follows:

  •
  $1.3 million if the adjusted EBITDA amount generated by RayTrans Distribution Services from June 1, 2009 to May 31, 2010 equals or exceeds $2.5 million;

  •
  $1.3 million if the adjusted EBITDA amount generated by RayTrans Distribution Services from June 1, 2010 to May 31, 2011 equals or exceeds $2.5 million;

  •
  $1.4 million if the adjusted EBITDA amount generated by RayTrans Distribution Services from June 1, 2011 to May 31, 2012 equals or exceeds $2.5 million; and

  •
  $2.5 million if the cumulative adjusted EBITDA amount generated by RayTrans Distribution Services on or prior to April 30, 2012 equals or exceeds $10 million.

        Our results of operations for the six months ended June 30, 2009 include the results of operations of RayTrans Distribution Services beginning June 1, 2009. In 2008, RayTrans Distribution Services generated revenues of $42.7 million.

Revenue

        We generate revenue through the sale of transportation and logistics services to our clients. Since our inception, our growth rates have decreased as our revenue has grown, and we expect this trend to continue. Our revenue was $33.2 million, $95.5 million and $202.8 million in 2006, 2007 and 2008, respectively, reflecting growth rates of 188% and 112% in 2007 and 2008, respectively, as compared to the corresponding prior year.

        Our revenue is generated from two different types of clients: enterprise and transactional. Our enterprise accounts typically generate higher dollar amounts and volume than our transactional relationships. We categorize a client as an enterprise client if we have a contract with the client for the provision of services on a recurring basis. Our contracts with enterprise clients typically have a multi-year term and are often exclusive for a certain transportation mode or point of origin. In several cases, we provide substantially all of a client's transportation and logistics requirements. We categorize all other clients as transactional clients. We provide services to our transactional clients on a shipment-by-shipment basis. As of December 31, 2008, we had 92 enterprise clients and, in 2008, we served 11,952 transactional clients. In the first half of 2009, we entered into contracts with 15 new enterprise clients. In 2006, 2007 and 2008, enterprise clients accounted for 78%, 56% and 43% of our revenue, respectively, and transactional clients accounted for 22%, 44% and 57% of our revenue, respectively. We experienced significant sales growth in our transactional client base over this period because we increased the number of our transactional sales representatives and sales agents, including through acquisitions. We expect to continue to grow both our enterprise and transactional client base in the future, although the rate of growth for each type of client will vary depending on opportunities in the marketplace.

        Revenue is recognized when the client's product is delivered by a third-party carrier or when services have been rendered. We recognize revenue either on a gross basis or on a net basis depending on the specific terms of the shipment and the underlying agreement with our client. In 2008, we had two enterprise clients and a portion of our small parcel shipments recorded on a net basis. In 2008, we recognized $200.8 million of revenue on a gross basis and $2.0 million of revenue on a net basis.

See "—Critical Accounting Policies—Revenue Recognition."

        Revenue recognized per shipment will vary depending on the transportation mode, fuel prices, shipment density and mileage of the product shipped. The primary modes of shipment that we transact in are TL, LTL and small parcel. Other transportation modes include inter-modal, domestic air, expedited services and international. Typically, our revenue is lower for an LTL shipment than for a TL shipment, and revenue per shipment is higher for shipments in modes other than TL, LTL and small parcel. Material shifts in the percentage of our revenue by transportation mode could have a significant impact on our revenue growth. In 2008, LTL accounted for 54% of our revenue, TL accounted for 30% of our revenue, small parcel accounted for 8% of our revenue and other transportation modes accounted for 8% of our revenue.

        The transportation industry has historically been subject to seasonal sales fluctuations as shipments generally are lower during and after the winter holiday season because many companies ship goods and stock inventories prior to the winter holiday season. While we have experienced some seasonality, differences in our revenue between periods have been driven primarily by growth in our client base.

Transportation costs and gross profit

        We act primarily as a service provider to add value and expertise in the procurement and execution of transportation and logistics services for our clients. Our fee structure is primarily variable, although we have entered into a limited number of fixed fee arrangements that represent an insignificant portion of our revenue. The fixed fee arrangements that we have entered into are in the form of long-term enterprise contracts and are fixed in terms of fees earned per shipment. These arrangements are recorded as fee for services. The vast majority of our enterprise contracts have fee structures that are variable, and all of our transactional relationships have variable fee structures. The amount of transaction costs we record for each shipment depends on the qualification of the shipment as either gross or net. If the shipment is recorded at gross, our gross profit consists of transportation revenue minus transportation cost. Our transportation costs consists primarily of the direct cost of transportation paid to the carrier. If the shipment is recorded at net, our gross profit is our fee for service revenue, and no transportation cost is recorded for that shipment.

        Gross profit is the primary indicator of our ability to procure services provided by carriers and other third-parties and is considered by management to be the primary measurement of our growth. Although our transportation cost is typically lower for an LTL shipment than for a TL shipment, our gross profit margin is typically higher for an LTL shipment than for a TL shipment. Material shifts in the percentage of our revenue by transportation mode, including small parcel, could have a significant impact on our gross profit. The discussion of results of operations below focuses on changes in our gross profits and expenses as a percentage of gross profit margin. In 2006, 2007 and 2008, our gross profit was $5.5 million, $19.9 million and $43.1 million, respectively, reflecting growth rates of 262% and 116% in 2007 and 2008, respectively, compared to the corresponding prior year.

Operating expenses

        Our operating expenses consist of commissions paid to our sales personnel, general and administrative expenses, including stock-based compensation expenses, to run our business and depreciation and amortization.

        Commissions paid to our sales personnel, including employees and agents, are a significant component of our operating expenses. These commissions are based on the gross profit we collect from the clients for which they have primary responsibility. In 2006, 2007 and 2008, commission expense was 15.8%, 22.2% and 27.4%, respectively, as a percentage of our gross profit. The percentage of gross profit paid as commissions will vary depending on the type of client, composition of the sales team and mode of transportation. The increase in commission expense as a percentage of gross profit in 2007 and 2008 is partially attributable to the significant growth of our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions. Commission expense, stated as a percentage of gross profit, could increase or decrease in the future depending on the composition of our revenue growth and the relative impact of changes in sales teams and service offerings.

        We accrue for commission expense when we recognize the related revenue. Some of our sales personnel receive a monthly advance to provide them with a more consistent income stream. Cash paid to our sales personnel in advance of commissions earned is reflected as a prepaid expense on our balance sheet. As our sales personnel earn commissions, a portion of their commission payment is withheld and offset against their prepaid commission balance, if any.

        Our general and administrative expenses primarily consist of compensation costs for our operations, information systems, finance and administrative support employees, and stock-based compensation. In 2006, 2007 and 2008, our general and administrative expenses were $4.4 million, $12.0 million and $23.1 million, respectively. In 2006, 2007 and 2008, general and administrative expenses as a percentage of gross profit were 79.9%, 60.4% and 53.6%, respectively. The decrease, as a percentage of gross profit, in 2007 and 2008 reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expenses during that time.

        In 2006, 2007 and 2008, our stock-based compensation expense was $71,484, $323,044 and $626,994, respectively. In 2008, our stock-based compensation expense increased due to additional stock options we granted in 2008. See "—Critical Accounting Policies—Stock-based compensation."

        Our depreciation expense is primarily attributable to our depreciation of purchases of computer hardware and software, equipment, furniture and fixtures, and the capitalization of internally developed software. In 2006, 2007 and 2008, our depreciation expense was $0.7 million, $1.4 million and $2.5 million, respectively.

        Our amortization expense is attributable to our amortization of intangible assets acquired from Mountain Logistics in May 2007 and Bestway in October 2007, including client relationships, tradenames and non-compete agreements. In 2008, our amortization expense was $0.7 million.

Reverse Stock Split and Recapitalization

        Prior to the completion of this offering, we intend to effectuate a one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock. Immediately following the reverse stock split and prior to the completion of this offering, we intend to exchange all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock for newly issued shares of common stock on approximately a one-for-one basis. The purpose of the recapitalization is to recapitalize all of our outstanding shares of capital stock into shares of the same class of common stock that will be sold in this offering. For a discussion of the recapitalization, see "Certain Relationships and Related Party Transactions—Reverse Stock Split and Recapitalization."

Income Taxes

        On June 7, 2006, our company completed a conversion pursuant to which Echo Global Logistics, LLC, a limited liability company, converted to Echo Global Logistics, Inc., a corporation. As a limited liability company, we were treated as a partnership for federal income tax purposes. As a result, all items of income, expense, gain and loss of Echo were generally reportable on the tax returns of members of Echo Global Logistics, LLC. Accordingly, we made no provisions for income taxes at the company level during 2005. Our earnings are now subject to federal and state taxes at a combined rate of approximately 40%.

        As a result of our conversion, we now account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. In connection with our conversion, we used $9.4 million of our net proceeds from the issuance of our Series D preferred stock to redeem certain of our Series A common units. Because we redeemed the units as a limited liability company, the cash distribution was taxable to the members and our tax basis increased resulting in the recognition of a deferred tax asset of $3.8 million, for which we recorded a valuation allowance of $1.9 million and a corresponding net increase to additional paid in capital of $1.9 million.

Critical Accounting Policies

  Revenue recognition

        In accordance with EITF Issue 91-9, Revenue and Expense Recognition for Freight Services in Process, transportation revenue and related transportation costs are recognized when the shipment has been delivered by a third-party carrier. Fee for services revenue is recognized when the services have been rendered.

        In accordance with EITF Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we recognize revenue either on a gross basis (transportation revenue) or on a net basis (fee for service revenue) depending on the specific terms of the shipment and the underlying agreement with our client.

Factors influencing revenue recognition on a gross basis include the terms under which we bear the risks and benefits associated with revenue-generated activities by, among other things: (1) acting as a principal in the transaction; (2) establishing prices; (3) managing all aspects of the shipping process; and (4) taking the risk of loss for collection, delivery and returns. We recognize revenue on a gross basis (transportation revenue) if these factors are more prevalent, and we recognize revenue on a net basis (fee for service revenue) if these factors are less prevalent.

  Accounts Receivable

        Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices require payment within 30 to 90 days from the invoice date. Accounts receivable are stated as the amount billed to the customer. Customer account balances with invoices past due 90 days are considered delinquent. Interest is generally not charged on past due amounts.

        The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in client collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

  Goodwill and other intangibles

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Under SFAS No. 142, Goodwill and other Intangible Assets, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if circumstances indicate a possible impairment may exist, in accordance with the provisions of SFAS No. 142. We evaluate recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value, including goodwill. If the fair value of the reporting unit is less than the book value, a second step is performed, which compares the implied fair value of the reporting unit's goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting units and the net fair values of the identifiable assets and liabilities of such reporting units. If the fair value of the goodwill is less than the book value, the difference is recognized as an impairment. As of December 31, 2008, our goodwill balance was $2.3 million.

        SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to the estimated residual values, and reviewed for the impairment whenever impairment indicators exist in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Our intangible assets consist of client relationships, trade names and non-compete agreements, which are amortized on a straight-line basis over their applicable useful lives. As of December 31, 2008, the net balance of our intangible assets was $2.2 million.

  Stock-based compensation

        Prior to January 1, 2006, we accounted for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complied with the disclosure requirements of Financial Accounting Standards Board (FASB) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123. Effective January 1, 2006, we adopted the fair value recognition provisions of FAS 123(R), Share-Based Payments, using the prospective transition method and Black-Scholes-Merton as the option valuation model. Under the prospective transition method, we will continue to account for nonvested equity awards outstanding at the date of adopting Statement 123(R) in the same manner as they had been accounted for prior to adoption. As a result, under APB No. 25, compensation expense is based on the difference, if any, on the grant date between the estimated fair value of our stock and the exercise price of options to purchase that stock. The compensation expense is then amortized over the vesting period of the stock options. The following option amounts and per share dollar amounts give effect to the one-for-two reverse stock split retroactively.

        In 2006, we granted 775,000 options at exercise prices ranging from $1.54 to $5.76 per share. The fair value of our common stock for options granted in 2006 was determined by our management contemporaneously and approved by our board of directors. Our management utilized a discounted cash flow method to determine that our common stock had a fair value per share of $0.52 as of March 31, 2006, $1.54 as of June 30, 2006, $2.12 as of September 30, 2006 and $2.16 as of December 31, 2006. Our revenue was $33.2 million in 2006, compared to $7.3 million in 2005, and the increase in the value of our common stock attributable to the growth of our business was reflected accordingly. All options granted in 2006 had exercise prices that were at or above the fair value of our common stock.

        We granted 89,250 options during the six months ended June 30, 2007 at exercise prices ranging from $2.16 to $7.00 per share, which were at or above the fair value of our common stock. We granted 333,500 options between July 1, 2007 and September 30, 2007 at exercise prices ranging from $8.00 to $8.10 per share, which was at or above the fair value of our common stock. The fair values of our common stock for options granted from January 1, 2007 to September 30, 2007 were determined through the contemporaneous application of a discounted cash flow method performed by our management and approved by our board of directors. We did not obtain contemporaneous valuations by an unrelated valuation specialist because our internal resources had the necessary knowledge to perform the valuation utilizing a methodology consistent with the AICPA Guide, Valuation of Privately-Held Company Equity Securities. In November 2007, a contemporaneous valuation of our common stock was performed using a discounted cash flow debt-free method under the income approach to determine that the fair value of our common stock was $8.80 per share. During the fourth quarter of 2007, we granted 115,000 options at an exercise price of $8.80 per share. Our revenue was $95.5 million in 2007, compared to $33.2 million in 2006, and the increase in the value of our common stock attributable to the growth of our business was reflected accordingly.

        In the three months ended March 31, 2008, we granted 15,000 options at an exercise price ranging from $10.28 to $20.00 per share, which was above the fair value of our common stock. Management determined the fair value of our common stock contemporaneously through the application of a discounted cash flow methodology.

        In the three months ended June 30, 2008, we granted 105,000 options at an exercise price of $11.72 per share, of which 35,000 vested immediately, 62,500 will vest ratably over five years, and 7,500 will vest ratably over four years. The $11.72 per share exercise price was equal to the fair value of our common stock as determined contemporaneously by management through the application of a discounted cash flow valuation methodology. In accordance with SFAS No. 123(R), we used the Black-Scholes-Merton option valuation model to determine that compensation expense of $473,450 will be recorded for these options. Of that amount, $123,400 has been recognized as expense at the date of grant for the options that vested immediately, and the remaining $350,050 will be expensed ratably over the remaining portion of the relevant vesting period.

        In the three months ended September 30, 2008, we granted 46,500 options at an exercise price of $13.58 per share, of which no shares vested immediately, 12,500 will vest ratably over four years, 9,000 will vest ratably over three years and 25,000 will vest ratably over fifteen months. The $13.58 per share exercise price was equal to the fair value of our common stock as determined contemporaneously by management through the application of a discounted cash flow valuation methodology. In accordance with SFAS No. 123(R), we used the Black-Scholes-Merton option valuation model to determine that compensation expense of $202,900 will be recorded for these options over the relevant vesting period.

        In the three months ended December 31, 2008, we granted 218,700 options at an exercise price of $10.18 per share, of which no shares vested immediately, 75,000 will vest ratably over four years, 30,000 will vest ratably over three years and 113,700 will vest ratably over five years. The $10.18 per share exercise price was equal to the fair value of our common stock as determined contemporaneously by management through the application of a discounted cash flow valuation methodology. In accordance with SFAS No. 123(R), we used the Black-Scholes-Merton option valuation model to determine that compensation expense of $332,604 will be recorded for these options over the relevant vesting period.

        In the six months ended June 30, 2009, we granted 215,000 options at exercise prices ranging from $6.84 to $6.94 per share, of which no shares vested immediately, 125,000 will vest ratably over 4.5 years and 90,000 will vest ratably over four years. The range of exercise prices was equal to the fair value of our common stock as determined contemporaneously by management through the application of a discounted cash flow valuation methodology. In accordance with SFAS No. 123(R), we used the Black- Scholes-Merton option valuation model to determine that compensation expense of $628,300 will be recorded for these options over the relevant vesting period.

        We did not obtain a contemporaneous valuation by an unrelated valuation specialist during 2008 and 2009 because our internal resources had the necessary knowledge to perform the valuation utilizing a methodology consistent with the AICPA Guide, Valuation of Privately-Held Company Equity Securities.

        In 2007, we granted options with exercise prices ranging from $2.16 to $8.80 per share. We determined that the fair value of our common stock increased from $2.16 to $8.80 per share in 2007. The reasons for this increase are as follows:

        In the fourth quarter of 2006, the following significant events occurred which had an effect on the fair value of our common stock in 2007: (1) Samuel K. Skinner, the former Secretary of Transportation and Chief of Staff of the United States of America, was appointed as our Chairman, (2) Douglas R. Waggoner, former Chief Executive Officer of USF Bestway, was appointed as our Chief Executive Officer, (3) we launched our transactional call center and (4) we signed five new enterprise accounts.

        In the first quarter of 2007, the following significant events occurred: (1) the total number of enterprise clients increased by seven, (2) we launched our upgraded technolgy platform, Optimizer, which formed the basis of the back office software application today referred to as the ETM technology platform, and (3) we unveiled our EchoTrak client web portal, which allowed us to deploy the application to thousands of external users via the internet and also dramatically reduced internal administrative costs associated with supporting our enterprise clients.

        In the second quarter of 2007, the following significant events occurred: (1) the total number of enterprise clients increased by eight, and (2) we completed our acquisition of Mountain Logistics, Inc., which provided us with access to approximately 200 clients, 43 sales agents and a presence in the West Coast market.

        In the third quarter of 2007, the following significant events occurred: (1) the total number of enterprise clients increased by eight, (2) we completed our acquisition of Bestway, which provided us access to approximately 100 clients and a presence in the Pacific Northwest, and (3) the transactional call center was reconfigured into a regional structure, and we increased our staffing plan to approximately 50 new sales representatives per quarter.

        In the fourth quarter of 2007, the following significant events occurred: (1) the total number of enterprise clients increased by 12, (2) we released EchoTrak 2.0, which included significant enhancements to our pricing engine allowing us to scale more rapidly by offering an improved LTL pricing interface, and (3) we engaged investment bankers to initiate the initial public offering process and began drafting our registration statement.

        In the first three quarters of 2008, the following significant events occurred: (1) the total number of enterprise clients increased by 34, (2) we hired approximately 170 new sales representatives in our transactional call center, and (3) we had more than doubled our average shipments per month from the previous year. As a result of these factors, the fair value of our common stock rose to a high of $13.58 per share.

        In the fourth quarter of 2008, there was a significant decline in the demand for transportation services in the economy. As a result, our forecast for 2009 and beyond was reduced from previously estimated results, thus reducing the fair value of our common stock to $6.84 per share by the end of the year.

        In the first six months of 2009, the following significant events occurred: (1) the total number of enterprise clients increased by 15, and (2) we increased productivity of our existing transactional call center. As a result of these factors, the fair value of our common stock rose to $6.94 per share.

        We believe that the per share fair value of our option grants increased from $6.94 as of June 30, 2009 to $14.00, the midpoint of the filing range set forth on the cover of this prospectus, as a result of the following developments, among others:

  •
  Our revenue increased by $11.2 million, or 22.9%, to $60.3 million during the three months ended June 30, 2009 from $49.1 million during the three months ended March 31, 2009. This revenue increase followed two consecutive quarters of revenue declines;

  •
  Our operating income increased by $1.2 million, or 988%, to $1.3 million during the three months ended June 30, 2009 from $0.1 million during the three months ended March 31, 2009. This increase in operating income followed two consecutive quarters of operating income declines;

  •
  Since June 30, 2009, the probability of our initial public offering has increased, which would allow us to reduce our debt and continue to invest in our business;

  •
  Since June 30, 2009, we have stopped applying a 5% lack of marketability discount to our enterprise value because the probability of our initial public offering has increased;

  •
  On June 2, 2009, we acquired RayTrans Distribution Services, a non-asset based logistics provider with offices in Matteson, Illinois. As a result of the acquisition, we expanded our presence in the flatbed, over-sized, auto-haul and unrefrigerated, or dry-van, brokerage services. We also added approximately 400 transactional clients, which expands our customer base and presents opportunities to market our broader range of transportation management services;

  •
  On July 15, 2009, we acquired Freight Management Inc., a non-asset based logistics provider with offices in Minnesota. As a result of the acquisition, we expanded our geographical presence and added 500 new transactional clients and 15 new sales agents;

  •
  Since June 30, 2009, we have added five new enterprise clients and 6,769 new transactional clients; and

  •
  Since June 30, 2009, we have added 63 new sales representatives and 43 new sales agents.

        Determining the fair value of our common stock requires making complex and subjective judgments. The discounted cash flow method values the business by discounting future available cash flows to present value at an approximate rate of return. The cash flows are determined using forecasts of revenue, net income and debt-free future cash flow. Our revenue forecasts for 2007 and the first three quarters of 2008 were based on expected annual growth rates ranging from 20% to 75%. In light of the significant changes in the economic environment during the fourth quarter of 2008 and the first six months of 2009, our revenue forecasts for the fourth quarter of 2008 and the first six months of 2009 were based on expected annual growth rates ranging from 15% to 38%. The assumptions underlying the forecasts were consistent with our business plan. We applied a discount rate of 20% in 2007, 2008 and the first six months of 2009 to calculate the present value of our future available cash flows, which we determined through utilization of the Capital Asset Pricing Model for companies in the "expansion" stage of development. Through the first half of 2009, we also applied a 5% lack of marketability discount to our enterprise value, which took into account that investments in private companies are less liquid than similar investments in public companies. The resulting value was allocated to our common stock outstanding. There is inherent uncertainty in all of these estimates.

        As of December 31, 2008 and June 30, 2009, there was $1,664,001 and $1,929,215, respectively, of total unrecognized compensation costs related to the stock-based compensation granted under our 2005 Stock Incentive Plan. This cost is expected to be recognized over a weighted-average period of 3.1 years.

Results of Operations

        The following table sets forth our consolidated statements of income data for the periods presented in both thousands of dollars and as a percentage of our gross profit:

	Years ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
				(unaudited)
Consolidated statements of operations data:
Revenue	$33,195	$95,461	$202,807	$89,866	$109,354
Transportation costs	27,704	75,535	159,717	70,932	85,100

Gross profit	5,491	19,926	43,090	18,934	24,254
Operating expenses:
Commissions	866	4,433	11,799	4,762	6,938
General and administrative	4,387	12,037	23,115	10,117	13,726
Depreciation and amortization	691	1,845	3,231	1,477	2,139

Total operating expenses	5,944	18,315	38,145	16,356	22,803

Income (loss) from operations	$(453)	$1,611	$4,945	$2,578	$1,451

Stated as a percentage of gross profit:
Gross profit	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Commissions	15.8	22.2	27.4	25.2	28.6
General and administrative	79.9	60.4	53.6	53.4	56.6
Depreciation and amortization	12.6	9.3	7.5	7.8	8.8

Total operating expenses	108.3	91.9	88.5	86.4	94.0
Income (loss) from operations	(8.3)%	8.1%	11.5%	13.6%	6.0%

Comparison of six months ended June 30, 2009 and 2008

  Revenue

        Our revenue increased by $19.5 million, or 21.7%, to $109.4 million during the six months ended June 30, 2009 from $89.9 million during the six months ended June 30, 2008. The increase in the number of our clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for most of our revenue growth during this period.

        Our revenue from enterprise clients increased by $5.3 million, or 13.3%, to $45.1 million during the six months ended June 30, 2009 from $39.8 million during the six months ended June 30, 2008, resulting from an increase in the number of enterprise clients and shipments executed and services provided. As we increased our number of transactional clients, our percentage of revenue from enterprise clients decreased to 41% of our revenue during the six months ended June 30, 2009 from 44% of our revenue during the six months ended June 30, 2008. As of June 30, 2009, we had 107 enterprise clients under contract, which was an increase of 26, compared to 81 enterprise clients under contract as of June 30, 2008. Our shipment volume and revenue per enterprise client decreased for the six months ended June 30, 2009 due to the overall domestic economic climate.

        Our revenue from transactional clients increased by $14.2 million, or 28.3%, to $64.3 million during the six months ended June 30, 2009 from $50.1 million during the six months ended June 30, 2008. The growth in revenue from transactional clients during this period was driven by the increase in the number of our transactional clients due to the addition of transactional sales representatives and sales agents, including those acquired in connection with the acquisition of RayTrans Distribution Services. Our percentage of revenue from transactional clients increased to 59% of our revenue during the six months ended June 30, 2009 from 56% of our revenue during the six months ended June 30, 2008. We served 11,537 transactional clients during the six months ended June 30, 2009, an increase of 4,957 compared to 6,580 transactional clients served during the six months ended June 30, 2008.

  Transportation costs

        Our transportation costs increased by $14.2 million, or 20.0%, to $85.1 million during the six months ended June 30, 2009 from $70.9 million during the six months ended June 30, 2008. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our transportation costs during this period. Our transportation costs as a percentage of revenue decreased to 77.8% during the six months ended June 30, 2009 from 78.9% during the six months ended June 30, 2008. The improvement as a percentage of revenue is primarily due to a higher percentage of shipments from our transactional clients. Our transactional clients have typically given us more LTL volume than TL volume, and typically the transportation costs per shipment are lower for LTL than TL.

  Gross Profit

        Gross profit increased by $5.4 million, or 28.1%, to $24.3 million during the six months ended June 30, 2009 from $18.9 million during the six months ended June 30, 2008. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our gross profit during this period. Gross profit margins increased to 22.2% during the six months ended June 30, 2009 from 21.1% during the six months ended June 30, 2008. The increase in gross profit margins was the result of our ability to negotiate more favorable terms on our shipments and an increase in our transactional sales, which typically have higher gross profit margins.

  Operating expenses

        Commission expense increased by $2.1 million, or 45.7%, to $6.9 million during the six months ended June 30, 2009 from $4.8 million during the six months ended June 30, 2008. As a percentage of gross profit, commission expense increased to 28.6% during the six months ended June 30, 2009 from 25.2% during the six months ended June 30, 2008. The increase in commission expense as a percentage of gross profit during the six months ended June 30, 2009 is partially attributable to growth in our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions.

        General and administrative expenses increased by $3.6 million, or 35.7%, to $13.7 million during the six months ended June 30, 2009 from $10.1 million during the six months ended June 30, 2008. The increase is primarily the result of hiring personnel to support our growth. As a percentage of gross profit, general and administrative expenses increased to 56.6% during the six months ended June 30, 2009 from 53.4% during the six months ended June 30, 2008. The increase, as a percentage of gross profit, was largely due to the expansion of our facilities in order to grow our transactional business.

        Stock-based compensation increased by $10,358, or 2.7%, to $390,403 during the six months ended June 30, 2009 from $380,045 during the six months ended June 30, 2008 due to additional stock options granted between June 30, 2008 and June 30, 2009.

  Depreciation and amortization

        Depreciation expense increased by $0.7 million, or 57.7%, to $1.8 million during the six months ended June 30, 2009 from $1.1 million during the six months ended June 30, 2008. The increase in depreciation expense is primarily attributable to purchases of computer hardware and software, equipment, furniture and fixtures, and the capitalization of internally developed software. Amortization expense from intangible assets remained unchanged at $0.4 million during the six months ended June 30, 2009.

  Income from operations

        Income from operations decreased by $1.1 million to $1.5 million during the six months ended June 30, 2009 from $2.6 million during the six months ended June 30, 2008. The decrease in income from operations is attributable to an increase in operating expense of $6.4 million, which was partially offset by an increase in gross profit of $5.4 million.

  Other expense and income tax

        Other expense increased to $264,524 during the six months ended June 30, 2009 from $14,032 during the six months ended June 30, 2008. The increase is due to additional borrowings on our line of credit during the six months ended June 30, 2009. Income tax expense decreased $0.5 million to $0.5 million during the six months ended June 30, 2009 from $1.0 million during the six months ended June 30, 2008. Our effective tax rate for both periods was approximately 40%.

  Net Income

        Net income decreased by $0.8 million to $0.7 million during the six months ended June 30, 2009 from $1.5 million during the six months ended June 30, 2008.

Comparison of years ended December 31, 2008 and 2007

  Revenue

        Our revenue increased by $107.3 million, or 112%, to $202.8 million in 2008 from $95.5 million in 2007. The increase in the number of our clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for most of our revenue growth during this period. Our revenue from enterprise clients increased by $34.2 million, or 64%, to $87.4 million in 2008 from $53.2 million in 2007. The increase in the number of our enterprise clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for our enterprise revenue growth during this period. Our percentage of revenue from enterprise clients decreased to 43% in 2008 from 56% in 2007 as we increased the number of our transactional clients. As of December 31, 2007 and 2008, we had 62 and 92 enterprise clients, respectively, or an increase in the total number of our enterprise clients by 30 in 2008.

        Our revenue from transactional clients increased by $73.1 million, or 173%, to $115.4 million in 2008 from $42.3 million in 2007. The growth in revenue from transactional clients during this period was driven by the increase in the total number of our transactional clients due to the addition of transactional sales representatives and sales agents. Our percentage of revenue from transactional clients increased to 57% in 2008 from 44% in 2007. In 2007 and 2008, we served 4,566 and 11,952 transactional clients, respectively, or an increase in the total number of our transactional clients by 7,386 in 2008.

  Transportation costs

        Our transportation costs increased by $84.2 million, or 111%, to $159.7 million in 2008 from $75.5 million in 2007. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our transportation costs during this period. Our transportation costs as a percentage of revenue decreased to 78.8% in 2008 from 79.1% in 2007. The improvement as a percentage of revenue is primarily due to a higher percentage of revenue from our transactional clients. Our transactional clients have typically given us more LTL volume than TL volume, and typically the transportation cost per shipment is lower for LTL than TL.

  Gross profit

        Gross profit increased by $23.2 million, or 116%, to $43.1 million in 2008 from $19.9 million in 2007. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our gross profit during this period. Gross profit margins increased to 21.2% in 2008 from 20.9% in 2007. The increase in gross profit margins was the result of our ability to negotiate more favorable terms on our shipments and an increase in our transactional sales, which typically have higher gross profit margins.

  Operating expenses

        Commission expense increased by $7.4 million, or 166%, to $11.8 million in 2008 from $4.4 million in 2007. As a percentage of gross profit, commission expense increased to 27.4% in 2008 from 22.2% in 2007. The increase in commission expense as a percentage of gross profit in 2008 is partially attributable to the significant growth of our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions.

        General and administrative expenses increased by $11.1 million, or 92.0%, to $23.1 million in 2008 from $12.0 million in 2007. The increase is primarily the result of hiring personnel to support our growth. As a percentage of gross profit, general and administrative expenses decreased to 53.6% in 2008 from

60.4% in 2007. The decrease, as a percentage of gross profit, reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expenses. Stock-based compensation expense increased by $303,950, or 94%, to $626,994 in 2008 from $323,044 in 2007, due to additional stock options we granted in 2008.

  Depreciation and amortization

        Depreciation expense increased by $1.1 million, or 84.4%, to $2.5 million in 2008 from $1.4 million in 2007. The increase in depreciation expense is primarily attributable to purchases of computer hardware and software, equipment, furniture and fixtures, and the capitalization of internally developed software. Amortization expense from intangible assets increased by $0.2 million in 2008 due to the acquisition of intangible assets of Mountain Logistics in May 2007 and Bestway in October 2007. In connection with the Mountain Logistics acquisition, we acquired intangible assets, including client relationships and non-compete agreements, with a value of $3.0 million, which are being amortized on a straight-line basis over their applicable useful lives. In connection with the Bestway acquisition, we acquired intangible assets, consisting of client relationships with a value of $0.4 million, which are being amortized on a straight-line basis over their applicable useful lives.

  Income from operations

        Income from operations increased by $3.3 million, or 207%, to $4.9 million in 2008 from $1.6 million in 2007. The increase in income from operations resulted from an increase in gross profit partially offset by an increase in operating expenses.

  Other income and expense and income tax

        Other income and expense decreased by $334,566, to other expense of $143,871 in 2008 from other income of $190,695 in 2007. The decrease is due to the additional borrowings on our line of credit during 2008. Income tax expense increased $1.2 million to $1.9 million in 2008 from $0.7 million in 2007. Our effective tax rate was approximately 40% in both 2007 and 2008.

  Net income

        Net income increased by $1.8 million, or 173%, to $2.9 million in 2008 from $1.1 million in 2007.

Comparison of years ended December 31, 2007 and 2006

  Revenue

        Our revenue increased by $62.3 million, or 188%, to $95.5 million in 2007 from $33.2 million in 2006. The increase in the number of our clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for most of our revenue growth during this period. Revenue from Mountain Logistics and Bestway, both of which were acquired in 2007, represented $17.3 million of our revenue in 2007.

        Our revenue from enterprise clients increased by $27.1 million, or 104%, to $53.2 million in 2007 from $26.1 million in 2006. The increase in the number of our enterprise clients, and the total number of shipments executed on behalf of, and services provided to, these clients, accounted for our enterprise revenue growth during this period. Our percentage of revenue from enterprise clients decreased to 56% in 2007 from 78% in 2006 as we increased the number of our transactional clients. As of December 31, 2006 and 2007, we had 27 and 62 enterprise clients, respectively, or an increase of 35 enterprise clients in 2007.

        Our revenue from transactional clients increased by $35.2 million, or 496%, to $42.3 million in 2007 from $7.1 million in 2006. The growth in revenue from transactional clients during this period was driven by the increase in the number of our transactional clients due to the addition of transactional sales representatives and sales agents, including sales agents added in connection with the Mountain Logistics and Bestway acquisitions. Our percentage of total revenue from transactional clients increased to 44% in 2007 from 22% in 2006. In 2006 and 2007, we served 650 and 4,566 transactional clients, respectively, or an increase of 3,916 transactional clients in 2007.

  Transportation costs

        Our transportation costs increased by $47.8 million, or 173%, to $75.5 million in 2007 from $27.7 million in 2006. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our transportation costs during this period. Our transportation costs as a percentage of revenue decreased to 79.1% in 2007 from 83.5% in 2006. The improvement as a percentage of revenue is primarily due to a higher percentage of revenue from our transactional clients. Our transactional clients have typically given us more LTL volume than TL volume, and typically the transportation cost per shipment is lower for LTL than TL.

  Gross profit

        Gross profit increased by $14.4 million, or 263%, to $19.9 million in 2007 from $5.5 million in 2006. The growth in the total number of shipments executed on behalf of our clients accounted for most of the increase in our gross profit during this period. Gross profit margins increased to 20.9% in 2007 from 16.5% in 2006. The increase in gross profit margins was the result of our ability to negotiate more favorable terms on our shipments and an increase in our transactional sales, which typically have higher gross profit margins.

  Operating expenses

        Commission expense increased by $3.5 million, or 412%, to $4.4 million in 2007 from $0.9 million in 2006. As a percentage of gross profit, commission expense increased to 22.2% in 2007 from 15.8% in 2006. The increase in commission expense as a percentage of gross profit in 2007 is partially attributable to the significant growth of our transactional sales during that time, which typically have higher commission rates. The increase is also attributable to our transition from early stage reliance on senior management relationships, with respect to which we generally do not pay commissions, to reliance on a dedicated sales force, to whom we do pay commissions.

        General and administrative expenses increased by $7.6 million, or 174%, to $12.0 million in 2007 from $4.4 million in 2006. The increase is primarily the result of hiring personnel to support our growth. As a percentage of gross profit, general and administrative expenses decreased to 60.4% in 2007 from 79.9% in 2006. The decrease, as a percentage of gross profit, reflects our ability to add clients and sales personnel in order to increase our gross profit without incurring a corresponding increase in our general and administrative expenses.

        Stock-based compensation expense increased by $251,560, or 352%, to $323,044 in 2007 from $71,484 in 2006, due to additional stock options we granted in 2007.

  Depreciation and amortization

        Depreciation expense increased by $0.7 million, or 97.9%, to $1.4 million in 2007 from $0.7 million in 2006. The increase in depreciation expense is primarily attributable to purchases of computer hardware and software, equipment, furniture and fixtures in 2007.

        Amortization expense from intangible assets increased by $0.5 million in 2007 due to the acquisition of intangible assets of Mountain Logistics in May 2007 and Bestway in October 2007. In connection with the Mountain Logistics acquisition, we acquired intangible assets, including client relationships and non-compete agreements, with a value of $3.0 million, which are being amortized on a straight-line basis over their applicable useful lives. In connection with the Bestway acquisition, we acquired intangible assets, consisting of client relationships with a value of $0.4 million, which are being amortized on a straight-line basis over their applicable useful lives. We did not have amortization expense from intangible assets in 2006.

  Income (loss) from operations

        Income from operations increased by $2.1 million to $1.6 million in 2007 from a loss of $0.5 million in 2006. The increase in income from operations resulted from a decrease in transportation costs as a percentage of revenue and a decrease in operating expenses as a percentage of gross profit, which outpaced the increase in depreciation and amortization and stock-based compensation expense.

  Other income and expense, income tax and discontinued operations

        Interest income decreased by $10,186, or 4.7%, to $208,055 in 2007 from $218,241 in 2006. The decrease is due to a higher average cash balance in 2006.

        Income tax expense increased $0.9 million to $0.7 million in 2007 from a benefit of $0.2 million in 2006. Our effective tax rate was approximately 40% in 2007.

        In 2006, we ceased operations of Expert Transportation, a majority-owned subsidiary, resulting in a loss from discontinued operations of $0.2 million.

  Net income (loss)

        Net income increased by $1.3 million to net income of $1.1 million in 2007 from a net loss of $0.2 million in 2006.

Quarterly Results of Operations

        The following table represents our unaudited statement of operations data for our most recent eight fiscal quarters. You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations of any quarter are not necessarily indicative of the results that may be expected for any future period. The per share dollar amounts below give effect to the one-for-two reverse stock split retroactively for all periods presented.

	Sept. 30, 2007	Dec. 31, 2007	Mar. 31, 2008	June 30, 2008	Sept. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	June 30, 2009
	(in thousands, except per share data)
Revenue	$27,698	$33,521	$38,929	$50,936	$58,338	$54,604	$49,064	$60,290
Gross Profit	6,043	7,123	8,101	10,833	12,301	11,855	11,014	13,240
Operating Income	781	429	718	1,860	1,287	1,080	122	1,328
Net income	499	224	421	1,103	553	799	28	691
Net income (loss) applicable to common stockholders	234	(41)	158	840	288	534	(237)	429
Net income (loss) per share of common stock:
Basic	$0.02	$0.00	$0.01	$0.07	$0.02	$0.04	$(0.02)	$0.03
Diluted	$0.02	$0.00	$0.01	$0.07	$0.02	$0.04	$(0.02)	$0.03

Impact of Inflation

        We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing prices did not have a material impact on our operations in 2006, 2007 and 2008.

Liquidity and Capital Resources

        Since our inception, we have financed our operations through private sales of common and preferred equity generating proceeds of $22.7 million, net borrowings under our line of credit totaling $7.9 million (as of June 30, 2009), borrowings from related parties totaling $7.5 million and positive cash flow generated from operations totaling $1.0 million. These capital resources have funded acquisitions totaling $11.1 million and purchases of property and equipment totaling $12.8 million.

        As of June 30, 2009, we had $1.9 million in cash and cash equivalents, $2.8 million in working capital and $7.1 million available under our credit facility.

  Cash provided by (used in) operating activities

        For the six months ended June 30, 2009, $1.5 million of cash was used in operating activities, representing a decrease of $3.5 million compared to the six months ended June 30, 2008. In the six months ended June 30, 2009, we generated $3.7 million of operating cash flow from net income, adjusted for non-cash expenses, as compared to $4.0 million for the six months ended June 30, 2008, or a decrease of $0.3 million. This cash flow generation in the six months ended June 30, 2009 was offset by a change in net current assets of $5.3 million, which was primarily attributable to increases in accounts receivable and prepaid expenses, offset in part by an increase in accounts payable. This increase in net current assets was attributable to the growth in our business. In the six months ended June 30, 2008, the increase in net current assets was $2.0 million. The higher increase in cash utilized due to changes in net current assets of $3.3 million in the six months ended June 30, 2009 was due to the settlement and payment of a disputed liability which resulted in a $1.7 million reduction in accounts payable as well as an acceleration of the timing of payments made to our vendors in an effort to improve their cash flow in response to the overall slowdown in the economy.

        In 2008, $1.7 million of cash was provided by operating activities, resulting in an increase of $1.3 million when compared to 2007. In 2008, we generated $8.7 million of operating cash flow from net income, adjusted for non-cash expenses, which was an increase of $4.7 million over 2007. This cash flow generation in 2008 was offset by a change in net current assets, net of acquisitions, of $6.9 million, resulting in an increase in cash utilization of $3.4 million over 2007. The additional cash utilization caused by the increase in net assets, as well as when compared to the same increase in the prior period, was primarily attributable to the growth in our accounts receivable and prepaid assets, which were partially offset by the increases in our accounts payable caused by the growth of our business.

        In 2007, $0.4 million of cash was provided by operating activities, resulting in a decrease of $1.7 million compared to 2006. In 2007, we generated $4.0 million of operating cash flow from net income, adjusted for non-cash expenses, which was an increase of $3.7 million over 2006. This cash flow generation in 2007 was offset by a change in net current assets, net of acquisitions, of $3.6 million, resulting in an increase in cash utilization of $5.4 million over 2006. The additional cash utilization caused by the increase in net assets, as well as when compared to the same increase in the prior period, was primarily attributable to the growth in our accounts receivable, which was partially offset by the increases in our accounts payable caused by the growth of our business.

  Cash used in investing activities

        Cash used in investing activities was $7.8 million and $2.2 million during the six months ended June 30, 2009 and 2008, respectively. The primary investing activities during these periods were acquisition related payments, the procurement of computer hardware and software, the internal development of computer software, and payments made in connection with our proposed initial public offering. During the six months ended June 30, 2009, we used $5.5 million to acquire RayTrans Distribution Services, and paid a $0.4 million earn-out payment to the former owners of Mountain Logistics.

        In 2006, 2007 and 2008, cash used in investing activities was $1.5 million, $8.8 million and $5.1 million, respectively. Our investing activities generally include strategic acquisitions, the procurement of computer hardware and software and the internal development of computer software. In 2007, we used $4.8 million to acquire Mountain Logistics and Bestway, $0.9 million to purchase computer hardware and software and $3.1 million to internally develop computer software.

        In 2006, substantially all of our cash used in investing activities was dedicated to the procurement of computer hardware and software and the internal development of computer software.

  Cash provided by financing activities

        During the six months ended June 30, 2009, net cash provided by financing activities was $9.3 million compared with net cash used by financing activities of $0.8 million during the six months ended June 30, 2008. This was primarily attributable to the $2.9 million borrowed under our line of credit and a $7.5 million term loan, which was borrowed from EGL Mezzanine LLC, members of which include certain of our directors, officers and stockholders, to fund the acquisition of RayTrans Distribution Services.

        In 2006, 2007 and 2008, cash provided by financing activities was $6.9 million, $1.1 million and $3.7 million, respectively. The increase in 2008 was attributable to the $5.0 million borrowed under our line of credit. In 2007, we raised $1.0 million through private sales of our common equity to key members of management. We raised $17.4 million through the sale of our Series D preferred stock in June 2006, $9.4 million of which was used to redeem certain of our Class A common stock and $1.0 million of which was distributed to the initial founders of the Company to fund their tax liabilities arising as a result of the redemption.

  Credit facility

        As of June 30, 2009, we had $7.9 million outstanding on a $15.0 million line of credit with JPMorgan Chase Bank, N.A., which was due to expire on September 30, 2009. On August 26, 2009, we entered into an amended agreement, subsequently amended on September 8, 2009, which provides for a $20.0 million line of credit and expires on July 31, 2010. As of December 31, 2008, we had $5.0 million outstanding on the line of credit. No borrowings were outstanding as of December 31, 2007. Outstanding borrowings are collateralized by substantially all of our assets. The maximum amount outstanding under our line of credit cannot exceed 80% of the book value of our eligible accounts receivable. Our line of credit contains limitations on our ability to incur indebtedness, create liens and make certain investments. Interest on the line of credit is payable monthly at an interest rate equal to either: (1) the prime rate or (2) LIBOR plus 2.25%. We have discretion in determining if specific advances against the line of credit are drawn down as a prime rate advance or a LIBOR advance. The terms of the credit line include various covenants, including covenants that require us to maintain a maximum leverage ratio and a minimum interest coverage ratio. As of June 30, 2009, we were not in violation of any of these various covenants. The outstanding balance on our line of credit will be repaid immediately upon the closing of this offering.

  Term loan

        In June 2009, we entered into a $7.5 million term loan payable to EGL Mezzanine LLC, members of which include certain of our directors, officers and stockholders. See "Certain Relationships and Related Party Transactions-Relationships with our Founders-Term Loan with EGL Mezzanine LLC." The term loan, which was amended and restated on August 26, 2009, requires 36 monthly principal and interest payments of $0.25 million, matures on June 2, 2012 and bears interest at a rate of 13.0% per year. The proceeds from borrowings under the term loan were used for working capital purposes and to fund the acquisition of substantially all of the assets of RayTrans Distribution Services. The term loan will be repaid immediately upon the closing of this offering.

  Anticipated uses of cash

        Our priority is to continue to grow our revenue and gross profit. We anticipate that our operating expenses and planned expenditures will constitute a material use of cash, and we expect to use available cash to expand our sales force, to enhance our technology, to acquire or make strategic investments in complementary businesses and for working capital and other general corporate purposes. We also expect to use available cash to make any earn-out payments due in connection with our acquisitions, including up to an additional $5.8 million in cash payable contingent upon the achievement of certain performance measures by Mountain Logistics on or prior to May 31, 2012, up to an additional $0.2 million in cash payable contingent upon the achievement of certain performance measures by Bestway on or prior to September 30, 2010 and up to an additional $6.5 million in cash payable contingent upon the achievement of certain performance measures by RayTrans Distribution Services on or prior to May 31, 2012. We currently expect to use up to $7.0 million for capital expenditures through the end of 2010. We also expect that we will use up to $8.0 million through the end of 2010 to fund working capital requirements. We expect the use of cash for working capital purposes will be offset by the cash flow generated from operating earnings during this period. We may use a portion of the net proceeds from this offering to fund these uses of cash.

        Historically, our average accounts receivable lifecycle has been longer than our average accounts payable lifecycle, meaning that we have used cash to pay carriers in advance of collecting from our clients. We elect to provide this benefit to foster strong relationships with our clients and carriers. As our business grows, we expect this use of cash to continue. The amount of cash we use will depend on the growth of our business.

        Although we can provide no assurances, we believe that the net proceeds from this offering, together with our available cash and cash equivalents and amounts available under our line of credit, should be sufficient to meet our cash and operating requirements for the foreseeable future. However, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Contractual Obligations

        As of June 30, 2009, we had the following contractual obligations:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Capital lease obligations	$673	$235	$438	$—	$—
Operating lease obligations	11,529	1,931	3,947	3,621	2,030
Line of credit and term loan	15,358	10,048	5,310	—	—
Contingent consideration obligations related to Mountain Logistics acquisition(1)	5,850	350	5,500	—	—
Contingent consideration obligations related to Bestway acquisition(2)	202	101	101	—	—
Contingent consideration obligations related to RayTrans Distribution Services acquisition(3)	6,500	1,333	5,167	—	—

Total	$40,112	$13,998	$20,463	$3,621	$2,030

(1)
Amounts relate to contingent consideration of $5,850,000 for Mountain Logistics. For information on how the contingent consideration will be determined, see "—Acquisition of Mountain Logistics, Inc."

(2)
Amounts relate to contingent consideration of $202,200 for Bestway. For information on how the contingent consideration will be determined, see "—Acquisition of Bestway Solutions LLC."

(3)
Amounts relate to contingent consideration of $6,500,000 for RayTrans Distribution Services. For information on how the contingent consideration will be determined, see "—Acquisition of RayTrans Distribution Services, Inc."

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

  Commodity Risk

        We pass through increases in fuel prices to our clients. As a result, we believe that there is no material risk exposure to fluctuations in fuel prices.

  Interest Rate Risk

        We have exposure to changes in interest rates on our line of credit. The interest rate on our line of credit fluctuates based on the prime rate or LIBOR plus 2.25%. Assuming the $15,000,000 line of credit was fully drawn, a 1.0% increase in the prime rate would increase our annual interest expense by $150,000.

        Our interest income is sensitive to changes in the general level of U.S. interest rates, in particular because all of our investments are in cash equivalents. Due to the short-term nature of our investments, we believe that there is no material risk exposure.

        We do not use derivative financial instruments for speculative trading purposes.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity in the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. We adopted SFAS No. 160 on January 1, 2009. Adoption of SFAS No. 160 had no impact on our consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. We adopted SFAS No. 141(R) on January 1, 2009. Adoption of SFAS No. 141(R) had no impact on our historical consolidated financial statements but will impact the accounting for future acquisitions.

        In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB SFAS No. 142, Goodwill and Other Intangible Assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and assets acquisitions. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim period beginning after December 15, 2008. This guidance was effective on January 1, 2009 and applied to subsequent acquisitions in 2009.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB deferred the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We adopted SFAS No. 157 with respect to its financial assets and liabilities that are measured at fair value within the financial statements as of January 1, 2008. The adoption of SFAS No. 57 did not have a material impact on our fair value measurements. As of January 1, 2009, we adopted SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities. There was no impact on our consolidated financial statements upon adoption.

        In October 2008, the FASB issued FASB Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Assets When the Market for That Asset is Not Active. FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157. The guidance in FSP 157-3 is effective immediately and did not have an impact on us upon adoption.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events". SFAS No. 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 will be effective for interim or annual period ending after June 15, 2009 and will be applied prospectively. We adopted SFAS No. 165 for the quarter ended June 30, 2009.

BUSINESS

Our Company

        We are a leading provider of technology enabled transportation and supply chain management services, delivered on a proprietary technology platform serving the transportation and logistics needs of our clients. Our web-based technology platform compiles and analyzes data from our network of over 22,000 transportation providers to serve our clients' shipping and freight management needs. Our technology platform, composed of web-based software applications and a proprietary database, enables us to identify excess transportation capacity, obtain competitive rates, and execute thousands of shipments every day while providing high levels of service and reliability. We focus primarily on arranging transportation across the major modes, including truckload (TL), less than truck load (LTL) and small parcel, and we also offer inter-modal (which involves moving a shipment by rail and truck), domestic air, expedited and international transportation services. Our core logistics services include rate negotiation, shipment execution and tracking, carrier management, routing compliance, freight bill audit and payment and performance management and reporting, including executive dashboard tools.

        We believe our ability to identify and utilize excess capacity solves a long-standing transportation industry problem of failing to match demand with available supply and benefits both our clients and the carriers in our network. Through our proprietary technology platform and the real-time market information stored in our database, we are able to identify and utilize transportation providers with unused capacity on routes that our clients can employ. Our carrier network consists of over 22,000 transportation providers that have been selected based on their ability to effectively serve our clients in terms of price, capabilities, geographic coverage and quality of service. We believe the carriers in our network also benefit from the opportunity to serve the transportation needs of our clients with minimal sales, marketing or customer service expense.

        Our proprietary web-based technology platform, Evolved Transportation Manager (ETM), allows us to analyze our clients' transportation requirements and provide recommendations that can result in cost savings for our enterprise clients of approximately 5% to 15%. Our clients communicate their transportation needs to us electronically through our EchoTrak web portal, other computer protocols, or by phone. Using pricing, service and available capacity data derived from our carrier network, historical transaction information and external market sources, ETM analyzes the capabilities and pricing options of our carrier network and recommends cost-effective shipping alternatives. The prices we quote to our clients for their shipping needs include the market cost of fuel, which we pass through to our clients. After the carrier is selected, either by the client or us, we use our ETM technology platform to manage all aspects of the shipping process.

        Our clients gain access to our carrier network through our proprietary web-based technology platform, which enables them to capitalize on our logistics knowledge, pricing intelligence and purchasing leverage. In some instances, our clients have eliminated their internal logistics departments altogether, allowing them to reduce overhead costs, redeploy internal resources and focus on their core businesses. Using our web-based software applications also provides our clients with the ability to track individual shipments, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. These features provide our clients with greater visibility, business analytics and control of their freight expenditures.

        We procure transportation and provide logistics services for more than 11,600 clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. Our clients fall into two categories, enterprise and transactional. We typically enter into multi-year contracts with our enterprise clients, which are often on an exclusive basis for a specific transportation mode or point of origin. As part of our value proposition, we also provide core logistics services to these clients, including the management of both freight expenditures and logistical issues surrounding freight to be transported. We provide transportation and logistics services to our transactional clients on a shipment-by-shipment basis, typically with individual pricing. For the year ended December 31, 2008, enterprise and transactional clients accounted for 43% and 57% of our revenue, respectively.

        We are unencumbered by physical assets, meaning we do not own the transportation equipment used to transport our clients' freight or warehouse our clients' inventory. We believe this model allows us to be flexible and seek shipping alternatives that are tailored to the specific needs of our clients, rather than optimizing particular assets. We generate revenue by procuring transportation services on behalf of our clients through our carrier network. Typically, we generate profits on the difference between what we charge to our clients for these services and what we pay to our carriers. Our fee structure is primarily variable, although we have entered into a limited number of fixed fee arrangements that represent an insignificant portion of our revenue.

        In the first half of 2009, we served over 11,600 clients using approximately 4,500 different carriers. The number of our enterprise clients increased from 12 in 2005 to 92 in 2008 and we entered into 15 contracts with new enterprise clients during the six months ended June 30, 2009. Our revenue increased $195.5 million to $202.8 million in 2008 from $7.3 million in 2005, and our net income increased $3.4 million to $2.9 million in 2008 from a net loss of $0.5 million in 2005.

Our Founders

        Eric P. Lefkofsky, Richard A. Heise, Jr. and Bradley A. Keywell (the "Founders") founded Echo in January 2005. In December 2006, Douglas R. Waggoner was hired as our Chief Executive Officer. Mr. Waggoner has worked in the transportation industry for 29 years, most recently as the President and Chief Executive Officer of USF Bestway. In February 2007, Samuel K. Skinner became the Chairman of our Board of Directors. Mr. Skinner has extensive experience in the transportation industry, having served as Secretary of Transportation and White House Chief of Staff under President George H.W. Bush and as the Chairman, Chief Executive Officer and President of USF Corporation.

        In recent years, the Founders have also been involved in the formation of other companies that, like Echo, are based on business models that employ innovative technology, logistics expertise and management experience to capitalize on inefficiencies in traditional supply chains and create compelling value propositions for both customers and suppliers. For example, Messrs. Lefkofsky and Heise were founders of InnerWorkings, Inc. (NASDAQ: INWK).

        Prior to the hiring of Mr. Waggoner, Messrs. Keywell and Lefkofsky shared responsibility in overseeing day-to-day executive management of Echo's operations. Messrs. Keywell and Lefkofsky continue to have input that extends beyond their respective roles as members of our Board. In view of the significant role each of them played in our formation and development, members of our management continue to consult with each of Messrs. Keywell and Lefkofsky on a regular basis concerning a broad range of operating and strategic issues.

Our Market Opportunity

  Overview of the Transportation and Logistics Market

        Transportation involves the physical movement of goods, and logistics relates to the management and flow of those goods from origin to destination. The worldwide transportation and logistics market is an integral part of the global economy. According to the Council of Supply Chain Management Professionals, total transportation and logistics spend for the United States in 2008 was approximately $1.3 trillion. According to Armstrong & Associates, an independent research firm, gross revenue for third-party logistics in the United States in 2008 was approximately $127.0 billion.

        We believe that a significant portion of available transportation capacity in the United States remains unused as a result of the inefficiencies in the transportation and logistics market relating to the absence of an established and automated marketplace. Without this marketplace, demand is not always matched with available supply due to constant fluctuations in transportation capacity and imperfect information, resulting in underutilized assets. Unused transportation capacity occurs, for example, when a transportation provider delivers its primary load, or headhaul, to a destination and does not have an adequate backhaul shipment back to its point of origin. Additionally, logistics decisions such as carrier selection are made with limited analysis and access to real-time capacity data. As a result, carrier selection is regularly driven by the effectiveness of a carrier's sales organization and decisions are made with limited price information.

  Third-Party Logistics Services

        As companies seek to become more competitive, they tend to focus on their core business processes and outsource their non-core business processes to third-party providers. Third-party logistics providers for the transportation industry offer services such as transportation, distribution, supply chain management, customs brokerage, warehousing and freight management. Third-party logistics providers may also provide a range of ancillary services such as packaging and labeling, freight tracking and integration with client-specific planning systems to facilitate supply chain management.

        According to Armstrong & Associates, from 1996 to 2008, the United States third-party logistics market grew at a 12.5% compounded annual rate, from $30.8 billion to $127.0 billion in gross revenue. In addition, according to Armstrong & Associates, less than 10% of logistics expenditures for the United States were outsourced in 2008. We believe that the market penetration of third-party logistics in the United States will continue to expand and the third-party logistics market in the United States will continue to grow over the next several years. We also believe that many companies will look to outsource their entire shipping department to third-party logistics providers rather than contracting with providers on a shipment-by-shipment basis.

        The market for third-party logistics providers is highly fragmented. According to the Transportation Intermediaries Association, a professional organization representing transportation intermediaries, no single third-party logistics provider controls more than 5% of the United States market. Although a variety of business models exist within the transportation and logistics market, transportation providers are generally divided into two primary categories: asset-based transportation providers and non-asset-based service providers. Most asset-based providers have significant capital equipment and infrastructure and typically focus on maximizing their individual asset utilization to limit the amount of unused transportation capacity and increase their return on investment. Non-asset-based providers do not own the transportation equipment that is used to transport their clients' shipments, but instead serve as intermediaries that procure access to physical transportation capacity for shippers and contract warehousing providers. According to Armstrong & Associates, measured by 2008 gross revenue, asset-based providers accounted for 23% of domestic U.S. transportation management services while non-asset-based providers accounted for the other 77%.

        Many large third-party logistics providers are asset-based providers. Non-asset-based providers typically operate as small freight brokers with limited resources, limited carrier networks and modest or outdated information technology systems. We believe very few non-asset-based providers have more than 100 personnel and the small providers, comprising the vast majority, lack the scale to support the increasing requirements for national and global coverage across multiple modes of transportation, the ability to offer complete outsourcing and the ability to provide their clients with technology-driven logistics services.

  Transportation and Logistics Services Trends

        We believe that the following trends will continue to drive growth in the third-party logistics market:

        Recognition of Outsourcing Efficiencies.    Companies increasingly recognize that repetitive and non-core functions such as transportation and logistics management can be outsourced to specialists, resulting in cost savings, improved service and increased return on investment. By outsourcing transportation and logistics to third-party providers, companies can also achieve greater operational flexibility by redeploying resources to core activities. According to Armstrong & Associates, the United States outsourced logistics market has grown from $30.8 billion in 1996 to $127.0 billion in gross revenue in 2008, which we believe evidences the recognition of the benefits of outsourcing logistics.

        Increasing Complexity of Global Supply Chains.    As global supply chains become more complex, we believe customers will increasingly rely on single providers that can provide the full range of logistics services across multiple transportation modes. Additionally, as manufacturing processes continue to shift towards lower cost centers, raw materials and finished products are traveling greater distances to reach their destination for consumption. At the same time, companies are seeking ways to reduce costs and compete with global competitors. These challenges have forced companies to look for ways to benefit from low cost labor regions and optimize their business processes. We believe that globalization results in an increased demand for logistics service providers that have national and global carrier relationships across multiple modes of transportation.

        Demand for Technology Enabled Transportation Management and Logistics Services.    Logistics services have historically been focused on realizing immediate cost savings on a shipment-by-shipment basis using a labor-intensive, non-scalable process. Information technology is becoming an important catalyst for logistics services, and clients will benefit from providers that are technologically sophisticated and able to analyze data to optimize the marketplace. Technology enabled third-party logistics providers can also identify transportation routes and excess capacity and are able to aggregate purchasing power more efficiently than traditional third-party logistics providers.

  Opportunity for Providers of Technology Enabled Transportation and Logistics Services

        In the current state of the transportation and logistics market, we believe a third-party logistics provider with superior technology-driven services can differentiate itself by offering additional cost-savings through its ability to:

  •
  analyze real-time carrier pricing across multiple transportation modes through proprietary data repositories;

  •
  aggregate clients' shipping spend for better pricing;

  •
  build more sophisticated pricing algorithms;

  •
  analyze historical transportation spend data;

  •
  offer access to real-time tracking, monitoring and reporting on shipments;

  •
  integrate with clients' existing technology applications;

  •
  provide improved reporting and auditing capabilities; and

  •
  evaluate carrier performance.

Our Competitive Advantage

        We believe a number of important competitive strengths will continue to drive our success in the future, including:

        Innovative business model with compelling value proposition for clients.    We believe our technology-driven, transportation and logistics services improve on traditional transportation outsourcing models because we aggregate fragmented supply and demand information across all major modes of transportation from our network of clients and carriers. By using our proprietary technology platform and market information (including current pricing, service and available capacity data as well as historical transaction information) stored in our database, we are able to recommend a carrier for each shipment regardless of mode, at any given moment, typically at a highly competitive price. Our clients benefit from our buying power aggregated through our more than 11,600 clients. We believe this buying power enables us to provide an efficient network of capacity at preferential rates. As a result, we are typically able to reduce many of our enterprise clients' total annual transportation and logistics costs by between approximately 5% to 15%, while providing high-quality service.

        Scalable, proprietary technology platform.    Our proprietary ETM technology platform is a web-based software application that provides competitive pricing, supply chain visibility and shipment execution across all major modes of transportation. Our proprietary technology platform can support a significant increase in the number of clients we serve and shipments we execute without a significant additional capital investment. ETM allows us to compile freight and logistics data from our diversified network of over 22,000 carriers to serve our clients' shipping needs and optimize their freight management. Our ETM database expands and becomes more difficult to replicate as we increase the number of shipments and the amount of pricing, service and available capacity data increases. We use our ETM technology platform to analyze the capabilities of our carrier network and recommend cost-effective carriers in the appropriate transportation mode. We also use our ETM technology platform to track individual shipments and provide customized reports throughout the lifecycle of each shipment, allowing us to manage the entire shipping process from pick-up to delivery as part of our value proposition. ETM provides client-specific information by giving them self-service access to carrier pricing information derived from data stored within ETM. The collective components of our ETM technology platform allow us to craft integrated transportation and supply chain management services for each client. We believe that the ability to provide these integrated transportation and supply chain management solutions furthers our competitive advantage.

        End-to-end technology enabled services embedded in clients' business processes.    Our proprietary technology platform provides a central, scalable and configurable portal interface that enables our clients to manage their transportation and logistics costs. Our web-based software provides our clients with access to transportation market analytics and business information capabilities. By using our suite of web-based applications, our clients can obtain real-time information on individual shipments and available capacity, transfer shipment-level data to their financial management systems and create customized dashboards and reports detailing carrier activity on an enterprise-wide basis. In addition, we offer our enterprise clients superior client care through dedicated teams of account executives and on-site support. We believe our proprietary technology and logistics expertise provide us with the ability to effectively serve the increasingly complex global supply chain needs of our client base and have enabled some of our clients to eliminate their internal logistics departments.

        High levels of user satisfaction.    Our web-based software applications enable our clients to manage the complexities in their transportation and supply chain functions. Our supply chain management services allow our clients to capitalize on our logistics expertise, pricing information and purchasing leverage in a user-friendly interface. We typically have received ratings indicating high levels of satisfaction from a wide range of our clients based on data collected from our periodic client surveys.

        Multi-faceted sales strategy leveraging deep logistics expertise.    We have built a multi-faceted sales strategy that effectively utilizes our enterprise sales representatives, transactional sales representatives and agent network. Our enterprise sales representatives typically have significant sales expertise and are focused on building relationships with our clients' senior management teams to execute multi-year enterprise contracts, typically with terms of one to three years. Our transactional sales representatives, with support from our account executives, are focused on building new transactional client relationships and migrating transactional accounts to enterprise accounts. From inception through 2008, 26 of our enterprise accounts were converted from transactional accounts, and of the 15 contracts entered into with new enterprise clients in the first half of 2009, six were converted from transactional accounts. Our network of agents enables us to benefit from seasoned industry professionals with access to regional shipping markets.

Our agents are typically experienced industry sales professionals focused on building relationships with department level transportation managers with both existing and prospective clients, such as shipping, traffic or logistics managers. From inception through 2008, 54 of our enterprise accounts and 2,752 of our transactional accounts were sourced through our network of agents. Our multi-faceted sales strategy enables us to engage clients on a shipment-by-shipment basis (transactional) or a fully or partially outsourced basis (enterprise), which we believe significantly enhances our ability to attract new clients and increase our revenue from existing clients. Our ability to work with clients on a transactional basis also allows for a gradual and transparent transition to a fully-outsourced enterprise engagement, which we believe enhances our ability to sign new enterprise contracts.

        Proven track record of success with large enterprise clients.    We believe that our record of success in serving large enterprises is a key competitive advantage. As of June 30, 2009, we had contracts with 107 enterprise clients, and the total number of enterprise clients increased by 30 and 15 in 2008 and the first six months of 2009, respectively. The size, diversity and reputation of these clients, combined with our track record of successful renewals, demonstrates our ability to handle complex client and industry-specific transportation needs.

        Access to our carrier network.    Our carrier network consists of over 22,000 carriers that have been selected based on their ability to effectively serve our clients on the basis of price, capabilities, geographic coverage and quality of service. We regularly monitor our carriers' pricing, shipment track record, capacity and financial stability using a system in which carriers are graded based on their performance against other carriers, giving our clients an enhanced level of quality control. By using our visibility into carrier capacity, we are also able to negotiate favorable rates, manage our clients' transportation spend and identify cost-effective shipping alternatives.

        Experienced management team.    We have a highly experienced management team with extensive industry knowledge. Our Chief Executive Officer, Douglas R. Waggoner, is the former President and CEO of USF Bestway, a regional carrier based in Scottsdale, Arizona, and Daylight Transport, a LTL carrier based in Long Beach, California. Our non-executive Chairman, Samuel K. Skinner, is the former Chairman, President and Chief Executive Officer of USF Corporation and the former Secretary of Transportation of the United States of America.

Our Strategy

        Our objective is to become the premier provider of transportation and logistics services to corporate clients in the United States. Our business model and technological advantage have been the main drivers of our historical results and have positioned us for continued growth. The key elements of our strategy include:

        Expand our client base.    We intend to develop new long-term client relationships by using our industry experience and expanding our sales and marketing activities. As of June 30, 2009, we had contracts with 107 enterprise clients, and the total number of enterprise clients increased by 30 and 15 in 2008 and the first six months of 2009, respectively. We seek to attract new enterprise clients by targeting companies with substantial transportation needs and demonstrating our ability to reduce their transportation costs by using our ETM technology platform. In addition, we plan to continue to hire additional sales representatives to build our transactional business across all major modes. We believe our business model provides us with a competitive advantage in recruiting sales representatives as it enables our representatives to leverage our proprietary technology and carrier network to market a broader range of services to their clients at competitive prices.

        Further penetrate our established client base.    We believe our established client base presents a substantial opportunity for growth. As we demonstrate our ability to execute shipments with high levels of service and favorable pricing, we are able to strengthen our relationships with our clients, penetrate incremental modes and geographic areas and generate more shipments. As we become more fully integrated into the businesses of our transactional clients and are able to identify additional opportunities for efficiencies, we seek to further penetrate our client base by selling our enterprise services to those clients. Of our 107 enterprise clients as of June 30, 2009, 26 began as transactional clients.

        Further invest in our proprietary technology platform.    We intend to continue to improve and develop Internet and software-based information technologies that are compatible with our ETM platform. In order to continue to meet our clients' transportation requirements, we intend to invest in specific technology applications and personnel in order to improve and expand our offering. As of December 31, 2008, we had approximately 5,400 individual users of ETM and as the number of users expands, we will continue to invest in both IT development and infrastructure.

        Selectively pursue strategic acquisitions.    We have grown, in part, through acquisitions. We intend to selectively pursue strategic acquisitions that complement our relationships and logistics expertise and expand our business into new geographic markets. Our objective is to increase our presence and capabilities in major commercial freight markets in the United States. We may also evaluate opportunities to access attractive markets outside the United States from time to time, or selectively consider strategic relationships that add new long-term client relationships, enhance our services or complement our business strategy.

Our Proprietary Technology Platform

        Our proprietary ETM technology platform allows us to analyze our clients' transportation requirements and provide customized shipping recommendations that can result in cost savings of approximately 5% to 15% for our enterprise clients. We collect and store pricing and market capacity data in our ETM database from each interaction with carriers, and our database expands as a result of these interactions. We have also developed data acquisition tools that retrieve information from both private and public transportation databases, including subscription-based sources and public transportation rate boards, and incorporate that information into the ETM database. Using pricing, service and available capacity data derived from our carrier network, historical transaction information and external market sources, we are able to analyze the capabilities of our carrier network to recommend cost-effective shipping alternatives. We believe that the carriers with the most available capacity typically offer the most competitive rates.

        Our clients communicate their transportation needs to us electronically through our EchoTrak web portal, other computer protocols, or by phone. ETM generates pricing and carrier information for our clients by accessing pre-negotiated rates with preferred carriers or using present or historical pricing and capacity information contained in our database. If a client enters its own shipment, ETM automatically alerts the appropriate account executive. ETM's pricing algorithms are checked for accuracy before the rates are made available to our account executives. If an error occurs and an inaccurate rate is conveyed to a client, we will honor the quoted rate and correct the defective algorithm to ensure that all quoted rates going forward are accurately calculated. To date, any losses incurred as a result of an inaccurate quote have been negligible. After the carrier is selected, either by us or the client, our account executives use our ETM technology platform to manage all aspects of the shipping process.

        We have developed specialized software applications to provide our transportation and logistics services across all major modes of transportation. The software applications shown below reflect the key elements of our ETM technology platform:

        The key elements of our ETM technology platform include:

        FastLane is an Internet-based web portal that allows our carriers to view the status of all unpaid invoices, unbilled shipments, shipments in transit and other information used to quickly resolve any billing discrepancies.

        eConnect is a set of tools that allows our clients and carriers to interact directly with ETM electronically through any of several computer protocols, including EDI, XML and FTP. The eConnect tools serve as an electronic bridge between the other elements of our ETM technology platform and our clients' enterprise resource planning (ERP), billing, accounts receivable, accounts payable, order management, back office and e-commerce systems. Through eConnect, our clients are able to request shipping services and receive financial and tracking data using their existing systems.

        EchoTrak is an Internet-based web portal that connects and integrates our clients with ETM. By entering a username and password, our clients are able to display historical and active shipments in the ETM system using configurable data entry screens sorted by carrier, price, delivery date, destination and other relevant specifications. EchoTrak also generates automatic alerts to ensure that shipments are moving in accordance with the client specifications and timeline.

        RateIQ is a pricing engine that manages LTL tariffs and generates rate quotes and transit times for LTL shipments. RateIQ also provides integrated tools to manage dispatch, communications, data collection and management functions relating to LTL shipments.

        LaneIQ is a pricing engine that generates rate quotes for TL shipments. LaneIQ also provides integrated tools to manage dispatch, communications, headhaul and backhaul data collection and management functions relating to TL shipments.

        EchoPak is a small parcel pricing and audit engine. For each small parcel shipped, EchoPak audits carrier compliance with on-time delivery requirements and pricing tariffs. In addition, EchoPak tracks information for each parcel and is able to aggregate and analyze that data for clients. For instance, clients are able to view shipments by date, business unit, product line and location, and clients can access information regarding service levels and pricing.

        Shipment Tracking stores shipment information en-route and after final delivery. The shipment data is typically acquired through our carrier EDI integration, allowing our clients to track the location and status of all shipments on one screen, regardless of mode or carrier. Final delivery information is permanently archived, allowing us to provide our clients with carrier performance reporting by comparing actual delivery times with the published transit time standards.

        Document Imaging allows us to store digital images of all shipping documents, including bills of lading and delivery receipts. We index the images with the shipment data so users are able to view documents associated with an executed transaction. We use Document Imaging internally to store carrier qualification documents, including W-9, U.S. Department of Transportation authority and proof of insurance.

        CAS (Cost Allocation System) automatically audits carrier invoices against our rating engine and accounts payable accrual system. If the amounts match, the invoice is automatically released for payment. If the amounts do not match, the invoice is sent to various administrative personnel for manual processing and resolution. CAS also integrates to our general ledger, accounts receivable and accounts payable systems.

        Accounting includes our general ledger, accounts receivable and accounts payable functions. Accounting is integrated with CAS and EchoIQ, which gives us the ability to access both financial and operational data in our data warehouse and reporting systems.

        EchoIQ stores internally and externally generated data to support our reporting and analytic functions and integrates all of our core applications with ETM.

        ETM fully supports our logistics services, which we provide to our clients as part of our value proposition. Our ETM technology platform is able to track individual shipments and provide customized data and reports throughout the lifecycle of the shipment, allowing us to manage the entire shipping process for our clients. Our customized reports also provide our clients with greater visibility and control over their transportation expenditures, and our ability to benchmark the performance of their internal operations helps identify opportunities for additional cost savings.

        In 2006, 2007 and 2008, we spent approximately $1.0 million, $3.0 million and $2.5 million, respectively, on research and development, consisting of development of ETM and related technologies.

        We further leverage our technology platform by enabling low cost and scaleable workforces to work remotely, thereby lowering our operating costs and increasing our margins. As of December 31, 2008, we had a 26-person workforce in India through our build, operate, transfer (BOT) arrangements, and expect that number to grow proportionally with our business. Our workforce in India helps populate our carrier database with pricing and capacity information, and also performs back office administrative functions, including document processing, data entry, accounting, auditing and track and trace. Our ability to effectively utilize offshore labor enables us to pass on cost savings to our clients and serves as another competitive advantage. We intend to continue to invest in and train our workforce in India or other low cost labor centers to optimize the performance and effectiveness of our operations.

        Our IT infrastructure provides a high level of security for our proprietary software and database. The storage system for our proprietary data is designed to ensure that power and hardware failures do not result in the loss of critical data. The proprietary data is protected from unauthorized access through a combination of physical and logical security measures, including firewalls, encryption, antivirus software, anti-spy software, passwords and physical security, with access limited to authorized IT personnel. In addition to our security infrastructure, our system is backed up daily to prevent the loss of our proprietary data due to catastrophic failures or natural disasters.

Our Services

        We are a non-asset-based provider of technology enabled transportation and logistics services, meaning we do not own the transportation equipment used to transport our clients' freight or warehouse our clients' inventory. We believe this allows us to be flexible and seek shipping alternatives that are tailored to the specific needs of our clients, rather than the deployment of particular assets. Through our carrier network, we provide transportation services using a variety of modes of transportation.

  Transportation Services

        Truckload (TL).    We provide TL services across all TL segments, including dry vans, temperature-controlled units and flatbeds. Using our LaneIQ technology, we provide advanced dispatch, communication and data collection tools that enable our dedicated TL team to quickly disseminate critical pricing and capacity information to our clients on a real-time basis.

        Less than Truckload (LTL).    We provide LTL services involving the shipment of single or multiple pallets of freight. Using our RateIQ technology, we obtain real-time pricing and transit time information for every LTL shipment from our database of LTL carriers.

        Small Parcel.    We provide small parcel services for packages of all sizes. Using our EchoPak technology, we are often able to deliver cost saving opportunities to our clients that spend over $500,000 annually to ship with major small parcel carriers.

        Inter-Modal.    Inter-modal transportation is the shipping of freight by multiple modes, typically using a container that is transferred between ships, railcars or trucks. We offer inter-modal transportation services for our clients that utilize both trucks and rail. Using our ETM technology, our dedicated inter-modal team can select, on a timely basis, the most advantageous combination of trucks and rail to meet our clients' individual shipping demands and pricing expectations.

        Domestic Air and Expedited Services.    We provide domestic air and expedited shipment services for our clients when traditional LTL services do not meet delivery requirements. We use ETM track and trace tools to ensure that up to date information is available to our clients via EchoTrak.

        International.    We provide air and ocean transportation services for our clients, offering a comprehensive international delivery option to our clients. Using ETM, our dedicated teams can consolidate shipments, coordinate routing, local pick-up and delivery methods and prearrange customs clearance to minimize the time and economic burdens associated with international transportation.

  Logistics Services

        In addition to arranging for transportation, we provide logistics services, either on-site (in the case of some enterprise clients) or off-site, to manage the flow of those goods from origin to destination. Our core logistics services include:

  •
  rate negotiation;

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  procurement of transportation, both contractually and in the spot market;

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  shipment execution and tracking;

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  carrier management, reporting and compliance;

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  executive dashboard presentations and detailed shipment reports;

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  freight bill audit and payment;

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  claims processing and service refund management;

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  design and management of inbound client freight programs;

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  individually configured web portals and self-service data warehouses;

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  ERP integration with transactional shipment data; and

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  integration of shipping applications into client e-commerce sites.

        We believe that direct access to our web-based applications, process expertise and analytical capabilities is a critical component of our offering, and we provide our logistics services to our clients as part of our value proposition.

Our Clients

        We provide transportation and logistics services to corporate clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. In the first half of 2009, we served over 11,600 clients using approximately 4,500 different carriers and, from our inception through June 30, 2009, we served over 19,000 clients using approximately 11,000 different carriers. Our clients fall into two categories: enterprise and transactional.

  Enterprise Clients

        We typically enter into multi-year contracts with our enterprise clients, generally with terms of one to three years, to provide some, or substantially all, of their transportation requirements. Each new enterprise client is assigned one or more dedicated account executives, who are able to work on-site or off-site, as required by the client. To foster a strategic relationship with these clients, we typically agree to a negotiated level of cost savings compared to the client's historical shipping expenditures over a fixed period of time. Cost savings are estimated periodically during the term of our engagement and if the negotiated amount is not achieved, our clients may have the right to terminate our engagement.

        As of June 30, 2009, one of our 107 enterprise contracts obligated us to make payments to the client in the event we fail to deliver a 10% cost savings to the client based on its historical shipping expenditures over a fixed period of time. The amount of our business potentially subject to these cost savings payments varies depending upon the number of shipments that we make on behalf of this client and the mode of transportation used, as well as general economic conditions in the transportation industry. Revenue from this client accounted for less than 1% of our revenue in 2008. We have not been obligated to make payments to any clients due to the inability to achieve our negotiated amount of cost savings.

        Our enterprise contracts are often on an exclusive basis for a certain transportation mode or point of origin and may apply to a single mode, such as LTL, several modes or all transportation modes used by the client. These contractual exclusivity provisions help ensure, but do not guarantee, that we receive a significant portion of the amount that our enterprise clients spend on transportation in the applicable mode or modes or from the applicable point of origin. In our experience, compliance with such provisions varies from client to client and over time. Reasons compliance may vary include the widely-dispersed nature of transportation decision-making in some clients' organizations and the learning process involved in implementing our services. We work with and expect our enterprise clients to maintain and improve compliance with any applicable exclusivity provisions.

        We also provide small parcel consulting services to a limited number of our enterprise clients, which is included in our fee for service revenue. Under these arrangements, we review the client's small parcel shipping contracts and shipment data analyzing their volumes, distribution, rates and savings opportunities, prepare negotiation strategies and directly or indirectly participate in negotiations with carriers to improve the client's rates, charges, services and commitments. For these services, we typically earn a percentage of any savings realized by the client over a fixed period of time, which is recorded on our books on a net basis as fee-for-service revenue.

        Our annual revenue from individual enterprise clients typically ranges from $100,000 to $10.0 million. Our revenue from all enterprise clients increased in the last two years, from $26.1 million in 2006, to $53.2 million in 2007 and to $87.4 million in 2008. Our revenue from enterprise clients as a percentage of total revenue was 78% in 2006, 56% in 2007 and 43% in 2008.

  Transactional Clients

        We provide transportation and logistics services to our transactional clients on a shipment-by-shipment basis, which are typically priced to our carriers on a spot, or transactional, basis. Our annual revenue from individual transactional clients typically ranges from $1,000 to $50,000. Of our 50 largest transactional clients in 2007, 49 placed orders with us during 2008, which we believe demonstrates our ability to meet a variety of transportation requirements on a recurring basis. We estimate that total annual transportation expenditures for our 11,952 transactional clients during the year ended December 31, 2008 were in excess of $2.7 billion.

Our Carrier Network

        Our carrier network provides our clients with substantial breadth and depth of offerings within each mode. In 2008, we used approximately 4,400 TL carriers, 100 LTL carriers, 14 small parcel carriers, 46 inter-modal carriers, 12 domestic air carriers and 65 international carriers. Our ability to attract new carriers to our network and maintain good relationships with our current carriers is critical to the success of our business. We rely on our carriers to provide the physical transportation services for our clients, valuable pricing information for our proprietary database and tracking information throughout the shipping process from origin to destination. We believe we provide value to our carriers by enabling them to fill excess capacity on traditionally empty routes, repositioning their equipment and therefore offsetting their substantial overhead costs to generate incremental revenue. In addition, we introduce many of our clients to new carriers and broaden each carrier's market presence by expanding its sales channels to a larger client base.

        We select carriers based on their ability to effectively serve our clients with respect to price, technology capabilities, geographic coverage and quality of service. In the small parcel mode, we use nationally recognized carriers, such as FedEx and UPS. In other transportation modes, we maintain the quality of our carrier network by obtaining documentation to ensure each carrier is properly licensed and insured, and has an adequate safety rating. In addition, we continuously collect information on the carriers in our network regarding capacity, pricing trends, reliability, quality control standards and overall customer service. We believe this quality control program helps to ensure that our clients receive high-quality service regardless of the carrier that is selected for an individual shipment. In 2008, we used approximately 5,600 of the over 22,000 carriers in our network to provide shipping services to our clients.

        The carriers in our network are of all sizes, including large national trucking companies, mid-sized fleets, small fleets and owner-operators of single trucks. We are not dependent on any one carrier, and our largest carriers by TL, LTL and small parcel accounted for less than 0.9%, 6.2% and 7.4%, respectively, of our total transportation costs across all modes in 2008. Approximately 5% of our LTL and 20% of our TL shipments in 2008 were transported by carriers with less than 100 trucks. For international shipments, we currently rely on one carrier to provide substantially all of our transportation. We consider our relationship with this carrier to be good. In 2007 and 2008, international shipments accounted for 3% and 4% of our revenue, respectively.

Sales and Marketing

        We market and sell our transportation and logistics services through our sales personnel located in four cities across the United States. As of December 31, 2008, our sales team consisted of 10 enterprise sales representatives, 262 transactional sales representatives and 111 agents. Our enterprise sales representatives typically have significant sales expertise and are focused on building relationships with clients' senior management teams to execute enterprise contracts. Our transactional sales representatives, located largely at our outbound call center in Chicago, are focused on building new transactional client relationships and migrating transactional accounts to enterprise accounts. Our agents, located in regional shipping markets throughout the United States, are typically experienced industry sales professionals focused on building relationships with our clients' transportation managers. We support our sales team with account executives. These individuals are generally responsible for customer service, developing relationships with client personnel and managing the shipping process from origin to destination.

        Our marketing efforts typically involve up to a six month selling cycle to secure a new enterprise client. Our efforts may begin in response to a perceived opportunity, a referral by an existing client, a request for proposal, a relationship between a member of our sales team and a potential client, new client prospects gained through acquisitions, an introduction by someone affiliated with our company, or otherwise. Our senior management team, sales representatives and agents are responsible for the sales process. An important aspect of this sales process is our analysis of a prospective client's historic transportation expenditures to demonstrate the potential savings that could be achieved by using our transportation and logistics services. We also try to foster relationships between our senior management team and our clients' senior management, and many of our enterprise clients were secured by marketing our services to "C-level" management contacts. These relationships ensure that both parties are focused on seamless process integration and using our services to provide tangible cost savings.

        As we become more knowledgeable about a client's business and processes, our ability to identify opportunities to create value for the client typically increases, and we focus on trying to expand the services we provide to our existing enterprise and transactional clients. As a relationship with a client grows, the time requirement to win an engagement for additional services typically declines and we are able to recognize revenue from our sales efforts more quickly. Historically, many of our clients have been more willing to turn over more of their transportation and logistics requirements to us as we demonstrate our capabilities.

        Each new enterprise client is assigned one or more dedicated account executives, who are able to work on-site or off-site, as required by the client. Our dedicated account executives integrate the client's existing business processes with our proprietary technology platform to satisfy the client's transportation requirements, and assist our sales representatives and agents in targeting potential deficiencies in the client's operations that could lead to expanded service offerings. Because the account executives we hire generally have significant sales experience, they can also begin marketing our services after limited training on our model and systems. Our agreements with our account executives require them to market and sell our transportation and logistics services on an exclusive basis and contain non-compete and non-solicitation provisions that apply during and for a specified period after the term of their service.

        Our transactional sales representatives, who focus on sales of our transportation and logistics services on a shipment-by-shipment basis, concentrate on building relationships with our transactional clients that could benefit from the competitive pricing and enhanced service associated with our services. Our ability to work with clients on a transactional basis provides us with an opportunity to demonstrate the cost savings associated with our technology-driven services before the client considers moving to a fully-outsourced enterprise engagement. Since our inception in January 2005, 26 transactional clients have migrated to an enterprise engagement.

        Our sales team is critical to the success of our business and our ability to grow will depend on our ability to continue to attract, train and retain talented individuals. Candidates are recruited through search firms, Internet postings, advertisements in industry publications, industry event attendance, referrals and word-of-mouth networking. To attract these candidates, we will continue to offer attractive commission structures and highlight the advantages that our ETM technology platform provides in winning and maintaining new clients. We believe our business model provides us with a competitive advantage in recruiting sales representatives because it enables them to use our enhanced analytics technology and carrier network to market a broader range of services at competitive prices. Our services can be offered at no upfront cost and our clients are generally able to immediately realize tangible cost savings.

        We had 24 sales representatives and agents as of December 31, 2005, 57 as of December 31, 2006, 191 as of December 31, 2007 and 383 as of December 31, 2008. We intend to continue to hire sales representatives and agents with established client relationships that we believe can be developed into new revenue opportunities. We also expect to augment our sales force through selective acquisitions of transportation and logistics service providers with experienced sales representatives and agents in strategic geographical locations.

Competition

        The commercial freight transportation services and third-party logistics industries in which we operate are highly competitive and fragmented. We have a number of competitors offering services similar to ours, which include:

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  internal shipping departments at companies that have substantial transportation requirements, many of which represent potential sales opportunities;

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  non-asset-based logistics companies, such as C.H. Robinson Worldwide, Freightquote.com, Ozburn-Hessey Logistics, Total Quality Logistics and Transplace, with whom we compete most often;

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  asset-based logistics companies, such as Schneider, FedEx, JB Hunt and ABF;

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  carriers that offer logistics services, such as YRC, Conway and UPS, some of whom we frequently purchase transportation services from on behalf of our clients;

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  freight forwarders that dispatch shipments via asset-based carriers, typically arranging for shipments to or from international destinations, such as Expeditors International; and

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  smaller, niche service providers that provide services in a specific geographic market, industry segment or service area.

        We believe the principal elements of competition in transportation and logistics services are price, customer service and reliability. Some of our competitors, such as C.H. Robinson Worldwide, have larger client bases and significantly more resources than we do. In addition, some of our competitors may have more expertise in a single transportation mode that allows them to prepare and process documentation and perform related activities pertaining to that mode of transportation more efficiently than Echo. We compete against these entities by establishing ourselves as a leading technology enabled service provider with industry expertise in all major modes of transportation, which enables us to respond rapidly to the evolving needs of our clients related to outsourcing transportation.

        Our clients may choose not to outsource their transportation business to us in the future by performing formerly outsourced services for themselves, either in-house or through offshore partnerships or other arrangements. We believe our key advantage over in-house business processes is that ETM gives us the ability to obtain favorable pricing and terms relative to in-house service departments. In addition, we believe we give companies the opportunity to focus on their core products and services while we focus on service, delivery and operational excellence.

        We also face competition from some of the larger services companies, such as IBM or Accenture, because they offer transportation procurement and logistics services to their clients. Their well-established client relationships, industry knowledge, brand recognition, financial and marketing capabilities, technical resources and pricing flexibility may provide them with a competitive advantage over us. These companies may include service companies based in offshore locations, divisions of large IT service companies and global services companies located in the United States or offshore.

Intellectual Property

        We rely primarily on a combination of copyright, trademark and trade secret laws, as well as license agreements and other contractual provisions, to protect our intellectual property rights and other proprietary rights. To date, we have not registered any patents nor trademarks. Some of our intellectual property rights relate to proprietary business process enhancements. It is our practice to enter into confidentiality and invention assignment agreements with all of our employees and independent contractors that:

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  include a confidentiality undertaking by the employee or independent contractor;

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  ensure that all new intellectual property developed in the course of our relationship with employees or independent contractors is assigned to us; and

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  require the employee or independent contractor to cooperate with us to protect our intellectual property during and after his or her relationship with us.

Government Regulation

        Subject to applicable federal and state regulation, we may arrange for the transport of most types of freight to and from any point in the United States. Certain of our U.S. domestic ground transportation operations may be subject to regulation by the Federal Motor Carrier Safety Administration (the FMCSA), which is an agency of the U.S. Department of Transportation, and by various state agencies. The FMCSA has broad regulatory powers in areas such as safety and insurance relating to interstate motor carrier and broker operations. The ground transportation industry is also subject to possible regulatory and legislative changes (such as the possibility of more stringent environmental, safety or security regulations or limits on vehicle weight and size) that could affect the economics of the industry by requiring changes in operating practices or the cost of providing transportation services.

        Our international operations are impacted by a wide variety of U.S. government regulations. These include regulations of the U.S. Department of State, U.S. Department of Commerce and the U.S. Department of Treasury. Regulations cover matters such as what commodities may be shipped to what destination and to what end-user, unfair international trade practices and limitations on entities with whom we may conduct business.

        Our air freight business in the United States is subject to regulation as an indirect air carrier by the Transportation Security Administration (the TSA) and the Department of Transportation. We are in the process of having our indirect air carrier security program approved by the TSA as required by the applicable regulations. We are also in the process of having our directors and officers complete the Security Threat Assessments required by TSA regulations. The airfreight industry is subject to regulatory and legislative changes that could affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to clients.

        Our ocean transportation business in the United States is subject to regulation by the Federal Maritime Commission (the FMC). The FMC licenses persons acting as ocean transportation intermediaries, including ocean freight forwarders and non-vessel operating common carrier operators. Ocean freight forwarders are subject to surety bond requirements and required to retain a "qualified individual" as an officer of the company. Non-vessel operating common carriers are subject to FMC tariff publication requirements, and must submit for review and public notice certain shipping agreements reached with clients. Ocean freight forwarders are also subject to regulatory oversight, particularly those terms proscribing rebating practices. The FMC provides a forum for persons to challenge actions or practices of ocean transportation intermediaries through private actions. We have applied for authority to act as an ocean freight forwarder and as a non-vessel operating common carrier. These applications have received initial approval from FMC and we expect such applications for authority to become final upon the completion of certain compliance requirements.

        Our import and export business in the United States is subject to U.S. Customs regulations imposed by U.S. Customs and Border Protection (the CBP). These regulations include significant notice and registration requirements. While not technically a regulatory requirement, participation in CBP's "Customs-Trade Partnership against Terrorism" (C-TPAT) program will be commercially necessary as we expand our international transportation business. Under C-TPAT, a transportation entity must maintain an effective transportation security program and cooperate with CPB initiatives and guidance. Participation in C-TPAT permits more efficient and expedited processing of shipments through U.S. Customs. We are currently providing customs broker services through contracts with licensed customs brokers. We are in the process of obtaining a license as customs broker, which we expect to complete in 2009.

        We are subject to a broad range of foreign and domestic environmental and workplace health and safety requirements, including those governing discharges to air and water and the handling, disposal and release of hazardous substances and wastes. In the course of our operations, we may be asked to store, transport or arrange for the storage or transportation of substances that could result in liability under applicable laws if released into the environment. If a release of hazardous substances occurs while being transported by our subcontracted carrier, we may be required to participate in, or may have liability for response costs and the remediation of such a release. In such case, we also may be subject to claims for personal injury, property damage and damage to natural resources. Our exposure to and potential liability for these claims may be managed through agreements with our clients and suppliers.

        The transportation industry is one of the largest sources of man made greenhouse gas emissions that contribute to global warming. National and transnational laws and initiatives to reduce and mitigate the effects of such emissions, such as the Kyoto Protocols and current laws and legislative initiatives in the European Union and the U.S. could significantly impact transportation modes and the economics of the transportation industry. Future environmental laws in this area could adversely affect our carriers' costs and practices and our business.

        Although our current operations have not been significantly affected by compliance with, or liability arising under, these environmental, health and safety laws, we cannot predict what impact future environmental, health and safety regulations might have on our business.

        Transportation-related regulations are greatly affected by U.S. national security legislation and related regulatory initiatives, and remain in a state of flux. We believe that we are in substantial compliance with applicable material regulations and that the costs of regulatory compliance have not had a material adverse impact on our operations to date. However, our failure to comply with the applicable regulations or to maintain required permits or licenses could result in substantial fines or revocation of our operating permits or licenses. We cannot predict the degree or cost of future regulations on our business. If we fail to comply with applicable governmental regulations, we could be subject to substantial fines or revocation of our permits and licenses.

Risk Management and Insurance

        If a shipment is damaged during the delivery process, our client files a claim for the damaged shipment with us and we bear the risk of recovering the claim amount from the carrier. If we are unable to recover all or any portion of the claim amount from our carrier, we may bear the financial loss. We mitigate this risk by using our quality program to carefully select carriers with adequate insurance, quality control procedures and safety ratings. We also take steps to ensure that the coverage we provide to our clients for damaged shipments is substantially similar to the coverage that our carriers provide to us. In addition, we carry our own insurance to protect against client claims for damaged shipments.

        We extend credit to certain clients as part of our business model. These clients are subject to an approval process prior to any extension of credit or increase in their current credit limit. Our finance department reviews each credit request and considers, among other things, payment history, current billing status, recommendations by various rating agencies and capitalization. Clients that pass our credit request procedures may receive a line of credit or an increase in their existing credit amount. We believe this review and approval process helps mitigate the risk of client defaults on extensions of credit and the related bad debt expense.

        We require all motor carriers we work with to carry at least $1.0 million in auto and general liability insurance and $100,000 in cargo insurance. We also maintain a broad cargo liability insurance policy to protect us against catastrophic losses that may not be recovered from the responsible carrier, and carry various liability insurance policies, including auto and general liability. Our collective insurance policies have a cap of $10.0 million.

Properties

        Our principal executive offices are located in Chicago, Illinois. We also maintain sales offices in Los Angeles, California, Vancouver, Washington, Park City, Utah, Troy, Michigan and Matteson, Illinois. We believe that our facilities are generally suitable to meet our needs for the foreseeable future; however, we will continue to seek additional space as needed to satisfy our growth.

Employees

        As of December 31, 2008, we had 553 employees, consisting of 10 enterprise sales representatives, 262 transactional sales representatives, 171 account executives, 36 technology personnel and 74 administrative personnel. We also had 111 independent contractors working as sales agents, and a 26-person workforce based at our build, operate, transfer (BOT) facilities in Pune and Kolkata, India. We consider our employee relations to be good.

Legal Proceedings

        We are not a party to any material pending legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position(s)
Samuel K. Skinner(1)(2)(3)	71	Chairman of the Board
Douglas R. Waggoner	50	Chief Executive Officer and Director
Orazio Buzza	37	Chief Operating Officer
David B. Menzel	47	Chief Financial Officer
Scott A. Frisoni	38	Executive Vice President of Sales
David C. Rowe	43	Chief Technology Officer
John R. Walter(1)(3)	62	Director
John F. Sandner(1)	67	Director
Peter J. Barris(2)(3)	57	Director
Anthony R. Bobulinski(2)	37	Director
Eric P. Lefkofsky(2)(3)	40	Director
Bradley A. Keywell	39	Director

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and corporate governance committee.

        Samuel K. Skinner first joined our Board in September 2006 and has served as our non-executive Chairman of the Board since February 2007. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief Executive Officer of USF Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company Unicom Corporation. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner is currently a director of Navigant Consulting, Inc., Diamond Management & Technology Consultants, Inc. and Express Scripts, Inc. and is the Vice Chairman of Virgin America Airlines. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois and a Juris Doctor from DePaul University College of Law.

        Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. Mr. Waggoner will serve as our Chief Executive Officer until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Waggoner was elected to the board pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Prior to joining our Company, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice

President of Strategic Marketing for USF Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a bachelor's degree in Economics from San Diego State University.

        Orazio Buzza has served as our Chief Operating Officer since July 2007. Mr. Buzza will serve as our Chief Operating Officer until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Buzza served as our President and Chief Technology Officer from May 2005 to July 2007. From October 2003 to May 2005, Mr. Buzza served as the Chief Financial Officer and Chief Operating Officer of InnerWorkings, Inc., a Nasdaq listed provider of print procurement services to corporate clients. From July 2001 to September 2003, Mr. Buzza was Vice President of Finance & Operations at Bus Bank, a charter bus service company. Mr. Buzza has a bachelor's degree in Accounting and Supply Chain Management from the University of Illinois. Mr. Buzza also received his Certified Public Accountant certification in 1994.

        David B. Menzel has served as our Chief Financial Officer since April 2008. Mr. Menzel will serve as our Chief Financial Officer until April 7, 2013, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Financial Consulting Practice of Arthur Anderson LLP from 1985 to 1994. Mr. Menzel holds a bachelor's degree in Accounting and a Masters of Accountancy from Florida State University.

        Scott A. Frisoni has served as our Executive Vice President of Sales since October 2008. Mr. Frisoni will serve as our Executive Vice President of Sales until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From March 2002 through January 2008, Mr. Frisoni served as the Executive Vice President of Sales of InnerWorkings, Inc. From March 1999 to March 2002, Mr. Frisoni was Chief Operating Officer of Decision Support at PurchasePro, a business-to-business software company, and from April 1997 to March 1999, he was Vice President of Sales at Magnitude Network. From May 1993 to April 1997, Mr. Frisoni was a sales executive at The Procter & Gamble Company. Mr. Frisoni holds a bachelor's degree from Indiana University.

        David C. Rowe has been our Chief Technology Officer since September 2007. Mr. Rowe will serve as our Chief Technology Officer until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From January 2005 to September 2007, Mr. Rowe was the Chief Information Officer at UGL-Equis Corporation. From October 2003 to January 2005, Mr. Rowe was a Managing Principal with EMC. Between April 2001 and October 2003, Mr. Rowe worked as a technology consultant. From March 1997 to April 2002, Mr. Rowe was the Vice President of Information Technology at USweb Cornerstone. Mr. Rowe is a graduate of City and East London College with a degree in Computer Science.

        John R. Walter has served on our Board since January 2006. Mr. Walter is the managing member of Ashlin Management Company. He is the retired President and COO of AT&T Corporation, a position he held from 1996 to 1997. He was Chairman and CEO of R.R. Donnelley & Sons Company, the largest printer in the United States, from 1989 through 1996. Mr. Walter has been a director of Manpower Inc. since 1998, and served as Non-Executive Chairman from 1999 to 2001. He is currently the Chairman of SNP Corporation Ltd. of Singapore, the Chairman of InnerWorkings, Inc., and a director for VASCO Data Security, Infinity Bio-Energy, Manpower, Inc., MediaBank, LLC, DHR International and Evanston

Northwestern Healthcare. Mr. Walter previously served on the board of directors of Abbott Laboratories, John Deere, Target Corporation and Jones Lang LaSalle. He is also a member of the board of trustees for the Steppenwolf Theater and Northwestern University, and a director of the African Wildlife Federation. Mr. Walter holds a bachelor's degree and an honorary doctorate degree in Business Administration from Miami University, Ohio.

        John F. Sandner has served on our Board since April 2008. Mr. Sandner is the Chairman of E*Trade Futures, LLC, a position he has held since 2003. From 1985 to 2003, Mr. Sandner served as President and Chief Executive Officer of RB&H Financial Services, L.P., where he is currently a consultant. Mr. Sandner is also the retired Chairman of the Chicago Mercantile Exchange (CME) and served as its Special Policy Advisor from 1998 to 2005. Mr. Sandner is currently a director of CME Holdings, Inc., Click Commerce, Inc., the National Futures Association, the Lyric Opera of Chicago and the Museum of Science and Industry, and a Trustee at the University of Notre Dame and Rush-Presbyterian-St. Luke's Medical Center. Mr. Sandner holds a bachelor's degree from Southern Illinois University and a Juris Doctorate from the University of Notre Dame.

        Peter J. Barris has served on our Board since July 2009. Mr. Barris was elected pursuant to voting rights granted to the holders of our Series D preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Since January 2006, Mr. Barris has served on the Board of InnerWorkings, Inc. Since 1999, Mr. Barris has been the Managing General Partner of New Enterprise Associates where he specializes in information technology investing. Mr. Barris also serves on the board of directors of Vonage Holdings Corp. and Neutral Tandem. Mr. Barris is a member of the board of trustees, Northwestern University; board of overseers, Tuck School at Dartmouth College; and board of advisors, Tuck's Center for Private Equity and Entrepreneurship at Dartmouth. He received a Masters in Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University.

        Anthony R. Bobulinski has served on our Board since August 2005. Mr. Bobulinski was elected pursuant to voting rights granted to the holders of our Series D preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Mr. Bobulinski has been the Director of Investments at YDS Investment Company, LLC. Since April 2003, Mr. Bobulinski has served on the advisory board of the Making a Difference Foundation. Mr. Bobulinski holds a bachelor's degree from Pennsylvania State University and a Masters in Science equivalent from the Naval Nuclear Power School where he was a Master Training Specialist and Certified Instructor.

        Eric P. Lefkofsky has served on our Board since February 2005. Mr. Lefkofsky was elected pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. Since August 2008, Mr. Lefkofsky has served on the Board of InnerWorkings, Inc. In February 2005, Mr. Lefkofsky founded Blue Media, LLC, a private investment firm, and currently serves as its President. From May 2000 to April 2001, Mr. Lefkofsky served as Chief Operating Officer and director of HA-LO Industries Inc. Mr. Lefkofsky co-founded Starbelly.com, Inc., and served as its President from September 1999 to May 2000, at which point Starbelly was acquired by HA-LO. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. In September 2001, Mr. Lefkofsky co-founded InnerWorkings, Inc., and served as a director or manager from December 2002 until May 2005. In April 2006, Mr. Lefkofsky co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media, and has served as a director or manager since that time. Mr. Lefkofsky serves on the board of directors of Groupon, Inc., an online group buying website. Mr. Lefkofsky also serves on the board of directors of Children's Memorial Hospital, the board of trustees of the Steppenwolf Theatre, the board of trustees of the Art Institute of Chicago and the board of trustees of the Museum of Contemporary Art, and is a member of the Chicago 2016 Olympic Committee. Mr. Lefkofsky holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School.

        Bradley A. Keywell has served on our Board since February 2005. Mr. Keywell was elected pursuant to voting rights granted to the holders of our Series B preferred stock under our voting agreement, which will be terminated upon the closing of this offering. In January 2004, Mr. Keywell founded Meadow Lake Management LLC, an investment and advisory firm, and currently serves as its Managing Partner. Prior to Meadow Lake Management, he worked for Equity Group Investments, LLC. From May 2000 to March 2001, Mr. Keywell served as the President of HA-LO Industries Inc. Mr. Keywell co-founded Starbelly.com Inc., which was acquired by HA-LO in May 2000. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. In April 2006, Mr. Keywell co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media. Mr. Keywell serves on the board of directors of Groupon, Inc., an online group buying website. Mr. Keywell serves on the board of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan and as a trustee of the NorthShore University HealthSystem Foundation. Mr. Keywell holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School.

Board of Directors

        Our Board of Directors consists of eight directors and includes three committees: an audit committee, compensation committee and nominating and corporate governance committee. Each director will be subject to election at each annual meeting of stockholders.

Audit Committee

        Our audit committee consists of John R. Walter, Samuel K. Skinner and John F. Sandner. Mr. Sandner serves as the chairman of our audit committee. The audit committee will review and recommend to the Board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the audit committee will have the authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Mr. Skinner is our audit committee financial expert under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

        Our compensation committee consists of Peter J. Barris, Anthony R. Bobulinski, Eric P. Lefkofsky and Samuel K. Skinner. Mr. Barris serves as the chairman of our compensation committee. The compensation committee will review and recommend to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The compensation committee will have the authority to administer our Stock Incentive Plan, and advise and consult with our officers regarding managerial personnel policies.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of Samuel K. Skinner, Eric P. Lefkofsky, John R. Walter and Peter J. Barris. Mr. Skinner serves as the chairman of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the Board with its responsibilities regarding:

  •
  the identification of individuals qualified to become directors;

  •
  the selection of the director nominees for the next annual meeting of stockholders; and

  •
  the selection of director candidates to fill any vacancies on the Board.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our compensation committee.

Limitation of Liability and Indemnification of Officers and Directors

        Our certificate of incorporation will provide that our directors and officers will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors or officers, except for any breach of their duty of loyalty to us or to our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, authorization of illegal dividends or redemptions or any transaction from which they derived an improper personal benefit from their actions. Prior to the completion of this offering, we intend to obtain insurance that insures our directors and officers against specified losses. In addition, our by-laws will provide that our directors, officers and employees shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expense, liability and loss reasonably incurred or suffered by them in connection with their service for us or on our behalf.

        In addition, prior to the completion of this offering, we intend to enter into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2008. This compensation discussion focuses on the information contained in the following tables and related footnotes for primarily 2008, but we also disclose compensation actions taken before or after 2008 to the extent such disclosure enhances the understanding of our executive compensation disclosure. Unless otherwise specified, all references to share amounts and per share dollar amounts in this compensation discussion and the compensation tables and other compensation disclosure that follow retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

        Prior to this offering, our Board oversaw and administered our executive compensation program. Going forward, the Compensation Committee will oversee and administer our executive compensation program.

        The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives generally in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan and include reimbursement for certain medical insurance and other payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

        In General.    The objectives of our compensation programs are to:

  •
  attract, motivate and retain talented and dedicated executive officers,

  •
  provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders, and

  •
  provide employees with long-term incentives so we can retain them and provide stability during periods of rapid growth.

        Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the Board generally reviewed (and going forward the Compensation Committee will review) the individual contributions of the particular executive. The annual incentive compensation awards for 2007 and 2008 were, and for 2009 will be, discretionary awards determined by the Board based on Company performance and for 2010 will be based upon our Annual Incentive Plan. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

        Competitive Market.    We define our competitive market for executive talent and investment capital to be the transportation and technology services industries. To date, we have not performed formal benchmarking of executive compensation nor have we engaged an outside consultant to assist us in benchmarking executive compensation, but we may choose to do so in the future.

        Compensation Process.    Prior to this offering, our Board approved the compensation of our named executive officers, including the terms of their employment agreements. Our Board individually negotiated the employment agreements to retain key management and provide stability during a period of rapid growth. Going forward, for each of our named executive officers, the Compensation Committee will review and approve all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the Compensation Committee.

        Regulatory Considerations.    We have designed our Annual Incentive Plan so that bonuses paid thereunder may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), to the extent that Section 162(m) is applicable. We will consider the size and frequency of any future stock option awards under our long-term equity incentive program based on Company and individual performance and other market factors.

Base Salaries

        In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. A minimum base salary is provided for each named executive officer in their employment agreements. The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. The Compensation Committee strives to set executive officer base salaries at levels competitive with those provided to executives with similar responsibilities in businesses comparable to ours. In determining base salaries of our executive officers, the Compensation Committee considers the performance of each executive, the nature of his or her responsibilities and the Company's general compensation practices. Except as noted, the table below shows our named executive officers' base salary increases since the beginning of 2007:

Name and Principal Position	Base Salary Rate as of January 1, 2007	Base Salary Rate as of November 1, 2007		Base Salary Rate as of July 1, 2009**
Douglas R. Waggoner
Chief Executive Officer	$200,000	$300,000		$350,000
David B. Menzel
Chief Financial Officer	n/a	$260,000	*	$315,000
Orazio Buzza
Chief Operating Officer	$220,000	$255,000		$285,000
David C. Rowe
Chief Technology Officer	n/a	$225,000		$245,000
Vipon Sandhir
Senior Vice President	$185,000	$240,000		$275,000
Scott P. Pettit
Former Chief Financial Officer	n/a	$200,000		n/a

*
Base salary as of April 7, 2008 start date. For more information related to Mr. Menzel's employment agreement, see "—Employment Agreements" beginning on page 85.

**
Salaries of Messrs. Waggoner, Buzza, Rowe and Sandhir were established as of January 1, 2009. Mr. Menzel's salary was increased to $285,000 as of January 1, 2009 and to $315,000 as of July 1, 2009.

        The salaries of our named executive officers were increased to reflect their respective levels of duties and responsibilities and for their positive contributions to the Company.

        Total Compensation Comparison.    For 2008, base salary accounted for approximately 73.3% of total compensation for our Chief Executive Officer and 82% on average for our other named executive officers (based on the amounts disclosed in the summary compensation table).

Annual Cash Incentives

        Determination of Awards.    We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In determining final bonus amounts for 2007, the Board did not follow a set formula or measure performance against pre-established targets, but rather granted discretionary bonuses, taking into account the general performance of each executive, the nature of his responsibilities, the generally positive revenue, gross profit and EBITDA performance of the Company, and the completion of the SelecTrans, Mountain Logistics and Bestway Solutions acquisitions in 2007. Based on those factors, the Company awarded Messrs. Waggoner, Buzza and Sandhir $30,000 each. Mr. Sandhir also received a $17,188 guaranteed bonus in 2007 pursuant to a prior bonus agreement. In determining 2008 bonuses, the Board followed a similar approach to that taken in 2007. Based on Company performance in 2008, the Board determined that no bonuses would be paid, other than a discretionary award of $10,000 to Mr. Rowe in recognition of his individual performance in increasing the efficiency of the Company's software applications.

        Annual cash incentive awards for 2006, 2007 and 2008 for the named executive officers are summarized in the table below.

	2006	2007	2008
Cash Bonuses
Douglas R. Waggoner	—	$30,000	—
David B. Menzel	n/a	n/a	—
Orazio Buzza	$30,000	$30,000	—
David C. Rowe	—	—	$10,000
Vipon Sandhir	$25,000	$47,188	—
Scott P. Pettit	—	—	—

        The Board will follow a similar approach to that taken in 2007 and 2008, in determining 2009 bonuses. For the named executive officers in 2009, the target bonus awards are 30% of the respective officer's base salary, and the maximum bonus awards are 100% of the base salary. The Annual Incentive Plan will apply to annual incentive bonuses for performance beginning in 2010. The Annual Incentive Plan provides each executive with an opportunity to earn a bonus award based on the Company's achievement of certain objectively quantifiable and measurable goals and objectives established by the Compensation Committee. Additional special incentives may also be awarded by the Compensation Committee for achievement of specific initiatives outside the ordinary course of the Company's business operations or for extraordinary performance. We plan to review annual cash incentive awards for our named executive officers and other executives annually in January to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

        Individual Performance Goals.    There were no specific individual performance goals for the 2008 incentive awards, but the Board could exercise discretion and take into account individual performance in determining awards as it did with respect to Mr. Rowe as described above.

        Discretionary Adjustments.    For 2008, the incentive awards were subject to the Board's discretion. Under the Annual Incentive Plan, beginning in 2010, the Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.

        Total Compensation Comparison.    For 2008, the annual bonus accounted for 0% of total compensation for our Chief Executive Officer and less than 1% on average for our other named executive officers (based on the amounts disclosed in the summary compensation table).

Long-term Equity Incentives

        In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. We believe that one of the best ways to align the interests of stockholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. For 2007 and 2008 our long-term equity incentive program consisted of grants of stock options pursuant to the Echo Global Logistics, LLC 2005 Stock Option Plan. We have adopted a 2008 Stock Incentive Plan, subject to completion of our offering, pursuant to which we may grant equity and other incentive awards to our executive officers and other employees beginning in 2009. We believe that management having strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.

        Stock Options.    For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as our main form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing stockholders' interests. All references to option amounts and per share dollar amounts in the following disclosure retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

        Grants of stock options or other equity awards to our named executive officers in 2007 and 2008 are summarized in the following table:

Grants

	2007		2008
Douglas R. Waggoner	5,000		—
David B. Menzel	n/a		120,000
Orazio Buzza	5,000	*	25,000
David C. Rowe	60,000		12,500
Vipon Sandhir	5,000		30,000
Scott P. Pettit	100,000		—

*
Unvested shares purchased by Mr. Buzza for $8.10 per share. For more information, see "—Unvested Share Purchases" below.

        The options granted to Messrs. Waggoner, Rowe and Sandhir were granted in September 2007 with an exercise price of $8.10 per share based on an internal valuation. We believe this per share value is consistent with the valuation performed in November 2007 of $8.80 per share. The options granted to Mr. Pettit were granted in December 2007 with an exercise price of $8.80 per share.

        Messrs. Waggoner and Sandhir received an annual grant of 5,000 options (and Mr. Buzza was given the opportunity to purchase 5,000 restricted shares) based on the performance of each executive, the nature of his responsibilities, general company revenue, gross profit and EBITDA performance and the completion of the SelecTrans, Mountain Logistics and Bestway Solutions acquisitions in 2007. Messrs. Rowe and Pettit were granted options when they joined the Company in September 2007 and December 2007, respectively.

        We granted options to purchase 82,500 shares at an exercise price of $11.72 per share to Mr. Menzel on April 7, 2008 in connection with his commencement of employment. The option with respect to 20,000 of these shares vested immediately and with respect to the balance of these options, 12,500 shares vest on each of the first five anniversaries of the grant date. On September 30, 2008, Mr. Buzza was granted an option to purchase 25,000 shares at an exercise price of $13.58 per share, which option vested or vests with respect to 7,500 shares on each of March 31, 2009 and July 31, 2009 and with respect to 10,000 shares on September 30, 2009. Mr. Buzza's 25,000 options have a 4-year term. On December 30, 2008, Messrs. Menzel, Rowe and Sandhir received options to purchase 37,500, 12,500 and 30,000 shares, respectively, at an exercise price of $10.18 per share. These options vest in four equal annual installments for Messrs. Menzel and Rowe on December 30th of 2009, 2010, 2011 and 2012 and in two equal annual installments for Mr. Sandhir on August 1 of each of 2010 and 2011. Mr. Menzel's 37,500 options have a 5-year term; Mr. Rowe's 12,500 options have a 5-year term; and Mr. Sandhir's 30,000 options have a 4-year term. The same provisions that apply under Mr. Menzel's employment agreement with respect to accelerated vesting upon a sale to a third-party, certain terminations and termination prior to a Change of Control (see "—Employment Agreements—Employment Agreement with David B. Menzel.") also apply to the 37,500 options granted to Mr. Menzel on December 30, 2008.

        As described above, we believe that all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates.

        We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options generally have a 10-year term. In general, the option grants (current awards under the 2005 Stock Option Plan and future awards under the 2008 Stock Incentive Plan) are also subject to the following post-termination and change in control provisions:

2005 Stock Option Plan

Event	Award Vesting	Exercise Term
Disability or Death	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) Six Months from Date of Termination
Termination for Reason Other than Disability or Death	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination (or a longer period, in the Board's discretion)

2008 Stock Incentive Plan

Event	Award Vesting	Exercise Term
Termination by Us for Reason Other than Cause, Disability or Death	Forfeit Unvested	Earlier of: (1) One Year or (2) Remaining Option Period
Disability or Death	Forfeit Unvested	Option Period
Termination for Cause	Forfeit Vested and Unvested	Expire
Other Termination	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination
Change in Control	Accelerated*	*

        *      The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

        The vesting of certain of our named executive officers' stock options is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."

        Unvested Share Purchases.    From time to time, we have also offered certain executives the ability to purchase common shares that vest over a period of time and are subject to a right of repurchase by us through a stated period of the executive's continued employment. In 2007, Mr. Buzza purchased 5,000 unvested common shares at $8.10 per share, which were subject to a right of repurchase by us if Mr. Buzza did not remain employed through December 31, 2008. In addition, in 2006, Mr. Buzza purchased 225,000 unvested common shares at $0.50 per share, which were subject to a right of repurchase by us at $0.50 per share if Mr. Buzza's employment terminated for any reason other than a Change in Control as follows: if such termination occurred before December 31, 2007, all 225,000 shares would have been subject to repurchase; and if such termination occurred after December 31, 2007 but prior to December 31, 2008, 112,500 shares would have been subject to repurchase. In 2006, Mr. Sandhir also purchased 225,000 unvested common shares at $0.50 per share, which were subject to a right of repurchase by us at $0.50 per share if Mr. Sandhir's employment terminated for any reason other than a Change in Control as follows: if such termination occurred before August 1, 2007, all 225,000 shares would have been subject to repurchase; if such termination occurred after August 1, 2007 but prior to August 1, 2008, 135,000 shares would have been subject to repurchase; and if such termination occured after August 1, 2008 but prior to August 1, 2009, 45,000 shares would have been subject to repurchase. No such termination occurred.

        In addition, from time to time since our inception in January 2005 we have made grants of common shares to certain executives. Under Mr. Buzza's employment agreement dated as of March 1, 2005, he was granted 225,000 common shares, which at the time of the grant had a value of $0.002 per share. Under Mr. Sandhir's employment agreement dated as of March 1, 2005, he was granted 75,000 common shares on August 3, 2005, which at the time of the grant had a value of $0.002 per share.

        Total Compensation Comparison.    For 2008, long-term equity incentives accounted for approximately 15.4% of total compensation for our Chief Executive Officer and 15.4% on average for our other named executive officers (based on the amounts disclosed in the summary compensation table).

Executive Benefits and Perquisites

        In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We do not match employee contributions under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For 2008, we provided the following personal benefits and perquisites to certain of our named executives officers:

Executive Benefits and Perquisites	Description
Life Insurance Premiums	We paid the premiums for a life insurance policy for Mr. Waggoner, totaling $18,407 in 2008.
Medical Insurance Reimbursement	We provided reimbursement to Messrs. Waggoner, Menzel, Buzza, Rowe and Sandhir for the cost of their medical insurance premium payments.
Car Allowance	We reimbursed Mr. Waggoner for the cost of his automobile lease payments in the amount of $13,800. Mr. Menzel received an annual car allowance of $7,200. (All of our named executive officers are receiving a car allowance in 2009.)

        Total Compensation Comparison.    For 2008, executive benefits and perquisites accounted for approximately 11.3% of total compensation for our Chief Executive Officer and less than 1.9% on average for our other named executive officers (based on the amounts disclosed in the summary compensation table).

Change in Control and Severance Benefits

        In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner, one year for Mr. Menzel, and three months for Messrs. Buzza, Rowe and Sandhir (each at a rate equal to their then current base salary), there is no severance increase with a change in control and there are no "single trigger" benefits upon a change in control other than the vesting of certain of Messrs. Waggoner's and Menzel's option awards and, with respect to Messrs. Buzza and Sandhir, suspension of the Company's right to repurchase their respective stock for a period of two years following a termination.

Incentive Plans and Employment Agreements

  2008 Stock Incentive Plan

        We have adopted the Echo Global Logistics, Inc. 2008 Stock Incentive Plan (referred to below as the Stock Incentive Plan), subject to the completion of this offering, which will replace the Echo Global Logistics, LLC 2005 Stock Option Plan. The principal purpose of the Stock Incentive Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The Stock Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, performance-based awards and other stock-based awards.

        Administration.    The Stock Incentive Plan will be administered by our Compensation Committee. The Compensation Committee may in certain circumstances delegate certain of its duties to one or more of our officers. The Compensation Committee has the power to interpret the Stock Incentive Plan and to adopt rules for the administration, interpretation and application of the plan according to its terms.

        Grant of Awards; Shares Available for Awards.    Certain employees, consultants and directors are eligible to be granted awards under the plan. The Compensation Committee will determine who will receive awards under the plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the plan.

        The total number of shares of our common stock initially available for issuance or delivery under our Stock Incentive Plan is 1,500,000 shares (750,000 shares after giving effect to the one-for-two reverse stock split, plus shares available, if any, under our 2005 stock option plan as described below). The number of shares of our common stock issued or reserved pursuant to the Stock Incentive Plan will be adjusted by our Compensation Committee, as they deem appropriate and equitable, as a result of stock splits, stock dividends and similar changes in our common stock. In addition, shares subject to grant under our prior 2005 stock option plan (including shares under such plan that expire unexercised or are forfeited, terminated, canceled or withheld for income tax withholding) shall be merged and available for issuance under the Stock Incentive Plan, if applicable, without reducing the aggregate number of shares available for issuance reflected above. To the extent that awards granted under our 2005 stock option plan are in excess of the shares available for issuance under the 2005 stock option plan, such awards will be available for issuance under the Stock Incentive Plan and will count against the maximum number of shares available for issuance under the Stock Incentive Plan.

        Stock Options.    The Stock Incentive Plan permits the Compensation Committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. The compensation committee will establish the duration of each option at the time it is granted, with a maximum duration of ten years from the effective date of the Stock Incentive Plan for incentive stock options, and may also establish vesting and performance requirements that must be met prior to the exercise of options. Stock option grants (other than incentive stock option grants) also may have exercise prices that are less than, equal to or greater than the fair market value of our common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price.

        Stock Appreciation Rights.    The Compensation Committee may also grant stock appreciation rights, which will be exercisable upon the occurrence of certain contingent events. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares of our common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by the stock appreciation right over the exercise price of the right.

        Other Equity-Based Awards.    In addition to stock options and stock appreciation rights, the Compensation Committee may also grant certain employees, consultants and directors shares of restricted stock, restricted stock units, dividend equivalents, performance-based awards or other stock-based awards, with terms and conditions as the Compensation Committee may, pursuant to the terms of the Stock Incentive Plan, establish. The Stock Incentive Plan also allows awards to be made in conjunction with a participant's election to defer compensation in accordance with the rules of Section 409A of the Code.

        Change-in-Control Provisions.    In connection with the grant of an award, the Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.

        Amendment and Termination.    The Compensation Committee may adopt, amend and waive rules relating to the administration of the Stock Incentive Plan, and amend, suspend or terminate the Stock Incentive Plan, but no amendment will be made that adversely affects in a material manner any rights of the holder of any award without the holder's consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the Stock Incentive Plan so that remuneration attributable to stock options and other awards will not be subject to a deduction limitation contained in Section 162(m) of the Code.

Annual Incentive Plan

        We have adopted the Echo Global Logistics, Inc. Annual Incentive Plan (the Annual Incentive Plan) that rewards employees for meeting and exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan. The Annual Incentive Plan will be used to set bonus targets and pay bonuses beginning in 2010.

        Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

        Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the Company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Bonus payouts are determined within a reasonable time after the end of the performance period.

        Our Compensation Committee will administer the Annual Incentive Plan and will have the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

Employment Agreements

        On April 7, 2008, we entered into an employment agreement with our current chief financial officer, David B. Menzel. We have also entered into employment agreements with Messrs. Waggoner, Buzza, Rowe and Sandhir. (For more information regarding the terms of these employment agreements, see
"—Employment Agreements" beginning on page 85.)

Separation Agreement with Scott P. Pettit

        On March 31, 2008, we entered into a separation agreement with Scott P. Pettit, our former Chief Financial Officer. Pursuant to this agreement, Mr. Pettit was entitled to exercise all 25,000 previously vested stock options and an additional 15,000 for which vesting was accelerated, in each case until an option expiration date of July 3, 2008. All other unvested options were forfeited.

2009 Compensation Actions

        On June 24, 2009, we granted stock options to certain of our named executive officers. Messrs. Waggoner, Buzza, Rowe and Sandhir received options to purchase 45,000, 45,000, 20,000 and 20,000 shares, respectively, at an exercise price of $6.94 per share. These options have a term of ten years and vest in four equal annual installments beginning December 31, 2010 for Messrs. Waggoner, Rowe and Sandhir, and in sixteen equal quarterly installments beginning September 30, 2009 for Mr. Buzza. The same provisions that apply under Mr. Waggoner's employment agreement with respect to accelerated vesting upon a sale to a third-party, certain terminations and termination prior to a Change of Control (see "—Employment Agreements—Employment Agreement with Douglas R. Waggoner.") also apply to the 45,000 options granted to Mr. Waggoner on June 24, 2009. These grants were designed to retain our executives and create long-term incentives that align their interests with those of our stockholders.

EXECUTIVE COMPENSATION

        The following tables set forth certain compensation information for our Chief Executive Officer, Chief Financial Officers, and three other most highly compensated executive officers (collectively, the "named executive officers") during 2007 and 2008. All references to option amounts and per share dollar amounts in the compensation tables and other compensation disclosure that follow retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)($)	Bonus ($)	Option Awards(2)($)	All Other Compensation(3)($)	Total Compensation ($)
Douglas R. Waggoner Chief Executive Officer	2008 2007	300,000 223,106	— 30,000	63,236 57,569	46,186 37,762	409,422 348,437
David B. Menzel(4) Chief Financial Officer	2008	185,972	—	124,048	16,742	326,762
Orazio Buzza Chief Operating Officer	2008 2007	255,000 227,708	— 30,000	16,300 —	— 10,823	271,300 268,531
David C. Rowe Chief Technology Officer	2008 2007	225,000 60,938	10,000 —	54,600 13,650	2,077 25,569	291,677 100,157
Vipon Sandhir Senior Vice President	2008 2007	240,000 204,205	— 47,188	9,109 2,277	11,459 6,828	260,568 260,498
Scott P. Pettit(4) Former Chief Financial Officer	2008 2007	64,583 —	— —	43,800 82,500	— —	108,383 82,500

(1)
Mr. Menzel's base salary earned in 2008 reflects his commencement of employment on April 7, 2008. For 2007, base salary amount reflects blended rates before and after salary increases, which became effective between October 1, 2007 and November 1, 2007. Mr. Rowe's base salary earned in 2007 reflects his commencement of employment on September 17, 2007.

(2)
Value of option awards is based on the dollar amount (for current and prior awards) recognized for 2007 and 2008 financial statement reporting purposes in accordance with SFAS No. 123(R). All options were granted under the Echo Global Logistics, LLC 2005 Stock Option Plan. We used the Black-Scholes-Merton option valuation model to determine the grant date fair value of options granted. Please see note 14 to our consolidated financial statements for a description of the assumptions used in the model.

(3)
Includes, for Mr. Waggoner, in 2008, medical insurance reimbursement of $13,979, reimbursement for automobile lease payments of $13,800 and life insurance payments of $18,407 and in 2007, medical insurance reimbursement of $8,856, reimbursement for automobile lease payments of $10,500 and life insurance payments of $18,407. Includes, for Messrs. Menzel, Rowe and Sandhir in 2008, medical insurance reimbursements of $9,542, $2,077 and $11,459, respectively, and in 2007 for Messrs. Buzza, Rowe and Sandhir, medical insurance reimbursements of $10,823, $569 and $6,828, respectively. Includes, for Mr. Rowe, a $25,000 reimbursement in 2007 to cover the repayment owed to his prior employer pursuant to a contract termination. Includes, for Mr. Menzel, a car allowance of $7,200.

(4)
Mr. Pettit served as our principal financial officer from December 27, 2007 to April 4, 2008. As of April 7, 2008, Mr. Menzel began serving as our principal financial officer.

2008 GRANTS OF PLAN-BASED AWARDS

        The following table summarizes the option awards made to our named executive officers under any plan in 2008. All references to option amounts and per share dollar amounts in the following table retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock (#)	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)($)
Douglas R. Waggoner	—	—	—	—	—
David B. Menzel	4/7/2008 4/7/2008 12/30/2008	— — —	20,000 62,500 37,500	11.72 11.72 10.18	79,600 313,750 44,250
Orazio Buzza	9/30/2008	—	25,000	13.58	81,500
David C. Rowe	12/30/2008	—	12,500	10.18	14,750
Vipon Sandhir	12/30/2008	—	30,000	10.18	25,800
Scott P. Pettit	—	—	—	—	—

(1)
All options were granted under the Echo Global Logistics, LLC 2005 Stock Option Plan. For more information on the terms of these awards, see "—Long-term Equity Incentives—Stock Options" beginning on page 77.

(2)
Grant date fair value of each equity award in accordance with SFAS No. 123(R). We used the Black-Scholes-Merton option valuation model to determine the grant date fair value of options granted. Please see Note 14 to our consolidated financial statements for a description of the assumptions used in the model.

EMPLOYMENT AGREEMENTS

        All references to option amounts and per share dollar amounts in the following disclosure retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

Employment Agreement with Douglas R. Waggoner

        We entered into an employment agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was amended and restated on September     , 2009. Pursuant to his amended and restated employment agreement, Mr. Waggoner is entitled to an initial base salary of $350,000 per year. In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus. Mr. Waggoner also has a right to be reimbursed for the full amount of his insurance costs under our insurance programs. Further, under the agreement we will pay up to $17,500 annually for the cost of Mr. Waggoner's life insurance policy in effect at the time he entered into the employment agreement.

        In connection with the execution of his employment agreement in 2006, Mr. Waggoner received options to purchase 450,000 shares of the Company's common stock at an exercise price of $3.68 per share. The shares acquired upon exercise of the options are subject to a right of first refusal that terminates upon the completion of an initial public offering. The options vest as follows: 50,000 shares vested on November 16, 2006 and 100,000 shares each vest (or have vested) on January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011. In the event of a sale to any third-party of at least 50% of the total then-outstanding shares of the Company for a cash or publicly-traded stock purchase price equal to at least $16.00 or in the event the Company consummates a public offering, 50% of Mr. Waggoner's unvested options will vest; provided, however, that if either of these acceleration events occurs after the first two years of the term of the employment agreement, then 75% of Mr. Waggoner's unvested options will vest.

        Subject to the execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us after December 31, 2007 for any reason other than for cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) or by reason of Mr. Waggoner's death or disability, or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

  •
  salary continuation for 24 months following termination;

  •
  additional vesting of 75,000 options; and

  •
  continuation of Company-provided insurance benefits for Mr. Waggoner and his dependents until such time Mr. Waggoner has secured comparable benefits through another organization's benefits program, subject to a maximum of 24 months following termination of employment.

        In the event Mr. Waggoner is terminated (other than for cause), or terminates his employment for good reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Waggoner is entitled to the benefits described above and the immediate vesting of the next full year's options as if his employment continued for a period of 12 months following termination.

        For purposes of Mr. Waggoner's employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Stock Incentive Plan as described in the narrative to the Potential Payments Upon Termination or Change in Control section. Further, "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from his current office without his consent, (iii) we materially breach the terms of the employment agreement, or (iv) Mr. Waggoner is forced to report to anyone other than our Board. If one or more of the above conditions exist, Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.

        Mr. Waggoner's employment agreement terminates on January 1, 2012.

Employment Agreement with David B. Menzel

        Pursuant to his employment agreement, Mr. Menzel is entitled to an initial base salary of $260,000 (currently $315,000 per year) per year and an annual performance bonus with a target of 30% of base salary. Mr. Menzel is also entitled to an automobile allowance of $800 per month. In connection with the execution of his employment agreement, Mr. Menzel received options to purchase 82,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date as determined by our Compensation Committee. The shares acquired upon exercise of the options are subject to a right of first refusal that terminates upon the listing of the Company's stock on a national securities exchange, among other reasons. The options vest as follows: 20,000 shares vested on April 7, 2008, 12,500 shares vested on April 7, 2009 and an additional 12,500 shares each vest on April 7, 2010, April 7, 2011, April 7, 2012, and April 7, 2013. In the event of a sale to any third-party of at least 50% of the total then-outstanding shares of the Company for a cash or publicly-traded stock purchase price equal to or greater than the exercise price per share, 50% of Mr. Menzel's unvested options will vest; provided, however, that if an acceleration event occurs after the first two years of the term of the employment agreement, then 75% of Mr. Menzel's unvested options will vest.

        Subject to the execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for cause (as described in the narrative to the Potential Payments upon Termination or Change in Control section below) or by reason of Mr. Menzel's death or disability, or if Mr. Menzel terminates his employment for good reason, Mr. Menzel is entitled to salary continuation for 12 months following termination, additional vesting of 12,500 options, and continuation of Company-provided insurance benefits for Mr. Menzel and his dependents until the earlier of: (i) 12 months following termination or (ii) the date Mr. Menzel has secured comparable benefits through another organization's benefits program. The definition of "good reason" is substantially similar to the definition described in "—Employment Agreements—Employment Agreement with Douglas R. Waggoner." In the event Mr. Menzel is terminated (other than for cause), or terminates his employment for good reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Menzel receives the same benefits as if Mr. Menzel is terminated other than for cause or by reason of Mr. Menzel's death or disability, or if Mr. Menzel terminates his employment for good reason (as described above) plus the immediate vesting of the next full year's options.

        Mr. Menzel's employment agreement terminates on April 7, 2013.

Employment Agreements with Orazio Buzza, Vipon Sandhir and David C. Rowe

        We entered into employment agreements with Orazio Buzza, the Company's then President and Chief Technology Officer (currently, the Chief Operating Officer), and Vipon Sandhir, the Company's then Executive Vice President of Sales (currently, the Senior Vice President), on March 1, 2005 and August 1, 2005, respectively. Mr. Buzza's agreement was amended and restated on September     , 2009. Mr. Sandhir's agreement expired on August 1, 2009. The narrative below describes the terms of Mr. Sandhir's agreement prior to such expiration. We also entered into an employment agreement with David C. Rowe on August 24, 2007, which was amended and restated on September     , 2009. Pursuant to their employment agreements, Messrs. Buzza, Sandhir and Rowe are entitled to a base salary and are eligible to receive an annual performance bonus.

        Upon joining the Company, Mr. Buzza was granted 225,000 shares of common stock and Mr. Sandhir was granted 75,000 shares of common stock, each with a fair value of $0.002 per share. In addition, Mr. Buzza was given the opportunity to purchase 225,000 restricted shares of common stock on March 15, 2006 and Mr. Sandhir was given the opportunity to purchase 225,000 restricted shares of common stock on April 15, 2006, each at a price of $0.50 per share and subject to certain repurchase rights.

        Subject to the execution of a general release and waiver, in the event Mr. Buzza, Mr. Sandhir or Mr. Rowe is terminated by us for any reason other than for cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) or by reason of death or disability, or if either terminates his employment for Good Reason (as defined above for Mr. Waggoner, except (iv), with respect to Messrs. Buzza and Rowe, and as defined in his employment agreement, with respect to Mr. Sandhir), Messrs. Buzza, Sandhir and Rowe are entitled to salary continuation for three months plus accrued but unused vacation time or minus unaccrued and used vacation time.

        If, during the three months prior to the public announcement of a proposed Change of Control (as defined in our 2008 Stock Incentive Plan, with respect to Messrs. Buzza and Rowe, and as defined in our 2005 Stock Option Plan, with respect to Mr. Sandhir) or twelve months following a Change of Control, Messrs. Buzza, Sandhir or Rowe is terminated by us for any reason other than cause or employment is terminated by Messrs. Buzza, Sandhir or Rowe for Good Reason, each is entitled to salary continuation for three months plus accrued but unused vacation time or minus unaccrued and used vacation time and, with respect to Messrs. Buzza and Sandhir, the Company forfeits its repurchase right for two years following termination.

        Each of Mr. Buzza's and Mr. Rowe's employment agreement terminates on January 1, 2012.

Employment Agreement with Scott P. Pettit

        Mr. Pettit joined the Company on December 27, 2007 and did not have an employment arrangement in 2007. We entered into an employment agreement with Mr. Pettit, our former Chief Financial Officer, on January 1, 2008. Pursuant to his employment agreement, Mr. Pettit was entitled to a base salary of $200,000 per year through December 27, 2008. In addition to base salary, Mr. Pettit was eligible for an annual performance bonus. Mr. Pettit also had a right to be reimbursed for the full amount of his insurance costs under our insurance programs. Further, we agreed to pay up to $9,250 annually for the cost of Mr. Pettit's life insurance policy in effect at the time he entered into the employment agreement.

        In connection with the execution of his employment agreement, Mr. Pettit received options to purchase 100,000 shares of common stock at an exercise price of $8.80 per share, with options with respect to 25,000 of these shares vesting immediately and options with respect to 15,000 shares vesting on December 27 of each of 2008, 2009, 2010, 2011 and 2012. Pursuant to the terms of Mr. Pettit's separation agreement, the vesting of options to purchase 15,000 shares of common stock has been accelerated and his remaining unvested options were forfeited. The shares acquired upon exercise of the options are subject to a right of first refusal that terminates 180 days after the date of this prospectus.

        Mr. Pettit is no longer employed by Echo. See "—Incentive Plans and Employment Agreements—Separation Agreement with Scott P. Pettit."

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

        The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2008. All references to option and share amounts and per share dollar amounts in the following table retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable			Stock Awards
Name			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
Douglas R. Waggoner(1)	150,000 —	300,000 5,000	3.68 8.10	11/1/2016 9/28/2017	— —	— —
David B. Menzel(2)	20,000 —	62,500 37,500	11.72 10.18	4/7/2018 12/30/2013	— —	— —
Orazio Buzza(3)	—	25,000	13.58	9/30/2012	112,500	769,500
David C. Rowe(4)	15,000 —	45,000 12,500	8.10 10.18	9/17/2017 12/30/2013	— —	— —
Vipon Sandhir(5)	— —	5,000 30,000	8.10 10.18	9/28/2017 12/30/2012	45,000 —	307,800 —
Scott P. Pettit(6)	—	—	—	—	—	—

(1)
Mr. Waggoner's options to purchase 300,000 shares of common stock at an exercise price of $3.68 per share vested with respect to 100,000 of those shares on January 1 2009, and an additional 100,000 shares vest on January 1 of each of 2010 and 2011. Mr. Waggoner's options to purchase 5,000 shares of common stock at an exercise price of $8.10 per share vest with respect to all of those shares on December 31, 2009.

(2)
Mr. Menzel's options to purchase 62,500 shares of common stock at an exercise price of $11.72 per share vested with respect to 12,500 of these shares on April 7, 2009 and an additional 12,500 shares vest on April 7 of each of 2010, 2011, 2012 and 2013. Mr. Menzel's options to purchase 37,500 shares of common stock at an exercise price of $10.18 per share vest with respect to 9,375 of those shares on December 30 of each of 2009, 2010, 2011 and 2012.

(3)
Mr. Buzza's options to purchase 25,000 shares of common stock at an exercise price of $13.58 per share vested or vests with respect to 7,500 of those shares on March 31, 2009; with respect to 7,500 of those shares on July 31, 2009; and with respect to 10,000 of those shares on September 30, 2009. Mr. Buzza's unvested shares were subject to repurchase by the Company at $0.50 per share. This repurchase right expired on January 1, 2009.

(4)
Mr. Rowe's options to purchase 45,000 shares of common stock at an exercise price of $8.10 per share vest with respect to 15,000 of those shares on September 17 of each of 2009, 2010 and 2011. Mr. Rowe's options to purchase 12,500 shares of common stock at an exercise price of $10.18 per share vest with respect to 3,125 of those shares on December 30 of each of 2009, 2010, 2011 and 2012.

(5)
Mr. Sandhir's options to purchase 5,000 shares of common stock at an exercise price of $8.10 per share vested with respect to all of those shares on August 1, 2009. Mr. Sandhir's options to purchase 30,000 shares of common stock at an exercise price of $10.18 per share vest with respect to 15,000 of those shares on August 1 on each of 2010 and 2011. Mr. Sandhir's unvested shares were subject to repurchase by the Company at $0.50 per share. This repurchase right expired with respect to all of his unvested shares on August 1, 2009.

(6)
Mr. Pettit's unvested options expired in connection with his separation and his vested options expired on July 3, 2008. For more information regarding Mr. Pettit's separation and options, see "—Incentive Plans and Employment Agreements—Separation Agreement with Scott P. Pettit."

2008 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth certain information regarding option exercises and stock awards that vested during fiscal year 2008 for the named executive officers. All references to option and stock amounts and per share dollar amounts in the following table retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas R. Waggoner	—	—		—	—
David B. Menzel	—	—		—	—
Orazio Buzza	—	—		117,500	1,024,200 (1)
David C. Rowe	—	—		—	—
Vipon Sandhir	—	—		90,000	1,222,200 (2)
Scott P. Pettit	40,000	116,800	(3)	—	—

(1)
This figure is calculated by adding (A) the product obtained by multiplying the 112,500 shares that vested on January 1, 2008 by $8.80, the fair market value of the stock on the vesting date, and (B) the product obtained by multiplying the 5,000 shares that vested on December 31, 2008 by $6.84, the fair market value of the stock on the vesting date. Mr. Buzza's shares were subject to repurchase by the Company. 112,500 of the shares that vested were subject to repurchase at $0.50 per share, which right expired on January 1, 2008. 5,000 of the shares that vested were subject to repurchase at $8.10 per share, which right expired on December 31, 2008.

(2)
This figure is calculated by multiplying the number of shares acquired on vesting by $13.58, which represents the fair market value of the stock on the vesting date. Mr. Sandhir's shares were subject to repurchase by the Company at $0.50 per share, which right expired on August 1, 2008.

(3)
This figure is calculated by multiplying the number of shares acquired on exercise by $2.92, which represents the difference between the fair market value of the shares on the exercise date, $11.72, and the exercise price, $8.80.

2008 PENSION BENEFITS

        We do not sponsor any qualified or non-qualified defined benefit plans.

2008 NONQUALIFIED DEFERRED COMPENSATION

        We do not maintain any non-qualified defined contribution or deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        All references to option amounts and per share dollar amounts in the following disclosure retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering. Assuming the employment of our named executive officers were to be terminated by us without cause or by the officers for good reason, each as of December 31, 2008 (except as noted below), the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table:

	Cash Severance	Benefit Continuation
Douglas R. Waggoner	$25,000 per month for 24 months	$32,908	*
David B. Menzel	$21,667 per month for 12 months	$15,726	*
Orazio Buzza	$21,250 per month for three months	$0
David C. Rowe**	—	$0
Vipon Sandhir	$20,000 per month for three months	$0
Scott P. Pettit	***

*
Pursuant to the employment agreements with Messrs. Waggoner and Menzel, in the event of a termination without cause or a termination for good reason, the Company will also provide them and their dependents with Company paid insurance benefits until such time comparable benefits are secured through another employer's benefits program, up to a maximum of 24 months for Mr. Waggoner and 12 months for Mr. Menzel. The following assumptions were made in calculating the benefit continuation amounts: an annual cost of $16,454 for Mr. Waggoner and $15,726 for Mr. Menzel.

**
Under the terms of his employment in effect as of December 31, 2008, Mr. Rowe was not entitled to severance benefits.

***
On March 31, 2008, we entered into a separation agreement with Mr. Pettit. See "—Incentive Plans and Employment Agreements—Separation Agreement with Scott P. Pettit."

        We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executives not for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

        Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2008 (or as otherwise specified), the following individuals would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

	Value of Equity Awards: Termination Without Cause or For Good Reason(1)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control(1)
Douglas R. Waggoner	$237,000	$553,000
David B. Menzel	—	—
Orazio Buzza	—	—
David C. Rowe	—	—
Vipon Sandhir	—	—
Scott P. Pettit(2)	$ 43,800	—

(1)
There was no public market for our stock in 2008. Except as described in note (2) below, values are based on the aggregate difference between the respective exercise prices and a price of our common stock of $6.84 per share, which was the fair market value of our common stock as of the date of our most recent independent valuation prior to December 31, 2008.

(2)
On March 31, 2008, we entered into a separation agreement with Mr. Pettit. Pursuant to this agreement, he was entitled to accelerated vesting of 15,000 stock options as of April 4, 2008. The value listed above ($43,800) is based on the aggregate difference between the respective exercise price of Mr. Pettit's accelerated options of $8.80 per share, and a price of our common stock of $11.72 per share, which was the fair market value of our common stock as of the date of our most recent internal management valuation prior to April 4, 2008.

        In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. Each named executive officer is subject to non-competition and non-solicitation restrictions for a period of twenty-four months following termination, except for Mr. Menzel, whose restriction period is twelve months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.

        The following definitions apply to the termination and change in control provisions in the employment agreements.

Change in Control

        The employment agreements incorporate the Change in Control definition in the 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) by any Incumbent Stockholders (as defined below); (b) any person or persons acting as a group (in each case, other than any Incumbent Stockholders) acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (i) any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director and (ii) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (c) if, after the Board is reconstituted, the Incumbent Stockholders beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a Change in Control for purposes of Section 409A. For purposes of this definition of Change in Control, the term "Incumbent Stockholders" shall include each and every one of the following: Polygal Row, LLC, Frog Ventures, LLC, Richard A. Heise Living Trust, Echo Global Logistics Series C Investment Partners, LLC, Old Willow Partners, LLC, Blue Media, LLC, Green Media, LLC, Y&S Nazarian Revocable Trust, Younes Nazarian 2006 Annuity Trust—Echo Global, Soraya Nazarian 2006 Annuity Trust—Echo Global, Anthony Bobulinski, David Nazarian 2005 Annuity Trust EGL, Sam Nazarian, Baradaran Revocable Trust, Shulamit Nazarian Torbati, New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership; or any of their respective Affiliates or successors. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.

Cause

        The employment agreements define "Cause" as either: (i) a material breach of any provision of the agreement, provided that in those instances in which a material breach is capable of being cured, the officer has failed to cure within a thirty (30) day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by the officer; (iii) the reasonable determination by the Board that the officer has committed an act or acts constituting a felony or any act involving moral turpitude; or (iv) the reasonable determination by the Board that the officer has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business.

Good Reason

        The definitions of "Good Reason" are described in "—Employment Agreements."

2008 DIRECTOR COMPENSATION

        The following table shows information concerning the compensation that the Company's non-employee directors earned during the fiscal year ended December 31, 2008. All references to option and share amounts and per share dollar amounts in the following table and disclosure retroactively give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

Name	Fees Earned or Paid in Cash ($)(1)	Options Awards ($)(2)	All Other Compensation ($)	Total ($)
Anthony R. Bobulinski	—	—	—	—
Richard A. Heise, Jr.	—	—	—	—
Bradley A. Keywell	—	136,258	—	136,258
Eric P. Lefkofsky	—	—	—	—
Samuel K. Skinner	—	14,533	—	14,533
Louis B. Susman(3)	—	—	—	—
John R. Walter	—	—	—	—
Harry R. Weller(3)	—	—	—	—

(1)
We did not pay our non-employee directors any cash compensation for their service on our Board in 2008.

(2)
Value of option awards is based on the dollar amount for 2008 financial reporting purposes in accordance with SFAS No. 123(R). We used the Black-Scholes-Merton valuation model to determine the grant date fair value of options granted. Please see note 14 to our consolidated financial statements for a description of the assumptions used in the model. We did not award our non-employee directors any stock options for their service on our Board in 2008. The aggregate number of shares subject to outstanding option awards as of December 31, 2008 for our directors are as follows: Mr. Keywell (through Holden Ventures, LLC)—100,000; Mr. Skinner—80,000; and Mr. Susman—50,000.

(3)
Mr. Susman resigned from the Board on June 3, 2009 and Mr. Weller resigned from the Board on July 20, 2009.

Summary of Director Compensation

        We do not currently provide cash compensation to our directors for their services as members of the Board or for attendance at Board or committee meetings. However, our directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our Stock Incentive Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the plan.

        On June 15, 2006, we granted Mr. Susman an option to purchase 50,000 shares of common stock at a price per share not to exceed $2.00. This option, which has a term of ten years, vested with respect to one-half of the shares on June 30, 2006 and with respect to the remaining half on June 30, 2007. On October 1, 2006, we granted Mr. Skinner an option to purchase 60,000 shares of common stock at a price of $3.68 per share. This option vested immediately with respect to 15,000 shares, and vests or has vested on October 1, 2007, October 1, 2008 and October 1, 2009 with respect to an additional 15,000 shares on each date. On October 1, 2006, we also granted Mr. Skinner the right to purchase 50,000 shares of our common stock at a price of $5.76 per share. Mr. Skinner exercised his right to purchase these shares on December 31, 2006. On February 13, 2007, we granted Mr. Skinner an option to purchase 20,000 shares of common stock at an exercise price of $3.68 per share, with such option vesting immediately with respect to 5,000 shares and on February 13, 2008, February 13, 2009 and February 13, 2010, with respect to an additional 5,000 shares on each date. Each of Mr. Skinner's options has a term of ten years.

        In addition, in January 2007, we entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by Bradley A. Keywell. Under the terms of the consulting agreement, we paid $78,140 and $131,431 to Holden Ventures and Mr. Keywell for services rendered and reimbursement of certain travel and entertainment expenses incurred on its behalf in 2006 and 2007, respectively, and granted Holden Ventures the right to purchase 250,000 shares of our common stock at an exercise price of $2.20 per share. Holden Ventures exercised its right to purchase these shares in February 2007. We terminated the consulting agreement as of December 31, 2007. In connection with Mr. Keywell's service on our board of directors, we also granted Holden Ventures an option to purchase 100,000 shares of our common stock at an exercise price of $8.10 per share on August 15, 2007, which vests or has vested in equal annual installments on March 15, 2008, 2009 and 2010.

        On August 13, 2008, we approved a new cash compensation component for our non-employee directors who are not affiliated or associated with 10% or greater stockholders of the Company, in the form of a $30,000 annual cash retainer. We approved this new component in order to continue to attract qualified candidates for our Board, as certain directors that serve on boards of Nasdaq-listed companies in our peer group receive annual compensation for their service as directors. The new annual cash retainers will take effect upon the consummation of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater stockholders. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third-parties. As a public company following the completion of this offering, our audit committee will be responsible for reviewing the fairness of related party transactions in accordance with the Nasdaq Marketplace Rules. Our audit committee will operate under a written charter pursuant to which it must approve prior to consummation any related party transaction, which includes any transaction or series of transactions in which we or any of our subsidiaries are to be a participant, the amount exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction and will generally approve only those transactions that are negotiated at arm's length and have terms and conditions that are reasonable and customary.

Reverse Stock Split and Recapitalization

        Prior to the completion of this offering, we intend to effectuate a one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock. Immediately following the reverse stock split and prior to the completion of this offering, we also intend to recapitalize all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into newly issued shares of common stock on approximately a one-for-one basis. The purpose of the recapitalization is to exchange all of our outstanding shares of capital stock for shares of the same class of common stock that will be sold in this offering. In addition, prior to the completion of this offering, each outstanding option will be converted into an option to receive one share of common stock upon the applicable exercise date. In connection with the recapitalization and the completion of this offering, we intend to make approximately $3.4 million of required accrued dividend payments to the holders of our Series B and D preferred shares. Such payments include a payment of approximately $31,000 to the holders of our Series B preferred stock, which represents approximately 0.3% of our equity on a fully-diluted basis, and a payment of approximately $3.3 million to the holders of our Series D preferred stock, which represents 18.2% of our equity on a fully-diluted basis. See "Principal and Selling Stockholders" for information on the holders of our Series B preferred stock and Series D preferred stock.

Relationship with our Founders

        Eric P. Lefkofsky, Richard A. Heise, Jr. and Bradley A. Keywell founded our company in January 2005. Messrs. Lefkofsky and Keywell serve as members of our Board of Directors. Mr. Heise served on our Board of Directors from our June 2006 conversion to a corporation through April 2008.

        As of August 31, 2009, Messrs. Lefkofsky, Heise and Keywell own, directly or indirectly, 17.1%, 13.7% and 10.8% of our equity interests on a fully-diluted basis, respectively. After this offering, Messrs. Lefkofsky, Heise and Keywell will own, directly or indirectly, 12.9%, 10.3% and 8.1% of our common stock on a fully-diluted basis, respectively.

  Term Loan with EGL Mezzanine LLC

        In June 2009, we entered into a $7.5 million term loan payable to EGL Mezzanine LLC, members of which include certain of our directors and officers and affiliates of the Nazarian family. The term loan, which was amended and restated on August 26, 2009 and subsequently amended on September 8, 2009, matures on June 2, 2012 and bears interest at a rate of 13.0% per year. The proceeds from borrowings under the term loan were used for working capital purposes and to fund the acquisition of substantially all of the assets of RayTrans Distribution Services, Inc. We did not pay EGL Mezzanine any interest during the six months ended June 30, 2009. We believe that the terms and conditions are reasonable and customary. All outsanding principal and accrued interest under the term loan will be payable immediately upon the closing of this offering.

        The members of EGL Mezzanine, and their respective direct and/or indirect ownership interests in EGL Mezzanine, as of June 30, 2009 include:

  •
  Blue Media, LLC, 67.7%, an entity controlled by Eric P. Lefkofsky, one of our directors;

  •
  John R. Walter, 6.7%, one of our directors;

  •
  Samuel K. Skinner, 3.3%, one of our directors;

  •
  John F. Sandner, less than 1%, one of our directors;

  •
  Frog Ventures, LLC, 6.7%, an entity owned by the Keywell Family Trust and Kimberly Keywell, the wife of Bradley A. Keywell, one of our directors;

  •
  Scott A. Frisoni, 3.3%, our Executive Vice President of Sales;

  •
  Signature Assets, LLC, less than 1%, an entity owned by Orazio Buzza, our Chief Operating Officer; and

  •
  Affiliates of the Nazarian family, 6.7%, members of which are stockholders of ours.

  Consulting Arrangement with Holden Ventures, LLC and Bradley A. Keywell

        In January 2007, we entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by one of our directors, Bradley A. Keywell. We paid $78,140 and $131,431 to Holden Ventures, LLC and Mr. Keywell for services rendered and reimbursement of certain travel and entertainment expenses incurred on our behalf in 2006 and 2007, respectively. In 2007, we also granted Holden Ventures the right to purchase 250,000 shares of our common stock for $2.20 per share (after giving effect to the one-for-two reverse stock split). Holden Ventures exercised its right to purchase these shares in February 2007. We terminated the consulting agreement as of December 31, 2007.

  Option Grant to Holden Ventures, LLC

        In August 2007, in connection with Mr. Keywell's service on our board of directors, we granted an option to purchase 100,000 shares of our common stock at an exercise price of $8.10 per share (after giving effect to the one-for-two reverse stock split) to Holden Ventures, LLC, which vests or vested in equal annual installments on March 15, 2008, 2009 and 2010.

  Referral Agreement with Holden Ventures, LLC

        In January 2009, we entered into an Independent Contract Referral Services Agreement with Holden Ventures, LLC. Under the terms of the agreement, we will pay Holden Ventures 10% of the gross margin, or the actual payments received minus actual expenses, we receive from clients referred to us by Holden Ventures. This agreement may be terminated by either party upon 15 days written notice and prohibits Holden Ventures from competing with our business and soliciting our clients and employees for one year following the termination of the agreement. As of June 30, 2009, no payments have been made to Holden Ventures under the terms of this agreement. The referral agreement was negotiated at arm's length and we believe that the terms and conditions were reasonable and customary, and consistent with the terms of our referral agreements with unrelated parties.

  Lease with MediaBank, LLC

        In April 2007, we entered into a sub-lease agreement with MediaBank, LLC, an entity controlled by Eric P. Lefkofsky and Bradley A. Keywell, pursuant to which MediaBank leased a portion of our office space in Chicago, and paid 20% of our lease payments and overhead expense relating to this space. In June 2007, we entered into an amended sub-lease agreement with MediaBank, pursuant to which MediaBank agreed to pay 29% of our lease payments for the Chicago office. The agreement was terminated in August 2008. Under the terms of the sub-lease agreements, MediaBank paid us $72,551 in 2007 and $114,368 in 2008. The sub-lease agreement was negotiated at arm's length, and we believe that the terms and conditions were reasonable and customary.

Relationships with InnerWorkings, Inc.

        The involvement of Messrs. Lefkofsky and Heise in the formation and development of both Echo and InnerWorkings, Inc. (NASDAQ: INWK) has contributed to various relationships between Echo and InnerWorkings. These relationships are described below.

  Equity Ownership in Echo and InnerWorkings

        Certain stockholders of Echo, including certain of our directors and officers, affiliates of New Enterprise Associates and affiliates of the Nazarian family have direct and/or indirect ownership interests in InnerWorkings. These stockholders, and their respective direct and/or indirect ownership interests in InnerWorkings as of December 31, 2008, include:

  •
  Eric P. Lefkofsky, 7.7%, one of our directors;

  •
  Richard A. Heise, Jr., 13.3%, one of our former directors;

  •
  Orazio Buzza, less than 1%, our Chief Operating Officer;

  •
  Anthony R. Bobulinski, less than 1%, one of our directors;

  •
  Entities affiliated with New Enterprise Associates, 14.7%, of which Peter J. Barris, one of our directors, is a general partner; and

  •
  Affiliates of the Nazarian family, 8.8%, which include Sharyar Baradaran, a director of InnerWorkings.

        InnerWorkings is also one of our stockholders. As of June 30, 2009, InnerWorkings owned 627,778 shares of our common stock (after giving effect to the one-for-two reverse stock split), or 3.6% of our equity interests on a fully-diluted basis.

  Business with InnerWorkings

        In the ordinary course, InnerWorkings provides us with print procurement services. As consideration for these services, we were billed by InnerWorkings approximately $35,100, $88,200 and $140,000 in 2006, 2007 and 2008, respectively. InnerWorkings also provided general management services to the Company in 2006, including financial management, legal, accounting, tax, treasury, employee benefit plan, and marketing services, which were billed based on the percentage of time InnerWorkings' employees spent on these services.

        In addition, we have provided transportation and logistics services to InnerWorkings. As consideration for these services, we have billed InnerWorkings approximately $625,800, $748,636 and $2,700,001 in 2006, 2007 and 2008, respectively.

  Lease with InnerWorkings

        In November 2005, we entered into an agreement with InnerWorkings and Incorp, LLC pursuant to which we sub-lease a portion of InnerWorkings' office space in Chicago, and paid 20% of InnerWorkings' lease payment (and 25% of its overhead expense) relating to this space. In January 2007, we amended the agreement and agreed to pay 35% of InnerWorkings' lease payments for this space. This agreement expired in April 2007. In June 2007, we entered into a new agreement with InnerWorkings pursuant to which we currently sub-lease a portion of InnerWorkings' office space in Chicago, and pay 29% of InnerWorkings' lease payments and overhead expense relating to this space. The total expense incurred by us under the sub-lease agreements was $126,697, $178,080 and $232,002 in 2006, 2007 and 2008, respectively. The sub-lease agreement terminated on July 31, 2009, and no expenses were incurred by us under the sub-lease agreement for the six months ended June 30, 2009 as MediaBank had assumed our obligations under the sub-lease agreement. Each sub-lease agreement was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary.

  Referral Agreement with InnerWorkings

        In October 2006, we entered into a referral agreement with InnerWorkings, pursuant to which we agreed to pay InnerWorkings a fee equal to 5% of gross profits on transactions generated through the referral of mutually agreed new clients to us by InnerWorkings, subject to a $75,000 cap per year, per client referred. Under the terms of the referral agreement, we incurred referral fees of $62,076 and $75,003 in 2006 and 2007, respectively. The referral agreement was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary. We terminated this agreement on February 18, 2008.

  Supplier Rebate Agreement with InnerWorkings

        In June 2006, we entered into a supplier rebate program with InnerWorkings, pursuant to which we provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 5% of revenue received from InnerWorkings. In April 2008, we amended the terms of this rebate program to provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 3% of revenue received from InnerWorkings, plus an additional 2% of revenue for amounts paid within fifteen days. Under the supplier rebate program we expensed $12,314, $14,970 and $66,092 in 2006, 2007 and 2008, respectively.

Acquisition of Assets of SelecTrans, LLC

        In March 2007, we acquired certain assets of SelecTrans, LLC, a freight management software provider based in Lake Forest, Illinois, for approximately $350,000 and 75,000 shares of our common stock (after giving effect to the one-for-two reverse stock split). Douglas R. Waggoner, our Chief Executive Officer, founded SelecTrans in December 2005 and served as its Chief Executive Officer until the time the assets were acquired. At the time SelecTrans was acquired, Mr. Waggoner and his wife owned 66% of SelecTrans, and he received $275,000 in cash and was allocated 37,500 shares of our common stock (after giving effect to the one-for-two reverse stock split). This transaction was negotiated at arm's length, and we believe that the terms and conditions are reasonable and customary.

Sales of Our Securities

        We sold the following common units, restricted units and Series B and Series C preferred units of Echo Global Logistics, LLC and the following common stock, restricted common stock and Series D preferred stock of Echo Global Logistics, Inc. to our directors, officers and 5% or greater stockholders, and their respective affiliates, in private transactions on the dates set forth below. In connection with our conversion from an LLC to a corporation in June 2006, the former members of Echo Global Logistics, LLC received newly issued shares of our capital stock, cash or a combination of both. The information provided below does not give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering.

Name of Unitholder/ Stockholder	Common Units	Series B Convertible Preferred Units	Series C Convertible Preferred Units	Series D Convertible Preferred Shares	Common Shares	Unvested Common Units		Unvested Common Shares		Date of Purchase	Total Purchase Price
Polygal Row, LLC(1)	11,570,000									3/1/05	$1,157
InnerWorkings, LLC	2,000,000									3/1/05	$125,000
Blue Media, LLC(2)		41,667								3/1/05	$41,667
Old Willow Partners, LLC(3)		41,667								3/1/05	$41,667
Orazio Buzza	450,000									3/1/05	(4)
Frog Ventures, LLC(5)	6,480,000									3/1/05	$648
Frog Ventures, LLC		41,666								3/1/05	$41,666
Echo Global Logistics Series C Investment Partners, LLC(6)	1,053,000		3,510,000							6/1/05	$3,510,000
John R. Walter	300,000									7/13/05	$30,000
Vipon Sandhir	150,000									8/3/05	(7)
Anthony R. Bobulinski	100,000									8/10/05	(8)
John R. Walter	100,000									1/1/06	$25,000
John R. Walter						500,000	(9)			1/18/06	$125,000
Steven E. Zuccarini	30,000									2/1/06	$6,000
Orazio Buzza						450,000	(10)			3/15/06	$112,500
Vipon Sandhir						450,000	(10)			4/15/06	$112,500
Anthony R. Bobulinski				102,950						6/7/06	$286,201
Younes & Soraya Nazarian Revocable Trust				1,461,798						6/7/06	$4,063,799
Entities affiliated with New Enterprise Associates				4,694,245						6/7/06	$13,050,000
Echo Global Logistics Series C Investment Partners, LLC	3,510,000									6/7/06	(11)
Samuel K. Skinner					100,000					12/31/06	$288,000
Holden Ventures, LLC(12)					500,000					2/25/07	$550,000
SelecTrans, LLC					150,000					3/21/07	(13)
Mountain Logistics, Inc.								550,000		5/17/07	(14)
Green Media, LLC(15)					100,000					8/15/07	$405,000
Orazio Buzza								10,000	(16)	9/28/07	$40,500
Bestway Solutions, LLC					50,000					10/15/07	(17)
Scott P. Pettit					50,000					1/15/08	$220,000

(1)
The managers and controlling members of Polygal Row are Blue Media, LLC and Old Willow Partners, LLC. See footnotes (2) and (3) below for information on the ownership of Blue Media, LLC and Old Willow Partners, LLC.

(2)
Blue Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Old Willow Partners, LLC is controlled by Richard A. Heise, Jr., one of our former directors.

(4)
These units were issued to Orazio Buzza, our Chief Operating Officer, as partial consideration for his employment with us.

(5)
Frog Ventures, LLC is owned by the Keywell Family Trust (20%) and Kimberly Keywell (80%). Ms. Keywell is the wife of Bradley A. Keywell, one of our directors.

(6)
Echo Global Logistics Series C Investment Partners, LLC was formed in connection with our Series C financing and, at the time of the sale, was owned by the following individuals and entities: (i) Baradaran Revocable Trust (15.40%), (ii) David Nazarian (7.70%), (iii) Sam Nazarian (7.70%), (iv) Sharon Baradaran (7.70%), (v) Shulamit Nazarian Torbati (7.70%), (vi) Y&S Nazarian Revocable Trust (7.70%), (vii) Anthony R. Bobulinski (7.70%), one of our directors, (viii) Gregory N. Elinsky (7.70%), (ix) Richard A. Heise Sr. Living Trust (7.58%), (x) Blue Media, LLC (4.62%), an entity owned by Eric P. Lefkofsky, one of our directors, (50%) and his wife, Elizabeth Kramer Lefkofsky (50%), (xi) John R. Walter (3.85%), one of our directors, (xii) The Scion Group, LLC (2.85%), (xiii) Pleasant Lake, LLC (1.83%), (xiv) Bridget Graver (1.85%), (xv) Steve and Debra Zuccarini (1.42%), (xvi) The Scott P. George Trust dated June 3, 2003 (1.42%), (xvii) Nicholas R. Pontikes (1.42%), (xviii) Waverly Investors, LLC (1.42%), (xix) Jerrilyn M. Hoffmann Revocable Trust (1.42%), (xx) Coldwater Holdings, LLC (0.71%), which is controlled by Orazio Buzza, and (xxi) Brian & Mary Tuffin (0.28%). Polygal Row, LLC is the manager of Echo Global Logistics Series C Investment Partners, LLC.

(7)
These units were issued to Vipon Sandhir, our Senior Vice President, as partial consideration for his employment with us.

(8)
These units were granted to Anthony R. Bobulinski, one of our directors, in connection with the investment of $2,000,000 by affiliates of the Nazarian family in Echo Global Logistics Series C Investment Partners, LLC. In connection with the investment, affiliates of the Nazarian family were also given the right to appoint a member to our board of directors. This right was terminated in connection with subsequent investments.

(9)
These options are fully vested.

(10)
These options are fully vested.

(11)
Effective June 7, 2006, we redeemed 3,510,000 shares of Series C preferred units from Echo Global Logistics Series C Investment Partners ("Series C Partners"), and issued 3,510,000 of our common units to Series C Partners.

(12)
Holden Ventures, LLC is owned by Bradley A. Keywell, one of our directors.

(13)
These shares were issued to SelecTrans, LLC as partial consideration for our acquisition of SelecTrans, LLC, which was owned by Douglas R. Waggoner, our Chief Executive Officer, Allison L. Waggoner, Mr. Waggoner's wife, and Daryl P. Chol.

(14)
These shares were issued to Mountain Logistics, Inc. as partial consideration for our acquisition of Mountain Logistics, Inc., which was owned by Walter Buster Schwab (50%), one of our employees, and Ryan Renne (50%), one of our employees. These shares of unvested common stock may vest upon the achievement of certain performance measures by May 31, 2010. We will repurchase all of these unvested common shares for an aggregate price of $1.00 if certain performance targets are not satisfied by May 31, 2010.

(15)
Green Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(16)
These options are fully vested.

(17)
These shares were issued to Bestway Solutions as partial consideration for our acquisition of Bestway Solutions.

Series D Investment

        In June 2006, we issued 3,129,496 shares of Series D preferred stock (after giving effect to the one-for-two reverse stock split), or approximately 18.0% of our current equity interests on a fully-diluted basis, to New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership, the Younes & Soraya Nazarian Revocable Trust and Anthony R. Bobulinski in exchange for $17.4 million in cash, or $5.56 per share. We used the proceeds to fund working capital, capital expenditures, acquisitions of complementary businesses and salary and commission payments to our sales force. In connection with this investment, we converted from a Delaware limited liability company to a Delaware corporation, and the former members of the Echo Global Logistics, LLC received newly issued shares of our capital stock, cash or a combination of both.

Payments to Holders of Preferred Shares

        Upon the completion of this offering, we will be required to make the following approximate payments:

  •
  a $31,000 dividend payment to the holders of our Series B preferred shares, and

  •
  a $3.3 million dividend payment to the holders of our Series D preferred shares.

        We intend to use a portion of our net proceeds from this offering to satisfy these payment obligations.

Registration Rights

        We granted piggyback registration rights to the holders of our Series B and D preferred shares and demand registration rights to the holders of our Series D preferred shares pursuant to the terms of an investor rights agreement that we entered into on June 7, 2006. These rights have been waived with respect to this offering. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information regarding ownership of our common stock prior to and after this offering:

  •
  each person known to us to own beneficially more than 5% of our outstanding common stock;

  •
  each of the executive officers named in the summary compensation table;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each selling stockholder.

        The beneficial ownership of our common stock set forth in the table is determined in accordance with the rules of the Securities and Exchange Commission. As of August 31, 2009, we had 15,793,655 shares of capital stock outstanding and 46 holders of record of our capital stock. The table assumes a one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock that will occur prior to the completion of this offering and the recapitalization of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock into shares of our common stock on approximately a one-for-one basis that will occur immediately following the reverse stock split and prior to the completion of this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, options to purchase shares of common stock and unvested common shares held by that person that are currently exercisable or vested, or will become exercisable or vested within 60 days after the date of this prospectus, are considered outstanding, while these options and shares are not considered outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned.

        Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

						Number of additional shares of common stock to be sold at underwriters' option(2)
	Shares of capital stock beneficially owned prior to this offering(1)				Number of shares of common stock to be sold in this offering		Shares of common stock beneficially owned after this offering(2)
Name of beneficial owner
	Shares	Options	Total	%			Shares	Options	Total	%
Selling Stockholders (other than 5% stockholders, directors and executive officers)
Echo Global Logistics Series C Investment Partners, LLC(3)	360,263	—	360,263	2.3%	—	32,101	328,162	—	328,162	1.5%
Green Media, LLC(4)	425,000	—	425,000	2.7%	—	37,870	387,130	—	387,130	1.8%
InnerWorkings, Inc.(5)	627,778	—	627,778	4.0%	—	55,938	571,840	—	571,840	2.7%
Polygal Row, LLC(6)	353,056	—	353,056	2.2%	—	31,459	321,597	—	321,597	1.5%
Signature Assets, LLC(7)	415,759	—	415,759	2.6%	—	37,046	378,713	—	378,713	1.8%
5% Stockholders (not including 5% stockholders who are directors or executive officers)
Entities affiliated with New Enterprise Associates c/o New Enterprise Associates 119 St. Paul Street Baltimore, MD 21202(8)	2,425,318	—	2,425,318	15.3%	—	—	2,425,318	—	2,425,318	11.3%
Richard A. Heise, Jr.(9)	2,389,310	—	2,389,310	15.1%	—	198,643	2,190,667	—	2,190,667	10.2%
Frog Ventures, LLC(10)	1,855,001	—	1,855,001	11.7%	—	165,291	1,689,710	—	1,689,710	7.9%
Blue Media, LLC(11)	2,536,810	25,000	2,561,810	16.2%	—	226,043	2,310,767	25,000	2,335,767	10.9%
Old Willow, LLC(12)	2,229,310	—	2,229,310	14.1%	—	198,643	2,030,667	—	2,030,667	9.4%
Directors and Executive Officers
Samuel K. Skinner(13)	50,000	75,000	125,000	*	—	—	50,000	75,000	125,000	*
Douglas R. Waggoner(14)	37,500	250,000	287,500	1.8%	—	3,343	34,157	250,000	284,157	1.3%
Orazio Buzza(15)	461,920	27,812	489,732	3.1%	—	—	461,920	27,812	489,732	2.3%
David B. Menzel	—	32,500	32,500	*	—	—	—	32,500	32,500	*
Scott A. Frisoni(16)	81,289	81,978	163,267	1.0%	—	—	81,289	81,978	163,267	*
Vipon Sandhir	286,920	5,000	291,920	1.8%	—	25,566	261,354	5,000	266,354	1.2%
David C. Rowe(17)	—	30,000	30,000	*	—	—	—	30,000	30,000	*
John R. Walter(18)	558,171	—	558,171	3.5%	—	41,700	516,471	—	516,471	2.4%
John F. Sandner	—	—	—	—	—	—	—	—	—	—
Peter J. Barris	—	—	—	—	—	—	—	—	—	—
Anthony R. Bobulinski	500,195	—	500,195	3.2%	—	—	500,195	—	500,195	2.3%
Eric P. Lefkofsky(19)	2,961,810	25,000	2,986,810	18.9%	—	263,913	2,697,897	25,000	2,722,897	12.7%
Bradley A. Keywell(20)	1,855,001	25,000	1,880,001	11.9%	—	165,291	1,689,710	25,000	1,714,710	8.0%
Scott P. Pettit(21)	65,000	—	65,000	*		—	65,000	—	65,000	*

Directors and Executive Officers as a group (12 persons)	6,505,886	547,290	7,053,176	44.5%	—	474,247	6,031,639	547,290	6,578,929	31.3%

*
Represents beneficial ownership of less than one percent of the outstanding capital stock.

(1)
Shares of common stock unless otherwise indicated.

(2)
Assumes the underwriters' exercise in full of their option to purchase additional shares from the selling stockholders.

(3)
The manager of Echo Global Logistics Series C Investment Partners, LLC is Polygal Row, LLC. For information on Polygal Row, LLC, see footnote (6).

(4)
Green Media, LLC ("Green Media") is an entity controlled by Eric P. Lefkofsky, one of our directors (50%) and his wife, Elizabeth Kramer Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Green Media.

(5)
For more information on our relationship with InnerWorkings, Inc., see "Certain Relationships and Related Party Transactions—Relationship with InnerWorkings, Inc."

(6)
The managers and controlling members of Polygal Row, LLC are Blue Media, LLC and Old Willow Partners, LLC. See footnotes (11) and (12) for information on the ownership of Blue Media, LLC and Old Willow Partners, LLC.

(7)
Signature Assets is owned by Orazio Buzza, our Chief Operating Officer (50%), and his wife, Julie Buzza (50%). Mr. Buzza has voting and investment control with respect to the shares of common stock held by Signature Assets.

(8)
Includes 2,342,086 shares of Series D preferred stock and 78,133 shares of common stock held by New Enterprise Associates 12, Limited Partnership ("NEA 12"). The shares directly held by NEA 12 are indirectly held by NEA Partners 12, Limited Partnership ("NEA Partners 12"), the sole general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 LLC"), the sole general partner of NEA Partners 12, and each of the individual Managers of NEA 12 LLC. The individual Managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, one of our directors, Forest Basket, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri, C. Richard Kramlich, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Also includes 5,099 shares held by NEA Ventures 2006, Limited Partnership ("Ven 2006"). The shares directly held by Ven 2006 are indirectly held by Karen P. Welsh, the general partner of Ven 2006. All of the indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(9)
Includes 2,229,310 shares of capital stock held by Old Willow Partners, LLC ("Old Willow"), an entity controlled by Richard A. Heise, Jr., one of our former directors. Of the 2,229,310 shares of capital stock, 20,833 shares are Series B preferred stock and 2,208,477 shares are common stock. Also includes 160,000 shares held by the Richard A. Heise, Sr. Living Trust.

(10)
Frog Ventures, LLC is owned by the Keywell Family Trust (20%) and Kimberly Keywell (80%). Ms. Keywell is the wife of Bradley A. Keywell, one of our directors.

(11)
Blue Media, LLC ("Blue Media") is an entity controlled by Eric P. Lefkofsky, one of our directors (50%) and his wife, Elizabeth Kramer Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Blue Media.

(12)
Old Willow Partners, LLC is an entity controlled by Richard A. Heise, Jr., one of our former directors.

(13)
Includes options to purchase 15,000 shares of common stock, which vest within 60 days of August 31, 2009.

(14)
Includes 37,500 shares of common stock originally issued to SelecTrans, LLC as partial consideration for our acquisition of SelecTrans, LLC, which was owned by Douglas R. Waggoner, our Chief Executive Officer, Allison L. Waggoner, Mr. Waggoner's wife, and Daryl P. Chol. Such shares were subsequently transferred to Mr. Waggoner and he now holds the shares directly.

(15)
Includes 415,759 shares of common stock held by Signature Assets, LLC ("Signature Assets"). Signature Assets is owned by Orazio Buzza, our Chief Operating Officer (50%), and his wife, Julie Buzza (50%). Mr. Buzza has voting and investment control with respect to the shares of common stock held by Signature Assets. Includes 46,161 shares of capital stock directly held by Polygal Row, LLC ("Polygal Row"), Mr. Buzza disclaims beneficial ownership of the shares held by Polygal Row except to the extent of his pecuniary interest therein. Also includes options to purchase 15,000 shares of common stock, which are fully vested, and options to purchase 12,812 shares of common stock, which vest within sixty days of August 31, 2009.

(16)
Includes 81,289 shares of common stock held by Polygal Row, LLC, which represents Mr. Frisoni's proportionate economic interest in the shares of common stock held by Polygal. Mr. Frisoni disclaims beneficial ownership of the shares held by Polygal Row except to the extent of his pecuniary interest therein. Includes options to purchase 2,812 shares of common stock, which vest within 60 days of August 31, 2009.

(17)
Includes options to purchase 15,000 shares of common stock, which vest within 60 days of August 31, 2009.

(18)
Includes 90,185 shares of common stock directly held by Echo Global Logistics Series C Investment Partners, LLC, ("Series C Investment Partners"). Mr. Walters disclaims beneficial ownership of the shares held by Series C Investment Partners except to the extent of his pecuniary interest therein.

(19)
Includes 2,536,810 shares of capital stock held by Blue Media, LLC ("Blue Media"), an entity controlled by Eric P. Lefkofsky, one of our directors (50%), options to purchase 25,000 shares of common stock held by Blue Media and 425,000 shares of common stock held by Green Media, LLC, an entity owned by Mr. Lefkofsky (50%) and Ms. Lefkofsky (50%). Of the 2,536,810 shares of capital stock held by Blue Media, 20,833 are shares of Series B preferred stock and 2,515,977 are shares of common stock. Mr. Lefkofsky shares voting and investment control with respect to the shares held by Blue Media, LLC and Green Media, LLC.

(20)
Includes options to purchase 25,000 shares of our common stock held by Holden Ventures, LLC, an entity owned and controlled by Bradley A. Keywell. Includes 1,855,001 shares held by Frog Ventures, LLC. Of the 1,855,001 shares of capital stock held by Frog Ventures, 20,833 are shares of Series B preferred stock and 1,834,168 are shares of common stock. Frog Ventures is owned by the Keywell Family Trust (20%) and Kimberly Keywell (80%), the wife of Mr. Keywell. Mr. Keywell disclaims beneficial ownership of the shares held by Frog Ventures except to the extent of his pecuniary interest therein.

(21)
Mr. Pettit served as our principal financial officer from December 27, 2007 to April 4, 2008. As of April 7, 2008, David B. Menzel began serving as our principal financial officer.

        The selling stockholders participating in the distribution of the shares sold in this offering may be deemed to be "underwriters" within the meaning of the Securities Act. Because the selling stockholders hold restricted securities, any public sales by them (that are not effected pursuant to Rule 144) will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

        Upon the closing of this offering, the total amount of our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 2,500,000 shares of preferred stock, $0.0001 par value. We intend to adopt, and intend to submit for approval by our stockholders, a recapitalization agreement (which will include the reverse stock split), an amendment to our amended and restated certificate of incorporation, a second amended and restated certificate of incorporation and amended and restated by-laws. The discussion herein describes the recapitalization and also describes our capital stock, second amended and restated certificate of incorporation and amended and restated by-laws as anticipated to be in effect upon the closing of this offering. The following summary of certain provisions of our capital stock describes certain material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, our second amended and restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Reverse Stock Split and Recapitalization

        Prior to the closing of this offering, we intend to effectuate a one-for-two reverse stock split of all outstanding shares of our common stock, Series B preferred stock and Series D preferred stock. Immediately following the reverse stock split and prior to the completion of this offering, each outstanding share of our common stock, Series B preferred stock and Series D preferred stock will be recapitalized into approximately one newly issued share of our common stock. The purpose of the recapitalization is to exchange all of our outstanding shares of capital stock for shares of the same class of common stock that will be sold in this offering. In addition, prior to the closing of this offering, each outstanding option will be converted into an option to receive one share of common stock upon the applicable exercise date.

Common Stock

        Following the reverse stock split and recapitalization, and prior to the closing of this offering, there will be 15,793,655 shares of common stock outstanding held by 46 holders of record. Holders of common stock are entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the Board of Directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our capital stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

        Following the reverse stock split and recapitalization, and prior to the closing of this offering, we will be authorized to issue 2,500,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under certain circumstances, have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board of Directors determines the specific rights of that series of preferred stock.

Registration Rights

        Upon the completion of this offering, the former holders of our Series B and D preferred shares, with respect to 3,231,557 shares of our common stock (after giving effect to the one-for-two reverse stock split and recapitalization), will have the right to require us to register the resale of their shares under the Securities Act pursuant to the terms of an investor rights agreement between us and these holders. Subject to limitations specified in the agreement, these registration rights include the following:

        Demand Registration Rights.    If a majority of the holders of our Series D preferred shares request that we register at least $10 million aggregate offering price of their shares, we are also required to register, upon request, the shares held by the holders of our Series B and Series D preferred shares, subject to limitations that the underwriters may impose on the number of shares included in the registration. We can only be required to file a total of two registration statements upon the stockholders' exercise of these demand registration rights. We will not be required to effect a demand registration during the period starting with the date of filing, and ending 180 days following the effective date of, the registration statement.

        Piggyback Registration Rights.    If we propose to file a registration statement under the Securities Act to register our shares of common stock, the holders of our Series B and D preferred shares are entitled to notice of such registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. These rights have been waived with respect to this offering. The holders of our Series B and D preferred shares also have the right to include their shares in our future registrations, including secondary offerings of our common stock.

        Form S-3 Registration Rights.    If we become eligible to file registration statements on Form S-3, the holders of our Series B and D preferred shares can require us to register their shares on Form S-3 if the aggregate offering price to the public is at least $1.0 million. We will not be required to effect more than two registrations on Form S-3 in any given 12-month period, and are not required to effect a registration on a Form S-3 if within thirty (30) days of receipt of a written request we give notice of our intention to make a public offering within ninety (90) days, subject to certain exceptions.

        Expenses of Registration.    With specified exceptions, we are required to pay all expenses of registration, including the fees and expenses of one legal counsel to the holders, up to a prescribed maximum amount, but excluding underwriting discounts and commissions.

        Right of First Refusal.    Each party to the investor rights agreement has a right of first refusal to purchase its pro rata share of certain of our equity securities. These rights do not apply to this offering and terminate immediately upon the effective date of the registration statement of which this prospectus is a part.

        The registration rights described above will terminate, with respect to any particular stockholder, upon the earlier of (i) an acquisition of us under certain circumstances or (ii) five years after the completion of this offering. Each party to the investor rights agreement has agreed not to sell or otherwise dispose of any shares of our common stock for a period of 180 days following the date of this prospectus.

Elimination of Liability in Certain Circumstances

        Our certificate of incorporation will eliminate the liability of our directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors will remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our certificate of incorporation will not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation of Section 174 (or any successor provision of the Delaware General Corporation Law).

        The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our stockholders for monetary damages under the federal securities laws. The certificate of incorporation and by-laws will also provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

Number of Directors; Removal; Vacancies

        Our by-laws will provide that we have nine directors, provided that this number may be changed by the board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our by-laws will provide that, subject to the rights of holders of any future series of preferred stock, directors may be removed, with or without cause, at meetings of stockholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Special Meetings of Stockholders; Limitations on Stockholder Action by Written Consent

        Our certificate of incorporation will provide that special meetings of our stockholders may be called only by our chairman of the board, our chief executive officer, our board of directors or holders of not less than a majority of our issued and outstanding voting stock. Any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent unless the action to be effected and the taking of such action by written consent have been approved in advance by our board of directors.

Amendments; Vote Requirements

        Certain provisions of our certificate of incorporation and by-laws will provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required for stockholders to amend our certificate of incorporation or by-laws, including those provisions relating to action by written consent and the ability of stockholders to call special meetings.

Authorized but Unissued Shares

        The authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

        Our by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice will be timely only if received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws will also specify requirements as to the form and content of a stockholder's notice.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

        We intend to list our common stock on The Nasdaq Global Market under the symbol "ECHO."

SHARES ELIGIBLE FOR FUTURE SALE

        Following this offering, we will have 21,493,655 shares of common stock outstanding. All 5,700,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

        The remaining 15,793,655 shares of common stock outstanding following this offering will be "restricted securities" as the term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption under Rule 144 or Rule 701 under the Securities Act, as summarized below.

        We have agreed with the underwriters that we will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days (subject to extensions) after the date of this prospectus, except that we may grant options to purchase shares of common stock under our Stock Incentive Plan and issue shares of common stock upon the exercise of outstanding options and warrants.

        Our officers and directors and our other stockholders, who will hold an aggregate of 15,793,655 shares of common stock upon completion of this offering, have agreed that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, offer, sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days (subject to extensions) after the date of this prospectus, except that nothing will prevent any of them from exercising outstanding options and warrants. These lock-up agreements are subject to such stockholders' rights to transfer their shares of common stock as a bona fide gift or to a trust for the benefit of an immediate family member or to a wholly-owned subsidiary, provided that such donee or transferee agrees in writing to be bound by the terms of the lock-up agreement and such transfer would not require any filing with the SEC under Section 13 or 16 of the Securities Exchange Act of 1934.

        Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC do not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  •
  on the date of this prospectus, 5,700,000 shares sold in this offering will be immediately available for sale in the public market; and

  •
  180 days after the date of this prospectus, approximately 15,793,655 shares will be eligible for sale, subject (in the case of shares held by our affiliates) to volume, manner of sale and other limitations under Rule 144.

        Shares issuable upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act, subject to certain Rule 144 limitations and, in the case of some holders, to the lock-up agreements. Rule 701 permits resales of these shares beginning 90 days after the date of this prospectus by persons other than affiliates.

        In general, under Rule 144, a stockholder who is an affiliate and owns restricted shares that have been outstanding for at least six months is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  •
  one percent of the then outstanding shares of common stock, or approximately 214,937 shares immediately after this offering; or

  •
  the average weekly trading volume in the common stock on the Nasdaq Global Market during the four calendar weeks preceding the sale.

        Prior to this offering, there has been no public market for our common stock.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion summarizes certain material U.S. federal income tax considerations relating to the ownership and disposition of common stock by a Non-U.S. Holder (as defined below). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, administrative rulings, and judicial decisions as in effect on the date hereof. All such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in different U.S. federal income tax consequences than those discussed herein. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary position to the discussion of the U.S. federal income tax consequences discussed herein or such position will not be sustained by a court. No ruling from the IRS or opinion of counsel has been obtained with respect to the U.S. federal income tax consequences of owning or disposing of the common stock.

        The following discussion deals only with Non-U.S. Holders holding shares of our common stock as capital assets as of the date of this prospectus. The following discussion also does not address considerations that may be relevant to certain Non-U.S. Holders that are subject to special rules, such as the following:

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, brokers or dealers in securities or currencies;

  •
  holders of securities held as part of a hedge or a position in a "straddle," conversion transaction, risk reduction transaction, or constructive sale transaction; or

  •
  certain former citizens or long-term residents of the United States that are subject to special treatment under the Code.

        The following discussion also does not address entities that are taxed as partnerships or similar pass-through entities. If a partnership or other pass-through entity holds common stock, the tax treatment of the partnership (or other pass-through entity) and its partners (or owners) will depend on the status of the partner and the activities of the partnership. Partnerships (and other pass-through entities) and their partners (and owners) should consult with their own tax advisors to determine the tax consequences of owning or disposing of common stock.

        The following discussion does not address any non-income tax consequences of owning or disposing of common stock or any income tax consequences under state, local, or foreign law. Potential purchasers are urged to consult their own tax advisors to discuss the tax consequences of owning or disposing of common stock based on their particular situation, including non-income tax consequences and tax consequences under state, local, and foreign law.

Non-U.S. Holder

        As used in this discussion, a "Non-U.S. Holder" means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source;

  •
  a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

  •
  an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described above.

Dividends

        If we make distributions on our common stock, such distributions paid to a Non-U.S. Holder will generally constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment to the extent of the Non-U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain. See "—Gain on Disposition of Common Stock" for additional information.

        Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete IRS Form W-8BEN (or appropriate substitute form) and certify, under penalty of perjury, that such holder is not a U.S. person and is eligible for the benefits with respect to dividends allowed by such treaty, (b) hold common stock through certain foreign intermediaries and satisfy the certification requirements for treaty benefits of applicable U.S. Treasury Regulations, or (c) in the case of payments made outside the United States to an offshore account (generally, an account maintained by a Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing such holder's entitlement to the lower treaty rate in accordance with applicable U.S. Treasury Regulations. Special certification requirements apply to certain Non-U.S. Holders that are "pass-through" entities for U.S. federal income tax purposes. A Non-U.S. Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        This United States withholding tax generally will not apply to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, if a treaty applies, attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder. Dividends effectively connected with the conduct of a trade or business, as well as those attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, are subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Certain IRS certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain recognized on a sale or other disposition of common stock unless:

  •
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other requirements, and is not eligible for relief under an applicable income tax treaty; or

  •
  we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code, also referred to as a USRPHC, for U.S. federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter, the Non-U.S. Holder's holding period for the common stock).

        Gain recognized on the sale or other disposition of common stock and effectively connected with a United States trade or business, or attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, is subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Any such effectively connected gain from the sale or disposition of common stock received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        An individual Non-U.S. Holder who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other conditions, and is not eligible for relief under an applicable income tax treaty, generally will be subject to a 30% tax imposed on the gain derived from the sale or disposition of our common stock, which may be offset by U.S. source capital losses realized in the same taxable year.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interest and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements and associated personal property.

        We believe that we currently are not a USRPHC. In addition, based on these financial statements and current expectations regarding the value and nature of our assets and other relevant data, we do not anticipate becoming a USRPHC.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons (currently at a rate of 28%) of the gross amount. Dividends paid to a Non-U.S. Holder will not be subject to backup withholding if proper certification of foreign status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person, or the holder is a corporation or one of several types of entities and organizations that qualify for exemption, also referred to as an exempt recipient.

        The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to such holder's non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-

U.S. broker has certain types of relationships with the United States (a "U.S. related financial intermediary"). In the case of the payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the U.S. Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Holders of common stock are urged to consult their tax advisor on the application of information reporting and backup withholding in light of their particular circumstances.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

        Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC are the representatives of the underwriters and joint book-running managers. The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase from us the number of shares indicated in the following table.

Underwriters	Number of Shares
Morgan Stanley & Co. Incorporated
Credit Suisse Securities (USA) LLC
William Blair & Company, L.L.C.
Thomas Weisel Partners LLC
Barrington Research Associates, Inc.
Craig-Hallum Capital Group, Inc.

Total	5,700,000

        The underwriters are committed to take and pay for all of the shares being offered by us, if any are taken, other than the shares covered by the option described below unless and until the option is exercised. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 855,000 shares from the selling stockholders at the initial public offering price less underwriting discounts and commissions. They may exercise that option, in whole or in part, from time to time and at anytime, for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 855,000 additional shares from the selling stockholders.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Paid by the Selling Stockholders		Full Exercise
No Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus and to the selling group members at that price less a selling concession of $         per share. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The company and its officers, directors, and holders of substantially all of the company's common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company, the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        An application has been made to list the common stock on The Nasdaq Global Market under the symbol "ECHO".

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                        .

        The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

        A prospectus in electronic format may be made available on Internet websites maintained by one or more of the representatives of the underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by any underwriter is not part of this prospectus.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

        (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country in which the purchase is made in addition to the offering price listed on the cover page of this prospectus.

VALIDITY OF COMMON STOCK

        The validity of the common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Echo Global Logistics, Inc. and its subsidiaries at December 31, 2007 and December 31, 2008, and for each of the three years in the period ended December 31, 2008, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of RayTrans Distribution Services, Inc. at December 31, 2007 and for the year ended December 31, 2007, appearing in this Prospectus and the Registration Statement have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of RayTrans Distribution Services, Inc. at December 31, 2008 and for the year ended December 31, 2008 appearing in this Prospectus and the Registration Statement have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and any amendments with respect to the common stock we are offering hereby. This prospectus is a part of the registration statement and includes all of the information which we believe is material to you in considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. With respect to each such contract or other document filed as a part of the registration statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The registration statement is available for inspection and copying at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that makes available the registration statement. The address of the SEC's Internet site is http://www.sec.gov. As a result of this offering, we will be required to file reports and other information with the Securities and Exchange Commission pursuant to the informational requirements of the Securities Exchange Act of 1934.

        Our website is http://www.echo.com (which is not intended to be an active hyperlink in this prospectus). We intend to make available free of charge on our website our annual reports on Form 10-K, quarterly reports on 10-Q, current reports on Form 8-K, amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, proxy statements and other information as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or connected to or that can be accessed via our website is not part of this prospectus.

Echo Global Logistics, Inc. and Subsidiaries
Consolidated Financial Statements
As of December 31, 2007 and 2008 and for the Years Ended December 31, 2006, 2007 and 2008

RayTrans Distribution Services, Inc. Financial Statements Year Ended December 31, 2007
Financial Statements
Report of Independent Auditors	F-62
Consolidated Balance Sheet	F-63
Consolidated Statement of Operations	F-64
Consolidated Statement of Equity	F-65
Consolidated Statement of Cash Flows	F-66
Notes to Financial Statements	F-67
RayTrans Distribution Services, Inc. Financial Statements Year Ended December 31, 2008
Financial Statements
Report of Independent Auditors	F-74
Consolidated Balance Sheet	F-75
Consolidated Statement of Operations	F-76
Consolidated Statements of Stockholders' Equity	F-77
Consolidated Statement of Cash Flows	F-78
Notes to Consolidated Financial Statements	F-79
RayTrans Distribution Services, Inc. Unaudited Consolidated Financial Statements Three Months Ended March 31, 2009
Unaudited Consolidated Financial Statements
Consolidated Balance Sheets	F-88
Consolidated Statements of Operations	F-89
Consolidated Statements of Cash Flow	F-90
Notes to Unaudited Consolidated Financial Statements	F-91
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Financial Statements Year Ended December 31, 2008
Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Statement of Income	F-97
Notes to Unaudited Pro Forma Condensed Consolidated Income Statement	F-99
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Financial Statements Six Months Ended June 30, 2009
Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Statement of Income	F-101
Notes to Unaudited Pro Forma Condensed Consolidated Income Statement	F-103

Report of Independent Auditors

The Board of Directors and Stockholders
Echo Global Logistics, Inc.

        We have audited the accompanying consolidated balance sheets of Echo Global Logistics, Inc. and Subsidiaries (the Company) as of December 31, 2006, 2007 and 2008, and the related consolidated statements of operations, stockholders'/members' deficit, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Echo Global Logistics, Inc. and Subsidiaries at December 31, 2006, 2007, and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP
Chicago, IL June 30, 2009, except as to Note 2, as to which the date is , 2009

        The foregoing report is in the form that will be signed upon the completion of the reverse stock split described in Note 2 of the financial statements.

/s/ Ernst & Young LLP

Chicago, IL September 14, 2009

Echo Global Logistics, Inc.

Consolidated Balance Sheets

	December 31
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$1,568,559	$1,872,922
Accounts receivable, net of allowance for doubtful accounts of $430,150 and $688,197, respectively	13,849,583	23,589,973
Taxes receivable	—	780,474
Prepaid expenses	453,871	3,619,788

Total current assets	15,872,013	29,863,157
Property and equipment, net	4,646,737	7,289,389
Intangibles and other assets:
Goodwill	1,854,926	2,291,694
Intangible assets, net of accumulated amortization of $477,183 and $1,185,472, respectively	2,918,817	2,163,553
Other assets	217,182	3,163,055
Deferred income taxes	1,596,264	1,138,175

Total assets	$27,105,939	$45,909,023

Liabilities and stockholders' deficit
Current liabilities:
Line of credit	$—	$5,000,000
Current maturities of capital lease obligations	77,139	188,234
Accounts payable—trade	10,123,381	16,549,594
Accrued expenses	1,716,957	3,246,133
Advances from related parties	13,324	—
Amounts due to restricted stockholders	262,167	78,750
Deferred income taxes	123,419	1,591,098

Total current liabilities	12,316,387	26,653,809
Capital lease obligations, net of current maturities	223,822	428,463

Total liabilities	12,540,209	27,082,272
Series D, convertible preferred shares, $.0002 par value, 3,129,496 shares authorized, 3,129,496 shares issued and outstanding at December 31, 2007 and 2008; liquidation preference of $26,100,000	18,694,966	19,741,826
Stockholders' deficit
Series B, convertible preferred shares, $.0002 par value, 62,500 shares authorized, 62,500 shares issued and outstanding at December 31, 2007 and 2008; liquidation preference of $125,000	19,896	27,416
Series A common, par value $0.0002 per share, 17,500,000 shares authorized, 11,922,519 shares issued and outstanding at December 31, 2007; 17,500,000 shares authorized, 12,323,352 shares issued and outstanding at December 31, 2008	2,385	2,466
Stockholders' receivable	(2,405)	—
Additional paid-in capital	(3,357,677)	(1,974,698)
Retained earnings/(accumulated deficit)	(791,435)	1,029,741

Total stockholders' deficit	(4,129,236)	(915,075)

Total liabilities and stockholders' deficit	$27,105,939	$45,909,023

See accompanying notes.

Echo Global Logistics, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2006	2007	2008
Revenue	$33,194,419	$95,460,985	$202,807,631
Transportation costs	27,703,628	75,534,754	159,717,355

Gross profit	5,490,791	19,926,231	43,090,276
Operating expenses:
Selling, general, and administrative expenses	5,252,438	16,469,454	34,914,278
Depreciation and amortization	691,385	1,845,134	3,230,803

Income (loss) from operations	(453,032)	1,611,643	4,945,195
Other income (expense):
Interest income	218,241	208,055	20,259
Interest expense	—	(11,936)	(111,738)
Other, net	(17,177)	(5,424)	(52,392)

Total other income (expense)	201,064	190,695	(143,871)

Income (loss) before income taxes and discontinued operations	(251,968)	1,802,338	4,801,324
Income tax benefit (expense)	220,170	(749,638)	(1,925,768)

Income (loss) from continuing operations	(31,798)	1,052,700	2,875,556
Loss from discontinued operations	(214,444)	—	—

Net income (loss)	(246,242)	1,052,700	2,875,556
Dividends on preferred shares	(748,654)	(1,054,381)	(1,054,380)

Net income (loss) applicable to common stockholders	$(994,896)	$(1,681)	$1,821,176

Basic income (loss) per share from continuing operations	$(0.07)	$0.00	$0.15
Basic net income (loss) per share	$(0.09)	$0.00	$0.15
Diluted income (loss) per share from continuing operations	$(0.07)	$0.00	$0.14
Diluted net income (loss) per share	$(0.09)	$0.00	$0.14
Pro forma basic earnings (loss) per share	$(0.09)	$0.00	$0.18
Pro forma diluted earnings (loss) per share	$(0.09)	$0.00	$0.18

See accompanying notes.

Echo Global Logistics, Inc.
Consolidated Statements of Stockholders'/Members' Deficit
Years Ended December 31, 2006, 2007, and 2008

	Common A		Series B Preferred				Retained Earnings/ (Accumulated Deficit)
					Stockholders' Receivable	Additional Paid-In Capital
	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2006	11,051,500	$167,935	62,500	$129,863	$(152,405)	$—	$(666,391)	$(520,998)
Repayment of receivable	—	—	—	—	150,000	—	—	150,000
Proceeds from issuance of shares	65,000	31,000	—	—	—	—	—	31,000
Vesting of restricted shares	83,333	17	—	—	—	41,650	—	41,667
Issuance of common shares in exchange for Series C preferred	1,755,000	351	—	—	—	3,478,192	—	3,478,543
Payments for redemption of shares	(1,690,648)	(3,822)	—	—	—	(9,396,178)	—	(9,400,000)
Conversion from LLC to C corp and related impact on par value	—	(193,228)	—	(124,988)	—	(1,583,942)	1,902,158	—
Common A distributions	—	—	—	—	—	—	(1,030,625)	(1,030,625)
Exercise of stock options	50,000	10	—	—	(288,000)	287,990	—	—
Preferred Series C dividends	—	—	—	—	—	—	(146,217)	(146,217)
Preferred Series B dividends	—	—	—	7,500	—	—	(7,500)	—
Preferred Series D dividends	—	—	—	—	—	—	(594,937)	(594,937)
Impact of tax basis intangible resulting from share repurchase	—	—	—	—	—	1,964,642	—	1,964,642
Share compensation expense	—	—	—	—	—	71,484	—	71,484
Net loss	—	—	—	—	—	—	(246,242)	(246,242)

Balance at December 31, 2006	11,314,185	2,263	62,500	12,375	(290,405)	(5,136,162)	(789,754)	(6,201,683)
Repayment of receivable	—	—	—	—	288,000	—	—	288,000
Proceeds from issuance of shares	300,000	60	—	—	—	954,940	—	955,000
Vesting of restricted shares	173,334	35	—	—	—	86,632	—	86,667
Issuance of shares in connection with SelectTrans transaction	75,000	15	—	—	—	161,985	—	162,000
Issuance of shares in connection with Bestway acquisition	25,000	5	—	—	—	214,495	—	214,500
Exercise of stock options	35,000	7	—	—	—	693	—	700
Tax benefit from exercise of stock options	—	—	—	—	—	36,696	—	36,696
Preferred Series B dividends	—	—	—	7,521	—	—	(7,521)	—
Preferred Series D dividends	—	—	—	—	—	—	(1,046,860)	(1,046,860)
Share compensation expense	—	—	—	—	—	323,044	—	323,044
Net income	—	—	—	—	—	—	1,052,700	1,052,700

Balance at December 31, 2007	11,922,519	2,385	62,500	19,896	(2,405)	(3,357,677)	(791,435)	(4,129,236)

Repayment of receivable	—	—	—	—	2,405	—	—	2,405
Proceeds from issuance of shares	37,500	8	—	—	—	219,992	—	220,000
Vesting of restricted shares	290,833	58	—	—	—	183,358	—	183,416
Exercise of stock options	72,500	15	—	—	—	352,635	—	352,650
Preferred Series B dividends	—	—	—	7,520	—	—	(7,520)	—
Preferred Series D dividends	—	—	—	—	—	—	(1,046,860)	(1,046,860)
Share compensation expense	—	—	—	—	—	626,994	—	626,994
Net income	—	—	—	—	—	—	2,875,556	2,875,556

Balance at December 31, 2008	12,323,352	$2,466	62,500	$27,416	$—	$(1,974,698)	$1,029,741	$(915,075)

See accompanying notes.

Echo Global Logistics, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2006	2007	2008
Operating activities
Net income (loss)	$(246,242)	$1,052,700	$2,875,556
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Deferred income taxes	(221,145)	749,638	1,925,768
Noncash stock compensation expense	71,484	323,044	626,994
Depreciation and amortization	691,385	1,845,134	3,230,803
Change in assets, net of acquisitions:
Accounts receivable	(966,016)	(6,415,338)	(9,740,390)
Taxes receivable	—	—	(780,474)
Prepaid expenses and other assets	(173,303)	(336,119)	(6,099,037)
Change in liabilities, net of acquisitions:
Accounts payable	2,594,727	2,396,605	6,426,213
Accrued expenses and other	327,212	787,235	3,251,023

Net cash provided by (used in) operating activities	2,078,102	402,899	1,716,456
Investing activities
Purchases of property and equipment	(1,505,743)	(3,992,993)	(4,710,764)
Payments for acquisitions, net of cash acquired	—	(4,838,819)	(389,794)

Net cash used in investing activities	(1,505,743)	(8,831,812)	(5,100,558)
Financing activities
Repayment of member receivable	150,000	288,000	2,405
Principal payments on capital lease obligations	—	(113,081)	(151,419)
Borrowings on credit line	—	—	5,000,000
Tax benefit of stock options exercised	—	36,696	—
Repayments to related parties	(60,214)	(63,311)	(13,324)
Payments of distributions	(1,030,625)	—	—
Payment of dividends on preferred shares	(232,767)	—	—
Issuance of shares, net of issuance costs	17,434,169	996,200	572,650
Payment of costs associated with initial public offering	—	—	(1,721,847)
Payments for share repurchase	(9,400,000)	—	—

Net cash provided by financing activities	6,860,563	1,144,504	3,688,465
Increase (decrease) in cash and cash equivalents	7,432,922	(7,284,409)	304,363
Cash and cash equivalents, beginning of year	1,420,046	8,852,968	1,568,559

Cash and cash equivalents, end of year	$8,852,968	$1,568,559	$1,872,922

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$—	$11,936	$61,893
Cash paid for income taxes	—	9,500	774,525
Noncash investing activity
Issuance of restricted stock in connection with Bestway acquisition	—	214,500	—
Issuance of common stock in connection with SelectTrans transaction	—	162,000	—
Purchase of furniture and equipment with capital lease	—	414,041	467,155
Noncash financing activity
Issuance of common stock for member receivable	288,000	—	—
Vesting of restricted shares	41,667	66,667	183,416

See accompanying notes.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements

Years Ended December 31, 2006, 2007, and 2008

1.    Description of the Business

        Echo Global Logistics, Inc. (the Company) is a leading provider of technology-enabled business process outsourcing serving the transportation and logistics needs of its clients. The Company provides services across all major transportation modes, including truckload (TL), less-than truck-load (LTL), small parcel, inter-modal, domestic air, and international. The Company's core logistics services include rate negotiation, shipment execution and tracking, carrier management, routing compliance, freight bill audit, and payment and performance management and reporting functions, including executive dashboard tools.

        The Company was formed on January 3, 2005, and commenced operations in March 2005. The Company was originally established as a limited liability company (LLC). Effective June 7, 2006, the Company converted its legal form to a C corporation organized and existing under the General Corporation Law of the State of Delaware.

        On June 7, 2006, the Company completed its conversion to a corporate structure whereby Echo Global Logistics LLC converted to Echo Global Logistics, Inc. As a result, each Series A common unit of the LLC converted to a fully paid share of Series A Common Stock, with a par value of $0.0002 per share. In addition, each Series B and C preferred unit of the LLC converted to fully paid shares of Series B Preferred Stock and Series A Common Stock, respectively, both with a par value of $0.0002 per share. In connection with the conversion, the undistributed losses as of the conversion date were classified to additional paid-in capital.

2.    Summary of Significant Accounting Policies

    Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated statements of operations include the results of entities or assets acquired from the effective date of the acquisition for accounting purposes.

    Preparation of Financial Statements and Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results can differ from those estimates.

    Reverse Stock Split

        Prior to the completion of this offering, the Company intends to effect a one-for-two reverse stock split of the Company's capital stock with a corresponding change to the par value of the capital stock. Any fractional shares resulting from the reverse stock split will be rounded down to the nearest whole share and stockholders shall be entitled to cash in lieu of any fractional shares. All share numbers and per share amounts for all periods presented have been adjusted retroactively to reflect the one-for-two reverse stock split.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

    Fair Value of Financial Instruments

        As of December 31, 2007 and 2008, the carrying value of the Company's financial investments, which consist of cash and cash equivalents, accounts receivable, accounts payable, and a line of credit, approximate their fair values due to their short-term nature.

    Revenue Recognition

        In accordance with Emerging Issues Task Force (EITF) Issue 91-9, Revenue and Expense Recognition for Freight Services in Process, transportation revenue and related transportation costs are recognized when the shipment has been delivered by a third-party carrier. Fee for service revenue is recognized when the services have been rendered. At the time of delivery or rendering of services, as applicable, the Company's obligation to fulfill a transaction is complete and collection of revenue is reasonably assured.

        In accordance with EITF Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company generally recognizes revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because it bears the risks and benefits associated with revenue-generated activities by, among other things: (1) acting as a principal in the transaction; (2) establishing prices; (3) managing all aspects of the shipping process; and (4) taking the risk of loss for collection, delivery, and returns. Certain transactions to provide specific services are recorded at the net amount charged to the client due to the following key factors: (a) the Company does not have latitude in establishing pricing; and (b) the Company has credit risk for only the net revenue earned from its client while the carrier has credit risk for the transportation costs.

    Rebates

        The Company has entered into agreements with certain clients to rebate to them a portion of the costs that they pay to the Company for transportation services, based on certain conditions and/or pricing schedules that are specific to each individual agreement, but that are typically constructed as a percentage of the costs that its clients incur.

        Rebates are recognized at the same time that the related transportation revenue is recognized and are recorded as a reduction of transportation revenue.

    Segment Reporting

        The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure About Segments of an Enterprise and Related Information, which establishes accounting standards for segment reporting.

        The Company's chief operating decision-maker assesses performance and makes resource allocation decisions for the business as a single operating segment, transportation, and logistics service. Therefore, the Company has only one reportable segment in accordance with SFAS No. 131. The Company has provided all enterprisewide disclosures required by SFAS No. 131.

    Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

    Accounts Receivable

        Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices require payment within 30 to 90 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices past due 90 days are considered delinquent. The Company generally does not charge interest on past due amounts.

        The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in client collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

    Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives, by asset class, are as follows:

Computer equipment and software	3 years
Office equipment	5 years
Furniture and fixtures	7 years

    Internal Use Software

        The Company has adopted the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use. Accordingly, certain costs incurred in the planning and evaluation stage of internal use computer software are expensed as incurred. Costs incurred during the application development stage are capitalized and included in property and equipment. Capitalized internal use software costs are amortized over the expected economic life of three years using the straight-line method. The total amortization expense for the years ended December 31, 2006, 2007 and 2008 was $633,423, $1,060,027, and $1,765,729, respectively. At December 31, 2007 and 2008, the net book value of internal use software costs was $3,047,265 and $3,765,247, respectively.

    Goodwill and Other Intangibles

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if circumstances indicate a possible impairment may exist. The Company evaluates the recoverability of goodwill using a two-step impairment test. For goodwill impairment test purposes, the Company has one reporting unit. In the first step, the fair value for the Company is compared to its book value including goodwill. In the case that the fair value is less than the book value, a second step is performed that compares the implied fair value of goodwill to the book value of the goodwill. The fair value for the implied goodwill is determined based on the difference between the fair value of the reporting unit and the net fair values of the identifiable assets and liabilities excluding goodwill. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment. Absent any special circumstances that could require an interim test, the Company has elected to test for goodwill impairment during the fourth quarter of each year.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

        SFAS No. 142 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives and reviewed for impairment whenever impairment indicators exist in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company's intangible assets consist of customer relationships, noncompete agreements, and trade names, which are being amortized on the straight-line basis over their estimated weighted-average useful lives of 5 years, 10 months and 3 years, respectively.

    Income Taxes

        Through June 6, 2006, the Company was treated as a partnership for federal income tax purposes. Federal taxes were not payable by or provided for the Company. Members were taxed individually on their share of the Company's earnings.

        As discussed in Note 1, on June 7, 2006, the Company converted from a limited liability company to a C corporation. As a result of this conversion, the Company now accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. A valuation allowance is established to reduce the carrying value of deferred tax assets if it is considered more likely than not that such assets will not be realized. Any change in the valuation allowance would be charged to income in the period such determination was made.

        In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted FIN 48 as of January 1, 2007.

    Stock-Based Compensation

        Prior to January 1, 2006, the Company accounted for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complied with the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure—an Amendment of FASB Statement No. 123. To determine the fair value of options granted prior to January 1, 2006, the Company used the minimum value method. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payments, using the prospective transition method and Black-Scholes-Merton as the option valuation model. Under the prospective transition method, the Company continues to account for nonvested equity awards outstanding at the date of adopting SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption. As a result, under APB No. 25, compensation expense is based on the difference, if any, of the grant date between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. The compensation expense is then amortized on a straight-line basis over the vesting period of the stock options. As all nonvested equity awards issued prior to the adoption of SFAS No. 123(R) were issued at fair value on the grant date, no compensation expense will be recognized for these nonvested equity awards after the adoption of SFAS No. 123(R).

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

2.    Summary of Significant Accounting Policies (Continued)

    Reclassifications

        Certain prior year amounts related to prepaid expenses and accrued expenses have been reclassified to conform to the current year presentation.

3.    New Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity on the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. The Company will be required to adopt SFAS No. 160 on January 1, 2009, and does not expect SFAS No. 160 to have a material effect on its consolidated financial position or results of operations.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. Adopting SFAS No. 141(R) will impact the accounting for any acquisitions made by the Company after January 2009.

        In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. This guidance will be applied prospectively to the acquisition of any future intangible assets by the Company.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In accordance with this interpretation, the Company has only adopted SFAS No. 157 with respect to its financial assets and liabilities that are measured at fair value within the financial statements as of January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the Company's fair value measurements. The provisions of SFAS No. 157 have not been applied to nonfinancial assets and nonfinancial liabilities.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

3.    New Accounting Pronouncements (Continued)

        In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP No. 157-3 is effective for all periods presented in accordance with SFAS No. 157. The guidance in FSP No. 157-3 is effective immediately and did not have an impact on the Company upon adoption.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115. SFAS No. 159 expands the use of fair value accounting but does not affect existing standards, which require assets or liabilities to be carried at fair value. Under SFAS No. 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, and issued debt. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred. The fair value election is irrevocable and is generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS No. 159, changes in fair value are recognized in earnings. In accordance with this interpretation, the Company adopted SFAS No. 159 as of January 1, 2008. The Company has not elected to apply the fair value option to any of its eligible instruments in accordance with SFAS No. 159.

4.    Acquisitions

Mountain Logistics Acquisition

        Effective May 1, 2007, the Company acquired Mountain Logistics, Inc. (which was doing business as Transportation Management Group but now operates under the Echo Global Logistics, Inc. name), a non-asset-based third-party logistics provider with offices in Park City, Utah, and Los Angeles, California. As a result of the acquisition, the Company believes it has established a significant presence in the West Coast market by gaining over 200 West Coast clients and 43 sales agents. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. The purchase price was $4.6 million, consisting of $4.3 million cash paid in 2007 and expenses incurred directly related to the acquisition as well as the payment of contingent consideration of $250,000 in 2008. An additional $6.2 million in cash may become payable and 275,000 shares of unvested common stock may vest contingent upon the achievement of certain performance measures by or prior to May 31, 2010. The Company will repurchase all of the unvested common shares for an aggregate price of $2.00 if the performance measures are not satisfied by May 31, 2010. The performance measures are based on both annual and cumulative targets of gross profit recognized, less commission expense incurred. The additional contingent consideration will be recorded as goodwill on the balance sheets when those liabilities are resolved and distributable. The consolidated financial statements of the Company include the financial results of this acquisition beginning on May 1, 2007.

        The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of acquisition. The customer relationships have a life of 5 years, the noncompete agreements have a

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

4.    Acquisitions (Continued)

weighted-average life of 10 months, and the trade names have a life of 3 years. The goodwill is fully deductible for U.S. income tax purposes.

        The allocation of the purchase price is as follows:

Current assets (including cash of $348,039)	$2,859,710
Property and equipment	55,491
Customer relationships	2,720,000
Noncompete agreements	69,000
Trade names	190,000
Goodwill	1,480,966
Liabilities assumed	(2,805,871)

Net assets acquired	$4,569,296

        The following unaudited pro forma information presents a summary of the Company's consolidated statements of operations for the years ended December 31, 2006 and 2007, as if the Company had acquired Mountain Logistics as of January 1.

	2006	2007
Revenue	$45,229,348	$102,956,135
Income (loss) from operations	(966,734)	1,733,844
Net income (loss)	(660,300)	32,820
Basic earnings (loss) per share	(0.06)	0.00
Diluted earnings (loss) per share	(0.06)	0.00

Bestway Acquisition

        Effective October 1, 2007, the Company acquired Bestway Solutions LLC, a nonasset based third-party logistics provider located in Vancouver, Washington. As a result of the acquisition, the Company brings a Pacific Northwest presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. The purchase price was $1.2 million, consisting of $834,000 in cash, 25,000 shares of restricted common stock issued (fair value of $214,500), and expenses incurred directly related to the acquisition, as well as the payment of contingent consideration of approximately $101,100 in 2008. The fair value of the common stock was $8.58 per share, as determined contemporaneously by the Company through application of a discounted cash flow methodology. An additional $202,200 in cash may become payable contingent upon the achievement of certain performance measures by or prior to September 30, 2010. The performance measures are based on annual targets of gross profit recognized. The additional contingent consideration will be recorded as goodwill on the balance sheets when the liabilities are resolved and distributable. The consolidated financial statements of the Company include the financial results of this acquisition beginning October 1, 2007.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

4.    Acquisitions (Continued)

        The following table summarizes the fair values of the assets acquired and the liabilities assumed at the date of acquisition. The customer relationships have a life of five years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of purchase price is as follows:

Current assets	$612,328
Property and equipment	22,564
Customer relationships	370,025
Goodwill	810,729
Liabilities assumed	(610,046)

Net assets acquired	$1,205,600

        The results of Bestway's operations do not have a material impact on the Company's financial statements. As such, pro forma financial information is not provided.

5.    Discontinued Operations

        In the second quarter of 2006, the Company ceased operations of Expert Transportation, LLC, a 90% owned subsidiary that was started in January 2006. In accordance with SFAS No. 144, the results of operations and related charges for discontinuing this operation have been classified as "loss from discontinued operations" on the accompanying consolidated statement of operations.

        The following is a summary of the operating results from the discontinued operations for the year ended December 31, 2006. The related income tax benefit for the year ended December 31, 2006, was approximately $85,000.

Revenue	$456,265
Operating expenses	(670,709)

Loss from discontinued operations	$(214,444)

6.    Property and Equipment

        Property and equipment at December 31, 2007 and 2008, consisted of the following:

	2007	2008
Computer equipment	$1,150,206	$2,121,119
Software, including internal use software	4,320,575	6,823,652
Furniture and fixtures	857,870	2,561,799

	6,328,651	11,506,570
Less accumulated depreciation	(1,681,914)	(4,217,181)

	$4,646,737	$7,289,389

        Depreciation expense, including amortization of capitalized internal use software, was $691,385, $1,367,951, and $2,522,514, for the years ended December 31, 2006, 2007, and 2008, respectively.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

7.    Intangibles and Other Assets

        The following is a summary of the goodwill as of December 31:

Balance as of December 31, 2006	$—
Goodwill acquired related to the purchase of Mountain Logistics, Inc.	1,230,966
Goodwill acquired related to the purchase of Bestway, LLC	623,960

Balance as of December 31, 2007	1,854,926
Additional purchase price related to the purchase of Mountain Logistics, Inc.	250,000
Finalization of purchase accounting related to the purchase of Bestway, LLC	186,768

Balance as of December 31, 2008	$2,291,694

        The following is a summary of amortizable intangible assets as of December 31:

	2007	2008	Weighted- Average Life
Customer relationships	$3,137,000	$3,090,025	5 years
Noncompete agreements	69,000	69,000	11 months
Trade names	190,000	190,000	3 years

	3,396,000	3,349,025
Less accumulated amortization	(477,183)	(1,185,472)

Intangible assets, net	$2,918,817	$2,163,553

        Amortization expense related to these intangible assets was $477,183 and $708,289 for the years ended December 31, 2007 and 2008, respectively. No amortization expense was recorded in 2006, since all acquisitions of intangibles occurred from 2007.

        The estimated amortization expense in future years is as follows:

2009	$678,207
2010	635,984
2011	614,873
2012	234,489

$2,163,553

        Approximately $3,118,000 of costs associated with preparing for the Company's anticipated initial public offering are included in other assets in the 2008 consolidated balance sheet.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

8.    Accrued Expenses

        The components of accrued expenses at December 31, 2007 and 2008, are as follows:

	2007	2008
Accrued compensation	$658,699	$460,203
Accrued rebates	577,965	705,149
Deferred rent	213,363	596,700
Other	266,930	1,484,081

	$1,716,957	$3,246,133

9.    Line of Credit

        In October 2008, the Company entered into a $15.0 million line of credit with JPMorgan Chase Bank, N.A., which was due to expire on September 30, 2009. On August 26, 2009, we entered into an amended agreement, subsequently amended on September 8, 2009, which provides for a $20.0 million line of credit and expires on July 31, 2010. Outstanding borrowings are collateralized by substantially all of the Company's assets. Interest on the line of credit is payable monthly at an interest rate equal to either: 1) the prime rate or 2) LIBOR plus 2.25%. The Company has discretion in determining if specific advances against the line of credit are drawn down as a prime rate advance or a LIBOR advance. The Company had $5.0 million outstanding on the line of credit as of December 31, 2008. No borrowings were outstanding as of December 31, 2007.

10.    Commitments and Contingencies

        In April 2007, as amended August 2008, the Company entered into an operating lease agreement for a new office facility. The lease agreement expires in November 2015, and has escalating base monthly rental payments ranging from $29,798 to $162,410, plus an additional monthly payment for real estate taxes and common area maintenance fees related to the building. The Company has an option to renew this lease for an additional five-year term at a lease rate that is equal to the prevailing fair market value at that time.

        The Company subleases a portion of its office space to MediaBank, LLC (MediaBank), a provider of integrated procurement technology and analytics to the advertising industry whose investors include certain stockholders and directors of the Company. Effective April 1, 2007, the Company entered into an agreement to sublease a portion of its office space to MediaBank, which was subsequently amended effective July 1, 2007. The sub-lease agreement was terminated on August 31, 2008. For the years ended December 31, 2007 and 2008, the Company received sublease rental income of $72,551 and $114,368, respectively. The Company had no amounts due to or from MediaBank as of December 31, 2008.

        Additionally, the Company has entered into various capital leases for the acquisition of office furniture and equipment whereby it can purchase the underlying assets for a nominal amount at the end of the lease term. The cost and accumulated amortization of the furniture and equipment capitalized in conjunction with these capital leases was $414,041 and $24,645 as of December 31, 2007, and $881,196 and $112,182 as of December 31, 2008, respectively. The related amortization expense is included in depreciation and amortization expense on the accompanying statements of operations.

        During 2007, the Company also assumed contractual operating and capital lease obligations through acquisitions, which consisted primarily of building operating leases.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

10.    Commitments and Contingencies (Continued)

        The Company recognizes operating lease rental expense on a straight-line basis over the term of the lease. The total rent expense for the years ended December 31, 2006, 2007, and 2008, was $164,174, $663,299, and $1,175,691, respectively.

        Future minimum annual rental payments are as follows:

	Capital Leases	Operating Leases
2009	$228,402	$1,967,559
2010	228,402	1,911,896
2011	178,585	1,973,444
2012	58,122	2,007,832
2013	—	1,924,643
Thereafter	—	2,734,203

	693,511	12,519,577
Less amounts representing interest expense	76,814	—

	$616,697	$12,519,577

11.    Income Taxes

        As discussed in Note 1, on June 7, 2006, the Company converted from a limited liability company to a C corporation. As a result of this conversion, the Company now accounts for income taxes in accordance with SFAS No. 109, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. As a result of the $9.4 million share redemption occurring in June 2006 (see Note 12), the tax basis of the Company increased resulting in the recognition of a deferred tax asset of $3.8 million, for which a valuation allowance of $1.9 million was recorded with a corresponding net increase to additional paid-in capital of $1.9 million.

        Effective January 1, 2007, the Company adopted the provisions of FIN 48, a summary of which is provided in Note 2. The Company did not have any unrecognized tax benefits at adoption and, therefore, there was no effect on the Company's financial condition or results of operations as a result of implementing FIN 48. In addition, there were no increases or decreases in the current year or unrecognized tax positions at December 31, 2007 and 2008. The Company's policy is to recognize interest and penalties on unrecognized tax benefits as a component of income tax expense. As of the date of adoption, the Company did not have any accrued interest or penalties associated with unrecognized tax benefits nor did the Company record any interest or penalties during 2007 and 2008.

        The Company does not believe it will have any significant changes in the amount of unrecognized tax benefits in the next 12 months. The evaluation was performed for the tax years ended December 31, 2006, 2007, and 2008, which remains subject to examination by major tax jurisdictions.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

11.    Income Taxes (Continued)

        The provision for income taxes consists of the following components for the years ended December 31, 2006, 2007, and 2008:

	2006	2007	2008
Current:
Federal	$—	$—	$—
State	975	—	—

Total current	975	—	—
Deferred:
Federal	(179,704)	583,169	1,599,198
State	(41,441)	166,469	326,570

Total deferred	(221,145)	749,638	1,925,768

Income tax expense	$(220,170)	$749,638	$1,925,768

        The provision for income taxes for the years ended December 31, 2006, 2007, and 2008, differs from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income because of the effect of the following items:

	2006	2007	2008
Tax expense at U.S. federal income tax rate	$(178,921)	$612,794	$1,632,451
State income taxes, net of federal income tax effect	(23,806)	82,665	230,824
Recognition of deferred taxes upon conversion to a C corporation	(23,557)	—	—
Nondeductible expenses and other	6,114	23,955	85,419
Effect of state rate change on deferred items	—	23,512	(20,140)
Provision to return adjustments	—	6,712	(2,786)

	$(220,170)	$749,638	$1,925,768

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

11.    Income Taxes (Continued)

        At December 31, 2007 and 2008, the Company's deferred tax assets and liabilities consisted of the following:

	2007	2008
Current deferred tax assets:
Reserves and allowances	$257,693	$298,287

Total current deferred tax assets	257,693	298,287
Noncurrent deferred tax assets:
Intangible assets	3,576,096	3,464,816
Stock options	152,235	296,275
Net operating loss carryforward	970,680	1,160,152

Total noncurrent deferred tax assets	4,699,011	4,921,243

Total deferred tax assets	4,956,704	5,219,530
Less valuation allowance for deferred tax assets	(1,964,642)	(1,964,642)

Total deferred tax assets, net of valuation allowances	2,992,062	3,254,888
Total current deferred tax liability:
Prepaid and other expenses	381,112	1,889,385
Noncurrent deferred tax liabilities:
Fixed assets	1,138,105	1,818,426

Total deferred tax liabilities	1,519,217	3,707,811

Net deferred tax asset (liability)	$1,472,845	$(452,923)

        As of December 31, 2008, the Company has a federal net operating loss carryforward of $3,036,000 that expires in 2026 and a state net operating loss carryforward of $2,178,000 that expires in 2016.

12.    Stockholders'/Members' Deficit

Series A Common Stock

        The Company has authorized 17,500,000 common shares, of which 12,323,352 were issued and outstanding at December 31, 2008.

        In June 2006, the Company issued 3,129,496 Series D preferred shares for $5.56 per share and used a portion of the proceeds to redeem 1,690,648 shares of Series A common stock for $9.4 million. The 1,690,648 shares were redeemed from the following entities and individuals: (a) Polygal Row, LLC, which is an investment vehicle that was created during the formation of the Company; at the time of the redemption, two of its members served on the Company's Board of Directors and the other members had no affiliation with the Company; (b) Frog Ventures, LLC, which is an investment vehicle that is majority-owned by Kimberly Keywell, the wife of Bradley A. Keywell, one of the Company's founders (Mrs. Keywell is not affiliated with the Company other than through her ownership and her husband); (c) Echo Global Logistics Series C Investment Partners, LLC, an investment vehicle formed to purchase the Company's Series C preferred stock; at the time of the redemption, two of its members served on the Company's

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

12.    Stockholders'/Members' Deficit (Continued)

Board of Directors and the other members had no affiliation with the Company; and (d) two employees who owned stock in the Company at the time of the redemption.

        The terms and conditions relating to the issuance of the Series D preferred stock and related redemption transactions were determined through arm's-length negotiations among the Series D preferred investors, the holders of a majority of the Series A common units, and the Company. As part of the arm's-length negotiations, the parties agreed that $9.4 million of the Series D investment would be used to redeem shares of Series A common stock on a pro rata basis excluding shares held by affiliates of the Nazarian family, who invested in the Series D preferred stock, and InnerWorkings, Inc., an investor that was in the midst of its initial public offering. The parties also agreed on the ownership percentages that the shares of Series D preferred stock and Series A common stock, each as a class, would represent in the Company on a post-transaction basis. This percentage interest was the key factor in determining the redemption price. To arrive at the appropriate ownership percentage for the holders of Series A common stock, it was agreed that $9.4 million of the Series D investment would redeem 1,690,648 shares of Series A common stock at a redemption price of $5.56 per share. A redemption price of more or less than $5.56 per share would have resulted in the holders of Series A common stock, as a class, owning a larger or smaller percentage of the Company, on a post-transaction basis, than was agreed to in the arm's-length negotiations relating to the Series D investment.

        The Company did not consider the Series A redemption value of $5.56 per share to represent the fair value of the Series A common shares at that time because it was the result of the negotiation, the primary purpose of which was to establish the post-financing equity interests. The Series A common valuation of $1.54 per share that was utilized by the Company for other Series A common share transactions at that time was the result of a valuation methodology employed by the Company consistently for all periods in accordance with the AICPA Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

        No compensation expense was recorded in accordance with SFAS No. 123(R), as the redemption was a negotiated transaction and was not for services rendered by or on behalf of the Company. There was no service requirement in connection with the redemption.

        In 2006, a majority of the managers of Echo Global Logistics, LLC, elected to make special distributions of $1,030,625 to certain members. These distributions were accounted for as an increase of members' deficit.

Series B Preferred Shares

        The Company has authorized 62,500 Series B preferred shares, all of which were issued for proceeds of $125,000 and are outstanding at December 31, 2007 and 2008. The Series B preferred shares are entitled to annual dividends payable at a rate of 6% of the Series B original issue price. The Series B preferred shares also receive a liquidation preference over Series A common shares of 100% of the Series B original issue price plus accrued but unpaid dividends. No common holders shall be paid until all Series B holders' distributions have been satisfied. As of December 31, 2007 and 2008, the accrued preferred dividend due to Series B holders was $19,884 and $27,404, respectively.

        The Series B preferred shares can be automatically converted into Series A common shares: (i) in the event that holders of at least 80% of the outstanding shares of Series B preferred stock consent to a conversion, or (ii) upon the closing of a firmly underwritten public offering pursuant to an effective

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

12.    Stockholders'/Members' Deficit (Continued)

registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the Company's account, or (iii) upon a merger, acquisition, sale of voting control, or a sale of substantially all of the assets of the Company in which shareholders of the Company do not own the majority of the outstanding shares of the surviving corporation where the aggregate proceeds payable to holders of Series D preferred stock equal a per-share price not less than two times the original purchase price of the Series D preferred stock.

        The number of shares of Series A common stock to which a Series B preferred stock holder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect (currently 1.0) by the number of Series B preferred shares to be converted. The conversion rate for the Series B preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then effective conversion price. As of December 31, 2006, 2007, and 2008, 62,500 Series A common shares would have been required to be issued upon the conversion of all of the issued and outstanding shares of Series B preferred stock.

        In determining the appropriate accounting for the conversion feature for the Series B preferred stock, the Company first evaluated the host instrument (i.e., the Series B preferred stock) using the guidance provided by EITF Topic D-109, Determining the Nature of a Host Contract Related to a Hybrid Financial Instrument Issued in the Form of a Share under FASB Statement No. 133, to determine whether the Series B preferred stock is considered to be a debt or equity host instrument. In connection with this evaluation, the Company considered the economic characteristics and risks of the host instrument based on all stated or implied substantive terms to assess whether the instrument is deemed more like equity or debt. The Company performed a detailed analysis of the features of the Series B preferred stock, including redemption features, dividend rights, voting rights, protective covenants, and conversion rights. As a result of its analysis, the Company determined that the Series B preferred stock instrument is deemed to be more akin to an equity instrument. Accordingly, the conversion feature is clearly and closely related to the Series B preferred stock host instrument, and the conversion feature is not within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

        Additionally, the Company evaluated EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, to determine if the conversion feature in the Series B preferred stock instrument is considered to be a "beneficial conversion feature" in accordance with the guidance. The conversion feature did not have any intrinsic value at the commitment date (i.e., the date of the agreements) as the conversion rate is equal to or in excess of the fair value of the common stock. As a result, the conversion feature is not considered a beneficial conversion feature within the scope of EITF 98-5 or EITF 00-27.

Series C Preferred Shares

        The Company had authorized 1,755,000 of Series C preferred shares, all of which were issued in 2005 for proceeds of $3,478,543, net of issuance costs. In June 2006, in conjunction with the conversion of the Company from a limited liability company to a C corporation, all Series C preferred shares were converted

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

12.    Stockholders'/Members' Deficit (Continued)

into Series A common shares at a one-for-one conversion ratio. The cumulative effect of these changes can be seen on the statement of stockholders'/members' deficit.

        Dividends were paid in equal quarterly installments on the Series C preferred shares at an amount equal to 10% of the per-share price per year. The Series C preferred shares were also entitled to receive a liquidation preference of 100% of the Series C original issue price plus accrued and unpaid dividends, if any. No Series B preferred or Series A common holders would be paid until all Series C holders' distributions were satisfied.

Series D Preferred Shares

        In June 2006, the Company entered into an agreement with New Enterprise Associates 12, Limited Partnership (NEA) and affiliates of the Nazarian family whereby NEA and affiliates of the Nazarian family agreed to purchase 3,129,496 shares of the Company's Series D preferred stock for $17.4 million, or $5.56 per share, which resulted in proceeds received by the Company of $17,053,169, net of issuance costs. All of the shares were outstanding at December 31, 2007 and 2008.

        Affiliates of the Nazarian family were previous investors in the Company, but had not provided services to or participated in other transactions with the Company. NEA was a private investor that had not previously participated in any investment or other transactions with the Company. There are no related parties of the Company that hold an ownership interest in NEA or entities used by affiliates of the Nazarian family to invest in the Series D preferred shares.

        The value of the Series D preferred stock, based on arm's-length negotiations with NEA and affiliates of the Nazarian family, was determined to be $5.56 per share. Factors contributing to a value that exceeded that of the Series A common stock were: (a) rights of first refusal and co-sale rights; (b) board representation rights; (c) information and inspection rights; (d) registration rights; (e) indemnification rights; (f) a liquidation preference equal to 150% of the Series D issuance price; (g) optional redemption rights; (h) a 6% accruing dividend; and (i) weighted-average anti-dilution protection. The value of the Class A common stock was determined in accordance with the guidance outlined in the AICPA Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation and was consistently applied by the Company for all periods presented.

        The Series D preferred shares are entitled to annual dividends payable at a rate of 6% of the Series D original issue price. The Series D preferred shares also receive a liquidation preference of 150% of the Series D original issue price plus any accrued but unpaid dividends. No Series A or Series B holders shall be paid until all Series D holders' distributions are satisfied. As of December 31, 2007 and 2008, the accrued preferred dividend due to Series D holders was $1,641,797 and $2,688,657, respectively.

        The Series D preferred stock is fully redeemable at the greater of cost, plus accrued but unpaid dividends, or the fair market value of the shares agreed to by the Board and the holders any time on or after the five-year anniversary of the closing of the Series D preferred stock financing, or June 7, 2011. A majority of the then-outstanding Series D preferred stock holders must consent to this redemption.

        The Series D preferred stock can be automatically converted into Series A common stock: (i) in the event that holders of at least a majority of the outstanding shares of Series D preferred stock consent to a conversion, or (ii) upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the Company's account on the following conditions: (a) at a per-share price not less

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

12.    Stockholders'/Members' Deficit (Continued)

than two times the original purchase price of the Series D preferred stock, and (b) for a total offering not less than $25 million (before deduction of underwriters' commission and expenses), or (iii) upon a merger, acquisition, sale of voting control, or a sale of substantially all of the assets of the Company in which shareholders of the Company do not own the majority of the outstanding shares of the surviving corporation where the aggregate proceeds payable to holders of Series D preferred shares equals a per-share price not less than two times the original purchase price of the Series D preferred stock. The number of shares of Series A common stock to which a Series D preferred stockholder is entitled upon conversion is calculated by multiplying the applicable conversion rate then in effect by the number of Series D preferred shares to be converted. The conversion rate for the Series D preferred shares is subject to change in accordance with anti-dilution provisions contained in the agreement with those holders. More specifically, the conversion price is subject to adjustment to prevent dilution on a weighted-average basis in the event that the Company issues additional shares of common stock or securities convertible or exercisable for common stock at a purchase price less than the then-effective conversion price.

        As of December 31, 2007 and 2008, 3,129,496 Series A common shares would have been required to be issued upon the conversion of all of the issued and outstanding shares of Series D preferred stock.

        In determining the appropriate accounting for the conversion feature for the Series D preferred stock, the Company first evaluated the host instrument (i.e., the Series D preferred stock) using the guidance provided by EITF Topic D-109, to determine whether the Series D preferred stock is considered to be a debt or equity host instrument. In connection with this evaluation, the Company considered the economic characteristics and risks of the host instrument based on all stated or implied substantive terms to assess whether the instrument is deemed more like equity or debt. The Company performed a detailed analysis of the features of the Series D preferred stock, including redemption features, dividend rights, voting rights, protective covenants, and conversion rights. As a result of its analysis, the Company determined that the Series D preferred stock instrument is deemed to be more akin to an equity instrument. Accordingly, the conversion feature is clearly and closely related to the Series D preferred stock host instrument, and the conversion feature is not within the scope of SFAS No. 133, Accounting for Derivative Instruments and Fledging Activities.

        Additionally, the Company evaluated EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, to determine if the conversion feature in the Series D preferred stock instrument is considered to be a "beneficial conversion feature" in accordance with the guidance. The conversion feature did not have any intrinsic value at the commitment date (i.e., the date of the agreements) as the conversion rate is equal to or in excess of the fair value of the common stock. As a result, the conversion feature is not considered a beneficial conversion feature within the scope of EITF 98-5 or EITF 00-27.

Unvested Series A Common Stock

        The Company sold an aggregate amount of 705,000 unvested shares of Series A common stock in 2006 and 2007 to certain members of management and the Board of Directors for $390,500. The shares vest over a period of one to three years, and the Company has the right to repurchase these shares if a service requirement is not met. The Company sold the unvested common shares at prices ranging from $0.50 to $8.10 per share, which were equal to fair value at the time of each transaction. As a result, no compensation expense was recorded related to these transactions.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

12.    Stockholders'/Members' Deficit (Continued)

        As of December 31, 2007 and 2008, the total number of these shares that had vested was 256,667 and 547,500, respectively. Upon vesting, the shares are classified as outstanding shares and reflected on the statement of stockholders' deficit. Prior to vesting, the payment received for the portion of shares that is unvested is classified as a current liability on the balance sheets. As of December 31, 2007 and 2008, amounts due to stockholders holding unvested Series A common stock totaled $262,167 and $78,750, respectively.

13.    Earnings (Loss) Per Share

        Basic earnings per common share is calculated by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average shares outstanding plus share equivalents that would arise from the exercise of share options and the conversion of preferred shares. Conversion of 3,923,247 of Series B, D, and the pro rata portion of Series C (prior to its conversion to common shares) preferred stock was excluded from the calculation in 2006, and 3,191,997 of Series B and D preferred shares were excluded from the calculation in 2007 and 2008, as they were anti-dilutive. Employee stock options and unvested shares totaling 1,469,167, 1,781,084, and 442,700 for 2006, 2007, and 2008, respectively, were excluded from the calculation of diluted earnings (loss) per share, as they were anti-dilutive.

	2006	2007	2008
Numerator:
Income (loss) from continuing operations	$(31,798)	$1,052,700	$2,875,556
Preferred stock dividends	(748,654)	(1,054,381)	(1,054,380)

Income (loss) from continuing operations applicable to common shareholders	(780,452)	(1,681)	1,821,176
Loss from discontinued operations	(214,444)	—	—

Net income (loss) applicable to common shareholders	$(994,896)	$(1,681)	$1,821,176

Denominator:
Denominator for basic earnings per share—weighted-average shares	11,193,943	11,712,643	12,172,716
Effect of dilutive securities—employee stock options	—	—	644,298

Denominator for dilutive earnings per share	11,193,943	11,712,643	12,817,014

Basic income (loss) from continuing operations per common share	$(0.07)	$0.00	$0.15
Basic income (loss) from discontinued operations per common share	$(0.02)	$—	$—
Basic net income (loss) per common share	$(0.09)	$0.00	$0.15

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

13.    Earnings (Loss) Per Share (Continued)

Diluted income (loss) from continuing operations per common share	$(0.07)	$0.00	$0.14
Diluted income (loss) from discontinued operations per common share	$(0.02)	$—	$—
Diluted net income (loss) per common share	$(0.09)	$0.00	$0.14

Pro Forma Earnings Per Share

        For 2006, pro forma earnings per share has been adjusted for the provision for income taxes resulting from the Company's conversion from a limited liability company to a C Corporation in June 2006. For 2008, the pro forma earnings per share has been adjusted for preferred stock dividends that have been added back to net income, assuming the conversion of all preferred shares occurred at the beginning of the fiscal year. The shares used in computing pro forma earnings per share for the year ended December 31, 2008 have been adjusted to reflect 244,447 shares assumed to have been issued resulting in proceeds to pay for the accrued preferred stock dividends.

	2006	2008
Numerator:
Historical net income applicable to common shareholders	$(994,896)	$1,821,176
Effect of dilutive securities:
Expense for income taxes	(33,605)	—
Preferred stock dividends	—	1,054,380

Pro forma numerator for basic and diluted earnings per share	$(1,028,501)	$2,875,556

Denominator:
Historical denominator for basic earnings per share—weighted-average shares	11,193,943	12,172,716
Effect of pro forma adjustments:
Payment of preferred stock dividends	—	244,447
Conversion of preferred to common shares	—	3,191,997

Denominator for pro forma basic earnings per share	11,193,943	15,609,160
Effect of dilutive securities:
Employee stock options	—	644,298

Denominator for pro forma diluted earnings per share	11,193,943	16,253,458

Pro forma basic earnings per share	$(0.09)	$0.18
Pro forma diluted earnings per share	$(0.09)	$0.18

        The pro forma earnings per share computation does not include 5,455,553 of incremental shares to be issued in connection with the Company's initial public offering.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

14.    Stock-Based Compensation Plans

        In March 2005, the Company adopted the 2005 Stock Option Plan providing for the issuance of stock options of Series A common shares. Under the plan, the Company may issue options, at the discretion of the Board, to purchase Series A common shares. The plan is administered by the Board of Directors who determine the exercise price of options, the number of options to be issued, and the vesting period. As specified in the Plan, the exercise price per share shall not be less than the fair market value on the effective date of grant. The term of an option does not exceed 10 years, and the options generally vest ratably over one to five years from the date of grant.

        There was $1,664,001 of total unrecognized compensation expense under the Plan as of December 31, 2008. This expense is expected to be recognized over a weighted-average period of 3.05 years.

        Using the Black-Scholes-Merton option valuation model and the assumptions listed below, the Company recorded $71,484, $323,044, and $626,994 in compensation expense with corresponding tax benefits of $27,879, $125,987, and $244,527 for the years ended December 31, 2006, 2007 and 2008, respectively. The adoption of SFAS No. 123(R) as of January 1, 2006, decreased the Company's income before taxes and net income in 2006 by $71,484 and $43,605, respectively, resulting in no change in basic or diluted earnings per share.

        The following assumptions were utilized in the valuation for options granted in 2006, 2007, and 2008:

	2006	2007	2008
Dividend yield	—	—	—
Risk-free interest rate	4.42% - 5.09%	4.56% - 5.03%	1.16% - 3.62%
Weighted-average expected life	6.6 years	6.7 years	6.3 years
Volatility	33.5%	33.5%	33.5%

        The volatility assumption used in the valuation for options granted was determined by analyzing the volatilities of comparable companies that are in a similar industry and stage of development as the Company. The expected life of options granted for all periods was determined using the simplified method under Staff Accounting Bulletin No. 110 (SAB 110) and is calculated by taking the average of the vesting term and contractual life of the option grant. The simplified method under SAB 110 may be used as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected life. The simplified method was applied for all options granted in 2006, 2007 and 2008.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

14.    Stock-Based Compensation Plans (Continued)

        A summary of stock option activity is as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	165,000	$0.12	9.2	$62,200
Granted	775,000	3.42
Exercised	(50,000)	5.76
Forfeited or canceled	(42,500)	0.02

Outstanding at December 31, 2006	847,500	2.82	9.6	$315,700
Granted	537,750	7.48
Exercised	(35,000)	0.02
Forfeited or canceled	(17,500)	0.02

Outstanding at December 31, 2007	1,332,750	4.80	9.0	$5,324,700
Granted	385,200	11.26
Exercised	(72,500)	5.46
Forfeited or canceled	(151,250)	4.44

Outstanding at December 31, 2008	1,494,200	$6.32	8.3	$764,292

Options vested and exercisable at December 31, 2008	533,415	$3.98	3.3	$1,872,282

        The following table provides information about stock options granted and vested in the years ended December 31:

	2006	2007	2008
Options granted:
Range of exercise prices per share of options granted	$1.54 - $5.76	$2.16 - $8.80	$10.18 - $20.00
Weighted-average grant-date fair value per share	$0.52	$3.18	$9.08
Options vested/exercisable:
Grant date fair value of options vested	$41,000	$153,200	$1,538,526
Aggregate intrinsic value of options vested and exercisable at end of period	$68,200	$1,839,950	$1,872,282

        The aggregate intrinsic value of options outstanding and exercisable represents the total pretax intrinsic value (the difference between the fair value of the Company's stock on the last day of each fiscal year and the exercise price, multiplied by the number of options where the exercise price exceeds the fair value) that would have been received by the option holders had all option holders exercised their options as of December 31, 2006, 2007, and 2008, respectively. These amounts change based on the fair market

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

14.    Stock-Based Compensation Plans (Continued)

value of the Company's stock, which was $2.16, $8.80, and $6.84, on the last business day of the years ended December 31, 2006, 2007, and 2008, respectively.

        The Company accounted for stock-based compensation during 2005 in accordance with APB Opinion No. 25. The Company granted 165,000 options during this period at exercise prices ranging from $0.02 to $0.50 per share, which were at or above fair market value. As a result, there was no intrinsic value associated with these option grants. Pursuant to APB Opinion No. 25, the Company was not required to record any compensation expense in connection with these option grants.

        The Company granted 775,000 options during 2006 at exercise prices ranging from $1.54 to $5.76 per share. The Company determined that its common stock had a fair value per share of $0.52, $1.54, $2.12, and $2.16 as of March 31, June 30, September 30, and December 31, 2006, respectively, through the contemporaneous application of a discounted cash flow methodology. The Company's revenue in 2006 was $33.2 million, compared to $7.3 million in 2005, and the increase in the value of the Company's common stock attributable to the growth of the business was reflected accordingly. All options granted during 2006 had exercise prices that were at or above fair market value.

        The Company granted 89,250 options during the six months ended June 30, 2007, at exercise prices ranging from $2.16 to $7.00 per share, which were at or above the fair value of its common stock. The Company granted 333,500 options between July 1, 2007 and September 30, 2007, at exercise prices ranging from $8.00 to $8.10 per share, which was at or above the fair value of its common stock. The fair values of the Company's common stock for options granted from January 1, 2007 to September 30, 2007, were determined through the contemporaneous application of a discounted cash flow method performed by its management and approved by its Board of Directors. In November 2007, a contemporaneous valuation of the Company's common stock was performed using a discounted cash flow debt-free method under the income approach to determine that the fair value of its common stock was $8.80 per share. During the fourth quarter of 2007, the Company granted 115,000 options at an exercise price of $8.80 per share. The Company's revenue was $95.5 million in 2007, compared to $33.2 million in 2006, and the increase in the value of its common stock attributable to the growth of its business was reflected accordingly.

        In 2007, the Company granted options with exercise prices ranging from $2.16 to $8.80 per share. The Company determined that the fair value of its common stock increased from $2.16 to $8.80 per share in 2007. The reasons for this increase are as follows:

        In the fourth quarter of 2006, the following significant events occurred, which had an effect on the fair value of the Company's common stock in 2007: (1) Samuel K. Skinner, the former Secretary of Transportation and Chief of Staff of the United States of America, was appointed as the Company's Chairman, (2) Douglas R. Waggoner, former Chief Executive Officer of USF Bestway, was appointed as the Company's Chief Executive Officer, (3) the Company launched its transactional call center, and (4) the Company signed five new enterprise accounts.

        In the first quarter of 2007, the following significant events occurred: (1) the Company signed seven new enterprise accounts, (2) the Company launched its upgraded technology platform, Optimizer, which formed the basis of the back office software application today referred to as the ETM technology platform, and (3) the Company unveiled its EchoTrak customer web portal, which allowed it to deploy the application to thousands of external users via the internet and also dramatically reduced internal administrative costs associated with supporting its enterprise clients.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

14.    Stock-Based Compensation Plans (Continued)

        In the second quarter of 2007, the following significant events occurred: (1) the Company signed eight new enterprise accounts, and (2) the Company completed its acquisition of Mountain Logistics, Inc., which provided it with access to approximately 200 clients, 43 sales agents, and a presence in the West Coast market.

        In the third quarter of 2007, the following significant events occurred: (1) the Company signed eight new enterprise accounts, (2) the Company completed its acquisition of Bestway, which provided it with access to approximately 100 clients and a presence in the Pacific Northwest, and (3) the Company's transactional call center was reconfigured into a regional structure, and the Company increased its staffing plan to approximately 50 new sales representatives per quarter.

        In the fourth quarter of 2007, the following significant events occurred: (1) the Company signed 12 new enterprise accounts, (2) the Company released EchoTrak 2.0, which included significant enhancements to its pricing engine, allowing it to scale more rapidly by offering an improved LTL pricing interface, and (3) the Company engaged investment bankers to initiate the initial public offering process and began drafting its registration statement.

        The Company granted 385,220 options during the year ended December 31, 2008, at exercise prices ranging from $10.18 to $20.00 per share, which were at or above the fair value of its common stock. The Company determined that the fair value of its common stock ranged from $6.84 to $13.58 per share in 2008 through the contemporaneous application of a discounted cash flow methodology.

        In the first three quarters of 2008, the following significant events occurred: (1) the Company signed 33 new enterprise accounts, (2) we hired approximately 170 new sales representatives in our transactional call center, and (3) we had more than doubled our average shipments per month from the previous year. As a result of these factors, the fair value of our common stock rose to a high of $6.79 per share.

        In the fourth quarter of 2008, there was a significant decline in the demand for transportation services in the economy. As a result, our forecast for 2009 and beyond was reduced from previously estimated results, thus reducing the fair value of our common stock to $6.84 per share by the end of the year.

        Determining the fair value of the Company's common stock requires making complex and subjective judgments. The discounted cash flow method values the business by discounting future available cash flows to present value at an approximate rate of return. The cash flows are determined using forecasts of revenue, net income, and debt-free future cash flow. The Company's revenue forecasts for 2007 and the first three quarters of 2008 were based on expected annual growth rates ranging from 20% to 75%. In light of the significant changes in the economic environment during the fourth quarter of 2008 and the first six months of 2009, the Company's revenue forecasts for the fourth quarter of 2008 and the first six months of 2009 were based on expected annual growth rates ranging from 15% to 38%. The assumptions underlying the forecasts were consistent with the Company's business plan. The Company applied a discount rate of 20% in 2007, 2008 and the first six months of 2009 to calculate the present value of its future available cash flows, which was determined by the Company through utilization of the Capital Asset Pricing Model for companies in the "expansion" stage of development. Through the first half of 2009, the Company also applied a 5% lack of marketability discount to its enterprise value, which took into account that investments in private companies are less liquid than similar investments in public companies. The resulting value was allocated to the Company's common stock outstanding. There is inherent uncertainty in all of these estimates.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

14.    Stock-Based Compensation Plans (Continued)

        As of December 31, 2008, there was $1,664,001 of total unrecognized compensation costs related to the stock-based compensation granted under the plans. This cost is expected to be recognized over a weighted-average period of 3.1 years.

15.    Benefit Plans

        The Company adopted a 401(k) savings plan effective September 1, 2005, covering all of the Company's employees upon completion of 90 days of service. Employees may contribute a percentage of eligible compensation on both a before-tax basis and an after-tax basis. The Company has the right to make discretionary contributions to the plan. For the years ended December 31, 2006, 2007, and 2008, the Company did not make any contributions to the plan.

16.    Significant Customer Concentration

        Revenue from Archway Marketing Services accounted for 36%, 16%, and 9% of the Company's total revenue for the years ended December 31, 2006, 2007, and 2008, respectively. Revenue from Cenveo accounted for 11% and 6% of the Company's total revenue for the years ended December 31, 2007 and 2008, respectively. All remaining revenue for the years ending December 31, 2006, 2007, and 2008, consisted of revenue generated from customers that were individually less than 10% of the Company's total revenue in those periods.

17.    Related Parties

        In January 2007, the Company entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by Bradley A. Keywell, one of the Company's directors. The Company paid $78,140 and $131,431, respectively, to Holden Ventures and Mr. Keywell for services rendered and reimbursement of certain travel and entertainment expenses incurred on its behalf in 2006 and 2007, respectively. The Company terminated the consulting agreement as of December 31, 2007.

        In 2007, the Company also granted Holden Ventures the right to purchase 250,000 shares of its common stock for $2.20 per share, which was equal to the fair value of the Company's common stock. The Company determined the fair value of its common stock through the contemporaneous application of a discounted cash flow methodology by management. Holden Ventures exercised its right to purchase these shares in February 2007. The shares were purchased at fair value and, as such, were accounted for as a noncompensatory equity transaction resulting in no compensation expense.

        In August 2007, in connection with Mr. Keywell's service on the Company's Board of Directors, the Company granted an option to purchase 100,000 shares of its common stock at an exercise price of $8.10 per share to Holden Ventures, LLC, which vests in equal annual installments on March 15, 2008, 2009, and 2010. The exercise price was equal to the fair value of the Company's common stock determined through the contemporaneous application of a discounted cash flow methodology by management. The options are being accounted for in accordance with SFAS No. 123(R), as they were granted to a Board member who is required to provide service in order for the options to vest and become exercisable. The Company used the Black-Scholes-Merton option valuation model to determine the compensation costs, which are being amortized ratably over the vesting period and recorded as an increase to selling, general, and administrative expenses on the consolidated statements of income. The Company recognized $45,419 and $136,258 of expenses with respect to these options in 2007 and 2008, respectively, and will recognize $170,323 of expense over the future vesting period of these options.

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

17.    Related Parties (Continued)

        Certain stockholders and directors of the Company have a direct and/or indirect ownership interest in InnerWorkings, Inc. (InnerWorkings), a publicly traded company that provides print procurement services. InnerWorkings is one of the Company's stockholders. As of December 31, 2008, InnerWorkings owned 675,000 shares of the Company's common stock, or 3.87% of total shares outstanding on a fully-diluted basis, which it acquired in March 2005 for $125,000.

        InnerWorkings provided general management services to the Company in 2006, including financial management, legal, accounting, tax, treasury, employee benefit plan, and marketing services, which were billed based on the percentage of time InnerWorkings' employees spent on these services. InnerWorkings also subleases a portion of its office space to the Company. In November 2005, the Company entered into a sublease agreement with InnerWorkings to sublease a portion of InnerWorkings' office space for approximately $7,500 per month and increased the amount of space subleased in January 2007 with an increase in lease payments to approximately $17,000 per month. The sublease agreement expired without penalty in April 2007. In June 2007, the Company entered into a new agreement with InnerWorkings to sublease a portion of InnerWorkings' office space for approximately $14,000 per month in 2007 with monthly payments escalating to approximately $19,000 per month in 2008, $21,000 per month in 2009, and 2% annually thereafter. The agreement requires either party to provide 12 months notice in advance of canceling the sublease. The total expenses incurred for subleased office space during the years ended December 31, 2006, 2007, and 2008, were $126,697, $178,080, and $232,002, respectively. Innerworkings also provided print procurement services to the Company during 2006, 2007, and 2008. As a consideration for these services, the Company incurred expenses of $35,061, $88,246, and $140,000 for the years ended December 31, 2006, 2007, and 2008, respectively.

        The Company provided InnerWorkings with transportation and logistics services during 2006, 2007, and 2008 and has billed InnerWorkings $625,762, $748,636, and $2,700,001, respectively, for such services during the years ended December 31, 2006, 2007, and 2008. Effective October 1, 2006, the Company entered into a referral agreement with InnerWorkings whereby the Company agreed to pay InnerWorkings a fee equal to 5% of gross profit from shipments generated from clients that were referred to the Company by InnerWorkings, subject to a $75,000 cap per year per client referred. The Company incurred referral fees of approximately $62,076 and $75,003 for the years ended December 31, 2006 and 2007, respectively. The Company terminated this agreement on February 18, 2008.

        In June 2006, the Company entered into a supplier rebate program with InnerWorkings, pursuant to which it provides InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 5% of revenue earned from InnerWorkings. In April 2008, the Company amended the terms of this rebate program to provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 3% of revenue received from InnerWorkings, plus an additional 2% of revenue for amounts paid within 15 days. Total supplier rebates to InnerWorkings were $14,970 and $66,092 in 2007 and 2008, respectively.

        As of December 31, 2007 and 2008, the Company had a net receivable, included in accounts receivable on the consolidated balance sheets, from InnerWorkings of $109,249 and $24,903, respectively.

        The Company subleases a portion of its office space to MediaBank, LLC (MediaBank), a provider of integrated procurement technology and analytics to the advertising industry whose investors include certain stockholders and directors of the Company. Effective April 1, 2007, the Company entered into an agreement to sublease a portion of its office space to MediaBank. An amended agreement was entered into effective July 1, 2007, whereby the Company subleases a portion of its office space to MediaBank. The sublease agreement was terminated on August 31, 2008. For the years ended December 31, 2007 and 2008,

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

17.    Related Parties (Continued)

the Company received $72,551 and $114,368, respectively, of sublease rental income. The Company had no amounts due to or from MediaBank as of December 31, 2008.

        In March 2007, the Company acquired certain assets of SelectTrans, LLC (SelectTrans), a freight management software provider based in Lake Forest, Illinois, for $350,000 in cash and 75,000 shares of common stock (fair value of $162,000 based on a per-share value of $2.16, which the Company determined through the contemporaneous application of a discounted cash flow methodology by management). An officer of the Company had founded SelectTrans in December 2005 and served as its Chief Executive Officer until it was acquired.

18.    Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2007
	First Quarter	Second Quarter(1)	Third Quarter	Fourth Quarter(2)
Revenue	$12,888,840	$21,353,583	$27,697,728	$33,520,834
Gross profit	2,288,895	4,471,267	6,043,342	7,122,727
Net income (loss)	35,271	293,585	499,479	224,365
Net income (loss) applicable to common stockholders	(226,884)	31,430	234,442	(40,669)
Net income (loss) per share:
Basic	$(0.02)	$0.00	$0.02	$0.00
Diluted	$(0.02)	$0.00	$0.02	$0.00

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$38,928,983	$50,936,478	$58,337,878	$54,604,292
Gross profit	8,101,304	10,832,642	12,301,416	11,854,914
Net income	420,599	1,102,647	553,180	799,130
Net income (loss) applicable to common stockholders	158,444	840,492	288,145	534,095
Net income per share:
Basic	$0.01	$0.07	$0.02	$0.04
Diluted	$0.01	$0.07	$0.02	$0.04

(1)
The Company acquired Mountain Logistics, Inc. in May 2007 and the financial results of this acquisition are included in the consolidated financial statements beginning May 1, 2007.

(2)
The Company acquired Bestway Solutions, LLC in October 2007 and the financial results of this acquisition are included in the consolidated financial statements beginning October 1, 2007.

19.    Legal Matters

        In the normal course of business, the Company is subject to potential claims and disputes related to its business, including claims for freight lost or damaged in transit. Some of these matters may be covered by the Company's insurance and risk management programs or may result in claims or adjustments with our

Echo Global Logistics, Inc.

Notes to Consolidated Financial Statements (Continued)

19.    Legal Matters (Continued)

carriers. Management does not believe that the outcome of such matters will have a materially adverse effect on its financial position or results of operations.

20.    Subsequent Events

        In June 2009, the Company entered into an Asset Purchase Agreement to purchase the assets and assume certain liabilities of RayTrans Distribution Services, Inc. (RayTrans) for $5.5 million. An additional $6.5 million in cash consideration may become payable contingent upon the achievement of certain performance measures by or prior to May 31, 2012.

        Additionally, in June 2009, the Company entered into a $7.5 million loan agreement with EGL Mezzanine LLC, members of which include certain of our directors, officers and stockholders. Interest and principal on the loan is payable monthly at an interest rate equal to 13%, with a maturity date of June 2, 2012. A portion of the funds were used for the purchase of RayTrans.

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2008	June 30, 2009	June 30, 2009 Pro Forma for distribution and recapitalization (Note 1)
		(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,872,922	$1,855,348	$1,855,348
Accounts receivable, net of allowance for doubtful accounts of $688,197 and $962,045, respectively	23,589,973	35,406,911	35,406,911
Taxes receivable	780,474	844,202	844,202
Prepaid expenses	3,619,788	6,028,135	6,028,135
Other current assets	—	71,956	71,956

Total current assets	29,863,157	44,206,552	44,206,552
Property and equipment, net	7,289,389	7,635,899	7,635,899
Intangibles and other assets:
Goodwill	2,291,694	11,171,084	11,171,084
Intangible assets, net of accumulated amortization of $1,185,472 and $1,566,809, respectively	2,163,553	4,182,851	4,182,851
Other assets	3,163,055	3,252,781	3,252,781
Deferred income taxes	1,138,175	1,246,243	1,246,243

Total assets	$45,909,023	$71,695,410	$71,695,410

Liabilities and stockholders' deficit
Current liabilities:
Line of credit	$5,000,000	$7,857,767	$7,857,767
Preferential distribution payable	—	—	3,243,249
Subordinated term loan due to related party—current	—	2,189,759	2,189,759
Current maturities of capital lease obligations	188,234	234,574	234,574
Accounts payable—trade	16,549,594	24,550,535	24,550,535
Due to seller—short term	—	1,142,857	1,142,857
Accrued expenses	3,246,133	3,175,979	3,175,979
Amounts due to restricted stockholders	78,750	22,500	22,500
Deferred income taxes	1,591,098	2,199,561	2,199,561
Other current liabilities	—	69,258	69,258

Total current liabilities	26,653,809	41,442,790	44,686,039
Subordinated term loan due to related party	—	5,310,241	5,310,241
Due to seller—long term	—	4,459,256	4,459,256
Capital lease obligations, net of current maturities	428,463	438,472	438,472

Total liabilities	27,082,272	51,650,759	54,894,008
Series D, convertible preferred shares, $.0002 par value, 3,129,496 shares authorized, 3,129,496 shares issued and outstanding at December 31, 2008 and June 30, 2009; liquidation preference of $26,100,000	19,741,826	20,265,254	—
Stockholders' deficit
Series B, convertible preferred shares, $.0002 par value, 62,500 shares authorized, 62,500 shares issued and outstanding at December 31, 2008 and June 30, 2009; liquidation preference of $125,000	27,416	31,175	—
Series A common, par value $0.0002 per share, 17,500,000 shares authorized, 12,323,352 shares issued and outstanding at December 31, 2008; 17,500,000 shares authorized, 12,517,102 shares issued and outstanding at June 30, 2009	2,466	2,505	17,055,685
Stockholder receivable	—	(100,000)	(100,000)
Additional paid-in capital	(1,974,698)	(1,376,083)	(1,376,083)
Retained earnings	1,029,741	1,221,800	1,221,800

Total stockholders' equity (deficit)	(915,075)	(220,603)	16,801,402

Total liabilities and stockholders' equity	$45,909,023	$71,695,410	$71,695,410

See accompanying notes.

Echo Global Logistics, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Six Months Ended June 30,
	2008	2009
Revenue	$89,865,461	$109,353,931
Transportation costs	70,931,516	85,100,397

Gross profit	18,933,945	24,253,534
Operating expenses:
Selling, general, and administrative expenses	14,879,125	20,664,317
Depreciation and amortization	1,476,523	2,138,781

Income from operations	2,578,297	1,450,436
Other income (expense):
Interest income	20,146	—
Interest expense	(15,208)	(144,037)
Other, net	(18,970)	(120,487)

Total other expense	(14,032)	(264,524)

Income before taxes	2,564,265	1,185,912
Income tax expense	(1,041,019)	(466,666)

Net income	1,523,246	719,246
Dividends on preferred shares	(524,310)	(527,187)

Net income applicable to common stockholders	$998,936	$192,059

Basic net income per share	$0.08	$0.02
Diluted net income per share	$0.08	$0.02
Pro forma basic net income per share (see Note 7)		$0.05
Pro forma diluted net income per share (see Note 7)		$0.04

See accompanying notes.

Echo Global Logistics, Inc.

Unaudited Condensed Consolidated Statements of Stockholders' Deficit

Six months ended June 30, 2009

	Common A		Series B Preferred
					Stockholders' Receivable	Additional Paid-In Capital	Retained Earnings
	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2008	12,323,352	$2,466	62,500	$27,416	$—	$(1,974,698)	$1,029,741	$(915,075)

Preferred Series B dividends	—	—	—	3,759	—	—	(3,759)	—
Preferred Series D dividends	—	—	—	—	—	—	(523,428)	(523,428)
Share compensation expense	—	—	—	—	—	390,403	—	390,403
Exercise of stock options	81,250	16	—	—	(100,000)	151,985	—	52,001
Vesting of restricted shares	112,500	23	—	—	—	56,227		56,250
Net income	—	—	—	—	—	—	719,246	719,246

Balance at June 30, 2009	12,517,102	$2,505	62,500	$31,175	$(100,000)	$(1,376,083)	$1,221,800	$(220,603)

See accompanying notes.

Echo Global Logistics, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2008	2009
Operating activities
Net income	$1,523,246	$719,246
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	628,014	500,395
Noncash stock compensation expense	380,045	390,403
Depreciation and amortization	1,476,523	2,138,781
Change in assets, net of acquisitions:
Accounts receivable	(8,717,217)	(7,318,680)
Taxes receivable	—	(63,728)
Prepaid expenses and other assets	(2,926,838)	(2,570,030)
Change in liabilities, net of acquisitions:
Accounts payable	9,090,252	4,126,000
Accrued expenses and other	522,094	547,258

Net cash provided by (used in) operating activities	1,976,119	(1,530,355)
Investing activities
Purchases of property and equipment	(1,922,251)	(1,935,798)
Payments for acquisitions, net of cash aquired	(272,439)	(5,838,081)

Net cash used in investing activities	(2,194,690)	(7,773,879)
Financing activities
Repayment of member receivable	2,405	—
Principal payments on capital lease obligations	(69,927)	(111,808)
Borrowings on credit line	—	2,857,767
Borrowings on subordinated debt from related party	—	7,500,000
Payment of costs associated with initial public offering	(972,107)	(1,011,300)
Repayments to related parties	(13,324)	—
Issuance of shares, net of issuance costs	220,349	52,001

Net cash provided by (used in) financing activities	(832,604)	9,286,660
Decrease in cash and cash equivalents	(1,051,175)	(17,574)
Cash and cash equivalents, beginning of period	1,568,559	1,872,922

Cash and cash equivalents, end of period	$517,384	$1,855,348

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$—	$119,462
Cash paid for income taxes	165,525	30,000
Noncash investing activity
Purchase of furniture and equipment with capital lease	213,049	168,156
Noncash financing activity
Vesting of restricted shares	97,916	56,250
Due to seller	—	5,602,113
Issuance of shares	—	100,000

See accompanying notes.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements

Six Months Ended June 30, 2009 and 2008

1.    Summary of Significant Accounting Policies

    Basis of Presentation and Preparation of Financial Statements

        The condensed consolidated financial statements include the accounts of Echo Global Logistics, Inc. and its subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in the consolidation. The consolidated statement of operations includes the results of entities or assets acquired from the effective date of the acquisition for accounting purposes.

        The preparation of the consolidated financial statements is in conformity with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments considered necessary for a fair presentation of the results for the period and those adjustments are of a normal recurring nature. The operating results for the six months ended June 30, 2009 are not necessarily indicative of the results expected for the full year of 2009. These interim consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in this Form S-1 Registration Statement.

    Pro Forma for Distribution and Recapitalization Presentation

        The pro forma balance sheet gives effect to the one-time mandatory payment of $3.4 million for accrued dividends payable to the Company's preferred shareholders, one-for-two reverse stock split of all of the outstanding shares of the Company's common stock, Series B preferred stock and Series D preferred stock and subsequent conversion of such shares into newly issued common shares of the Company on a one-for-one basis.

    Reverse Stock Split

        Prior to the completion of this offering, the Company intends to effect a one-for-two reverse stock split of the Company's capital stock with a corresponding change to the par value of the capital stock. Any fractional shares resulting from the reverse stock split will be rounded down to the nearest whole share and stockholders shall be entitled to cash in lieu of any fractional shares. All share numbers and per share amounts for all periods presented have been adjusted retroactively to reflect the one-for-two reverse stock split.

    Fair Value of Financial Instruments

        As of December 31, 2007 and 2008, the carrying value of the Company's financial investments, which consist of cash and cash equivalents, accounts receivable, accounts payable, a subordinated term loan due to related party and a line of credit, approximate their fair values due to their short term nature.

    Reclassifications

        Certain prior period amounts related to prepaid expenses and accrued expenses have been reclassified to conform to the current period presentation.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

2.    New Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity in the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. The Company adopted SFAS No. 160 on January 1, 2009. Adoption of SFAS No. 160 had no impact on the Company's consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. Adoption of SFAS No. 141(R) had no impact on the Company's historical consolidated financial statements but will impact the accounting for future acquisitions.

        In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB SFAS No. 142, Goodwill and Other Intangible Assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and assets acquisitions. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim period beginning after December 15, 2008. This guidance was effective on January 1, 2009 and applied to subsequent acquisitions in 2009.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB deferred the effective date of SFAS No. 157 for one year for all nonfinancial assets and nonfinancial liabilities, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company adopted SFAS No. 157 with respect to its financial assets and liabilities that are measured at fair value within the financial statements as of January 1, 2008. The adoption of SFAS No. 57 did not have a material impact on the Company's fair value measurements. As of January 1, 2009, the Company adopted SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities. There was no impact on the Company's consolidated financial statements upon adoption.

        In October 2008, the FASB issued FASB Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Assets When the Market for That Asset is Not Active. FSP 157-3 clarifies the application of SFAS No. 157 in a market that is not active and addresses application issues such as the use of internal

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

2.    New Accounting Pronouncements (Continued)

assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157. The guidance in FSP 157-3 is effective immediately and did not have an impact on the Company upon adoption.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events". SFAS No. 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 will be effective for interim or annual period ending after June 15, 2009 and will be applied prospectively. The Company adopted SFAS No. 165 for the quarter ended June 30, 2009.

3.    Acquisitions

    RayTrans Distribution Services, Inc. Acquisition

        Effective June 1, 2009, the Company acquired RayTrans Distribution Services, Inc. (RDS), a non-asset based third-party logistics provider with offices in Matteson, Illinois and the results of RDS have been included in the consolidated financial statements since that date. The acquisition provided the Company with strategic growth of its presence in the truckload business and added an assembled workforce that has significant experience and knowledge of the industry.

        The acquisition-date fair value of the consideration transferred totaled $11,090,194, which consisted of the following:

Fair value of consideration transferred
Cash	$5,488,081
Contingent consideration	5,602,113

Total	$11,090,194

        The contingent consideration arrangement requires the Company to pay an additional $6.5 million in cash if certain performance measures are achieved by or prior to May 31, 2012. The performance measures are based on both annual and cumulative targets of adjusted EBITDA. EBITDA relates to earnings before interest, taxes, depreciation and amortization. The fair value of the contingent consideration arrangement at the acquisition date was $5.6 million. The Company estimates these contingent payments to be approximately 85% of total eligible payments due prior to May 31, 2012. The performance measures are based on both annual and cumulative targets of gross profit recognized less certain operating expenses incurred. There were no other contingent liabilities assumed in the acquisition.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The allocation of purchase price is based on preliminary estimates and assumptions and subject to revision when the valuation and integration plans are finalized. Accordingly,

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

3.    Acquisitions (Continued)

revisions to the allocation of purchase price, which may be significant, will be reported in a future period as increases or decrease to amounts previously reported.

Accounts receivable	$3,857,030
Other receivables	596,683
Other current assets	44,545
Goodwill	8,529,390
Customer relationships	2,200,635
Non-compete agreements	200,000
Accounts payable	(3,874,941)
Other current liabilities	(463,148)

Net assets acquired	$11,090,194

        Goodwill of $8.5 million represents the premium the Company paid over the fair value of the net tangible and intangible assets it acquired. The Company paid this premium for a number of reasons, including expanding its presence in the flatbed, over-sized, auto-haul and other specific services as well as traditional dry van brokerage; adding more than 400 transactional clients, which expands its pipeline of clients to which the Company can market its transportation and supply chain management services. In addition, the Company gained approximately 1,500 new carriers that provide specialized transportation services to its existing clients. The amount of goodwill deductible for U.S. income tax purposes is $2.9 million, excluding future contingent consideration payments.

        The customer relationships have a life of five years and the non-compete agreements have a weighted average life of three years.

        The amounts of revenue and net income of RDS included in the Company's consolidated income statement from the acquisition date to the six months ended June 30, 2009 are as follows:

Revenue	$2,110,589
Net income	$73,916

        The following unaudited pro forma information presents a summary of the Company's consolidated statements of operations for the six months ended June 30, 2008 and 2009 as if the Company had acquired RDS as of January 1, 2008.

	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009
Revenue	$111,962,255	$121,439,144
Income from operations	3,993,443	2,038,689
Net income	2,735,589	772,145
Net income applicable to common shareholders	2,211,279	244,958
Basic earnings per share	$0.09	$0.01
Diluted earnings per share	$0.09	$0.01

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

3.    Acquisitions (Continued)

    Mountain Logistics Acquisition

        For the year ended December 31, 2008 and six months ended June 30, 2009 the Company paid $250,000 and $350,000, respectively, in contingent consideration related to this 2007 acquisition. The contingent consideration paid was recorded as additional goodwill as of the December 31, 2008 and June 30, 2009.

4.    Fair Value Measurement

        As discussed in Note 2, the Company adopted SFAS No. 157 on January 1, 2008 for its financial assets and financial liabilities. Additionally, the Company adopted SFAS No. 157 on January 1, 2009 for its nonfinancial assets and nonfinancial liabilities. SFAS No. 157 requires enhanced disclosures about assets and liabilities measured at fair value. The Company's financial liabilities evaluated in accordance with SFAS No. 157 primarily relate to their contingent earn-out payments of $5.6 million from the RDS acquisition.

        Statement 157 includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on observable or unobservable inputs to valuation techniques that are used to measure fair value. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon its own market assumptions. The fair value hierarchy consists of the following three levels:

  •
  Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2: Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable and market-corroborated inputs, which are derived principally from or corroborated by observable market data.

  •
  Level 3: Inputs that are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

        The significant inputs used to derive the fair value were the probability of the contingent consideration and the associated discount rate. The probability of the contingent consideration ranges from 80% to 95% and the discount rates range from 3% to 13%. The following table sets forth the Company's financial liabilities measured at fair value on a recurring basis and the basis of measurement at June 30, 2009:

	Total Fair Value Measurement	Level 1	Level 2	Level 3
Liabilities:
Due to seller—short term	$1,142,857	$—	$—	$1,142,857
Due to seller—long term	4,459,256	—	—	4,459,256

Total	$5,602,113	$—	$—	$5,602,113

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

4.    Fair Value Measurement (Continued)

        The following table provides a reconciliation of the beginning and ending balances for the assets measured at fair value using significant unobservable inputs (Level 3):

	Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)
	Due to Seller— Short term	Due to Seller— Long term	Total
Balance at December 31, 2008	$—	$—	$—
Acquisition of RDS—contingent earnout payments	1,142,857	4,459,256	5,602,113

Balance at June 30, 2009	$1,142,857	$4,459,256	$5,602,113

5.    Intangibles and Other Assets

        The following is a summary of the goodwill:

Balance as of December 31, 2008	$2,291,694
Purchase of RDS	8,529,390
Additional purchase price—Mountain Logistics	350,000

Balance as of June 30, 2009	$11,171,084

        The following is a summary of amortizable intangible assets as of December 31, 2008 and June 30, 2009:

	December 31, 2008	June 30, 2009	Weighted- Average Life
Customer relationships	$3,090,025	$5,290,660	5 years
Noncompete agreements	69,000	269,000	2.4 years
Trade names	190,000	190,000	3 years

	3,349,025	5,749,660
Less accumulated amortization	(1,185,472)	(1,566,809)

Intangible assets, net	$2,163,553	$4,182,851

        Amortization expense related to intangible assets was $362,589 and $381,337 for the six months ended June 30, 2008 and 2009, respectively.

        The estimated amortization expense for the next five years is as follows:

2009	592,500
2010	1,142,778
2011	1,121,667
2012	702,393
Thereafter	623,513

$4,182,851

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

5.    Intangibles and Other Assets (Continued)

        Approximately $3,189,000 and $3,118,000 of costs associated with preparing for the Company's anticipated initial public offering are included in other assets in the June 30, 2009 and 2008, respectively, consolidated balance sheet.

6.    Accrued Expenses

        The components of accrued expenses at December 31, 2008 and June 30, 2009 are as follows:

	December 31, 2008	June 30, 2009
Accrued compensation	460,203	1,208,022
Accrued rebates	705,149	551,673
Deferred rent	596,700	733,044
Other	1,484,081	683,240

Total accrued expenses	$3,246,133	$3,175,979

7.    Earnings (Loss) Per Share

        Basic earnings per common share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net income (loss) by the weighted average shares outstanding plus share equivalents that would arise from the exercise of share options and the conversion of preferred shares. Conversion of 3,191,997 of Series B and D preferred shares were excluded from the calculation for the six months ended June 30, 2008 and 2009, as they were anti-dilutive. Employee stock options totaling 646,200 were excluded from the calculation of diluted earnings per share, as they were anti-dilutive.

        The computation of basic and diluted earnings (loss) per common share for the six months ended June 30, 2008 and 2009 are as follows:

	Six Months Ended June 30,
	2008	2009
Numerator:
Net income	$1,523,246	$719,246
Preferred stock dividends	(524,310)	(527,187)

Net income applicable to common shareholders	$998,936	$192,059

Denominator:
Denominator for basic earnings per share—weighted-average shares	12,062,383	12,464,813
Effect of dilutive securities:
Employee stock options	682,433	272,250

Denominator for dilutive earnings per share	12,744,816	12,737,063

Basic net income per common share	$0.08	$0.02
Diluted net income per common share	$0.08	$0.02

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

7.    Earnings (Loss) Per Share (Continued)

    Pro Forma Earnings Per Share

        Pro forma earnings per share has been adjusted for preferred stock dividends that have been added back to net income, assuming the conversion of all preferred shares occurred at the beginning of the fiscal year. The shares used in computing pro forma earnings per share for the six months ended June 30, 2009 have been adjusted to reflect 244,447 shares assumed to have been issued resulting in proceeds to pay for the accrued preferred stock dividends.

Six Months Ended June 30, 2009
Numerator:
Historical net income applicable to common shareholders	$192,059
Effect of dilutive securities:
Preferred stock dividends	527,187

Pro forma numerator for basic and diluted earnings per share	$719,246

Denominator:
Historical denominator for basic earnings per share—weighted-average shares	12,464,813
Effect of pro forma adjustments:
Payment of preferred stock dividends	244,447
Conversion of preferred to common shares	3,191,997

Denominator for pro forma basic earnings per share	15,901,257
Effect of dilutive securities:
Employee stock options	272,250

Denominator for pro forma diluted earnings per share	16,173,507

Pro forma basic earnings per share	$0.05
Pro forma diluted earnings per share	$0.04

        The pro forma earnings per share computation does not include 5,455,553 of incremental shares to be issued in connection with the Company's initial public offering.

8.    Stock-Based Compensation Plans

        Using the Black-Scholes-Merton option valuation model, the Company recorded $380,045 and $390,403 in compensation expense for the six months ended June 30, 2008 and 2009, respectively. During the six months ended June 30, 2008 and 2009, the Company granted 105,000 and 215,000 options,

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

8.    Stock-Based Compensation Plans (Continued)

respectively, to various employees. The following assumptions were utilized in the valuation for options granted during the six months ended June 30, 2008 and 2009:

	2008	2009
Dividend yield	—%	—%
Risk-free interest rate	3.04%-3.54%	2.28%-3.39%
Weighted average expected life	7.0 years	7.1 years
Volatility	33.5%	33.5%

        The volatility assumption used in the valuation for options granted was determined by analyzing the volatilities of comparable companies that are in a similar industry and stage of development as the Company. The expected life of options granted for all periods was determined using the simplified method under Staff Accounting Bulletin No. 110 (SAB 110) and is calculated by taking the average of the vesting term and contractual life of the option grant. The simplified method under SAB 110 may be used as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected life. The simplified method was applied for all options granted for the six months ended June 30, 2008 and 2009.

        In the six months ended June 30, 2009, the Company granted 215,000 options at exercise prices ranging from $6.84 to $6.94 per share, of which no shares vested immediately, 125,000 will vest ratably over 4.5 years and 90,000 will vest ratably over four years. The range of exercise prices was equal to the fair value of our common stock as determined contemporaneously by management through the application of a discounted cash flow valuation methodology. In accordance with SFAS No. 123(R), the Company used the Black-Scholes-Merton option valuation model to determine that compensation expense of $628,300 will be recorded for these options over the relevant vesting period.

        In the first six months of 2009, the following significant events occurred: (1) the total number of enterprise clients increased by 15, and (2) the Company increased productivity of its existing transactional call center. As a result of these factors, the fair value of the Company's common stock rose to $6.94 per share.

        Determining the fair value of the Company's common stock requires making complex and subjective judgments. The discounted cash flow method values the business by discounting future available cash flows to present value at an approximate rate of return. The cash flows are determined using forecasts of revenue, net income and debt-free future cash flow. The Company's revenue forecasts for 2007 and the first three quarters of 2008 were based on expected annual growth rates ranging from 20% to 75%. In light of the significant changes in the economic environment during the fourth quarter of 2008 and the first six months of 2009, the Company's revenue forecasts for the fourth quarter of 2008 and the first six months of 2009 were based on expected annual growth rates ranging from 15% to 38%. The assumptions underlying the forecasts were consistent with the Company's business plan. The Company applied a discount rate of 20% in 2007, 2008 and the first six months of 2009 to calculate the present value of our future available cash flows, which it determined through utilization of the Capital Asset Pricing Model for companies in the "expansion" stage of development. Through the first half of 2009, the Company also applied a 5% lack of marketability discount to our enterprise value, which took into account that investments in private companies are less liquid than similar investments in public companies. The resulting value was allocated to the Company's common stock outstanding. There is inherent uncertainty in all of these estimates.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

9.    Related Parties

        In January 2007, the Company entered into a consulting agreement with Holden Ventures, LLC, a consulting firm owned and operated by Brad Keywell, one of the Company's principal stockholders. The Company paid $110,081 to Holden Ventures and Mr. Keywell for services rendered and reimbursement of certain travel and entertainment expenses incurred on its behalf for the six months ended June 30, 2007. The Company terminated this agreement as of December 31, 2007.

        In 2007, the Company also granted Holden Ventures the right to purchase 250,000 shares of the Company's common stock for $2.20 per share, which was equal to the fair value of the Company's common stock. Holden Ventures exercised its right to purchase these shares in February 2007. The Company determined the fair value of its common stock through the contemporaneous application of a discounted cash flow methodology by its management. The shares were purchased at fair value and, as such, were accounted for as a noncompensatory equity transaction resulting in no compensation expense.

        In August 2007, in connection with Mr. Keywell's service on the Company's board of directors, the Company granted an option to purchase 100,000 shares of its common stock at an exercise price of $8.10 per share to Holden Ventures, LLC, which vests in equal annual installments on March 15, 2008, 2009 and 2010. The exercise price was equal to the fair value of the Company's common stock as determined through the contemporaneous application of a discounted cash flow methodology by its management. The options are being accounted for in accordance with SFAS No. 123(R), as they were granted to a board member who is required to provide service in order for the options to vest and become exercisable. The Company used the Black-Scholes-Merton option valuation model to determine the compensation cost, which is being amortized ratably over the vesting period and recorded as an increase to selling, general and administrative expenses in the consolidated statements of operations. The Company recognized $68,129 of expense with respect to these options during each of the six months ended June 30, 2008 and 2009, and will recognize $96,516 over the future vesting period of these options.

        Certain stockholders and directors of the Company have a direct and/or indirect ownership interest in InnerWorkings, Inc. (InnerWorkings), a publicly traded company that provides print procurement services. InnerWorkings is one of the Company's stockholders. As of June 30, 2009, InnerWorkings owned 627,778 shares of the Company's common stock, or 3.6% of total shares outstanding on a fully-diluted basis.

        In November 2005, the Company entered into a sublease agreement with InnerWorkings to sublease a portion of InnerWorkings' office space for approximately $7,500 per month and subsequently increased the amount of space subleased in January 2007 resulting in an increase in lease payments to approximately $17,000 per month. The sub-lease agreement expired without penalty in April 2007. In June 2007, the Company entered into a new agreement with InnerWorkings to sublease a portion of InnerWorkings' office space for approximately $14,000 per month with monthly payments escalating to approximately $19,000 per month in 2008, $21,000 per month in 2009, and 2% annually thereafter. The agreement requires InnerWorkings to provide 12 months notice in advance of cancelling the sublease. The total expenses incurred for subleased office space during the six months ended June 30, 2008 was $127,720. No expenses for subleased office space were incurred for the six months ended June 30, 2009 as MediaBank, LLC (MediaBank), whose investors include certain shareholders and directors of the Company, assumed the sublease from the Company. Innerworkings has also provided print procurement services to the Company during 2008 and 2009. As consideration for these services, the Company incurred expenses of $46,096 and $17,507 for the six months ended June 30, 2008 and 2009, respectively.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

9.    Related Parties (Continued)

        The Company provided transportation and logistics services to InnerWorkings during 2008 and 2009 and recognized $1,184,962 and $1,806,928, respectively, for such services during the six months ended June 30, 2008 and 2009, respectively. Effective October 1, 2006, the Company entered into a referral agreement with InnerWorkings whereby the Company agreed to pay InnerWorkings a fee equal to 5% of gross profit from shipments generated from clients that were referred to the Company by InnerWorkings, subject to a $75,000 cap per year per client. The Company incurred no referral fees for the six months ended June 30, 2008. The Company terminated this agreement on February 18, 2008.

        In June 2006, the Company entered into a supplier rebate program with InnerWorkings, pursuant to which the Company provides InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 5% of revenue received from InnerWorkings. In April 2008, this rebate program was amended to provide InnerWorkings with an annual rebate on all freight expenditures in an amount equal to 3% of revenue received from InnerWorkings, plus an additional 2% of revenue for amounts paid within 15 days. Total supplier rebates to InnerWorkings were $27,179 and $34,062 for the six months ended June 30, 2008 and 2009, respectively.

        As of December 31, 2008 and June 30, 2009, the Company had a net receivable due from InnerWorkings of $248,064 and $352,388, respectively, which is included in accounts receivable in the balance sheet. Additionally, as of June 30, 2009, the Company has advances due to InnerWorkings of $2,021. The Company had no advances due to InnerWorkings at December 31, 2008.

        Effective April 1, 2007, the Company entered into an agreement to sublease a portion of its office space to MediaBank, as amended effective July 1, 2007. The agreement requires the Company to provide 12 months notice in advance of cancelling the sublease. For the six months ended June 30, 2009, the Company received no sublease rental income, as the sublease income was recorded by InnerWorkings. The Company had no amounts due to or from MediaBank as of June 30, 2009.

        In March 2007, the Company acquired certain assets of SelecTrans, LLC (SelecTrans), a freight management software provider based in Lake Forest, Illinois for $350,000 in cash and 75,000 shares of common stock (fair value of $162,000 based on a per share value of $2.16, which the Company determined through the contemporaneous application of a discounted cash flow methodology by management). An officer of the Company had founded SelecTrans in 2004 and served as its Chief Executive Officer until it was acquired.

        In January 2009, the Company entered into an Independent Contract Referral Services Agreement with Holden Ventures, LLC. Under the terms of the agreement, the Company will pay Holden Ventures 10% of the gross margin, or the actual payments received minus actual expenses, the Company receives from clients referred to it by Holden Ventures. This agreement may be terminated by either party upon 15 days written notice and prohibits Holden Ventures from competing with the Company's business and soliciting its clients and employees for one year following the termination of the agreement. As of June 30, 2009, no payments have been made to Holden Ventures under the terms of this agreement. The referral agreement was negotiated at arm's length and the Company believes that the terms and conditions were reasonable and customary, and consistent with the terms of its referral agreements with unrelated parties.

        In June 2009, the Company entered into a $7.5 million loan agreement with EGL Mezzanine LLC, members of which include certain of our directors, officers and stockholders. Outstanding borrowings are secured by a pledge of substantially all of the Company's assets, which pledge is subordinate to the pledge securing the line of credit. Interest and principal on the loan is payable monthly at an interest rate equal to

Echo Global Logistics, Inc. and Subsidiaries

Notes to Condensed Unaudited Consolidated Financial Statements (Continued)

9.    Related Parties (Continued)

13%, with a maturity date of June 2012. In addition, there is a 5% final interest payment due in June 2012. A portion of the funds were used for the acquisition of RDS.

10.    Legal Matters

        In the normal course of business, the Company is subject to potential claims and disputes related to its business, including claims for freight lost or damaged in transit. Some of these matters may be covered by the Company's insurance and risk management programs or may result in claims or adjustments with our carriers. Management does not believe that the outcome of such matters will have a materially adverse effect on its financial position or results of operations.

11.    Subsequent Events

        The Company evaluated subsequent events or transactions through July 24, 2009 and determined the purchase of Freight Management Inc. (FMI) was a non-recognized event in accordance with SFAS No. 165.

        In July 2009, the Company entered into an Asset Purchase Agreement to purchase the assets and assume certain liabilities of FMI for $1.3 million. An additional $4.6 million in cash consideration may become payable contingent upon the achievement of certain performance measures by or prior to July 31, 2012. The additional required disclosures under SFAS No. 141(R) are not presented, as the necessary accounting information is not currently available.

        On August 26, 2009, the Company entered into an amendment to its Credit Agreement with JPMorgan Chase Bank, N.A. pursuant to which the Company increased its line of credit to $20.0 million. On September 8, 2009, the Company entered into an amendment to the amended and restated Credit Agreement to remove certain restrictions regarding the expected use of proceeds in connection with this offering. Interest on the line of credit is payable monthly at an interest rate equal to either: (i) the prime rate or (2) LIBOR plus 2.25%. The Credit Agreement expires on July 31, 2010.

Report of Independent Auditors

The Board of Directors and Shareholders
Mountain Logistics, Inc.

        We have audited the accompanying balance sheets of Mountain Logistics, Inc. as of December 31, 2006 and April 30, 2007, and the related statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2006, and for the four-month period ended April 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Mountain Logistics, Inc. at December 31, 2006 and April 30, 2007, and the results of its operations and its cash flows for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
April 28, 2008

Mountain Logistics, Inc.

Balance Sheets

	December 31, 2006	April 30, 2007
Assets
Current assets:
Cash and cash equivalents	$135,608	$427,380
Accounts receivable, net of allowance for doubtful accounts of $71,405 in 2006 and $142,138 in 2007	1,986,204	2,503,936
Deferred income taxes	31,000	56,000
Prepaid expenses	12,378	7,735
Other current assets	2,300	—

Total current assets	2,167,490	2,995,051
Property and equipment, net	53,290	55,491
Licensing rights, net	68,434	43,549
Deferred income taxes, net	39,000	48,000

Total assets	$2,328,214	$3,142,091

Liabilities and shareholders' deficit
Current liabilities:
Accounts payable	$1,792,097	$2,458,720
Commissions payable	276,253	285,251
Income taxes payable	120,094	283,372
Line of credit	44,188	39,408
Current portion of capital lease obligation	20,025	16,180
Current portion of long-term debt	68,042	54,127
Other liabilities	106,828	56,513

Total current liabilities	2,427,527	3,193,571
Capital lease obligation	2,610	—
Long-term debt	29,003	19,685
Commitments and contingent liabilities
Shareholders' equity:
Common shares, $1 par value, 100,000 shares authorized, issued, and outstanding	100,000	100,000
Accumulated deficit	(230,926)	(171,165)

Total shareholders' deficit	(130,926)	(71,165)

Total liabilities and shareholders' deficit	$2,328,214	$3,142,091

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Statements of Income

	Year Ended December 31, 2006	Four-Month Period Ended April 30, 2007
Revenue	$12,034,929	$7,495,150
Transportation costs	9,054,325	5,557,321

Gross profit	2,980,604	1,937,829
Operating expenses:
Selling, general, and administrative expenses	2,724,217	1,558,621
Depreciation and amortization	85,089	28,674

Income from operations	171,298	350,534
Other income (expense):
Interest expense	(21,215)	(5,129)
Other	45,392	(6,480)

Total other income (expense)	24,177	(11,609)

Income before income taxes	195,475	338,925
Income tax expense	(84,094)	(129,278)

Net income	$111,381	$209,647

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Statements of Stockholders' Deficit

	Common Shares	Common	Retained Earnings/ (Accumulated Deficit)	Total
Balance at January 1, 2006	100,000	$100,000	$56,883	$156,883
Net Income	—	—	111,381	111,381
Shareholder distribution	—	—	(399,190)	(399,190)

Balance at December 31, 2006	100,000	100,000	(230,926)	(130,926)
Net Income	—	—	209,647	209,647
Shareholder distribution	—	—	(149,886)	(149,886)

Balance at April 30, 2007	100,000	$100,000	$(171,165)	$(71,165)

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Statements of Cash Flows

	Year Ended December 31, 2006	Four-Month Period Ended April 30, 2007
Operating activities
Net income	$111,381	$209,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,089	28,674
Change in assets:
Accounts receivable	(983,818)	(517,732)
Prepaid expenses and other	(14,678)	6,943
Deferred income taxes	(36,000)	(34,000)
Change in liabilities:
Accounts payable	939,993	666,623
Commissions payable	160,235	8,998
Income taxes payable	108,725	163,278
Other liabilities	47,546	(50,315)

Net cash provided by operating activities	418,473	482,116
Investing activities
Purchases of property and equipment	(6,972)	(5,990)

Net cash used in investing activities	(6,972)	(5,990)
Financing activities
Payments on line of credit	(4,598)	(4,780)
Shareholder distribution	(399,190)	(149,886)
Principal payments on capital lease obligations	(18,126)	(6,455)
Principal payments on long-term debt	(65,281)	(23,233)

Net cash used in financing activities	(487,195)	(184,354)

(Decrease) increase in cash and cash equivalents	(75,694)	291,772
Cash and cash equivalents, beginning of year	211,302	135,608

Cash and cash equivalents, end of year	$135,608	$427,380

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$21,215	$5,129
Cash paid for income taxes	$11,369	$—

See accompanying notes to financial statements.

Mountain Logistics, Inc.

Notes to Financial Statements

Year Ended December 31, 2006, and Four-Month Period Ended April 30, 2007

1. Description of the Business

        Mountain Logistics, Inc. (the Company), a Utah company, is a freight logistics company engaged primarily in transportation management services with offices in Park City, Utah and Los Angeles, California. The Company commenced operations in April 2001 and conducts business as Transportation Management Group.

2. Summary of Significant Accounting Policies

Preparation of Financial Statements and Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results can differ from those estimates.

Fair Value of Financial Instruments

        As of December 31, 2006 and April 30, 2007, the carrying value of the Company's financial investments, which consist of cash and cash equivalents, accounts receivable, and accounts payable, approximate their fair values due primarily to their short maturities or other factors.

Revenue Recognition

        Revenue is recognized when the client's shipment is delivered or when services have been provided, depending on the nature of the transaction. At the time of delivery or rendering of services, as applicable, the Company's obligation to fulfill a transaction is complete and collection of revenue is reasonably assured.

        In accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, the Company typically recognizes revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because it bears the risks and benefits associated with revenue-generated activities by, among other things, (1) acting as a principal in the transaction, (2) establishing prices, (3) managing all aspects of the shipping process and (4) taking the risk of loss for collection, delivery and returns. Certain transactions to provide specific services are recorded at the net amount charged to the client because some of the factors required to record the revenue on a gross basis as the principal are not present.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

        Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices require payment within 30 to 90 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices 90 days past their due date are considered delinquent. The Company generally does not charge interest on past due amounts.

        The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflect management's best estimate of the amounts that will not be collected. The allowance is based on

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

historical loss experience and any specific risks identified in client collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives, by asset class, are as follows:

Computer equipment	5 years
Furniture and fixtures	7 years

Licensing Rights

        Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, requires that intangible assets with finite lives be amortized over their respective estimated useful lives and reviewed for impairment whenever impairment indicators exist in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company's intangible asset consists of licensing rights, which is being amortized on the straight-line basis over its estimated useful life of three years.

        Following is a summary of the licensing rights as of December 31, 2006 and April 30, 2007:

	December 31, 2006	April 30, 2007
Licensing rights	$223,965	$223,965
Less accumulated amortization	(155,531)	(180,416)

Licensing rights, net	$68,434	$43,549

        Amortization expense related to the licensing rights was $74,655 and $24,885 for the year ended December 31, 2006, and for the four-month period ended April 30, 2007.

        The estimated amortization expense for the period from May 1, 2007 to December 31, 2007, is $43,549.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under which deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying values of assets and liabilities and their respective tax bases. A valuation allowance is established to reduce the carrying value of deferred tax assets if it is considered more likely than not that such assets will not be realized. Any change in the valuation allowance would be charged to income in the period such determination was made. No valuation allowance was considered necessary for the year ended December 31, 2006 and for the four month period ended April 30, 2007.

        In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which is an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax reurn. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for private companies for fiscal years beginning after December 15, 2008. The Company is in the process of assessing the impact of FIN 48 but does not believe that this adoption of the standard will have material impact on its financial statements.

3. Property and Equipment

        Property and equipment at December 31, 2006 and April 30, 2007, consisted of the following:

	December 31, 2006	April 30, 2007
Computer equipment	$15,632	$21,622
Furniture and fixtures	54,161	54,161

	69,793	75,783
Less accumulated depreciation	(16,503)	(20,292)

Property and equipment, net	$53,290	$55,491

        Depreciation expense was $10,434 and $3,789 for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, respectively.

4. Capital Lease

        In February 2005, the Company entered into a lease agreement for certain computer workstations and office furniture under a capital lease agreement, which included a bargain purchase option. Office furniture and fixtures under capital leases at December 31, 2006 and April 30, 2007, which is included in property and equipment, consist of the following:

	December 31, 2006	April 30, 2007
Furniture and fixtures	$54,161	$54,161
Less accumulated depreciation	(13,118)	(15,698)

Capital lease furniture and fixtures, net	$41,043	$38,463

        The lease agreement expires in January 2008 and requires monthly payments of approximately $1,900. Obligations under the capital lease were $22,635 and $16,180 as of December 31, 2006 and April 30, 2007, respectively.

5. Line of Credit

        The Company has a line of credit with maximum available borrowings of $200,000. Borrowings under the line of credit are collateralized by all of the Company's assets and bear interest of 10.5% at April 30, 2007. Interest on the line of credit is payable monthly. Borrowings under the line of credit were $44,188 and $ 39,408 at December 31, 2006 and April 30, 2007, respectively.

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

6. Long-Term Debt

        As of December 31, 2006 and April 30, 2007, the Company had the following long-term debt obligations:

	December 31, 2006	April 30, 2007
Noninteresting-bearing note payable of approximately $124,000, payable in monthly payments of $4,000, maturing in October 2007. The Company has computed interest using an implied rate of 10%. The note is uncollateralized	$41,877	$27,090
Note payable of $100,000 with interest at 10%, payable in monthly principal and interest payments of $2,547, maturing in December 2008. The note is collateralized by the Company's assets	55,168	46,722

	97,045	73,812
Current portion	(68,042)	(54,127)

Long-term debt	$29,003	$19,685

        Future scheduled payments of long-term debt are as follows:

2007 (May 1, 2007 to December 31, 2007)	$44,808
2008	29,004

7. Commitments and Contingencies

Lease Commitments

        The Company leases office space under long-term operating leases for its offices in Utah and California. The total rent expense was $106,535 and $56,756 for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, respectively.

        Minimum annual rental payments are as follows:

2007 (May 1, 2007 to December 31, 2007)	$101,943
2008	55,383
2009	11,576

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

8.    Income taxes

        The provision (benefit) for income taxes consists of the following components for the year ended December 31, 2006, and for the four-month period ended April 30, 2007:

	December 31, 2006	April 30, 2007
Current:
Federal	$103,996	$147,783
State	16,098	15,495

Total Current	120,094	163,278
Deferred
Federal	(32,832)	(30,430)
State	(3,168)	(3,570)

Total deferred	(36,000)	(34,000)

Income tax expense	$84,094	$129,278

        The Company's effective tax rate differs from the U.S. federal statutory rate primarily due to the effect of state income taxes and certain non-deductible expenses.

        At December 31, 2006 and April 30, 2007, the Company's deferred tax assets and liabilities consisted of the following:

	December 31, 2006	April 30, 2007
Deferred tax assets:
Reserves and allowances	$27,000	$54,000
Other	4,000	2,000
Licensing rights	46,000	54,000

Total deferred tax assets	77,000	110,000

Deferred tax liabilities:
Fixed assets	7,000	6,000

Total deferred tax liabilities	7,000	6,000

Valuation allowance	—	—

Net deferred tax asset	$70,000	$104,000

9.    Benefit Plans

        The Company has a 401(k) savings plan (the Plan) covering all of the Company's employees. Employees may contribute a percentage of eligible compensation on both a before-tax basis and after-tax basis. The Company has the right to make discretionary contributions to the Plan. For the year ended December 31, 2006, and for the four-month period ended April 30, 2007, the Company did not make any contributions to the Plan.

Mountain Logistics, Inc.

Notes to Financial Statements (Continued)

10.    Significant Customer Concentration

        Sales to one customer were approximately 9% and 18% of total revenue for the year ended December 31, 2006, and for the four-month period ended April 30, 2007, respectively. This customer accounted for approximately 20% and 19% of total accounts receivable at December 31, 2006 and April 30, 2007, respectively.

        During the year ended December 31, 2006 and four-month period ended April 30, 2007, there were no significant customers which had sales in excess of 10% of total revenue.

11.    Related-Party Transactions

        The Company shared its office space and furniture and equipment with MLT Providers, Inc. (MLT), a third-party logistics provider that specializes in truckload shipments. The two shareholders of the Company owned 66.67% of MLT until September 2006. The Company and MLT agreed that MLT would pay for a portion of the capital lease obligation as discussed in Note 5 and a portion of the office space lease payments. The Company has recorded payments received from the related entity as other income in the accompanying statements of operations. The following represent the amounts paid by the related party for the first nine months of 2006:

Capital lease obligation	$7,419
Rent payments	34,000

        In September 2006, the shareholders of the Company exchanged their ownership in MLT for the right to service certain customers of MLT.

12.    Subsequent Event

        In May 2007, the Company entered into an Asset Sale Agreement to sell its assets and transfer certain liabilities to Echo Global Logistics, Inc. (Echo). In consideration for the assets sold and liabilities transferred, the purchase price was $4.25 million. An additional $6.45 million in contingent cash consideration may become receivable and 275,000 shares of Echo common stock may vest upon the achievement of certain performance measures by or prior to May 31, 2010. Echo will repurchase all of the common shares for an aggregate price of $1.00 if the performance measures are not satisfied by May 31, 2010.

Independent Auditor's Report

To the Board of Directors
RayTrans Distribution Services

        We have audited the accompanying consolidated balance sheet of RayTrans Distribution Services as of December 31, 2007 and the related consolidated statements of operations, equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RayTrans Distribution Services at December 31, 2007 and the consolidated results of its operations, changes in equity (deficit), and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Chicago, Illinois
July 23, 2009

RayTrans Distribution Services

Consolidated Balance Sheet

December 31, 2007

Assets
Current Assets
Cash	$256,827
Accounts receivable:
Trade	6,109,587
Other	948,041
Prepaid expenses and other current assets:
Prepaid expenses	261,862
Deposits	10,000
Other current assets	12,000

Total current assets	7,598,317
Property and Equipment—Net of accumulated depreciation	249,992
Software Development Costs	796,417
Intangible Assets—Net of accumulated amortization	1,925,296
Other Assets
Other advances	290,000
Advances to stockholders	265,040
Prepaid expenses	22,947

Total assets	$11,148,009

Liabilities and Equity
Current Liabilities
Checks issued in excess of bank balance	$759,856
Accounts payable	3,848,183
Bank line of credit	3,009,179
Note payable	42,736
Earnout liability	1,535,953
Accrued and other current liabilities	571,575

Total current liabilities	9,767,482
Equity
Common shares, $1 par value, 5,001 shares authorized and issued, 4,998.5 shares outstanding	5,001
Treasury stock, 2.5 shares	(74,000)
Retained earnings	2,454,094
Members' deficit	(1,004,568)

Total equity	1,380,527

Total liabilities and equity	$11,148,009

See Notes to Consolidated Financial Statements.

RayTrans Distribution Services

Consolidated Statement of Operations

Year Ended December 31, 2007

Net Revenues	$56,837,875
Cost of Revenues	50,373,340

Gross Profit	6,464,535
Operating Expenses	5,790,642

Operating Income	673,893
Nonoperating Income (Expense)
Other income	119,261
Interest expense	(274,770)

Total nonoperating expense	(155,509)

Net Income	$518,384

See Notes to Consolidated Financial Statements.

RayTrans Distribution Services

Consolidated Statement of Equity (Deficit)

Year Ended December 31, 2007

	Common Stock	Treasury Stock	Retained Earnings	Members' Deficit	Total Equity
Balance—January 1, 2007	$5,001	$(74,000)	$1,072,101	$(140,959)	$862,143
Net income (loss)	—	—	1,381,993	(863,609)	518,384

Balance—December 31, 2007	$5,001	$(74,000)	$2,454,094	$(1,004,568)	$1,380,527

See Notes to Consolidated Financial Statements.

RayTrans Distribution Services

Consolidated Statement of Cash Flows

Year Ended December 31, 2007

Cash Flows from Operating Activities
Net income	$518,384
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	311,792
Bad debt expense	123,168
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(272,980)
Prepaid expenses and other assets	26,009
Accounts payable	1,078,068
Accrued and other liabilities	(541,005)

Net cash provided by operating activities	1,243,436
Cash Flows from Investing Activities
Purchase of property and equipment	(70,510)
Capitalized costs relating to internally developed software	(446,397)
Earnout payments	(594,393)
Advances to stockholders	(194,165)
Other advances	(290,000)

Net cash used in investing activities	(1,595,465)
Cash Flows from Financing Activities
Net change in checks issued in excess of bank balance	338,886
Proceeds from notes payable	42,736
Net proceeds from bank line of credit	227,234

Net cash provided by financing activities	608,856

Net Increase in Cash	256,827
Cash—Beginning of year	—

Cash—End of year	$256,827

Supplemental Cash Flow Information—Cash paid for interest	$274,592
Significant Noncash Investing and Financing Activities are as Follows—
Increase in intangible assets and earnout liability attributable to acquisition	2,130,346

See Notes to Consolidated Financial Statements.

RayTrans Distribution Services

Notes to Consolidated Financial Statements

December 31, 2007

Note 1—Nature of Business and Significant Accounting Policies

        RayTrans Distribution Services is a closely held group of companies, engaged primarily in providing brokerage and trucking services to customers throughout North America.

        RayTrans Distribution Services, Inc. (RDS) provides freight brokerage and logistic services through a network of transportation professionals. RayTrans Trucking, LLC (RT) and Universal Trans, LLC (UT) provide logistics services utilizing several third party owner-operators that specialize in flatbed, over-dimensional, van, and automobile shipments. Wheel-e, LLC (WE) is a company created to develop software to be used internally.

        On April 30, 2007, RDS acquired certain assets of H&J Services, Inc. On April 30, 2007, RT acquired certain assets of Joe Carter Trucking, Inc. On October 26, 2007, RT also acquired certain assets of Bricker Companies, Inc. (see Note 2). The amounts reported in the 2007 financial statements include the results of these transactions from the acquisition date through December 31, 2007.

        All assets acquired were stated at fair market value in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

        Principles of Consolidation—The accompanying consolidated financial statements include the accounts of RDS, RT, UT, and WE (which are collectively referred to as "RayTrans Distribution Services" or the "Companies"). RT, UT, and WE are variable interest entities (VIEs) for which RDS is the primary beneficiary (see Note 3). All material intercompany accounts and transactions have been eliminated upon consolidation.

        Noncontrolling interest includes the total of all equity interests of the VIEs not held by the consolidating entity. In situations where the consolidating entity has both cross collateralized the debt of the VIEs and the VIEs have deficit equity or insufficient equity to cover the net loss of the VIEs, then the VIEs' equity is included in the controlling interest.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

        Revenues and Cost Recognition—The Companies recognize revenue and related costs on the date the service is provided, which is the date freight is transferred to the carrier.

        Accounts Receivable—Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. In addition, a general valuation allowance is established for other accounts receivable based on the Companies' historical loss experience. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts on trade accounts receivable balances was approximately $95,000 as of December 31, 2007.

        Other Accounts Receivable—Other accounts receivable consist of advances to owner operators for licenses, fuel, and other expenses necessary to complete delivery. An allowance for doubtful accounts is established based on specific assessment of all receivables that remain unpaid following normal payment

RayTrans Distribution Services

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1—Nature of Business and Significant Accounting Policies (Continued)

periods. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts on other accounts receivable balances was approximately $124,000 as of December 31, 2007.

        Property and Equipment—Property and equipment are recorded at cost. Straight-line methods are used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. Costs of maintenance and repairs are charged to expense when incurred.

        Internally Developed Software—The Company has adopted the provisions of AICPA Statement of Position (SOP) 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use. Accordingly, certain costs incurred in the planning and evaluation stage of internal use computer software were expensed as incurred. Costs incurred during the application development stage are being capitalized. Capitalized internal use software costs will be amortized over the expected economic life using the straight-line method. There was no amortization expense for the year ended December 31, 2007, as the application development stage has not been completed. At December 31, 2007 the net book value of internal use software costs was approximately $796,000.

        Intangible Assets—Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

        Checks Issued in Excess of Bank Balance—By arrangement with their financial institution, collected funds are adjusted daily between the Companies' checking accounts and the available line of credit. As a result, the recorded book balance of the Companies' checking accounts may reflect a negative cash balance, although the bank balance remains positive.

        Income Taxes—Pursuant to provisions of the Internal Revenue Code, RDS has elected to be taxed as an S Corporation. Generally, the income of an S Corporation is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro rata share of the corporation's taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying consolidated financial statements.

        RT, UT, and WE are single member LLCs and are treated as sole proprietorships for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by these companies.

Note 2—Acquisitions

        The Company has accounted for business combinations using the purchase method in accordance with SFAS No 141, Business Combinations. When business combinations involve contingent consideration and an excess of fair value over cost, the Company records the contingent consideration as a liability up to the lesser of the excess in fair value or the maximum amount of contingent consideration expected to be paid.

RayTrans Distribution Services

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 2—Acquisitions (Continued)

H&J Services, Inc.

        In April 2007, the Company acquired certain assets of H&J Services, Inc. (H&J), a transportation brokerage company located in Arkansas, in order to expand its geographic presence. According to the asset purchase agreement, the Company will pay a maximum of $1,000,000, contingent upon certain future operating performance targets by or prior to April 2012, as defined in the agreement. The Company paid $100,000 related to the purchase of H&J at the closing on April 30, 2007, with the balance of the purchase based on contingent consideration. As of December 31, 2007, approximately $370,000 in contingent cash payments have been made to H&J.

Joe Carter Trucking, Inc.

        In April 2007, the Company acquired certain assets of Joe Carter Trucking, Inc. (JCT) a freight transportation company located in Arkansas, in order to expand its geographic presence. According to the asset purchase agreement, the Company will pay a maximum of $1,000,000, contingent upon certain future operating performance targets by or prior to April 2012, as defined in the agreement. As of December 31, 2007, approximately $125,000 in contingent cash payments have been made to JCT.

Bricker Transport, LLC

        In October 2007, the Company acquired certain assets of Bricker Transport, LLC (Bricker), a freight transportation company located in Texas, in order to expand its geographic presence. According to the asset purchase agreement, the Company will pay a maximum of $1,000,000, contingent upon certain future operating performance targets by or prior to October 2012, as defined in the agreement. As of December 31, 2007 no contingent cash payments have been made.

        During 2007, the Companies advanced $290,000 to the sellers of Bricker. This amount is noninterest-bearing and is included in other advances on the accompanying consolidated balance sheet.

        The purchase price for each acquisition was allocated entirely to customer relationships, which have an estimated five-year life. Under the terms of the acquisition agreements, the former stockholders of the acquired entities are entitled to additional consideration in the form of cash if certain future operating performance targets are met. If those operating targets are met, the value of the consideration ultimately paid will be added to the cost of the acquisition, which will be recorded as goodwill.

        The following table summarizes the fair values of the assets acquired at the date of acquisition:

Customer Relationships—Bricker	$789,960
Customer Relationships—H&J	795,557
Customer Relationships—JCT	544,829

Total	$2,130,346

RayTrans Distribution Services

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 2—Acquisitions (Continued)

        The contingent consideration earned and paid as of December 31, 2007, and the maximum remaining contingent consideration for each business combination transaction is summarized as follows:

	Earned	Maximum Remaining
H&J Services, Inc.	$370,851	$629,149
Joe Carter Trucking, Inc.	124,542	875,458
Bricker Transport, LLC	—	1,000,000

        At December 31, 2007, the Company has a earnout liability of $1,535,953, which is an estimate of future contingent consideration payable at the acquisition date less amounts paid through December 31, 2007. Total contingent consideration of approximately $1,437,000, related to the 2007 acquisitions, was paid through July 23, 2009.

Note 3—Variable Interest Entities

        RDS is the primary beneficiary of RT, which qualifies as a variable interest entity. Accordingly, the assets and liabilities and revenues and expenses of RT have been included in the consolidated financial statements. The entity was formed for the purpose of providing logistics services.

        RDS is the primary beneficiary of UT, which qualifies as a variable interest entity. Accordingly, the assets and liabilities and revenues and expenses of UT have been included in the consolidated financial statements. The entity was formed for the purpose of providing logistics services.

        RDS is the primary beneficiary of WE, which qualifies as a variable interest entity. Accordingly, the assets and liabilities and revenues and expenses of WE have been included in the consolidated financial statements. The entity was formed for the purpose of developing software to be used internally.

        The table below summarizes assets, liabilities, intercompany balances, and intercompany eliminations of all variable interest entities as of December 31, 2007.

	RayTrans Trucking	Universal Trans	Wheel-e	Eliminations	Total (Net)
Assets	$6,730,000	$970,000	$797,000	$(139,000)	$8,358,000

Net payable to RDS	1,289,000	1,194,000	876,000	(3,359,000)	—
Other liabilities	5,644,000	468,000	5,000	(139,000)	5,978,000

Revenue	9,102,000	8,855,000	—	—	17,957,000
Expenses	9,286,000	9,480,000	28,000	—	18,794,000

RayTrans Distribution Services

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 4—Property and Equipment

        Property and equipment are summarized as follows:

	2007	Depreciable Life—Years
Furniture and fixtures	$177,220	3-5
Computer equipment and software	401,481	3-5

Total cost	578,701
Accumulated depreciation	328,709

Net property and equipment	$249,992

        Depreciation expense was $106,742 in 2007.

Note 5—Intangible Assets

        Intangible assets at December 31, 2007 are summarized as follows:

	Amount
	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets—Customer relationships	$2,130,346	$205,050

        Amortization expense for intangible assets totaled $205,050 for the year ended December 31, 2007.

        Estimated amortization expense for the years ending December 31 are as follows:

2008	$426,069
2009	426,069
2010	426,069
2011	426,069
2012	221,020

Total	$1,925,296

Note 6—Line of Credit

        Under a line of credit agreement with a bank, the Companies have borrowing capacity of $5,000,000. Interest is payable monthly at the bank's prime rate plus ..50 percent (an effective rate of 7.75 percent at December 31, 2007). The line of credit is collateralized by all general business assets and personally guaranteed by the owner of the Companies. During 2009, the Companies refinanced the credit agreement with another bank, to an expiration date of May 31, 2009. In June 2009, this line of credit was paid in full, in connection with the sale of the Company (see Note 13).

RayTrans Distribution Services

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 7—Note Payable

        The Companies issued a note payable to a bank, that is repayable in monthly installments of $8,720 including interest at 8.25 percent. The note is collateralized by all general business assets, is guaranteed by the owner of the Companies, and was due on May 1, 2008. The note was paid in full prior to May 1, 2008.

Note 8—Operating Leases

        The Companies are obligated under operating leases, primarily for office space, expiring at various dates through 2009. The leases require the Companies to pay taxes, insurance, utilities, and maintenance costs for their pro rata share of the respective office buildings. Rent expense was approximately $207,000 for the year ended December 31, 2007.

        Future minimum annual commitments as of December 31, 2007 under these operating leases are as follows:

Years Ending December 31	Amount
2008	$185,656
2009	33,782

Total	$219,438

Note 9—Related Party Transactions

        At December 31, 2007, the Companies had advances to its stockholder totaling approximately $265,000. These amounts are noninterest-bearing and are included in advances to stockholders in the accompanying consolidated balance sheet.

Note 10—Retirement Plans

        The Companies sponsor a 401(k) plan for substantially all employees. The plan provides an income deferral option, which qualifies under section 401(k) of the Internal Revenue Code. Employees can defer up to 20 percent of eligible compensation. The plan allows for the Companies to make discretionary matching contributions to the plan. No contributions were made during 2007.

Note 11—Litigation

        The Companies are co-defendants in a lawsuit filed by a competitor for various contract and tort claims. The Companies believe the suit is without merit and intend to contest the suit vigorously. Outside counsel for the Companies has advised that the likelihood of an unfavorable outcome for one or more of the defendants is reasonably possible. However, the possible damages related to this lawsuit are not reasonably estimable at this time. Accordingly, no provision for loss has been charged to operations in the accompanying consolidated financial statements for 2007.

Note 12—Subsequent Events

        On January 1, 2008, RayTrans Management, LLC, a company related to the Companies through common ownership, was formed and subsequently acquired certain specified assets of the Companies. In

RayTrans Distribution Services

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 12—Subsequent Events (Continued)

connection with the acquisition, RayTrans Management, LLC assumed substantially all of the liabilities of the Companies.

        On January 1, 2008, RayTrans Holdings Inc. was formed. The formation of RayTrans Holdings Inc. created a holding company legal entity structure. All of the entities comprising the Companies were conveyed to RayTrans Holdings Inc. and RayTrans Management, LLC (described above), in 2008. The primary activity of RayTrans Holdings Inc. is to provide corporate support to the various RayTrans operating units including, but not limited to, banking, accounting, executive management, legal, human resources, and information technology.

Note 13—Sale of Company Stock

        On June 2, 2009, the Companies entered into an Agreement and Plan of Merger with Echo Global Logistics, Inc. Under this agreement, Echo Global Logistics will acquire all of the Companies' outstanding stock (including all outstanding warrants and stock options which will convert into the right to receive cash) for up to $12.6 million in cash. Approximately 50 percent of the consideration will be held for earn-out payments based on meeting earnings milestones during three earn-out periods. The earn-out periods begin on June 1, 2009 and conclude on May 31, 2012. The transaction closed in June 2009.

Report of Independent Auditors

The Board of Directors and Stockholder
RayTrans Distribution Services, Inc.

        We have audited the accompanying consolidated balance sheet of RayTrans Distribution Services, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RayTrans Distribution Services, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP
Oak Brook, Illinois
July 23, 2009

RayTrans Distribution Services, Inc.

Consolidated Balance Sheet

December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$—
Accounts receivable, net of allowance of $204,939	6,406,643
Other receivables	1,049,804
Prepaid expenses	249,770

Total current assets	7,706,217
Property and equipment, net	125,359
Software development costs, net	1,392,244
Goodwill	304,443
Other intangible assets, net	1,498,494
Other assets	67,626

Total assets	$11,094,383

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	3,267,399
Checks issued in excess of bank balance	1,335,440
Accrued expenses	661,999
Advances from affiliates	5,133,696
Earnout liability	221,201
Other current liabilities	33,836

Total current liabilities	10,653,571
Stockholder's equity
Common A shares, $1 par value, 5,001 shares authorized, issued and outstanding	5,001
Treasury stock	(74,000)
Advances to stockholder	(385,573)
Retained earnings	895,384

Total stockholder's equity	440,812

Total liabilities and stockholder's equity	$11,094,383

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Consolidated Statement of Operations

Year Ended December 31, 2008

Revenue	$61,330,859
Transportation costs	50,742,281

Gross profit	10,588,578

Operating expenses:
Selling, general, and administrative expenses	10,515,925
Depreciation and amortization	529,198

Loss from operations	(456,545)

Other income (expense):
Interest expense	(10,090)
Other, net	(87,507)

Total other income (expense)	(97,597)

Net loss	$(554,142)

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Consolidated Statement of Stockholder's Equity

Year Ended December 31, 2008

	Common A		Treasury Stock
					Advances to Stockholder	Retained Earnings
	Shares	Amount	Shares	Amount			Total
Balance at January 1, 2008	5,001	5,001	3	(74,000)	—	1,449,526	1,380,527
Net loss	—	—	—	—	—	(554,142)	(554,142)
Advances	—	—	—	—	(385,573)	—	(385,573)

Balance at December 31, 2008	5,001	$5,001	3	$(74,000)	$(385,573)	$895,384	$440,812

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Consolidated Statement of Cash Flows

Year Ended December 31, 2008

Cash flows from operating activities
Net loss	$(554,142)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	529,198
Changes in operating assets and liabilities:
Accounts receivable, net	(840,849)
Prepaid expenses and other assets	51,080
Accounts payable	(581,621)
Accrued expenses and other liabilities	(20,114)

Net cash used in operating activities	(1,416,448)

Cash flows from investing activities
Software development costs capitalized	(595,828)
Purchase of investments	(36,000)
Earnout payments for prior acquisitions	(657,823)

Net cash used in investing activities	(1,289,651)

Cash flows from financing activities
Repayment of debt	(3,051,915)
Advances to stockholder	(120,533)
Checks issued in excess of bank balance	575,584
Advances from affiliates	5,046,136

Net cash provided by financing activities	2,449,272

Decrease in cash and cash equivalents	(256,827)
Cash and cash equivalents, beginning of year	256,827

Cash and cash equivalents, end of year	$—

Supplemental Cash Flow Disclosures
Cash paid for interest	53,925

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements

December 31, 2008

1. Description of the Business and Basis of Presentation

        RayTrans Distribution Services, Inc. (the Company), an Illinois company, is a freight logistics company engaged primarily in transportation management services with offices in Chicago, Illinois and Little Rock, Arkansas. The Company commenced operations in July 1984 and conducts business as RayTrans Distribution. The Company is a wholly owned subsidiary of RayTrans Holdings, Inc. (RayTrans Holdings or the Parent), a holding company which was formed on January 1, 2008. As discussed more fully in Note 10, the Parent provides the Company with certain administrative and financial support.

        The accompanying consolidated financial statements include the accounts of RayTrans Distribution Services, Inc, RayTrans Trucking (RT), Universal Trans, LLC (UT) and Wheel E LLC. RT, UT and Wheel E qualify as variable interest entities for which RDS is the primary beneficiary. RT and UT provide logistics services utilizing several third party owner-operators that specialize in flatbed, over-dimensional, van, and automobile shipments. Wheel E is a company created to develop software to be used internally. The consolidated variable interest entities generally have deficit equity at December 31, 2008 and January 1, 2008 and have incurred losses for the year ended December 31, 2008. In accordance with Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, these deficits are included in the Company's consolidated stockholder's equity and these losses are included in the Company's reported net loss for the year ended December 31, 2008, as there is no obligation for the noncontrolling interest holders to make good such losses (see Note 3). All material intercompany accounts and transactions have been eliminated upon consolidation.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results can differ from those estimates. Significant estimates impacting the preparation of these financial statements include: the allowance for doubtful accounts, useful lives of intangible assets, and estimates of enterprise fair value which are used in the Company's annual goodwill impairment test.

Fair Value of Financial Instruments

        As of December 31, 2008, the carrying value of the Company's financial instruments, which consist of cash and cash equivalents, accounts receivable, and accounts payable, approximate their fair values due to the short maturities of such instruments.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosures about such fair value measurements. SFAS No. 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. Issued in February 2008, Financial Accounting Standard 157-1, Application of FASB Statement No. 157 to FASB Statement No.13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, removed leasing transactions accounted for under Statement 13 and related guidance form the scope of

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

2. Summary of Significant Accounting Policies (Continued)

SFAS No. 157. FASB staff Position 157-2, Partial Deferral of the Effective Date of Statement 157 ("FSP 157-2"), deferred the effective date of SFAS No. 157 for most nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.

        The implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, had no impact on the Company's consolidated financial position or results of operations. The Company is currently assessing the impact of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities on its consolidated financial position and results of operations.

Revenue Recognition

        The Company recognizes revenue when the freight to be transported has been loaded and dispatched for delivery. The Company operates primarily in the short-to-medium length-of-haul segment of the truckload industry; therefore, the Company's typical customer delivery is completed within two days after pickup. Accordingly, based on periodic reassessments, the Company believes its method of revenue recognition is not materially different from recognizing revenue based on completion of delivery. Amounts payable to independent contractors for purchased transportation, to Company drivers for wages, and any other direct expenses are accrued when the related revenue is recognized.

        In accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company typically recognizes revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because it bears the risks and benefits associated with revenue-generated activities by: (1) acting as a principal in the transaction; (2) establishing prices; (3) being responsible for fulfillment of the order; (4) assuming the risk of loss for collection; and (5) marketing its products and services, among other things.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

        Accounts receivable are uncollateralized customer obligations due under normal trade terms. Invoices require payment within 30 to 90 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices past due 90 days are considered delinquent. The Company generally does not charge interest on past due amounts.

        The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in client collection matters. Accounts receivable are charged off against the allowance for doubtful accounts when it is determined that the receivable is uncollectible.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives, by asset class, are as follows:

Computer equipment and software	3-5 years
Furniture and fixtures	3-5 years

        The Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

Internal Use Software

        The Company has adopted the provisions of AICPA Statement of Position (SOP) 98-1, Accounting for the Costs of Software Developed or Obtained for Internal Use. Accordingly, certain costs incurred in the planning and evaluation stage of internal use computer software are expensed as incurred. Costs incurred during the application development stage are capitalized. Capitalized internal use software costs are amortized over the expected economic life using the straight-line method. There was no amortization expense for the year ended December 31, 2008, as the development stage has not been completed. At December 31, 2008 the net book value of internal use software costs was $1,392,244. As required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company's internal use software are evaluated for impairment whenever impairment indicators exist. To date there have been no impairments.

Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is tested for impairment annually, or more frequently if circumstances indicate a possible impairment may exist. The Company evaluates the recoverability of goodwill using a two-step impairment test. In the first step, the fair value of the reporting unit for the Company is compared to its book value. In the case that the fair value is less than the book value, a second step is performed which compares the implied fair value of goodwill to the book value of the goodwill. The fair value for the implied goodwill is determined based on the difference between the fair value of the reporting unit and the net fair values of the identifiable assets and liabilities, excluding goodwill. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment. Absent any special circumstances that could require an interim test, the Company has elected to test for goodwill impairment during the fourth quarter of each year. SFAS No. 142 also requires that intangible assets with finite lives be amortized over their respective estimated useful lives and reviewed for impairment whenever impairment indicators exist in accordance with SFAS No. 144. The Company's intangible assets consist of customer relationships, which are being amortized on the straight-line basis over their estimated weighted-average useful lives of five years.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

2. Summary of Significant Accounting Policies (Continued)

Income Taxes

        Pursuant to provisions of the Internal Revenue Code, the Company has elected to be taxed as an S Corporation. Generally, the income of an S Corporation is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro rata share of the corporation's taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying consolidated financial statements. RT, UT, and Wheel E are single member LLCs and are treated as sole proprietorships for federal income tax purposes. Currently, federal income taxes are not payable or provided for by these companies.

        Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), Issued July 2006, was effective as of January 1, 2007. The Company has elected to defer adoption of FIN48, in accordance with the provisions of FASB Staff Position No. FIN 48-3, which permits certain nonpublic enterprises to delay adoption until fiscal years beginning after December 15, 2008. Upon adoption of FIN 48, the Company will recognize a tax benefit only if it is more likely than not the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized will be the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positons not meeting the more-likely-than-not test, no tax benefit will be recorded. Currently, the Company accounts for contingencies associated with uncertain tax positions in accordance with SFAS No. 5, Accounting for Contingencies, which provides the recording of a contingency based on the probability of certain events to transpire that range from probable to remote as opposed to applying a more likely than not recognition threshold.

New Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity on the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008. The Company will be required to adopt SFAS No. 160 on January 1, 2009, and does not expect SFAS No. 160 to have a material effect on its consolidated financial position or results of operations.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. Adopting SFAS No. 141(R) will impact the accounting for any acquisitions made by the Company after January 1, 2009.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

3. Variable Interest Entities

        The Company is the primary beneficiary of RT, which qualifies as a variable interest entity. RT qualifies as a variable interest entity because it is dependent on the financial support of the Company to fund its operations. Accordingly, the assets, liabilities, revenues and expenses of RT have been included in the consolidated financial statements. The entity was formed for the purpose of providing logistics services. The creditors of (RT) have no recourse to the general credit of the Company. As of December 31, 2008, RT had assets of $70,913 and liabilities of $713,864. For the year ended December 31, 2008, RT had revenues of $13,770,094 and expenses of $14,397,450.

        The Company is the primary beneficiary of UT, which qualifies as a variable interest entity. UT qualifies as a variable interest entity because it is dependent on the financial support of the Company to fund its operations. Accordingly, the assets and liabilities and revenues and expenses of UT have been included in the consolidated financial statements. The entity was formed for the purpose of providing logistics services. The creditors of (UT) have no recourse to the general credit of the Company. As of December 31, 2008, UT had assets of $774,315 and liabilities of $1,811,179. For the year ended December 31, 2008, UT had revenues of $5,172,231 and expenses of $5,571,258.

        The Company is the primary beneficiary of Wheel E, which qualifies as a variable interest entity. Wheel E qualifies as a variable interest entity because it is dependent on the financial support of the Company to fund its operations. Accordingly, the assets and liabilities and revenues and expenses of Wheel E have been included in the consolidated financial statements. The entity was formed for the purpose of developing logistics software to be used by the Company. The creditors of (Wheel E) have no recourse to the general credit of the Company. As of December 31, 2008, Wheel E had assets of $116,585 and liabilities of $14,270. For the year ended December 31, 2008, Wheel E had no revenues and expenses of $186,410. The Company has not presented the non-controlling interest on the balance sheet or statement of operations for Wheel E as management has considered this to be immaterial.

4. Acquisitions

Bricker Transport, LLC Acquisition

        In October 2007, RT acquired certain assets of Bricker Transport LLC (Bricker), a freight transportation company located in Texas. As a result of the acquisition, the Company brings a Southwest presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. There was no initial purchase price. However, $1,000,000 in cash may become payable contingent upon the achievement of certain performance measures by or prior to October 31, 2012.

        The following table summarizes the fair values of the assets acquired at the date of acquisition. There were no assumed liabilities at the acquisition date. The customer relationships have a life of 5 years. The allocation of purchase price at December 31, 2008 is as follows:

Customer relationships	$789,960
Goodwill	—

Net assets acquired	$789,960

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

4. Acquisitions (Continued)

        The Company initially recorded an earnout liability of $789,960, which is an estimate of future contingent consideration payable. As of December 31, 2008 there have been no contingent cash payments made. Any additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable.

        Subsequent to the acquisition, the company has made advances to Bricker's former owner equal to the amount of the earnout liability. These advances may be legally offset against any amounts that are ultimately owed to Bricker's former owner under the purchase agreement, and have been netted in the consolidated balance sheet.

H&J Services, Inc. Acquisition

        On April 30, 2007, the Company acquired certain assets of H&J Services (HJS), a transportation brokerage company located in Arkansas. As a result of the acquisition, the Company brings a Southeast presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. There was no initial purchase price; however there were $611,945 and $488,055 in contingent cash payments made in 2007 and 2008, respectively. There are no further contingent payments due in the agreement. These payments were payable based on the achievement of certain performance measures obtained by HFS.

        The following table summarizes the fair values of the assets acquired at the date of acquisition. There were no liabilities assumed at the acquisition date. The customer relationships have a life of 5 years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of purchase price at December 31, 2008 is as follows:

Customer relationships	$795,557
Goodwill	304,443

Net assets acquired	$1,100,000

Joe Carter Trucking, Inc. Acquisition

        On April 30, 2007, RT acquired certain assets of Joe Carter Trucking, Inc. (JCT), a freight transportation company located in Arkansas. As a result of the acquisition, the Company brings a Southeast presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. There was no initial purchase price; however, there were $153,860 and $169,768 in contingent cash payments made in 2007 and 2008, respectively. These payments were payable based on the achievement of certain performance measures by JCT. An additional $676,372 in cash may become payable contingent upon the achievement of certain performance measures by or prior to May 1, 2012. At December 31, 2008, the Company has an earnout liability of $221,201, which is an estimate of future contingent consideration payable. Any additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

4. Acquisitions (Continued)

        The following table summarizes the fair values of the assets acquired at the date of acquisition. There were no assumed liabilities at the acquisition date. The customer relationships have a life of 5 years. The allocation of purchase price at December 31, 2008 is as follows:

Customer relationships	$544,829
Goodwill	—

Net assets acquired	$544,829

5. Property and Equipment

        Property and equipment at December 31, 2008 consisted of the following:

Computer equipment	$407,454
Furniture and fixtures	137,437

544,891
Less accumulated depreciation	(419,532)

Property and equipment, net	$125,359

6. Goodwill and Other intangibles

        The following is a summary of the goodwill as of December 31:

Balance as of December 31, 2007	$—
Contingent consideration paid related to H&J Services acquisition	304,443

Balance as of December 31, 2008	$304,443

        The following is a summary of amortizable intangible assets as of December 31:

	2008	Weighted- Average Life
Customer relationships	$2,130,346	5 years
Less accumulated amortization	(631,852)

Intangible assets, net	$1,498,494

        Amortization expense related to these intangible assets was $462,069 for the year ended December 31, 2008.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

6. Goodwill and Other intangibles (Continued)

        The estimated amortization expense in future years is as follows:

2009	$426,069
2010	426,069
2011	426,069
2012	220,287

$1,498,494

7. Note Payable

        The Company issued a note payable in 2007 to a bank that was repayable in monthly installments of $8,720 including interest at 8.25%. The note was collateralized by all general business assets, was guaranteed by the owner of the Company. The note balance of $3,051,915 was paid in full in 2008.

8. Lease Commitments

        The Company leases office space under long-term operating leases for its offices in Illinois and Arkansas through December 2011. The total rent expense was $56,292 for the year ended December 31, 2008.

        Minimum annual rental payments are as follows:

2009	$54,166
2010	54,610
2011	46,650

$155,426

9. Benefit Plans

        The Company has a 401(k) savings plan ("Plan") covering all of the Company's employees. Employees may contribute a percentage of eligible compensation on both a before-tax basis and after-tax basis. The Company has the right to make discretionary contributions to the Plan. For the year ended December 31, 2008, the Company did not make any contributions to the Plan.

10. Related Party Transactions

        The Company is dependent on its parent, RayTrans Holdings, for administrative and financial support. RayTrans Holdings allocates to the Company a ratable portion of certain operating expenses including salaries, wages, payroll taxes, employee benefits, office rent, supplies, utilities, and selling and marketing costs. These expenses are allocated based on the percentage of the Company's annual revenue to RayTrans Holding, Inc.'s consolidated revenue. Management believes the methods of allocation used are reasonable and represent essentially all of the expense as if the Company operated on a stand-alone basis. For the year ended December 31, 2008, the Company was allocated approximately $2,300,000, which is included as selling, general and administrative expenses in the statement of operations.

RayTrans Distribution Services, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2008

10. Related Party Transactions (Continued)

        At December 31, 2008, the Company had advances to its stockholder totaling $385,573 and advances from RayTrans Holdings of $5,133,696. These amounts are noninterest-bearing and are expected to be paid off in 2009. These amounts are included in "Advances to stockholder" and "Advances from affiliates", respectively, in the consolidated balance sheet. Advances to stockholder are classified as contra-equity in the consolidated balance sheet.

11. Subsequent Event

        In June 2009, the Company entered into and closed an Asset Purchase Agreement to sell certain assets and transfer certain liabilities (representing non-affiliated–related assets and liabilities) of RayTrans Distribution Services, Inc. for $5.5 million. An additional $6.5 million in cash consideration may be received contingent upon the achievement of certain performance measures by or prior to May 31, 2012.

RayTrans Distribution Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2008	March 31, 2009
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$—	$626,596
Accounts receivable, net of allowance of $204,939, and $190,230, respectively	6,406,643	5,928,099
Other receivables	1,049,804	1,220,926
Prepaid expenses	249,770	122,115
Total current assets	7,706,217	8,587,078
Property and equipment, net	125,359	110,047
Software development costs, net	1,392,244	1,423,336
Goodwill	304,443	304,443
Intangible assets, net	1,498,494	1,408,383
Other assets	67,626	67,626

Total assets	$11,094,383	$11,211,571

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	3,267,399	4,371,442
Checks issued in excess of bank balance	1,335,440	1,488,372
Accrued expenses	661,999	714,579
Advances from affiliates	5,133,696	3,454,409
Earnout liability	221,201	221,201
Other current liabilities	33,836	122,589

Total current liabilities	10,653,571	11,061,934
Stockholder's equity
Common A shares, $1 par value, 15,001 shares authorized, issued and outstanding	5,001	5,001
Treasury stock	(74,000)	(74,000)
Advances to stockholder	(385,573)	(375,805)
Retained earnings	895,384	1,283,783

Total stockholder's equity	440,812	838,979

Total liabilities and stockholder's equity	$11,094,383	$11,211,571

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2008	2009
Revenue	$14,865,270	$10,458,655
Transportation costs	12,151,242	7,998,259

Gross profit	2,714,028	2,460,396
Operating expenses:
Selling, general, and administrative expenses	2,110,541	1,980,637
Depreciation and amortization	115,487	110,485

Income from operations	488,000	369,274
Other income (expense):
Interest expense	(23,445)	—
Other, net	(279)	19,124

Total other income (expense)	(23,724)	19,124

Net Income	$464,276	$388,398

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2008	2009
Cash flows from operating activities
Net income	$464,276	$388,398
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	115,487	110,485
Changes in operating assets and liabilities:
Accounts receivable, net	(2,478,692)	513,183
Prepaid expenses and other assets	(217,022)	22,513
Accounts payable	1,191,544	1,104,043
Accrued expenses and other liabilities	(134,604)	141,334

Net (cash used) in provided by operating activities	(1,059,011)	2,279,956
Cash flows from investing activities
Software development costs capitalized	(24,705)	(31,092)
Purchase of property and equipment	(778)	(5,063)
Earnout payments for prior acquisitions	—	(100,618)

Net cash used in investing activities	(25,483)	(136,773)
Cash flows from financing activities
Repayment of debt	1,154,602	—
Repayments from (advances to) stockholder	(9,522)	9,768
Checks issued in excess of bank balance	397,005	152,932
Net advances from (repayments to) affiliates	(229,560)	(1,679,287)

Net cash provided by (used in) financing activities	1,312,525	(1,516,587)
Increase in cash and cash equivalents	228,031	626,596
Cash and cash equivalents, beginning of year	256,827	—

Cash and cash equivalents, end of year	$484,858	$626,596

Supplemental Cash Flow Disclosures
Cash paid for interest	23,445	—

See accompanying notes to consolidated financial statements.

RayTrans Distribution Services, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

March 31, 2009 and 2008

1.    Summary of Significant Accounting Policies

Basis of Presentation and Preparation of Financial Statements

        The accompanying consolidated financial statements include the accounts of RayTrans Distribution Services, Inc. (the "Company") and its consolidated variable interest entities: RayTrans Trucking (RT), Universal Trans, LLC (UT) and Wheel E LLC. RT, UT and Wheel E qualify as variable interest entities for which RDS is the primary beneficiary (see Note 3). RT and UT provide logistics services utilizing several third party owner-operators that specialize in flatbed, over-dimensional, van, and automobile shipments. Wheel E is a company created to develop software to be used internally. The financial statements include all of the variable interest losses of these entities as they are generally in a deficit position at March 31, 2009 and as there is no obligation by the non-controlling interest to absorb any of their own losses. All material intercompany accounts and transactions have been eliminated upon consolidation.

        The preparation of the unaudited condensed consolidated financial statements is in conformity with accounting principles generally accepted in the United States for interim financial information. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments considered necessary for a fair presentation of the results for the period and those adjustments are of a normal recurring nature. The operating results for the three months ended March 31, 2009 and 2008 are not necessarily indicative of the results expected for the full year. These interim condensed consolidated financial statements should be read in conjunction with the Company's historical consolidated financial statements and accompanying notes included in this Form S-1 Registration Statement.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results can differ from those estimates. Significant estimates impacting the preparation of these financial statements include: the allowance for doubtful accounts and estimates of enterprise fair value which are used in the Company's annual goodwill impairment test.

Fair Value of Financial Instruments

        As of December 31, 2008, the carrying value of the Company's financial instruments, which consist of cash and cash equivalents, accounts receivable, and accounts payable, approximate their fair values due to the short maturities of such instruments.

Revenue Recognition

        The Company recognizes revenue when the freight to be transported has been loaded and dispatched for delivery. The Company operates primarily in the short-to-medium length-of-haul segment of the truckload industry; therefore, the Company's typical customer delivery is completed within two days after pickup. Accordingly, based on periodic reassessments, the Company believes its method of revenue recognition is not materially different from recognizing revenue based on completion of delivery. Amounts payable to independent contractors for purchased transportation, to Company drivers for wages, and any other direct expenses are accrued when the related revenue is recognized.

RayTrans Distribution Services, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

March 31, 2009 and 2008

1.    Summary of Significant Accounting Policies (Continued)

        In accordance with Emerging Issues Task Force Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company typically recognizes revenue on a gross basis, as opposed to a net basis similar to a commission arrangement, because it bears the risks and benefits associated with revenue-generated activities by: (1) acting as a principal in the transaction; (2) establishing prices; (3) being responsible for fulfillment of the order; (4) assuming the risk of loss for collection; and (5) marketing its products and services, among other things.

2.    New Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosures about such fair value measurements. SFAS No. 157 is effective for financial assets and financial liabilities for fiscal years beginning after November 15, 2007. Issued in February 2008, Financial Accounting Standard 157-1, Application of FASB Statement No. 157 to FASB Statement No.13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13, removed leasing transactions accounted for under Statement 13 and related guidance form the scope of SFAS No. 157. FASB staff Position 157-2, Partial Deferral of the Effective Date of Statement 157 ("FSP 157-2"), deferred the effective date of SFAS No. 157 for most nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The adoption of SFAS No. 157 had no impact on the Company's results of operations or financial position.

        The implementation of SFAS No. 157 for financial assets and financial liabilities, effective January 1, 2008, had no impact on the Company's consolidated financial position or results of operations. Effective January 1, 2009, the Company adopted the remaining provisions of SFAS No. 157 for its nonfinancial assets and nonfinancial liabilities. The adoption of these remaining provisions had no impact on the Company's consolidated financial position or results of operations.

        In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of January 1, 2009. The adoption of FIN 48 had no impact on the Company's results of operations or financial position.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, Consolidated Financial Statements. SFAS No. 160 establishes accounting and reporting guidance for a noncontrolling ownership interest in a subsidiary and deconsolidation of a subsidiary. The standard requires that a noncontrolling ownership interest in a subsidiary be reported as equity on the consolidated statement of financial position and any related net income attributable to the parent be presented on the face of the consolidated statement of income. SFAS No. 160 is effective as of the beginning of an entity's first fiscal year that begins after December 15, 2008.

RayTrans Distribution Services, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

March 31, 2009 and 2008

2.    New Accounting Pronouncements (Continued)

The Company adopted SFAS No. 160 on January 1, 2009. Adoption of SFAS No. 160 had no impact on the Company's consolidated financial statements.

        In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB SFAS No. 142, Goodwill and Other Intangible Assets. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and assets acquisitions. FSP No. 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. This guidance was effective on January 1, 2009 and will be applied to subsequent acquisitions in 2009.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information to disclose. SFAS No. 141(R) is effective for business combinations in which the acquisition date is in the first fiscal year after December 15, 2008. The Company adopted SFAS No. 141(R) on January 1, 2009. Adoption of SFAS No. 141(R) had no impact on the Company's historical consolidated financial statements but will impact the accounting for future acquisitions.

        In May 2009, the FASB issued SFAS No. 165, "Subsequent Events". SFAS No. 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS No. 165 will be effective for interim or annual periods ending after June 15, 2009 and will be applied prospectively.

3.    Variable Interest Entities

        The Company is the primary beneficiary of RT, which qualifies as a variable interest entity. RT qualifies as a variable interest entity because it is dependent on the financial support of the Company to fund its operations. Accordingly, the assets, liabilities, revenues and expenses of RT have been included in the consolidated financial statements. The entity was formed for the purpose of providing logistics services. The creditors of RT have no recourse to the general credit of the Company. As of March 31, 2009, RT had assets of $196,175 and liabilities of $871,461. For the three months March 31, 2008 and 2009, RT had revenues of $3,046,462 and $2,987,407, respectively and expenses of $3,164,690 and $3,019,744, respectively.

        The Company is the primary beneficiary of UT, which qualifies as a variable interest entity. UT qualifies as a variable interest entity because it is dependent on the financial support of the Company to fund its operations. Accordingly, the assets and liabilities and revenues and expenses of UT have been included in the consolidated financial statements. The entity was formed for the purpose of providing logistics services. The creditors of RT have no recourse to the general credit of the Company. As of

RayTrans Distribution Services, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

March 31, 2009 and 2008

3.    Variable Interest Entities (Continued)

March 31, 2009, UT had no assets and liabilities of $1,037,374. For the three months March 31, 2008 and 2009, UT had revenues of $1,678,552 and $0, respectively and expenses of $1,724,107 and $870, respectively.

        The Company is the primary beneficiary of Wheel E, which qualifies as a variable interest entity. Wheel E qualifies as a variable interest entity because it is dependent on the financial support of the Company to fund its operations. Accordingly, the assets and liabilities and revenues and expenses of Wheel E have been included in the consolidated financial statements. The entity was formed for the purpose of developing logistics software to be used by the Company. The creditors of RT have no recourse to the general credit of the Company. As of March 31, 2009, Wheel E had assets of $105,103 and liabilities of $9,060. For the three months March 31, 2008 and 2009, Wheel E had no revenues and expenses of $6,946 and $6,272, respectively. The Company has not presented the non-controlling interest on the balance sheet or statement of operations for Wheel E, as management considered this to be immaterial.

4.    Acquisitions

Bricker Transport, LLC Acquisition

        In October 2007, RT acquired certain assets of Bricker Transport LLC (Bricker), a freight transportation company located in Texas. As a result of the acquisition, the Company brings a Southwest presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. There was no initial purchase price. However, $1,000,000 in cash may become payable contingent upon the achievement of certain performance measures by or prior to October 31, 2012.

        The following table summarizes the fair values of the assets acquired at the date of acquisition. There were no assumed liabilities at the acquisition date. The customer relationships have a life of 5 years. The allocation of purchase price is as follows:

Customer relationships	$789,960
Goodwill	—

Net assets acquired	$789,960

        The Company initially recorded an earnout liability of $789,960, which is an estimate of future contingent consideration payable. As of March 31, 2009 there has been no contingent cash payments made. Any additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable.

        Subsequent to the acquisition, the company has made advances to Bricker's former owner equal to the amount of the earnout liability. These advances may be legally offset against any amounts that are ultimately owed to Bricker's former owner under the purchase agreement, and have been netted in the consolidated balance sheet.

RayTrans Distribution Services, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

March 31, 2009 and 2008

4.    Acquisitions (Continued)

H&J Services, Inc. Acquisition

        On April 30, 2007, the Company acquired certain assets of H&J Services (HJS), a transportation brokerage company located in Arkansas. As a result of the acquisition, the Company brings a Southeast presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. There was no initial purchase price; however there were $611,945 and $488,055 in contingent cash payments made in 2007 and 2008, respectively. There are no further contingent payments due in the agreement. These payments were payable based on the achievement of certain performance measures obtained by HFS.

        The following table summarizes the fair values of the assets acquired at the date of acquisition. There were no liabilities assumed at the acquisition date. The customer relationships have a life of 5 years. The goodwill is fully deductible for U.S. income tax purposes. The allocation of purchase price is as follows:

Customer relationships	$795,557
Goodwill	304,443

Net assets acquired	$1,100,000

Joe Carter Trucking, Inc. Acquisition

        On April 30, 2007, RT acquired certain assets of Joe Carter Trucking, Inc. (JCT), a freight transportation company located in Arkansas. As a result of the acquisition, the Company brings a Southeast presence to its customer and carrier base. The acquisition provided the Company with a strategic entry into new geographies and an assembled workforce that has significant experience and knowledge of the industry. There was no initial purchase price; however, there were $100,618 in contingent payments made in the first three months of 2009. These payments were payable based on the achievement of certain performance measures by JCT. An additional $575,754 in cash may become payable contingent upon the achievement of certain performance measures by or prior to May 1, 2012. At March 31, 2009, the Company has an earnout liability of $114,379, which is an estimate of future contingent consideration payable. Any additional contingent consideration will be recorded as goodwill on the balance sheet when those liabilities are resolved and distributable.

        The following table summarizes the fair values of the assets acquired at the date of acquisition. There were no assumed liabilities at the acquisition date. The customer relationships have a life of 5 years. The allocation of purchase price is as follows:

Customer relationships	$544,829
Goodwill	—

Net assets acquired	$544,829

RayTrans Distribution Services, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

March 31, 2009 and 2008

5.    Goodwill and Intangibles

        The following is a summary of the goodwill as of March 31:

Balance as of December 31, 2008	$304,443
Contingent consideration paid related acquisitions	—

Balance as of March 31, 2009	$304,443

        The following is a summary of amortizable intangible assets as of March 31:

	2009	Weighted- Average Life
Customer relationships	$2,131,692	5 years
Less accumulated amortization	(723,309)

Intangible assets, net	$1,408,383

        Amortization expense related to these intangible assets was $89,927 for the three months ended March 31, 2008 and 2009.

        The estimated amortization expense in future years is as follows:

2009	$335,958
2010	426,069
2011	426,069
2012	220,287

$1,408,383

6.    Related Party Transactions

        At March 31, 2009, the Company had advances to its stockholder totaling $375,805 and advances from RayTrans Holdings of $3,454,409. These amounts are noninterest-bearing and are expected to be paid off in 2009. These amounts are included in "Advances to stockholder" and "Advances from affiliates", respectively, in the consolidated balance sheet.

7.    Subsequent Event

        In June 2009, the Company entered into an Asset Purchase Agreement to sell certain assets and transfer certain liabilities of RayTrans Distribution Services, Inc. for $5.5 million. An additional $6.5 million in cash consideration may be received contingent upon the achievement of certain performance measures by or prior to May 31, 2012.

Echo Global Logistics, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2008

        Effective June 1, 2009, Echo Global Logistics, Inc. (the "Company") acquired RayTrans Distribution Services, Inc. (RDS), a third-party logistics provider with offices in Matteson, Illinois. As a result of the acquisition, the Company established a significant presence in the truckload market by gaining over 200 truckload clients and 15 sales agents.

        For purposes of the Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended 2008, the Company assumed that the RDS acquisition occurred on January 1, 2008. As a result, the unaudited pro forma condensed consolidated income statement was derived from:

  •
  the audited historical consolidated income statement of the Company for the year ended December 31, 2008; and

  •
  the audited historical consolidated income statement of RDS for the year ended December 31, 2008.

        The Unaudited Pro Forma Condensed Consolidated Income Statement includes adjustments to the historical audited consolidated income statement of RDS. These adjustments reflect the elimination of three entities included in the historical audited income statement of RDS that were not acquired by the Company in the RDS acquisition. The three entities not acquired by the Company were RayTrans Trucking, LLC, Universal Trans, LLC and Wheel-e, LLC. These were variable interest entities where RDS was the primary beneficiary. As a result, their results of operations were included in the historical consolidated income statement of RDS. However, their historical results of operations have been eliminated in the Unaudited Pro Forma Condensed Consolidated Statement of Income.

        The Unaudited Pro Forma Condensed Consolidated Income Statement is presented for illustration purposes only and does not necessarily indicate the operating results that would have been achieved if the RDS acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results.

        The Unaudited Pro Forma Condensed Consolidated Income Statement presented reflects the elimination of interest expense on the outstanding indebtedness under the Company's line of credit with JPMorgan Chase Bank, N.A., which will be repaid from the proceeds of the offering, the elimination of outstanding indebtedness under the Company's $7.5 million term loan with EGL Mezzanine LLC, which will be repaid from the proceeds of the offering, and the effect of converting the Company's Series B and D preferred stock into shares of common stock on approximately a one-for-one basis, which results in the elimination of preferred dividends for the converted shares, and the additional shares of common stock issued in this offering.

        The Unaudited Pro Forma Condensed Consolidated Income Statement should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Income Statement and the Company's historical consolidated financial statements and accompanying notes included in this Form S-1 Registration Statement.

Echo Global Logistics, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 31, 2008

	Echo Global Logistics, Inc. (Historical)	RayTrans Distribution Services, Inc. (Historical)	RayTrans Distribution Services, Inc. (Adjustments)	RayTrans Distribution Services, Inc.	Acquisition Pro Forma Adjustments	Pro Forma	IPO Pro Forma Adjustments		Pro Forma As Adjusted
Revenue	$202,807,631	$61,330,859	$(18,601,532)	$42,729,327	$—	$245,536,958	$—		$245,536,958
Transportation costs	159,717,355	50,742,281	(15,733,216)	35,009,065	—	194,726,420	—		194,726,420

Gross profit	43,090,276	10,588,578	(2,868,316)	7,720,262	—	50,810,538	—		50,810,538
Operating expenses:
Selling, general, and administrative expenses	34,914,278	10,515,925	(4,121,997)	6,393,928	190,476 (7)	41,498,682	1,400,000	(8)	42,898,682
Depreciation and amortization	3,230,803	529,198	(442,107)	87,091	506,794 (1)	3,824,688	—		3,824,688

Income from operations	4,945,195	(456,545)	1,695,788	1,239,243	(697,270)	5,487,168	(1,400,000)		4,087,168

Other income (expense):
Interest income	20,259	43,835	(43,835)	—	—	20,259	—		20,259
Interest expense	(111,738)	(53,925)	—	(53,925)	(1,200,000) (2)	(1,365,663)	1,365,663	(4)	—
Other, net	(52,392)	(87,507)	85,279	(2,228)	—	(54,620)	—		(54,620)

Total other income (expense)	(143,871)	(97,597)	41,444	(56,153)	(1,200,000)	(1,400,024)	1,365,663		(34,361)

Income (loss) before income taxes	4,801,324	(554,142)	1,737,232	1,183,090	(1,897,270)	4,087,144	(34,337)		4,052,807
Income tax benefit (expense)	(1,925,768)	—	—	—	285,672 (5)	(1,640,096)	13,735	(4)	(1,626,361)

Net income (loss)	2,875,556	(554,142)	1,737,232	1,183,090	(1,611,598)	2,447,048	(20,602)		2,426,446
Dividend on preferred shares	(1,054,380)	—	—	—	—	(1,054,380)	1,054,380	(3)	—

Net income applicable to common shareholders	$1,821,176	$(554,142)	$1,737,232	$1,183,090	$(1,611,598)	$1,392,668	$1,033,778		$2,426,446

Basic earnings per share	$0.15								$0.12
Diluted earnings per share	$0.14								$0.11
Number of shares used for calculation:
Basic earnings per share	12,172,716						8,891,997		21,064,712 (6)
Diluted earnings per share	12,817,014						8,891,997		21,709,010 (6)

See notes to unaudited pro forma condensed consolidated financial statement.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

Year Ended December 31, 2008

(1) Depreciation and amortization

        The pro forma adjustment reflects the amortization of intangible assets over their useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company.

	Useful Life	Year Ended December 31, 2008 Pro Forma Amortization
Customer relationships	5 years	$440,127
Non-compete agreements	3 years	66,667
		$506,794

(2) Interest expense

        The pro forma adjustment reflects the increase in interest expense related to additional borrowings of $7.5 million cash obtained to fund the RDS acquisition, which was funded by an additional debt agreement. The increase was calculated using an annual interest rate of 16%, which is the approximate rate of interest in the debt agreement.

(3) Dividends on preferred shares

        The pro forma adjustment reflects the elimination of preferred dividends resulting from the conversion of all of our outstanding shares of Series B and Series D preferred stock into shares of our common stock on approximately a one-for-one basis.

(4) Interest expense

        The pro forma adjustment reflects the elimination of interest expense on the outstanding indebtedness of $5.0 million, at an average interest rate of 2.2%, under our line of credit, and the outstanding indebtedness of $7.5 million under the Company's term loan originated in connection with the RDS acquisition which will be repaid from the proceeds of the offering, and the related tax effect of 40.0%.

(5) Income tax expense

        The pro forma adjustment reflects the combined federal and state effective tax rate of 40.0% applied to the historical pre-tax income of RDS to reflect taxation as a C corporation and to the acquisition pro forma adjustments.

(6) Earnings per share

        The pro forma basic earnings per share includes 3,191,997 shares of Series B and D preferred stock converted into shares of common stock and the 5,700,000 shares of additional common stock issued in this offering. The pro forma diluted earnings per share include the dilutive effect of 644,298 options outstanding using the treasury stock method.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement (Continued)

Year Ended December 31, 2008

(7) Contingent consideration

        The pro forma adjustment reflects the interest accretion related to contingent consideration assuming interest rates ranging from 5% to 13% and probability assumptions ranging from 80% to 90%. No other changes in fair value were assumed.

(8) Legal and financial compliance expense

        The pro forma adjustment reflects the increase in the Company's legal and financial compliance costs and the costs of its related legal, accounting and administrative activities resulting from being a publicly traded company. These amounts were determined by obtaining third party quotes on services and management's prior experience working for publicly traded companies.

Echo Global Logistics, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Six Months Ended June 30, 2009

        Effective June 1, 2009, Echo Global Logistics, Inc. (the "Company") acquired RayTrans Distribution Services, Inc. (RDS), a third-party logistics provider with offices in Matteson, Illinois. As a result of the acquisition, the Company established a significant presence in the truckload market by gaining over 200 truckload clients and 15 sales agents.

        For purposes of the Unaudited Pro Forma Condensed Consolidated Income Statements for the six months ended June 30, 2009, the Company assumed that the RDS acquisition occurred on January 1, 2008. As a result, the unaudited pro forma condensed consolidated income statement was derived from:

  •
  the unaudited historical consolidated income statement of the Company for the six months ended June 30, 2009; and

  •
  the unaudited historical consolidated income statement of RDS for the five months ended May 31, 2009, exclusive of the three variable interest entities (VIEs) not purchased by the Company. As a result, adjustments to remove operating results for these VIEs are not necessary for the pro forma statement of income for the six months ended June 30, 2009.

        The Unaudited Pro Forma Condensed Consolidated Income Statement is presented for illustration purposes only and does not necessarily indicate the operating results that would have been achieved if the RDS acquisition had occurred at the beginning of the period presented, nor is it indicative of future operating results.

        The Unaudited Pro Forma Condensed Consolidated Income Statement presented reflects the elimination of interest expense on the outstanding indebtedness under the Company's line of credit with JPMorgan Chase Bank, N.A., which will be repaid from the proceeds of the offering, the elimination of the outstanding indebtedness under the Company's $7.5 million term loan with EGL Mezzanine LLC, which will be repaid from the proceeds of the offering, and the effect of converting the Company's Series B and D preferred stock into shares of common stock on approximately a one-for-one basis, which results in the elimination of preferred dividends for the converted shares, and the additional shares of common stock issued in this offering.

        The Unaudited Pro Forma Condensed Consolidated Income Statement should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Income Statement and the Company's historical consolidated financial statements and accompanying notes included in this Form S-1 Registration Statement.

Echo Global Logistics, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

For the Six Months Ended June 30, 2009

		Period from January 1, 2009 through May 31, 2009
	Echo Global Logistics, Inc. Historical	RayTrans Distribution Services, Inc.	Acquisition Pro Forma Adjustments	Pro Forma	IPO Pro Forma Adjustments		Pro Forma As Adjusted
Revenue	$109,353,931	$12,085,213	$—	$121,439,144	$—		$121,439,144
Transportation costs	85,100,397	9,634,282	—	94,734,679	—		94,734,679

Gross profit	24,253,534	2,450,931	—	26,704,465	—		26,704,465
Operating expenses:
Selling, general, and administrative expenses	20,664,317	1,652,180	56,802 (7)	22,373,299	700,000	(8)	23,073,299
Depreciation and amortization	2,138,781	34,225	211,164 (1)	2,384,170	—		2,384,170

Income from operations	1,450,436	764,526	(267,966)	1,946,996	(700,000)		1,246,996

Other income (expense):
Interest income	—	—	—	—	—		—
Interest expense	(144,037)	—	(500,000) (2)	(644,037)	644,037	(4)	—
Other, net	(120,487)	(88)	—	(120,575)	—		(120,575)

Total other income (expense)	(264,524)	(88)	(500,000)	(764,612)	644,037		(120,575)

Income (loss) before income taxes	1,185,912	764,438	(767,966)	1,182,384	(55,963)		1,126,421
Income tax benefit (expense)	(466,666)		1,411 (5)	(465,255)	22,385	(4)	(442,870)

Net income (loss)	719,246	764,438	(766,555)	717,129	(33,578)		683,551
Dividend on preferred shares	(527,187)	—	—	(527,187)	527,187	(3)	—

Net income applicable to common shareholders	$192,059	$764,438	$(766,555)	$189,942	$493,609		$683,551

Basic earnings per share	$0.02						$0.03
Diluted earnings per share	$0.02						$0.03
Number of shares used for calculation:
Basic earnings per share	12,464,813				8,891,997		21,356,810 (6)
Diluted earnings per share	12,737,063				8,891,997		21,629,060 (6)

See notes to unaudited pro forma condensed consolidated financial statement.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement

For the Six Months Ended June 30, 2009

(1) Depreciation and amortization

        The pro forma adjustment reflects the amortization of intangible assets over their useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company.

	Useful Life	Six Months Ended June 30, 2009 Pro Forma Amortization
Customer relationships	5 years	$183,386
Non-compete agreements	3 years	27,778
		$211,164

(2) Interest expense

        The pro forma adjustment reflects the increase in interest expense related to additional borrowings of $7.5 million cash obtained to fund the RDS acquisition, which was funded by an additional debt agreement. The increase was calculated using an annual interest rate of 16% for the five months that preceded the acquisition, which is the approximate rate of interest in the debt agreement.

(3) Dividends on preferred shares

        The pro forma adjustment reflects the elimination of preferred dividends resulting from the conversion of all of our outstanding shares of Series B and Series D preferred stock into shares of our common stock on approximately a one-for-one basis.

(4) Interest expense

        The pro forma adjustment reflects the elimination of interest expense on the outstanding indebtedness of $7.9 million, at an average interest rate of 1.8% under our line of credit, and the $7.5 million cash obtained to fund the RDS acquisition which will be repaid from the proceeds of the offering, and the related tax effect of 40.0%.

(5) Income tax expense

        The pro forma adjustment reflects the combined federal and state effective tax rate of 40.0% applied to the historical pre-tax income of RDS to reflect taxation as a C corporation and to the acquisition pro forma adjustments.

(6) Earnings per share

        The pro forma basic earnings per share includes 3,191,997 shares of Series B and D preferred stock converted into shares of common stock and the 5,700,000 shares of additional common stock issued in this offering. The pro forma diluted earnings per share include the dilutive effect of 272,250 options outstanding using the treasury stock method.

Echo Global Logistics, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Income Statement (Continued)

For the Six Months Ended June 30, 2009

(7) Contingent consideration

        The pro forma adjustment reflects the interest accretion related to contingent consideration assuming interest rates ranging from 5% to 13% and probability assumptions ranging from 80% to 90%. No other changes in fair value were assumed.

(8) Legal and financial compliance expense

        The pro forma adjustment reflects the increase in the Company's legal and financial compliance costs and the costs of its related legal, accounting and administrative activities resulting from being a publicly traded company. These amounts were determined by obtaining third party quotes for services and management's prior experience working for publicly traded companies.

5,700,000 Shares

Common Stock

Morgan Stanley

Credit Suisse

William Blair & Company
Thomas Weisel Partners LLC
Barrington Research
Craig-Hallum Capital Group

Through and including              (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with this offering.

Securities and Exchange Commission Registration Fee		$3,930
FINRA Filing Fee		10,500
Nasdaq Global Market Listing Fee		*
Accounting Fees and Expenses		*
Directors' and Officers' Insurance		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees and Expenses (including Legal Fees and Expenses)		*
Transfer Agent Fees and Expenses		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

        The foregoing items, except for the Securities and Exchange Commission registration, FINRA filing and Nasdaq Global Market listing fees, are estimated. All expenses will be borne by us.

Item 14.    Indemnification of Directors and Officers

  Delaware General Corporation Law

        We are incorporated under the laws of the State of Delaware. Our amended and restated certificate of incorporation (filed as Exhibit 3.1 to this registration statement) and by-laws (filed as Exhibit 3.2 to this registration statement) provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        In addition, we have the power to indemnify any person who was or is a party or is threatened to be made a party to, or otherwise involved (including involvement as a witness) in, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to Echo or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation includes such a provision. As a result of this provision, Echo and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to Echo. This provision does not, however, eliminate a director's fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

  Indemnification Agreements

        We intend to enter into indemnification agreements, a form of which is attached as Exhibit 10.9, with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law, as amended from time to time. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Echo (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

  Underwriting Agreement

        The underwriting agreement (filed as Exhibit 1.1 to this registration statement) provides that the underwriters are obligated, under certain circumstances, to provide indemnification for Echo and its officers, directors and employees for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

  Directors' and Officers' Liability Insurance

        Echo maintains directors' and officers' liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or otherwise.

Item 15.    Recent Sales of Unregistered Securities

Sales of Our Securities

        We sold the following common units, restricted units and Series B and Series C preferred units of Echo Global Logistics, LLC and the following common stock, restricted common stock and Series D preferred stock of Echo Global Logistics, Inc. in private transactions on the dates set forth below. In connection with our conversion from an LLC to a corporation in June 2006, the former members of the Echo Global Logistics, LLC received newly issued shares of our capital stock, cash or a combination of both. The information provided below does not give effect to the one-for-two reverse stock split of our capital stock that will occur prior to the completion of this offering. The issuances of the securities identified below were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering. The Company believes that each of the purchasers listed below: (i) was a sophisticated investor having enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment; (ii) was able to bear the investment's economic risk; (iii) had access to the type of information normally provided in a prospectus through each individual's relationship with the Company; and (iv) understood and agreed that the shares could not be resold or distributed to the public. In addition, the Company did not use any form of public solicitation or advertisement in connection with the offerings.

Name of Unitholder/ Stockholder	Common Units	Series B Convertible Preferred Units	Series C Convertible Preferred Units	Series D Convertible Preferred Shares	Common Shares	Unvested Common Units		Unvested Common Shares		Date of Purchase	Total Purchase Price
Polygal Row, LLC(1)	11,570,000									3/1/05	$1,157
InnerWorkings, LLC	2,000,000									3/1/05	$125,000
Blue Media, LLC(2)		41,667								3/1/05	$41,667
Old Willow Partners, LLC(3)		41,667								3/1/05	$41,667
Orazio Buzza	450,000									3/1/05	(4)
Frog Ventures, LLC(5)	6,480,000									3/1/05	$648
Frog Ventures, LLC		41,666								3/1/05	$41,666
Echo Global Logistics Series C Investment Partners, LLC(6)	1,053,000		3,510,000							6/1/05	$3,500,000
John R. Walter	300,000									7/13/05	$30,000
Vipon Sandhir	150,000									8/3/05	(7)
Anthony R. Bobulinski	100,000									8/10/05	(8)
John R. Walter	100,000									1/1/06	$25,000
John R. Walter						500,000	(9)			1/18/06	$125,000
Steven E. Zuccarini	30,000									2/1/06	$6,000
Orazio Buzza						450,000	(10)			3/15/06	$112,500
Vipon Sandhir						450,000	(10)			4/15/06	$112,500
Anthony R. Bobulinski				102,950						6/7/06	$286,201
Younes & Soraya Nazarian Revocable Trust				1,461,798						6/7/06	$4,063,799
Entities affiliated with New Enterprise Associates				4,694,245						6/7/06	$13,050,000
Echo Global Logistics Series C Investment Partners, LLC	3,510,000									6/7/06	(11)
Samuel K. Skinner					100,000					12/31/06	$288,000
Holden Ventures, LLC(12)					500,000					2/25/07	$550,000
SelecTrans, LLC					150,000					3/21/07	(13)
Mountain Logistics, Inc.								550,000		5/17/07	(14)
Green Media, LLC(15)					100,000					8/15/07	$405,000
Orazio Buzza								10,000	(16)	9/28/07	$40,500
Bestway Solutions, LLC					50,000					10/15/07	(17)
Scott P. Pettit					50,000					1/15/08	$220,000

(1)
The managers and controlling members of Polygal Row are Blue Media, LLC and Old Willow Partners, LLC. See footnotes (2) and (3) below for information on the ownership of Blue Media, LLC and Old Willow Partners, LLC.

(2)
Blue Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(3)
Old Willow Partners, LLC is controlled by Richard A. Heise, Jr., one of our former directors.

(4)
These units were issued to Orazio Buzza, our Chief Operating Officer, as partial consideration for his employment with us.

(5)
Frog Ventures, LLC is owned by the Keywell Family Trust (20%) and Kimberly Keywell (80%). Ms. Keywell is the wife of Bradley A. Keywell, one of our directors.

(6)
Echo Global Logistics Series C Investment Partners, LLC was formed in connection with our Series C financing and, at the time of the sale, was owned by the following individuals and entities: (i) Baradaran Revocable Trust (15.40%), (ii) David Nazarian (7.70%), (iii) Sam Nazarian (7.70%), (iv) Sharon Baradaran (7.70%), (v) Shulamit Nazarian Torbati (7.70%), (vi) Y&S Nazarian Revocable Trust (7.70%), (vii) Anthony R. Bobulinski (7.70%), one of our directors, (viii) Gregory N. Elinsky (7.70%), (ix) Richard A. Heise Sr. Living Trust (7.58%), (x) Blue Media, LLC (4.62%), an entity owned by Eric P. Lefkofsky, one of our directors, (50%) and his wife, Elizabeth Kramer Lefkofsky (50%), (xi) John R. Walter (3.85%), one of our directors, (xii) The Scion Group, LLC (2.85%), (xiii) Pleasant Lake, LLC (1.83%), (xiv) Bridget Graver (1.85%), (xv) Steve and Debra Zuccarini (1.42%), (xvi) The Scott P. George Trust dated June 3, 2003 (1.42%), (xvii) Nicholas R. Pontikes (1.42%), (xviii) Waverly Investors, LLC (1.42%), (xix) Jerrilyn M. Hoffmann Revocable Trust (1.42%), (xx) Coldwater Holdings, LLC (0.71%), which is controlled by Orazio Buzza, and (xxi) Brian & Mary Tuffin (0.28%). Polygal Row, LLC is the manager of Echo Global Logistics Series C Investment Partners, LLC.

(7)
These units were issued to Vipon Sandhir, our Senior Vice President, as partial consideration for his employment with us.

(8)
These units were granted to Anthony R. Bobulinski, one of our directors, in connection with the investment of $2,000,000 by affiliates of the Nazarian family in Echo Global Logistics Series C Investment Partners, LLC. In connection with the investment, affiliates of the Nazarian family were also given the right to appoint a member to our board of directors. This right was terminated in connection with subsequent investments.

(9)
These options are fully vested.

(10)
These options are fully vested.

(11)
Effective June 7, 2006, we redeemed 3,510,000 shares of Series C preferred units from Echo Global Logistics Series C Investment Partners ("Series C Partners"), and issued 3,510,000 of our common units to Series C Partners.

(12)
Holden Ventures, LLC is owned by Bradley A. Keywell, one of our directors.

(13)
These shares were issued to SelecTrans, LLC as partial consideration for our acquisition of SelecTrans, LLC, which was owned by Douglas R. Waggoner, our Chief Executive Officer, Allison L. Waggoner, Mr. Waggoner's wife, and Daryl P. Chol.

(14)
These shares were issued to Mountain Logistics, Inc. as partial consideration for our acquisition of Mountain Logistics, Inc., which was owned by Walter Buster Schwab (50%), one of our employees, and Ryan Renne (50%), one of our employees. These shares of unvested common stock may vest upon the achievement of certain performance measures by May 31, 2010. We will repurchase all of these unvested common shares for an aggregate price of $1.00 if certain performance targets are not satisfied by May 31, 2010.

(15)
Green Media, LLC is owned by Eric P. Lefkofsky (50%), one of our directors, and his wife, Elizabeth Kramer Lefkofsky (50%).

(16)
These options are fully vested.

(17)
These shares were issued to Bestway Solutions as partial consideration for our acquisition of Bestway Solutions.

        In addition, since January 1, 2005, we have granted stock options to 213 of our employees or consultants to purchase an aggregate of 4,160,900 shares of our common stock, of which 477,500 have been exercised, 430,800 have expired and 3,252,600 remain either unvested or unexercised. The weighted average exercise price for the unvested and/or unexercised options is $3.30 per share. Each of the option grants were awarded under the Echo Global Logistics LLC 2005 Stock Option Plan and, subject to the terms of that plan, vest and allow for exercise in accordance with the terms of each individual grant.

        Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits
Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation.
3.2*	By-laws.
3.3	Second Amended and Restated Certificate of Incorporation.
3.4	Amended and Restated By-laws.
4.1	Specimen Common Stock Certificate.
4.2*	Investor Rights Agreement effective as of June 7, 2006 by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.3	Waiver of Investor Rights, dated as of July 24, 2009, by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.4	Form of Recapitalization Agreement.
5.1	Opinion of Winston & Strawn LLP.
10.1*	Echo Global Logistics, LLC 2005 Stock Incentive Plan.
10.2	Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan.
10.3	Echo Global Logistics, Inc. Annual Incentive Plan.
10.4+	Employment Agreement by and between Echo Global Logistics, Inc. and Douglas R. Waggoner.
10.5+	Employment Agreement by and between Echo Global Logistics, Inc. and David B. Menzel.
10.6+	Employment Agreement by and between Echo Global Logistics, Inc. and Vip Sandhir.
10.7+	Employment Agreement by and between Echo Global Logistics, Inc. and Orazio Buzza.
10.8+	Employment Agreement by and between Echo Global Logistics, Inc. and David Rowe.
10.9+	Employment Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.10	Confidential Separation Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.11	Irrevocable Proxy Agreement dated March 31, 2008 by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.12	Form of Indemnification Agreement.
10.13*	Asset Purchase Agreement effective as of July 21, 2007 by and among Echo Global Logistics, Inc., SelecTrans, LLC, Douglas R. Waggoner, Allison L. Waggoner and Daryl P. Chol.
10.14	Asset Purchase Agreement dated June 2, 2009 by and among Echo/RT Holdings, LLC, RayTrans Distribution Services, Inc., RayTrans Holdings, Inc. and James A. Ray.
10.15	Amended and Restated Loan and Security Agreement, dated August 26, 2009, by and between Echo Global Logistics, Inc. and EGL Mezzanine LLC.
10.16	Amended and Restated Credit Agreement, dated August 26, 2009, by and between Echo Global Logistics, Inc. and JPMorgan Chase Bank, N.A., as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of September 8, 2009.
21.1	Subsidiaries of Echo.
23.1	Consent of Plante & Moran, PLLC.
23.2	Consent of Crowe Horwath LLP.
23.3	Consent of Ernst & Young LLP.
23.4	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney.

+
To be filed by amendment.

*
Previously filed.

  (b)
  Financial Statement Schedules

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

        The Board of Directors and Stockholders of Echo Global Logistics, Inc:

        We have audited the consolidated financial statements of Echo Global Logistics, Inc. as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated June 30, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Form S-1 Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Chicago, Illinois June 30, 2009	/s/ Ernst & Young LLP

        The following financial statement schedule is a part of this Registration Statement and should be read in conjunction with the consolidated financial statements of Echo Global Logistics, Inc.:

VALUATION AND QUALIFYING ACCOUNTS

	2006	2007	2008
Allowance for doubtful accounts:
Balance at beginning of year	$36,851	$100,875	$430,150
Provision, charged to expense	$172,133	$345,785	$585,000
Write-offs, less recoveries	$(108,109)	$(16,510)	$(326,953)
Balance at end of year	$100,875	$430,150	$688,197
Income tax valuation allowance:
Balance at beginning of year	$—	$1,964,642	$1,964,642
Valuation allowance recorded in connection with impact of tax basis intangible	$1,964,642	$—	$—
Balance at end of year	$1,964,642	$1,964,642	$1,964,642

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 16, 2009.

ECHO GLOBAL LOGISTICS, INC.
By:	/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner	Chief Executive Officer (principal executive officer) and Director	September 16, 2009
* David B. Menzel	Chief Financial Officer (principal accounting and financial officer)	September 16, 2009
* Samuel K. Skinner	Chairman of the Board	September 16, 2009
* John R. Walter	Director	September 16, 2009
* John F. Sandner	Director	September 16, 2009
/s/ PETER J. BARRIS Peter J. Barris	Director	September 16, 2009
* Anthony R. Bobulinski	Director	September 16, 2009
* Eric P. Lefkofsky	Director	September 16, 2009
* Bradley A. Keywell	Director	September 16, 2009
*By:	/s/ DOUGLAS R. WAGGONER
Douglas R. Waggoner, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation.
3.2*	By-laws.
3.3	Second Amended and Restated Certificate of Incorporation.
3.4	Amended and Restated By-laws.
4.1	Specimen Common Stock Certificate.
4.2*	Investor Rights Agreement effective as of June 7, 2006 by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.3	Waiver of Investor Rights, dated as of July 24, 2009, by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.4	Form of Recapitalization Agreement.
5.1	Opinion of Winston & Strawn LLP.
10.1*	Echo Global Logistics, LLC 2005 Stock Incentive Plan.
10.2	Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan.
10.3	Echo Global Logistics, Inc. Annual Incentive Plan.
10.4+	Employment Agreement by and between Echo Global Logistics, Inc. and Douglas R. Waggoner.
10.5+	Employment Agreement by and between Echo Global Logistics, Inc. and David B. Menzel.
10.6+	Employment Agreement by and between Echo Global Logistics, Inc. and Vip Sandhir.
10.7+	Employment Agreement by and between Echo Global Logistics, Inc. and Orazio Buzza.
10.8+	Employment Agreement by and between Echo Global Logistics, Inc. and David Rowe.
10.9+	Employment Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.10	Confidential Separation Agreement by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.11	Irrevocable Proxy Agreement dated March 31, 2008 by and between Echo Global Logistics, Inc. and Scott P. Pettit.
10.12	Form of Indemnification Agreement.
10.13*	Asset Purchase Agreement effective as of July 21, 2007 by and among Echo Global Logistics, Inc., SelecTrans, LLC, Douglas R. Waggoner, Allison L. Waggoner and Daryl P. Chol.
10.14	Asset Purchase Agreement dated June 2, 2009 by and among Echo/RT Holdings, LLC, RayTrans Distribution Services, Inc., RayTrans Holdings, Inc. and James A. Ray.
10.15	Amended and Restated Loan and Security Agreement, dated August 26, 2009, by and between Echo Global Logistics, Inc. and EGL Mezzanine LLC.
10.16	Amended and Restated Credit Agreement, dated August 26, 2009, by and between Echo Global Logistics, Inc. and JPMorgan Chase Bank, N.A., as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of September 8, 2009.
21.1	Subsidiaries of Echo.
23.1	Consent of Plante & Moran, PLLC.
23.2	Consent of Crowe Horwath LLP.
23.3	Consent of Ernst & Young LLP.
23.4	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney.

+
To be filed by amendment.

*
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
EMPLOYMENT AGREEMENTS
2008 OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
2008 DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Echo Global Logistics, Inc. and Subsidiaries Consolidated Financial Statements As of December 31, 2007 and 2008 and for the Years Ended December 31, 2006, 2007 and 2008
Report of Independent Auditors
Echo Global Logistics, Inc. Consolidated Balance Sheets
Echo Global Logistics, Inc. Consolidated Statements of Operations
Echo Global Logistics, Inc. Consolidated Statements of Cash Flows
Echo Global Logistics, Inc. Notes to Consolidated Financial Statements
Echo Global Logistics, Inc. Condensed Consolidated Balance Sheets
Echo Global Logistics, Inc. Unaudited Condensed Consolidated Statements of Operations
Echo Global Logistics, Inc. Unaudited Condensed Consolidated Statements of Stockholders' Deficit Six months ended June 30, 2009
Echo Global Logistics, Inc. Unaudited Condensed Consolidated Statements of Cash Flows
Echo Global Logistics, Inc. and Subsidiaries Notes to Condensed Unaudited Consolidated Financial Statements
Report of Independent Auditors
Mountain Logistics, Inc. Balance Sheets
Mountain Logistics, Inc. Statements of Income
Mountain Logistics, Inc. Statements of Stockholders' Deficit
Mountain Logistics, Inc. Statements of Cash Flows
Independent Auditor's Report
RayTrans Distribution Services Consolidated Balance Sheet December 31, 2007
RayTrans Distribution Services Consolidated Statement of Operations Year Ended December 31, 2007
RayTrans Distribution Services Consolidated Statement of Equity (Deficit) Year Ended December 31, 2007
RayTrans Distribution Services Consolidated Statement of Cash Flows Year Ended December 31, 2007
RayTrans Distribution Services Notes to Consolidated Financial Statements December 31, 2007
Report of Independent Auditors
RayTrans Distribution Services, Inc. Consolidated Balance Sheet December 31, 2008
RayTrans Distribution Services, Inc. Consolidated Statement of Operations Year Ended December 31, 2008
RayTrans Distribution Services, Inc. Consolidated Statement of Stockholder's Equity Year Ended December 31, 2008
RayTrans Distribution Services, Inc. Consolidated Statement of Cash Flows Year Ended December 31, 2008
RayTrans Distribution Services, Inc. Notes to Consolidated Financial Statements December 31, 2008
RayTrans Distribution Services, Inc. Condensed Consolidated Balance Sheets (Unaudited)
RayTrans Distribution Services, Inc. Condensed Consolidated Statements of Operations (Unaudited)
RayTrans Distribution Services, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)
RayTrans Distribution Services, Inc. Notes to Condensed Consolidated Financial Statements (Unaudited) March 31, 2009 and 2008
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Income For the Year Ended December 31, 2008
Echo Global Logistics, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Income For the Year Ended December 31, 2008
Echo Global Logistics, Inc. and Subsidiaries Notes to Unaudited Pro Forma Condensed Consolidated Income Statement Year Ended December 31, 2008
Echo Global Logistics, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statement of Income For the Six Months Ended June 30, 2009
Echo Global Logistics, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Income For the Six Months Ended June 30, 2009
Echo Global Logistics, Inc. and Subsidiaries Notes to Unaudited Pro Forma Condensed Consolidated Income Statement For the Six Months Ended June 30, 2009
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules.
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
VALUATION AND QUALIFYING ACCOUNTS
  Item 17. Undertakings
SIGNATURES